UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Clearwater Analytics Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required

☐	Fee paid previously with preliminary materials

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY MATERIALS — SUBJECT TO COMPLETION, DATED February 24, 2026

Clearwater Analytics Holdings, Inc.

777 W. Main Street

Suite 900

Boise, Idaho 83702

[ ], 2026

Dear Clearwater Analytics Holdings Stockholder:

You are cordially invited to attend a special meeting (such meeting, including any adjournment or postponement thereof, the “Special Meeting”) of the stockholders of Clearwater Analytics Holdings, Inc., a Delaware corporation (the “Company”, “we” or “us”) in a virtual meeting format on [ ], 2026 at [ ] Eastern Time (unless the Special Meeting is adjourned or postponed). In order to attend or vote at the Special Meeting, you must register in advance by [ ], 2026 at [ ] Eastern Time at [ ]. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the Special Meeting and will also permit you to vote and submit questions during the Special Meeting. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting.

On December 20, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GT Silver BidCo, Inc., a Delaware corporation (“Parent”), and GT Silver Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, on the terms and the conditions set forth therein and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into the Company (the “Merger”, and together with the other transactions contemplated by the Merger Agreement, collectively, the “Transactions”) with the Company surviving the Merger as a wholly owned subsidiary of Parent. The corporation surviving the Merger will be collectively owned, directly or indirectly, by certain funds managed by Permira Advisers LLC (“Permira”), Warburg Pincus LLC (“Warburg Pincus”), Francisco Partners Management, L.P. and Temasek Holdings (Private) Limited.

On the terms and subject to the conditions set forth in the Merger Agreement, each share of Class A common stock, par value $0.001 per share, of the Company (the “Company Class A Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of Company Class A Common Stock (i) owned by Parent or Merger Sub, (ii) owned by the Company as treasury shares or (iii) held by any person who properly exercises appraisal rights under the DGCL) will be converted, at the Effective Time, into the right to receive an amount in cash equal to $24.55 per share, without interest (the “Merger Consideration”).

The board of directors of the Company (the “Board”) established a special committee of the Board comprised solely of independent and disinterested directors of the Company (the “Special Committee”) to review, consider, evaluate and negotiate the Merger Agreement, as well as consider other strategic alternatives, make a determination as to whether the Transactions are fair to, advisable and in the best interests of, the Company and its stockholders and make a recommendation to the Board with respect to the Transactions.

The Special Committee, as more fully described in the accompanying proxy statement, evaluated the Merger Agreement and the Transactions, including the Merger, in consultation with its own independent legal and financial advisors, and considered various factors. After careful consideration, the Special Committee, at a meeting duly called and held, determined to recommend approval of the Transactions and unanimously:

(i) determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, advisable and in the best interests of the Company and its stockholders; (ii) determined that the Merger Agreement and the Transactions are fair (as used in Item 1014(a) of Regulation M-A) to, and in the best interests of, the “unaffiliated security holders” of the Company, as defined in Rule 13e-3(a) under the Securities Exchange Act of 1934, as amended (the “Unaffiliated Security Holders”); and (iii) recommended that the Board (a) approve and declare advisable the Merger Agreement and the Transactions and (b) recommend adoption of the Merger Agreement to the stockholders of the Company.

The Board (excluding directors affiliated with Welsh Carson Anderson & Stowe, Warburg Pincus and Permira, none of whom voted on the approval of the Merger Agreement and the Transactions), at a meeting duly called and held, acting upon the unanimous recommendation of the Special Committee: (i) determined that it is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company, that the Company enter into the Merger Agreement and consummate the Transactions; (ii) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Unaffiliated Security Holders; (iii) adopted resolutions approving and declaring the advisability of the Merger Agreement and the consummation of the Transactions, including the Merger; (iv) adopted resolutions recommending the adoption of the Merger Agreement by the stockholders of the Company entitled to vote thereon; and (v) directed that the Merger Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote thereon for adoption.

At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Merger Agreement (the “Merger Agreement Proposal”), (ii) a proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the consummation of the Merger (the “Advisory Compensation Proposal”) and (iii) a proposal to approve any adjournment of the Special Meeting, if a quorum is present and if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the Merger Agreement Proposal at the time of the Special Meeting (the “Adjournment Proposal”). The Board recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of (i) a majority of the outstanding voting power of Company Common Stock (as defined below) entitled to vote on the Merger Agreement Proposal and (ii) a majority of the votes cast by the “disinterested stockholders” (as defined in Section 144 of the DGCL).

Concurrent with the mailing of the accompanying proxy statement, the Company will exercise its right to require each holder of Class A Common Units of CWAN Holdings, LLC, a Delaware limited liability company (“OpCo” and such units, the “OpCo Units”) to exchange all of such holder’s OpCo Units and shares of Class B common stock, par value $0.001 per share, of the Company (the “Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”) for shares of Company Class A Common Stock (the “OpCo Units Exchange”) immediately prior to, and conditioned on the occurrence of, the Effective Time and in accordance with the OpCo’s limited liability agreement and the Company’s certificate of incorporation by delivering a mandatory exchange notice to all of the holders of OpCo Units. Upon the consummation of the OpCo Units Exchange, each holder of OpCo Units and Company Class B Common Stock will become a holder of Company Class A Common Stock and, at the Effective Time, will be entitled to receive, with respect to each Company Class A Common Stock, the Merger Consideration of $24.55 in cash, without interest thereon and subject to any applicable withholding taxes required by law.

The proxy statement accompanying this letter provides you with more specific information concerning the Special Meeting, the Merger Agreement and the Transactions, including the Merger. We encourage you to carefully read the accompanying proxy statement and the copy of the Merger Agreement attached as Annex A thereto, as they contain important information about, among other things, the Merger and how it affects you.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, we want to make sure your shares are represented at the meeting. Please follow the voting instructions provided on the enclosed proxy card to submit your vote.

After reading the accompanying proxy statement, please authorize a proxy to vote your shares of Company Common Stock by completing, dating, signing and returning your proxy card or vote your shares by attending and voting at the Special Meeting. Instructions regarding the methods of authorizing your proxy are detailed in the section of the accompanying proxy statement entitled “The Special Meeting — How to Vote”. If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold Company Common Stock through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your Company Common Stock. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions. If you have any questions or need assistance voting, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (877) 750-0926

Banks and brokers may call: (212) 750-5833

Thank you in advance for your cooperation and continued support.

Sincerely,

Sandeep Sahai
Chief Executive Officer

The Merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the Merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [ ], 2026, and, together with the enclosed form of proxy card, is first being mailed to the Company’s stockholders at least 20 business days prior to the Special Meeting on or about [ ], 2026.

Clearwater Analytics Holdings, Inc.

777 W. Main Street

Suite 900

Boise, Idaho 83702

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [ ], 2026

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Clearwater Analytics Holdings, Inc., a Delaware corporation (the “Company,” “we” or “us”), will be held in a virtual meeting format on [ ], 2026 at [ ] Eastern Time (the “Special Meeting”) (unless the Special Meeting is adjourned or postponed). In order to attend or vote at the Special Meeting, you must register in advance by [ ], 2026 at [ ] Eastern Time at [ ]. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the Special Meeting and will also permit you to vote and submit questions during the Special Meeting. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the purpose of acting on the following matters:

Items of Business:

1.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 20, 2025 (as it may be amended from time to time, the “Merger Agreement”) by and among the Company, GT Silver BidCo, Inc., a Delaware corporation (“Parent”), and GT Silver Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, collectively, the “Transactions”), with the Company surviving the Merger as a wholly owned subsidiary of Parent and collectively owned, directly or indirectly by certain funds managed by Permira Advisers LLC (“Permira”), Warburg Pincus LLC (“Warburg Pincus”), Francisco Partners Management, L.P. and Temasek Holdings (Private) Limited. We refer to this proposal as the “Merger Agreement Proposal”.

2.  To consider and vote on a proposal to approve, by advisory (nonbinding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the Merger, which proposal we refer to as the “Advisory Compensation Proposal”.

3.  To consider and vote on a proposal to approve any adjournment of the Special Meeting, if a quorum is present and if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the Merger Agreement Proposal at the time of the Special Meeting, which proposal we refer to as the “Adjournment Proposal”.

Record Date:	Only the Company’s stockholders of record at the close of business on [ ], 2026—the “Record Date” for the Special Meeting—will be entitled to notice of, and to vote at, the Special Meeting and any postponement or adjournment thereof.

General:	Your vote is very important regardless of the number of shares of common stock of the Company that you own. The Merger Agreement Proposal must be approved by the affirmative vote of the holders of (i) a majority of the outstanding voting power of the Company Common Stock (as defined below) entitled to vote on the Merger Agreement Proposal, and (ii) a majority of the votes cast by the by the “disinterested stockholders” (as defined in Section 144 of the Delaware General Corporation Law) entitled to vote on the Merger Agreement Proposal.

Whether or not you plan to attend the Special Meeting, we request that you vote your shares of Class A common stock, par value $0.001, and Class B common stock, par value $0.001, of the Company (together, the “Company Common Stock”). If you attend the Special Meeting and you are a Company stockholder of record at the close of business on the Record Date, you may continue to have your shares of Company Common Stock voted as instructed in your proxy, or you may withdraw your proxy and vote your shares of Company Common Stock at the Special Meeting.

If a quorum is not present or represented by proxy at the Special Meeting of the Company stockholders, the stockholders holding a majority in voting power of the shares of Company Common Stock, present virtually or represented by proxy and entitled to vote thereon may adjourn the Special Meeting.

For Company stockholders of record, any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting a written revocation of your proxy to our Chief Legal Officer and Corporate Secretary, or by voting at the Special Meeting. For Company stockholders that hold their shares of Company Common Stock in “street name,” any voting instructions may be revoked through such stockholder’s broker, bank or other nominee and in accordance with its procedures or by voting at the Special Meeting. Attendance at the Special Meeting alone will not be sufficient to revoke a previously authorized proxy.

The board of directors of the Company (the “Board”) established a special committee of the Board comprised solely of independent and disinterested directors of the Company (the “Special Committee”) to review, consider, evaluate and negotiate the Merger Agreement, as well as consider other strategic alternatives, make a determination as to whether the Transactions are fair to, advisable and in the best interests of, the Company and its stockholders and make a recommendation to the Board with respect to the Transactions.

The Board (excluding directors affiliated with Welsh Carson Anderson & Stowe, Warburg Pincus and Permira, none of whom voted on the approval of the Merger Agreement and the Transactions), at a meeting duly called and held, acting upon the unanimous recommendation of the Special Committee: (i) determined that it is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company, that the Company enter into the Merger Agreement and consummate the Transactions; (ii) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the “unaffiliated security holders” of the Company, as defined in Rule 13e-3(a) under the Securities Exchange Act of 1934, as amended (the “Unaffiliated Security Holders”); (iii) adopted resolutions approving and declaring the advisability of the Merger Agreement and the consummation of the Transactions, including the Merger; (iv) adopted resolutions recommending the adoption of the Merger Agreement by the stockholders of the Company entitled to vote thereon; and (v) directed that the Merger Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote thereon for adoption.

Accordingly, the Board recommends a vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

For more information concerning the Special Meeting, the Merger Agreement and the Transactions, including the Merger, please review the accompanying proxy statement and the copy of the Merger Agreement attached as Annex A thereto.

Whether or not you plan to attend the Special Meeting, we want to make sure your shares are represented at the meeting. You may cast your vote by authorizing your proxy in advance of the Special Meeting by mail, on the internet or by telephone. Please sign, date and return, as promptly as possible, the enclosed proxy card in the reply envelope provided, or submit your proxy over the internet or by telephone by following the instructions set forth on the enclosed proxy card. If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

By Order of the Board of Directors,

Alphonse Valbrune
Chief Legal Officer and Corporate Secretary [ ], 2026

i

Voting Procedures	153
How to Vote	154
How Proxies Are Voted	155
Revocation of Proxies	155
Solicitation of Proxies	155
Adjournments	156
Voting by Company Directors and Executive Officers	156
Householding	156
Other Matters	157
Assistance	157

PROPOSAL 1: MERGER AGREEMENT PROPOSAL	158

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL	160

PROPOSAL 3: ADJOURNMENT PROPOSAL	161

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY	162

OTHER IMPORTANT INFORMATION REGARDING THE PURCHASER FILING PARTIES	181

DELISTING AND DEREGISTRATION OF COMMON STOCK	204

FUTURE STOCKHOLDER PROPOSALS	205

WHERE YOU CAN FIND MORE INFORMATION	206
Annex A: Agreement and Plan of Merger, dated as of December 20, 2025, by and among GT Silver BidCo, Inc., GT Silver Merger Sub, Inc. and Clearwater Analytics Holdings, Inc.	A-1
Annex B: Opinion of PJT Partners, dated as of December 20, 2025	B-1
Annex C: Opinion of J.P. Morgan, dated as of December 20, 2025	C-1

DEFINITIONS

Unless stated otherwise, whenever used in this proxy statement, the following terms have the meaning set forth below:

“Appraisal Shares” means shares of Company Class A Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person or entity who is entitled to demand and properly demands appraisal of such shares of Company Class A Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL.

“Blocker Shareholders” means the entities affiliated with certain of the IPO Continuing Equity Owners, each of which was an owner of one or more of the Blocker Entities prior to the IPO, which exchanged their interests in the Blocker Entities for shares of Company Class A Common Stock, in the case of IPO Continuing Equity Owners who are not Welsh Carson, Warburg Pincus and Permira, their respective affiliates or their permitted transferees, and for shares of Company Class D Common Stock, in the case of Welsh Carson, Warburg Pincus and Permira and their respective affiliates and permitted transferees, in connection with the consummation of the IPO.

“Blocker Entities” means the entities that, prior to the consummation of the IPO, were affiliated with certain of the IPO Continuing Equity Owners, each of which was a direct or indirect owner of OpCo Units in OpCo prior to the IPO and is taxable as a corporation for U.S. federal income tax purposes.

“Borrower” means the Parent or any permitted assignee of the Parent’s obligations under the Debt Commitment Letter, including Merger Sub.

“Company” means Clearwater Analytics Holdings, Inc., a Delaware corporation.

“Company Class A Common Stock” means Class A common stock, par value $0.001 per share, of the Company.

“Company Class B Common Stock” means Class B common stock, par value $0.001 per share, of the Company.

“Company Class C Common Stock” means Class C common stock, par value $0.001 per share, of the Company.

“Company Class D Common Stock” means Class D common stock, par value $0.001 per share, of the Company.

“Company Common Stock” means, collectively, Company Class A Common Stock and Company Class B Common Stock.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disinterested Stockholders” means any holder of Company Common Stock that is a disinterested stockholder (as defined in Section 144 of the DGCL). For the avoidance of doubt, Disinterested Stockholders does not include (i) Parent, Merger Sub and their respective controlled Affiliates, (ii) Permira, its investment fund affiliates and its portfolio companies majority owned by such investment fund affiliates, (iii) Warburg Pincus, its investment fund affiliates and its portfolio companies majority owned by such investment fund affiliates, (iv) Welsh Carson, its investment fund affiliates and its portfolio companies majority owned by such investment fund affiliates, (v) any members of the Board who are employees of Permira, Warburg Pincus, Welsh Carson or any of their respective affiliates or (vi) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

“DOJ” means Department of Justice.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fee Funding Parties” means, collectively, the Permira Investors, the Warburg Pincus Investors, the Francisco Partners Investors and the Temasek Investor.

“Francisco Partners” means Francisco Partners Management, L.P.

“Francisco Partners Filing Parties” means Francisco Partners, each of the Francisco Partners Investors, Francisco Partners GP VII, L.P., Francisco Partners GP VII Management, LLC and Francisco Partners Management GP, LLC.

“Francisco Partners Investors” means Francisco Partners VII, L.P., Francisco Partners VII-A, L.P., Francisco Partners VII-B, L.P. and Francisco Partners VII-C, L.P., as further described in the section of this proxy statement entitled “Other Important Information Regarding the Purchaser Filing Parties — Francisco Partners Filing Parties”.

“FTC” means Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IPO Continuing Equity Owners” means, collectively, the direct or indirect holders of OpCo Units and/or Company Class B Common Stock, Company Class C Common Stock and/or Company Class D Common Stock immediately following consummation of the IPO, including certain affiliates of Welsh Carson, Warburg Pincus and Permira and certain of the Company’s directors and officers and their respective permitted transferees.

“J.P. Morgan” means J.P. Morgan Securities LLC.

“NYSE” means the New York Stock Exchange LLC.

“OpCo LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of OpCo, dated as of September 28, 2021.

“Parent Parties” means Parent and Merger Sub.

“Permira” means Permira Advisers LLC.

“Permira Filing Parties” means the Parent Parties, Permira, Permira Advisers LLP, each of the Permira Investors, GT Silver HoldCo, LLC (to be converted into GT Silver HoldCo, Inc.), GT Silver Parent, LP, Martel Lux Topco SCSp, GT Silver MLP, LLC, GT Silver GP, LLC, Permira VIII Holdco GP S.à r.l., Permira VIII GP S.à r.l., Permira Management S.à r.l, Permira Portfolio Management Limited and Permira T GP S.à r.l., as further described in the section of this proxy statement entitled “Other Important Information Regarding the Purchaser Filing Parties — Permira Filing Parties”.

“Permira Investors” means Permira VIII - 1 SCSp, Permira VIII - 2 SCSp, Permira VIII CIS SCSp, Permira VIII CIS 2 SCSp, PILI 1 Portfolio SCSp, PILI 2 Portfolio SCSp, PILI 4 Portfolio SCSp, Permira Investment Capital LP, Permira Investment Capital II LP, Permira Investment Capital III LP and Redwood Opportunities SCSp.

“PJT Partners” means PJT Partners LP.

“Purchaser Filing Parties” means the Parent Parties, the Permira Filing Parties, the Warburg Pincus Filing Parties, the Francisco Partners Filing Parties and the Temasek Filing Parties.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Meeting” means the special meeting of stockholders of the Company to be held in a virtual meeting format on [ ], 2026 at [ ], Eastern Time.

“Temasek” means Temasek Holdings (Private) Limited.

“Temasek Filing Parties” means Temasek, the Temasek Investor, Alsek Investments Pte. Ltd. and Temasek Capital (Americas) Holdings Pte. Ltd.

“Temasek Investor” means Robson Investments Pte. Ltd, as further described in the section of this proxy statement entitled “Other Important Information Regarding the Purchaser Filing Parties — Temasek Filing Parties”.

“Warburg Pincus” means Warburg Pincus LLC.

“Warburg Pincus Filing Parties” means Warburg Pincus, each of the Warburg Pincus Investors, Warburg Pincus & Co., Warburg Pincus Partners GP LLC, Warburg Pincus Partners II, L.P. and WP Global LLC, as further described in the section of this proxy statement entitled “Other Important Information Regarding the Purchaser Filing Parties — Warburg Pincus Filing Parties”.

“Warburg Pincus Investors” means Warburg Pincus Global Growth 15, L.P., Warburg Pincus Global Growth 15-B, L.P., Warburg Pincus Global Growth 15 International, SCSp, WP Global Growth 15 Partners, L.P., Warburg Pincus Global Growth 15 Partners, L.P., Warburg Pincus Financial Sector III, L.P., Warburg Pincus Financial Sector III-E, L.P. and Warburg Pincus Financial Sector III Partners, L.P.

“Welsh Carson” means Welsh, Carson, Anderson & Stowe.

v

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the Merger Agreement or the Transactions, including the Merger, that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the Special Meeting, including, without limitation, the Merger Agreement attached as Annex A to this proxy statement. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 206.

Introduction

On December 20, 2025, Clearwater Analytics Holdings, Inc., a Delaware corporation (the “Company,” “we” or “us”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) by and among GT Silver BidCo, Inc., a Delaware corporation (“Parent”), GT Silver Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company, pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, collectively, the “Transactions”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The corporation surviving the Merger (the “Surviving Corporation”) will be collectively owned, directly or indirectly by certain funds managed by Permira, Warburg Pincus, Francisco Partners and Temasek (together with Permira, Warburg Pincus and Francisco Partners, the “Consortium”). The Company is asking the Company stockholders to consider and vote on, among other things, the adoption of the Merger Agreement.

Because the Merger constitutes a “going private” transaction under the rules of the U.S. Securities and Exchange Commission (the “SEC”), the Company and the Purchaser Filing Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. You may obtain additional information about the Schedule 13E-3 under the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 206.

Special Factors

Background of the Merger

(page 28)

A description of the process we undertook that led to the proposed Merger, including our discussions with the representatives of the Consortium, is included in this proxy statement under the section of this proxy statement entitled “Special Factors — Background of the Merger” beginning on page 28.

Recommendations of the Special Committee and the Board

(page 53)

The board of directors of the Company (the “Board”) established a special committee of the Board comprised solely of independent and disinterested directors of the Company (the “Special Committee”) to review, consider, evaluate and negotiate the Merger Agreement, as well as consider other strategic alternatives (each, a “Potential Transaction”), make a determination as to whether the Transactions are fair to, advisable and in the best interests of, the Company and its stockholders and make a recommendation to the Board with respect to the Transactions. As more fully described below, the Special Committee on December 20, 2025, evaluated the

Merger Agreement and the Transactions, including the Merger, in consultation with its own independent legal and financial advisors, and considered various factors. After careful consideration, the Special Committee, at a meeting duly called and held, determined to recommend approval of the Transactions and unanimously: (i) determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, advisable and in the best interests of the Company and its stockholders; (ii) determined that the Merger Agreement and the Transactions are fair (as used in Item 1014(a) of Regulation M-A) to, and in the best interests of, the “unaffiliated security holders” of the Company, as defined in Rule 13e-3(a) under the Exchange Act (“Unaffiliated Security Holders”); and (iii) recommended that the Board (a) approve and declare advisable the Merger Agreement and the Transactions and (b) recommend adoption of the Merger Agreement to the stockholders of the Company (this clause (iii), the “Special Committee Recommendation”).

The Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira, none of whom voted on the approval of the Merger Agreement and the Transactions), at a meeting duly called and held, acting upon the unanimous recommendation of the Special Committee: (i) determined that it is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company, that the Company enter into the Merger Agreement and consummate the Transactions; (ii) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Unaffiliated Security Holders; (iii) adopted resolutions approving and declaring the advisability of the Merger Agreement and the consummation of the Transactions, including the Merger; (iv) adopted resolutions recommending the adoption of the Merger Agreement by the stockholders of the Company entitled to vote thereon (this clause (iv), the “Board Recommendation”); and (v) directed that the Merger Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote thereon for adoption. Accordingly, the Board recommends a vote “FOR” the Merger Agreement Proposal (as defined below), “FOR” the Advisory Compensation Proposal (as defined below) and “FOR” the Adjournment Proposal (as defined below). For a discussion of the factors that the Board considered in determining to recommend the approval of the Merger Agreement Proposal, please see the section of this proxy statement entitled “Special Factors — Reasons for the Merger” beginning on page 54.

Reasons for the Merger

(page 54)

Prior to and in reaching the unanimous determination described in the section of this proxy statement entitled “Special Factors — Recommendation of the Special Committee” beginning on page 53, the Special Committee consulted with and received the advice of its independent legal and financial advisors, discussed certain issues with the Company’s management and considered a variety of factors as discussed in the section of this proxy statement entitled “Special Factors — Reasons for the Merger” beginning on page 54.

Opinion of PJT Partners

(page 69)

PJT Partners was retained by the Special Committee to act as its financial advisor in connection with the Merger and, upon the Special Committee’s request, to render its fairness opinion to the Special Committee in connection therewith. The Special Committee selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of the Company’s industry and its knowledge and understanding of the business and affairs of the Company. At a meeting of the Special Committee on December 20, 2025, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated December 20, 2025, to the Special Committee that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the Merger Consideration to be received by the holders of shares of Company Class A Common Stock (other than the Excluded Shares (as defined in the section of this proxy statement entitled “Special Factors — Certain Effects of the Merger”) and Appraisal Shares) in the Merger was fair to such holders from a financial point of view.

The full text of PJT Partners’ written opinion delivered to the Special Committee, dated December 20, 2025, is attached as Annex B and incorporated into this proxy statement by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Special Committee and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the Special Committee, in its capacity as such, in connection with and for purposes of its evaluation of the Merger only and PJT Partners’ opinion does not constitute a recommendation as to any action the Special Committee or the Board should take with respect to the Merger or how any holder of Company Common Stock should vote or act with respect to the Merger or any other matter. The summary of the PJT Partners opinion contained in this proxy statement is qualified in its entirety by reference to the full text of PJT Partners’ written opinion.

For a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion, see the section titled “— Opinion of PJT Partners” beginning on page 69.

Opinion of J.P. Morgan

(page 78)

At the meeting of the Board on December 20, 2025, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration to be paid to the holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares), in the Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its December 20, 2025 oral opinion by delivering its written opinion to the Board, dated December 20, 2025, that, as of such date, the Merger Consideration to be paid to the holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares) in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated December 20, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The stockholders of the Company are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the Merger Consideration to be paid in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the Merger Consideration to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter.

For a description of the opinion that the Board received from J.P. Morgan, see the section of this proxy statement entitled “— Opinion of J.P. Morgan” beginning on page 78.

Certain Effects of the Merger

(page 92)

At the time at which the Merger becomes effective (the “Effective Time”), each share of Company Class A Common Stock, including each share of Company Class A Common Stock resulting from the OpCo Units Exchange (as defined below), that is issued and outstanding as of immediately prior to the Effective Time (other than any Excluded Shares and any Appraisal Shares) will be converted automatically into the right to receive an amount in cash equal to $24.55 per share (the “Merger Consideration”), without interest and subject to any applicable withholding taxes required by law. Company stockholders who properly and validly exercise and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares of Company Class A Common Stock as determined pursuant to an appraisal proceeding, as contemplated by Section 262 of the DGCL (“Section 262”).

Concurrent with the mailing of this proxy statement, the Company will exercise its right to require each holder of Class A Common Units of CWAN Holdings, LLC, a Delaware limited liability company (“CWAN Holdings” or “OpCo” and such units, the “OpCo Units”) to exchange all of such holder’s OpCo Units and shares of Company Class B Common Stock for shares of Company Class A Common Stock (the “OpCo Units Exchange”) immediately prior to the Effective Time and in accordance with the OpCo LLC Agreement and the Company’s certificate of incorporation by delivering a mandatory exchange notice to all of the holders of OpCo Units. The OpCo Units Exchange will be effected immediately prior to, and conditioned on the occurrence of, the Effective Time. Each share of Company Class B Common Stock will automatically be canceled immediately upon the consummation of the OpCo Units Exchange, such that no shares of Company Class B Common Stock will remain outstanding as of immediately prior to the Effective Time. Each share of Company Class A Common Stock issued in the OpCo Units Exchange will be entitled to receive the Merger Consideration of $24.55 in cash, without interest thereon and subject to any applicable withholding taxes required by law.

For further information about the effects of the Merger, see the section of this proxy statement entitled “Special Factors — Certain Effects of the Merger” beginning on page 92.

Effects on the Company if the Merger Is Not Consummated

(page 93)

In the event that the Company Stockholder Approval (as defined below) is not obtained or if the Merger is not consummated for any other reason, the Company stockholders will not receive any payment for their shares of Company Class A Common Stock in connection with the Merger. Instead, the Company will remain an independent public company. In addition, if the Merger is not consummated, the OpCo Units Exchange will not be consummated, and instead, the OpCo Units and Company Class B Common Stock will remain outstanding. For further information about the effects of the Merger, see the section of this proxy statement entitled “Special Factors — Effects on the Company if the Merger Is Not Consummated” beginning on page 93.

Financing

(page 94)

Parent plans to fund the Merger Consideration with committed Equity Financing (as defined in the section of this proxy statement entitled “Special Factors — Financing of the Merger”) and Debt Financing (as defined in the section of this proxy statement entitled “Special Factors — Financing of the Merger”). The consummation of the Merger is not conditioned on Parent’s receipt of any financing.

The Permira Investors, the Warburg Pincus Investors, the Francisco Partners Investors and the Temasek Investor (collectively, the “Equity Commitment Parties”) have committed to contribute, directly or indirectly, to

Parent, as equity capital, an amount of cash in immediately available funds equal to $5,904,969,802 in the aggregate, subject to the terms and conditions set forth in the equity commitment letters provided to Parent, dated as of December 20, 2025 (the “Equity Commitment Letters”). The Equity Commitment Letters will be used by Parent, together with any third-party debt actually funded at the closing of the Merger (the “Closing”), solely for the purpose of funding, and to the extent necessary to fund, the obligations of Parent pursuant to the Merger Agreement to (i) pay the aggregate cash payments required thereunder at the Closing, including the aggregate Merger Consideration, (ii) prepay or repay any outstanding indebtedness of the Company or its subsidiaries required to be prepaid or repaid at the Closing and pay all expenses of the Company and its subsidiaries incurred in connection with the Merger Agreement and unpaid at the Closing and (iii) any and all fees and expenses required to be paid by Parent or Merger Sub and other payment obligations of Parent or Merger Sub as set forth in the Merger Agreement, the Equity Commitment Letters and the Debt Commitment Letter.

Additionally, Goldman Sachs Asset Management, L.P., GLQ II Credit Investments LLC and certain other parties have committed to provide Parent, severally but not jointly, upon the terms and subject to the conditions set forth in the amended and restated debt commitment letter provided by the Debt Financing Sources (as defined in the section of this proxy statement entitled “Special Factors — Financing of the Merger”) to Parent, dated January 21, 2026 (the “Debt Commitment Letter” and, together with the Equity Commitment Letters, the “Commitment Letters”), Debt Financing in an aggregate amount of $3,525,000,000, consisting of a senior secured term loan facility in an aggregate principal amount of $2,700,000,000, a senior secured delayed draw term loan facility in an aggregate principal amount of $500,000,000 and a senior secured revolving credit facility in an aggregate principal amount of $325,000,000. The term loan facility and a portion of the revolving credit facility may be used in part to finance the payment obligations under the Merger Agreement. However, only an aggregate principal amount of $81,250,000 of the revolving facility may be used on the Closing Date to finance the Merger Consideration, dividends, distributions or other payments to the Equity Commitment Parties and any other general corporate purposes. The Debt Commitment Letter amended, restated and superseded the debt commitment letter between GS (as defined in the section of this proxy statement entitled “Special Factors — Financing of the Merger”) and Parent, to reallocate the commitments of GS among the additional Debt Financing Sources.

For further information about the financing of the Merger, see the section of this proxy statement entitled “Special Factors — Financing of the Merger” and “The Merger Agreement — Financing” beginning on pages 94 and 135, respectively.

Appraisal Rights

(page 99)

If the Merger is consummated, holders of record and beneficial owners of Company Class A Common Stock who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of Company Class A Common Stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash (together, with interest, if any) for the fair value of their shares of Company Class A Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company Class A Common Stock as determined by the Delaware Court may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Company Class A Common Stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company Class A Common Stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record or a beneficial owner of shares of Company Class A Common Stock who (i) makes a valid demand for an appraisal of such holder’s or beneficial owner’s shares of Company Class A Common Stock, (ii) continuously holds or beneficially owns, as applicable, such shares of Company Class A Common Stock on and from the date of the making of the demand through the Effective Time, (iii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived his, her or its appraisal rights, (iv) strictly complies with all other procedures for exercising appraisal rights under Section 262, (v) does not thereafter withdraw his, her or its demand for appraisal of such shares or otherwise lose his, her or its rights to seek appraisal and (vi) is in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares of Company Class A Common Stock for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “Special Factors — Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of Company Class A Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The summary included herein does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. Failure to comply timely and properly with the procedures and requirements of Section 262 will result in the loss of a person’s appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration under the Merger Agreement.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, which is incorporated by reference in its entirety. The summary of Section 262 included herein may not contain all of the information regarding the law relating to appraisal rights that is important to you and is qualified in its entirety by reference to the full text of Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. If you hold your shares of Company Class A Common Stock through a broker, bank or other nominee, and you wish to exercise appraisal rights, you should consult with such broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or other nominee. For more information, please see the section of this proxy statement entitled “Special Factors — Appraisal Rights” beginning on page 99.

Interests of the Company’s Directors and Executive Officers in the Merger

(page 104)

The Company’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. The members of the Special Committee and the Board were aware of and considered these interests in reaching the determination to, in the case of the Special Committee, recommend the Merger to the Board and, in the case of the Board, recommend that the Company stockholders approve the Merger Agreement Proposal. These interests include:

•	the treatment of Company equity awards provided for under the Merger Agreement;

•	severance and other benefits payable in the case of certain qualifying terminations;

•	the grant of cash-based retention awards under programs established for the benefit of certain Company employees;

•	a post-closing equity incentive program that Parent has agreed to implement for the benefit of key employees of the Company, including the executive officers;

•

the following compensation received by the members of the Special Committee in consideration of the time and effort required of the members of the Special Committee to, among other things, review, consider, evaluate and negotiate the Merger Agreement and the Transactions, including the Merger and any other Potential Transactions: (i) one-time cash retainers of $250,000 for the Chair of the Special Committee and $150,000 for each other member of the Special Committee; and (ii) an additional cash fee for each member of the Special Committee of $1,000 per hour for time actually spent by such member on certain matters arising from or related to such member’s service on the Special Committee; and

•

continued indemnification and insurance coverage pursuant to the terms of the Merger Agreement, the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with each of its directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section of this proxy statement entitled “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 104 of this proxy statement.

Exchange of OpCo Units and Company Class B Common Stock

Upon the consummation of the OpCo Units Exchange, each holder of OpCo Units and Company Class B Common Stock will become a holder of Company Class A Common Stock and, at the Effective Time, will be entitled to receive, with respect to each Company Class A Common Stock, the Merger Consideration of $24.55 in cash, without interest thereon and subject to any applicable withholding taxes required by law.

Concurrent with the mailing of this proxy statement, the Company will exercise its right to require each holder of OpCo Units to exchange all of such holder’s OpCo Units and Company Class B Common Stock for shares of Company Class A Common Stock immediately prior to the Effective Time and in accordance with the OpCo LLC Agreement and the Company’s certificate of incorporation by delivering a mandatory exchange notice to all of the holders of OpCo Units. Such mandatory exchange notice will provide that the OpCo Units Exchange will be effected immediately prior to, and conditioned on the occurrence of, the Effective Time. Each share of Company Class B Common Stock will automatically be canceled immediately upon the consummation of the OpCo Units Exchange, such that no shares of Company Class B Common Stock will remain outstanding as of immediately prior to the Effective Time. Each share of Company Class A Common Stock issued in the OpCo Units Exchange will be entitled to receive the Merger Consideration of $24.55 in cash, without interest thereon and subject to any applicable withholding taxes required by law.

For additional information regarding the treatment of OpCo Units and shares of Company Class B Common Stock, see the section of this proxy statement entitled “The Merger Agreement — Exchange of OpCo Units and Company Class B Common Stock” beginning on page 118.

Treatment of Company Equity-Based Awards

(page 104)

Each Company equity award outstanding as of December 20, 2025, and that remains outstanding as of immediately prior to the Effective Time, will be treated as follows:

•

Each restricted stock unit with respect to Company Class A Common Stock that is subject solely to time-based vesting conditions (each, a “Company RSU”) will be canceled in exchange for a cash award equal to the Merger Consideration multiplied by the number of shares of Company Class A Common Stock subject to the award;

•

Each restricted stock unit with respect to Company Class A Common Stock whose vesting is conditioned on the achievement of performance-based goals or metrics (each, a “Company PSU”) will be canceled in exchange for a cash award equal to the Merger Consideration multiplied by the number of shares of Company Class A Common Stock subject to the award (determined assuming the achievement of any performance-vesting conditions at the maximum level); and

•

Each option to purchase shares of Company Class A Common Stock (each, a “Company Option”), whether vested or unvested, will be canceled in exchange for a cash award equal to the excess of the Merger Consideration over the per share exercise price of such Company Option multiplied by the number of shares of Company Class A Common Stock subject to the award (unless the per share exercise price of such Company Option is equal to or greater than the Merger Consideration, in which case such Company Option will be canceled for no consideration).

In the case of Company RSUs held by a non-employee member of the Board (whether vested or unvested), all Company Options (whether vested or unvested) and any other Company equity awards that are vested as of immediately prior to the Effective Time, the resulting cash award will be fully vested and payable at the Effective Time. In the case of all other Company RSUs and all Company PSUs, the resulting cash award will remain subject to all time-vesting terms and conditions that applied to the underlying award as of the Effective Time.

In the case of Company equity awards that are granted after December 20, 2025, the Company and Parent have agreed that such awards will in general not be subject to the foregoing treatment and will instead be treated in a manner determined by the Company and Parent, with the exception of awards granted to non-employee directors and certain awards that were promised but not yet granted as of December 20, 2025, which will still be treated as described above. As of the date of this proxy statement, the Company and Parent have not yet determined what such alternative treatment will be.

For additional information regarding the treatment of Company equity awards, including the Company’s 2021 Employee Stock Purchase Plan, see the section of this proxy statement entitled “The Merger Agreement — Treatment of Company Equity-Based Awards” beginning on page 104.

Material U.S. Federal Income Tax Consequences of the Merger

(page 110)

The receipt of cash in exchange for Company Class A Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder (as defined below in the section of this proxy statement entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger”) generally will recognize gain or loss for U.S. federal income tax purposes of Company Class A Common Stock equal to the difference, if any, between the amount of cash received pursuant to the Merger and such U.S. holder’s adjusted tax basis in the shares of Company Class A Common Stock converted into cash in the Merger. A non-U.S. holder (as defined below in the section of this proxy statement entitled “Special Factors — Material

U.S. Federal Income Tax Consequences of the Merger”) of Company Class A Common Stock, the Merger generally will not be taxable unless there are certain connections to the United States or the Company is a USRPHC (as defined below in the section of this proxy statement entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger”) and certain other conditions are met.

You should read the section of this proxy statement entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 110 for a more detailed description of the material U.S. federal income tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your federal, state, local and/or non-U.S. taxes in light of your particular circumstances.

Regulatory Approvals in Connection with the Merger

(page 113)

The parties to the Merger Agreement intend to, and are obligated to, cooperate with each other and use reasonable best efforts to, as promptly as reasonably practicable, among other things, (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective in the Transactions, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the Transactions and (iii) execute and deliver any additional instruments necessary to consummate the Transactions. The management of each of the Company and Parent currently believe that the necessary regulatory approvals can be obtained by the end of the second quarter of 2026; however, there can be no assurances that such approvals will be obtained in accordance with this timing or at all.

Consummation of the Merger is subject to the requirements of the HSR Act and the rules promulgated by the FTC, which prevent transactions such as the Merger from being consummated until (i) certain information and materials are furnished to the DOJ and the FTC and (ii) the applicable waiting period under the HSR Act and any timing agreement entered into with the relevant governmental authority in accordance with the terms described in the section of this proxy statement entitled “The Merger Agreement — Reasonable Best Efforts” has, in each case, expired or been terminated. Early termination of the waiting period under the HSR Act in connection with the Merger was granted effective February 13, 2026.

In addition to clearance under the HSR Act, the consummation of the Merger is also subject to the receipt of regulatory approvals (i) under merger control laws in Australia, China, the European Union and Turkey and (ii) under foreign direct investment laws in Australia, in each case, as described in more detail in the sections of this proxy statement entitled “Special Factors — Regulatory Approvals in Connection with the Merger” and “The Merger Agreement — Conditions of the Merger”.

Litigation Relating to the Merger and the Transactions

(page 114)

Lawsuits may be filed against the Company, the Board or the Company’s officers in connection with the Merger or the Transactions, which could prevent or delay consummation of the Merger and result in substantial costs to the Company, including any costs associated with indemnification obligations of the Company. The Company has received a demand letter from a purported stockholder pursuant to Section 220 of the DGCL to inspect and copy the Company’s books and records to investigate potential breaches of fiduciary duties by the Board and the officers of the Company in connection with the Transactions. As of the date of this proxy statement, no lawsuits related to the Transactions have been filed. For a further description of litigation relating to the Merger, see the section of this proxy statement entitled “Special Factors — Litigation Relating to the Merger and the Transactions” beginning on page 114.

The Merger Agreement

On December 20, 2025, the Company entered into the Merger Agreement pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. A summary of the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement, and which is incorporated by reference in this proxy statement in its entirety, is included in the section of this proxy statement entitled “The Merger Agreement” beginning on page 116.

Consideration To Be Received in the Merger

(page 117)

At the Effective Time, each share of Company Class A Common Stock, including each share of Company Class A Common Stock resulting from the OpCo Units Exchange, that is issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares and Appraisal Shares) will be converted automatically into, and will thereafter represent only, the right to receive an amount in cash equal to $24.55 per share, without interest and subject to any applicable withholding taxes. As of the Effective Time, each holder of Company Class A Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor.

Go-Shop

(page 127)

The Merger Agreement provided that, from December 20, 2025 until midnight, New York City time, on January 23, 2026 (i.e., one minute after 11:59 p.m., New York City time, on January 22, 2026), the Company and its subsidiaries and their respective representatives were permitted to, directly or indirectly, take the following actions (other than in respect of a Disallowed Party (as defined in the section of this proxy statement entitled “The Merger Agreement — Go-Shop; No Solicitation; Change in Board Recommendation”)):

•

initiate, solicit, facilitate and encourage, whether publicly or otherwise, Takeover Proposals (as defined in the section of this proxy statement entitled “The Merger Agreement — Go-Shop; No Solicitation; Change in Board Recommendation”) (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal);

•	provide access to non-public information concerning the Company or any of its subsidiaries;

•

enter into, engage in and maintain discussions or negotiations with any persons or groups of persons with respect to Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal); and

•

cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations, subject to an Acceptable Confidentiality Agreement (as defined in the section of this proxy statement entitled “The Merger Agreement — Go-Shop; No Solicitation; Change in Board Recommendation”).

No Solicitation

(page 127)

Following the Go-Shop Period (as defined in the section of this proxy statement entitled “The Merger Agreement — Go-Shop; No Solicitation; Change in Board Recommendation”) (or, in respect of any Disallowed Parties, from one minute after the execution of the Merger Agreement), the Merger Agreement generally restricts the Company’s ability to directly or indirectly solicit Takeover Proposals from third parties (including by furnishing non-public information), participate in discussions or negotiations with third parties regarding any Takeover Proposal, approve or recommend any Takeover Proposals, submit any Takeover Proposals for approval of the Company stockholders, waive any standstill or other similar obligation or enter into agreements providing for or relating to any Takeover Proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the Merger Agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties that have made an unsolicited Takeover Proposal upon the Board’s (or an authorized Board committee’s, including the Special Committee’s) determination in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement — Go-Shop; No Solicitation; Change in Board Recommendation”) and the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

Conditions of the Merger

(page 139)

Each party’s obligations to effect the Merger are subject to the satisfaction (or written waiver, if permissible under applicable law), at or prior to the Closing, of certain conditions, including:

•

no judgment enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction or any applicable law will be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger (the “Restraints”);

•

the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, as well as any timing agreement entered into with the relevant governmental authority, and obtaining certain agreed regulatory consents, approvals or other clearances, including the regulatory approvals described in the section of this proxy statement entitled “Special Factors — Regulatory Approvals in Connection with the Merger” beginning on page 113; and

•	the receipt of the Company Stockholder Approval.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by Parent, if permissible under applicable law) at or prior to the Closing of the following additional conditions:

•	the truthfulness and correctness of representations and warranties of the Company to the extent specified in the Merger Agreement, subject to certain materiality qualifications;

•

the Company having complied with or performed, in all material respects, the obligations required to be complied with or performed by the Company and its subsidiaries at or prior to the Effective Time under the Merger Agreement;

•	the absence of any Material Adverse Effect (as defined in the section of this proxy statement entitled “The Merger Agreement — Representations and Warranties”) since December 20, 2025; and

•

the Company’s delivery to Parent of a certificate, dated as of the date on which the Closing occurs (the “Closing Date”) and signed by its Chief Executive Officer or another senior officer, certifying the satisfaction of the conditions set forth in the immediately preceding three bullets.

The obligation of the Company to consummate the Merger is subject to the satisfaction (or written waiver by the Company, if permissible under applicable law) at or prior to the Closing of the following additional conditions:

•	the truthfulness and correctness of representations and warranties of Parent and Merger Sub to the extent specified in the Merger Agreement, subject to certain materiality qualifications;

•

Parent and Merger Sub having complied with or performed, in all material respects, the obligations required to be complied with or performed by them at or prior to the Effective Time under the Merger Agreement; and

•

Parent’s delivery to the Company of a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying the satisfaction of the conditions set forth in the immediately preceding two bullets.

The consummation of the Merger and the Transactions is not conditioned upon Parent’s receipt of financing. Each party may waive any of the conditions to its obligations to consummate the Merger except where waiver is not permitted by law.

Termination of the Merger Agreement

(page 139)

The Merger Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, by the mutual written consent of the Company and Parent.

Termination by Either the Company or Parent

In addition, the Company, on the one hand, or Parent, on the other hand, may terminate the Merger Agreement and abandon the Transactions at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, if:

•

the Effective Time has not occurred on or before September 20, 2026 (the “Initial Outside Date”, and as may be extended pursuant to the Merger Agreement, the “Outside Date”); provided that this right to terminate the Merger Agreement (i) will not be available to any party if the breach by such party of its representations and warranties set forth in the Merger Agreement or the failure of such party to perform any of its obligations under the Merger Agreement has been the principal cause of the failure of the Effective Time to occur on or before such date or (ii) is subject to the proviso described below in the third bullet in the section entitled “— Termination by the Company”; provided further, that if, as of the Outside Date, any of the conditions set forth in the first and second bullets described above in the section entitled “— Conditions of the Merger” (to the extent relating to an antitrust or foreign direct investment law) shall have not been satisfied but all of the other closing conditions have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, will be capable of being satisfied if the Closing were to take place on such date), the Initial Outside Date will automatically be extended to December 20, 2026, and if all of the conditions to Closing described above in the section entitled “— Conditions of the Merger” are satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, will be capable of being satisfied if the Closing were to take place on such date) on a date prior to the Initial Outside Date, but the Closing would occur within five business days thereafter as described in the first paragraph below in the section of this proxy statement entitled “The Merger Agreement — Closing and Effective Time of the Merger” and such date is after the Initial Outside Date (or any extension thereof, as applicable), then such date will become the Outside Date;

•	any Restraint having the effect set forth in the first bullet described above in the section entitled “— Conditions of the Merger” is in effect and has become final and nonappealable; or

•	the Special Meeting of the Company stockholders (including any adjournments or postponements thereof) has concluded and the Company Stockholder Approval is not obtained.

Termination by Parent

Parent may also terminate the Merger Agreement and abandon the Transactions by written notice to the Company at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, if:

•

the Company has breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements in the Merger Agreement, which breach or failure to perform or comply (i) would give rise to the failure of any of the conditions set forth under the fourth and fifth bullets described above in the section entitled “— Conditions of the Merger” and (ii) which is incapable of being cured, or, if capable of being cured by the Outside Date has not been cured by the earlier of (x) the Outside Date and (y) the date that is 45 days following receipt by the Company of written notice from Parent identifying such breach or failure to perform or comply and stating Parent’s intention to terminate the Merger Agreement pursuant to this right to terminate; provided that Parent will not have the right to terminate the Merger Agreement pursuant to this right to terminate if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement and such breach would give rise to the failure of any condition set forth in the first, second, third, fourth, fifth, sixth and seventh bullets described above in the section entitled “— Conditions of the Merger”; or

•

the Board or a duly authorized committee thereof, including the Special Committee, will have made an Adverse Recommendation Change (as defined in the section of this proxy statement entitled “The Merger Agreement — Go-Shop; No Solicitation; Change in Board Recommendation”).

Termination by the Company

The Company may also terminate the Merger Agreement and abandon the Transactions by written notice to Parent at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, if:

•

either of Parent or Merger Sub has breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements in the Merger Agreement, which breach or failure to perform or comply (i) (A) would give rise to any effect, change, fact, circumstance, development, event or occurrence that, individually or in the aggregate, would, or would reasonably be expected to, prevent or materially delay, interfere with, hinder or impair the consummation by Parent or Merger Sub of any of the Transactions in accordance with the terms of the Merger Agreement, or (B) would give rise to the failure of any of the conditions set forth under the eighth and ninth bullets described above in the section entitled “— Conditions of the Merger” and (ii) which is incapable of being cured, or, if capable of being cured by the Outside Date, had not been cured by the earlier of (x) the Outside Date and (y) the date that is 45 days following receipt by Parent of written notice from the Company identifying such breach or failure to perform or comply and stating the Company’s intention to terminate the Merger Agreement pursuant to this right to terminate; provided that the Company will not have the right to terminate the Merger Agreement pursuant to this right to terminate if the Company is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement and such breach would give rise to the failure of any condition set forth in the first, second, third, eighth, ninth or tenth bullets described above in the section entitled “— Conditions of the Merger”; provided further that the Company will not have the right to terminate the Merger Agreement pursuant to this right to terminate if the Company is in material breach of the obligations set forth in the section of this proxy statement entitled “The Merger Agreement — Go-Shop; No Solicitation; Change in Board Recommendation”;

•	prior to receipt of the Company Stockholder Approval, if the Company has received a Superior Proposal and the Board has authorized the Company to enter into a definitive agreement to consummate a Superior Proposal (after complying with the procedures described above in the seventh, eighth and ninth paragraphs and the bullets thereto of the section of this proxy statement entitled “The Merger Agreement — Go-Shop; No Solicitation; Change in Board Recommendation”), in order to accept a Superior Proposal and enter into a Company Acquisition Agreement (as defined in the section of this proxy statement entitled “The Merger Agreement — Go-Shop; No Solicitation; Change in Board Recommendation”) substantially concurrently with such termination in accordance with the applicable terms of the Merger Agreement; provided that prior to or concurrently with (and as a condition to) such termination the Company pays or causes to be paid the applicable termination fee in the manner provided for in the Merger Agreement; or

•

all of the conditions under the first, second, third, fourth, fifth, sixth and seventh bullets described above in the section entitled “— Conditions of the Merger” have been satisfied or waived in writing (to the extent such waiver is permitted by applicable law) (or in the case of conditions that by their nature are to be satisfied at the Closing, would be capable of being satisfied if the Closing Date were the date Parent receives the notice in this bullet), the Company has irrevocably confirmed in writing to Parent that all conditions under the eighth, ninth and tenth bullets described above in the section entitled “— Conditions of the Merger” have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied on the date of such notice) or that, to the extent permitted by law, it is willing to irrevocably waive such conditions to the extent unsatisfied, the Merger is required to be consummated pursuant to the terms of the Merger Agreement, and the Company is ready, willing and able to consummate the Merger on the date such notice is delivered and through the end of the next succeeding three business days, and the Merger is not consummated within three business days after the later of delivery of such notice to Parent and the date the Merger was required to be consummated as described in the section of this proxy statement entitled “The Merger Agreement — Closing and Effective Time of the Merger” (provided that no party will be permitted to terminate the Merger Agreement pursuant to the first bullet described above in the section entitled “— Termination of the Merger Agreement — Termination by Either the Company or Parent” during such three business day period).

Termination Fees

(page 142)

The Company will be required to pay (or cause to be paid) to Parent the Company Termination Fee (as defined in the section of this proxy statement entitled “The Merger Agreement — Termination Fees”) if:

•

the Company or Parent terminates the Merger Agreement pursuant to the provisions described above in the first or third bullets in the section entitled “— Termination of the Merger Agreement — Termination by Either the Company or Parent” or the first bullet of “— Termination of the Merger Agreement — Termination by Parent”; provided that (i) (A) at the time of termination the Company will not have been entitled to terminate the Merger Agreement pursuant to the provision described in the third bullet described above in the section entitled “— Termination of the Merger Agreement — Termination by the Company”, (ii) a bona fide Takeover Proposal will have been received by the Company or publicly made, proposed or communicated by a third party, in each case, after the date of the Merger Agreement and not publicly withdrawn (and, in the case of a termination pursuant to the third bullet in the section entitled “— Termination of the Merger Agreement — Termination by Either the Company or Parent”, not publicly withdrawn at least three business days prior to the Special Meeting of the Company stockholders) and (iii) within 9 months of the date the Merger Agreement is terminated, the Company enters into a definitive agreement with respect to a Takeover Proposal and such Takeover Proposal is subsequently consummated (regardless of whether such consummation occurs within the nine-month period) or consummates a Takeover Proposal; provided, that for purposes of clauses (ii) and (iii), the references to “20%” in the definition of “Takeover Proposal” are deemed to be references to “50%”;

•

Parent terminates the Merger Agreement pursuant to the provision described above in the second bullet in the section entitled “— Termination of the Merger Agreement — Termination by Parent” or the Company terminates the Merger Agreement pursuant to the provision described above in the second bullet in the section entitled “— Termination of the Merger Agreement — Termination by the Company”.

Parent will be required to pay to the Company a termination fee of $521,130,000 (the “Parent Termination Fee”) if (i) the Company terminates the Merger Agreement pursuant to the provisions described above in the first or third bullets in the section entitled “— Termination of the Merger Agreement — Termination by the Company” or (ii) if Parent terminates the Merger Agreement pursuant to the provision described above in the first bullet in the section entitled “— Termination of the Merger Agreement — Termination by Either the Company or Parent” and at such time the Company could have terminated the Merger Agreement pursuant to the provisions described above in the first or third bullets in the section entitled “— Termination of the Merger Agreement — Termination by the Company”.

The Parties to the Merger

(page 148)

Clearwater Analytics Holdings, Inc.

The Company is a Delaware corporation and provides a comprehensive solution for institutional investors across global public and private markets. The Company’s offerings integrate portfolio management, order execution management, investment accounting, reconciliation, regulatory reporting, performance, compliance and risk analytics, and serve leading insurers, asset managers, hedge funds, banks, corporations and government entities. The Company headquarters are located in Boise, Idaho, and it operates in six offices throughout the U.S. and 13 offices internationally.

The Company was incorporated under the laws of Delaware on May 18, 2021, as a holding company for the purpose of facilitating an initial public offering (the “IPO”) and other related transactions in order to carry on the business of the Company. Prior to the IPO, all business operations were conducted through OpCo. Following the IPO, the Company’s principal asset consists of ownership of its OpCo Units. As the sole managing member of OpCo, the Company operates and controls all the business operations of the Company. The Company’s principal executive offices are located at 777 W. Main Street, Suite 900, Boise, Idaho 83702 and its phone number is (208) 433-1200. Shares of Company Class A Common Stock are listed on the NYSE under the trading symbol “CWAN”.

GT Silver BidCo, Inc. and GT Silver Merger Sub, Inc.

GT Silver BidCo, Inc., an affiliate of the Permira Filing Parties, was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and arranging of the Equity Financing and the Debt Financing in connection with the Merger. Parent’s address is c/o Permira Advisers LLC, 320 Park Avenue, 23rd Floor, New York, NY 10022, and its telephone number is (212) 386-7480.

GT Silver Merger Sub, Inc., an affiliate of the Permira Filing Parties, is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s address is c/o Permira Advisers LLC, 320 Park Avenue, 23rd Floor, New York, NY 10022, and its telephone number is (212) 386-7480.

Parent and Merger Sub are each affiliated with the Permira Investors. In connection with the transactions contemplated by the Merger Agreement, (i) the Equity Commitment Parties have committed to provide Parent, at or prior to the closing of the Merger, with an aggregate cash amount of up to $5,904,969,802 in cash, in each case on the terms and subject to the conditions set forth in the Equity Commitment Letters (as defined in the section of this proxy statement entitled “Special Factors — Financing of the Merger”) and (ii) the Debt Financing Sources have committed to provide Parent with the Debt Financing on the terms and subject to the conditions set forth in the Debt Commitment Letter. Such amounts, together with the Equity Financing, will be used to fund the aggregate Merger Consideration (including payments in respect of certain of the Company’s outstanding equity-based awards payable in connection with the Closing pursuant to the Merger Agreement) and to pay the fees, expenses and other amounts required to be paid in connection with the Closing by the Company, Parent and Merger Sub, as described in more detail in the section of this proxy statement entitled “Special Factors — Financing of the Merger”.

The Special Meeting

(page 150)

Date, Time and Place

The Special Meeting of the Company stockholders will be held in a virtual meeting format on [ ], 2026 at [ ] Eastern Time (unless the Special Meeting is adjourned or postponed). To access the Special Meeting, you should visit [ ]. Only stockholders of record at the close of business on [ ], 2026, the “Record Date” for the Special Meeting, or their duly authorized proxies have the right to attend the Special Meeting.

In order to attend or vote at the Special Meeting, you must register in advance by [ ], 2026 at [ ] Eastern Time at [ ]. As part of the registration process, you must enter the 12-digit control number provided in your proxy card, voting instruction form, or other communication you received. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the Special Meeting and vote and submit questions during the Special Meeting. If you are a beneficial owner of shares of Company Common Stock on the Record Date, you will need to obtain a “legal proxy” from your bank, broker or other nominee in order to attend and vote at the Special Meeting via the Special Meeting website. Please be sure to follow instructions found on your proxy card, your voting instruction form and subsequent instructions that will be delivered to you via email. Please note that you are not permitted to record the Special Meeting. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the Special Meeting, including how to vote your shares.

Record Date and Stockholders Entitled to Vote; Vote Required

(page 151)

Only holders of outstanding Company Common Stock on the Record Date are entitled to notice of, and to vote at, the Special Meeting and any postponement or adjournment thereof. Each share of Company Class A Common Stock and Company Class B Common Stock held on the Record Date entitles the holder thereof to one vote on each of the proposals presented in this proxy statement. As of the close of business on the Record Date, there were [ ] shares of Company Common Stock outstanding and entitled to vote, of which [ ] and [ ] were shares of Company Class A Common Stock and shares of Company Class B Common Stock, respectively.

The approval of the proposal to adopt the Merger Agreement (the “Merger Agreement Proposal”) requires the affirmative vote of (i) the holders of a majority of the outstanding voting power of the Company Common Stock entitled to vote on the Merger Agreement Proposal (the “Statutory Merger Approval”) and (ii) a majority of the votes cast by the Disinterested Stockholders (the “Disinterested Stockholder Approval” and together with the Statutory Merger Approval, collectively, the “Company Stockholder Approval”). Under the Merger

Agreement, the receipt of the Company Stockholder Approval is a condition to the consummation of the Merger. Note that you may vote to approve the Merger Agreement Proposal and vote not to approve the advisory (nonbinding) proposal approving the compensation that may be paid or become payable to the named executive officers of the Company in connection with the consummation of the Merger (the “Advisory Compensation Proposal”) or the proposal to approve any adjournment of the Special Meeting, if a quorum is present and if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the Merger Agreement Proposal at the time of the Special Meeting (the “Adjournment Proposal”) and vice versa.

Voting by Company Directors and Executive Officers

(page 156)

As of [ ], 2026, the directors and executive officers of the Company beneficially owned in the aggregate [ ] shares of Company Common Stock, or approximately [ ]% of the outstanding shares of Company Common Stock as of [ ], 2026. Although none of the directors or executive officers is obligated to vote to approve the Merger Agreement Proposal or any other proposals to be presented at the Special Meeting, we currently expect that each of these individuals will vote all of his or her shares of Company Common Stock “FOR” each of the proposals to be presented at the Special Meeting.

For purposes of clarity, the shares of Company Common Stock that the directors who are employees of Permira, Warburg Pincus, Welsh Carson or any of their respective affiliates and executive officers are entitled to vote shall be included in determining whether the Statutory Merger Approval, the Advisory Compensation Proposal and Adjournment Proposal has been approved, but the shares held by the Company’s directors who are employees of Permira, Warburg Pincus, Welsh Carson or any of their respective affiliates and executive officers will be excluded from determining whether the Disinterested Stockholder Approval has been obtained.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the Special Meeting, the Merger and the Merger Agreement. These questions and answers may not address all questions that may be important to you. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On December 20, 2025, the Company entered into the Merger Agreement with Parent and Merger Sub. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Surviving Corporation will be collectively owned, directly or indirectly, by certain funds managed by Permira, Warburg Pincus, Francisco Partners and Temasek.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the Merger Agreement Proposal and the other matters to be voted on at the Special Meeting described below under “— What proposals will be considered at the Special Meeting?”

Q:	As a holder of Company Class A Common Stock, what will I receive in the Merger?

A:

If the Merger is consummated, at the Effective Time, each share of Company Class A Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares and Appraisal Shares) will be converted automatically into the right to receive an amount in cash equal to $24.55 per share, without interest and subject to any applicable withholding taxes required by law.

The receipt of cash in exchange for Company Class A Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 110 for a more detailed description of the material U.S. federal income tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your federal, state, local and/or non-U.S. taxes in light of your particular circumstances.

Q:	What will holders of OpCo Units and Company Class B Common Stock receive if the Merger is consummated?

Upon the consummation of the OpCo Units Exchange, each holder of OpCo Units and Company Class B Common Stock will become a holder of Company Class A Common Stock and, at the Effective Time, will be entitled to receive, with respect to each share of Company Class A Common Stock, the Merger Consideration of $24.55 in cash, without interest thereon and subject to any applicable withholding taxes required by law.

Concurrent with the mailing of this proxy statement, the Company will exercise its right to require each holder of OpCo Units to exchange all of such holder’s OpCo Units and shares of Company Class B Common Stock for shares of Company Class A Common Stock immediately prior to the Effective Time and in accordance with the OpCo LLC Agreement and the Company’s certificate of incorporation by delivering a mandatory exchange notice to all of the holders of OpCo Units. Such mandatory exchange notice will provide that the OpCo Units Exchange will be effected immediately prior to, and conditioned on the occurrence of, the Effective Time. Each share of Company Class B Common Stock will automatically be canceled immediately upon the consummation of the OpCo Units Exchange, such that no shares of Company Class B Common Stock will remain outstanding as of immediately prior to the Effective Time. Each share of Company Class A Common Stock issued in the OpCo Units Exchange will be entitled to receive the Merger Consideration of $24.55 in cash, without interest thereon and subject to any applicable withholding taxes required by law.

Q:	When and where is the Special Meeting?

A:

The Special Meeting of the Company stockholders will be held in a virtual meeting format on [ ], 2026 at [ ], Eastern Time. Company stockholders may only attend the Special Meeting virtually. In order to attend or vote at the Special Meeting, you must register in advance by [ ], 2026 at [ ] Eastern Time at [ ]. As part of the registration process, you must enter the 12-digit control number provided in your proxy card, voting instruction form, or other communication you received. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the Special Meeting and will also permit you to vote and submit questions during the Special Meeting. Please note that you are not permitted to record the Special Meeting. We encourage you to access the Special Meeting before the start time of [ ] Eastern Time. Please allow ample time to log onto the virtual meeting and test your computer systems.

Q:	Who is entitled to attend and vote at the Special Meeting?

A:

Only Company stockholders of record as of the close of business on [ ], 2026, the Record Date for the Special Meeting, will be entitled to receive notice of, and to vote at, the Special Meeting and any postponement or adjournment thereof. As of the close of business on the Record Date, there were [ ] shares of Company Class A Common Stock outstanding and entitled to vote and [ ] shares of Company Class B Common Stock outstanding and entitled to vote. Each share of Company Class A Common Stock and Company Class B Common Stock held on the Record Date entitles the holder thereof to one vote on each of the proposals presented in this proxy statement.

If on [ ], 2026, you were a “record” holder of Company Common Stock (that is, if you held Company Common Stock in your own name in the stock register maintained by our transfer agent, Equiniti Trust Company, LLC (“Equiniti”)), you are entitled to attend and vote at the Special Meeting or by proxy. Whether or not you intend to attend the Special Meeting, we encourage you to authorize a proxy to vote now, online, by phone or by proxy card to ensure that your vote is counted.

If on [ ], 2026, you were the beneficial owner of Company Common Stock held in “street name” (in other words, your Company Common Stock is held in the name of your bank, broker or other nominee), then these materials are being forwarded to you by that organization. You may direct your bank, broker or other nominee how to vote your Company Common Stock by following the voting instructions on the form provided by your bank, broker or other nominee. In order to attend and vote at the Special Meeting online, in addition to registering in advance for the Special Meeting, you will need to obtain a “legal proxy” from your bank, broker, or other nominee.

For additional information on how to vote at the Special Meeting, please see the section of this proxy statement entitled “The Special Meeting — How to Vote”.

A complete list of the Company stockholders entitled to vote at the Special Meeting will be available for examination by any Company stockholder, for any purpose germane to the Special Meeting, at our corporate headquarters, 777 W. Main Street, Suite 900, Boise, Idaho 83702, during ordinary business hours for a period of 10 days before the Special Meeting and at the Special Meeting.

Q:	What proposals will be considered at the Special Meeting?

A:	At the Special Meeting, Company stockholders will be asked to consider and vote on the following proposals:

•	the Merger Agreement Proposal;

•	the Advisory Compensation Proposal; and

•	the Adjournment Proposal.

Q:	What constitutes a quorum for purposes of the Special Meeting?
A:

The presence at the Special Meeting, virtually or by proxy, of the holders of a majority of the combined voting power of Company Common Stock issued and outstanding on the Record Date and entitled to vote at the Special Meeting will constitute a quorum. Virtual attendance at the Special Meeting constitutes presence for quorum purposes at the Special Meeting. Proxies received but marked as withheld, abstentions or broker non-votes, if any, will be included in the calculation of the number of shares of Company Common Stock considered present at the Special Meeting for purposes of establishing a quorum. If a quorum is not present or represented by proxy at the Special Meeting of the Company stockholders, the Company stockholders holding a majority in voting power of the shares of Company Common Stock, present virtually or represented by proxy and entitled to vote thereon, may adjourn the Special Meeting, without notice other than announcement at the Special Meeting, until a quorum is present or represented (provided that the Special Meeting may not be adjourned, without Parent’s prior written consent, more than 30 days after the date for which the Special Meeting was originally scheduled or less than five business days before the Outside Date). If after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the Special Meeting. In the event that a quorum is not present at the Special Meeting, or if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, we expect that the Special Meeting will be postponed or adjourned to solicit additional proxies.

Q:	What vote of our stockholders is required to approve each of the proposals?

A:

The approval of the Merger Agreement Proposal requires (i) the affirmative vote of a majority of the outstanding voting power of the Company Common Stock entitled to vote on the Merger Agreement Proposal and (ii) the affirmative vote of a majority of the votes cast by the Disinterested Stockholders at the Special Meeting or any adjournment or postponement thereof. Under the Merger Agreement, the receipt of the Company Stockholder Approval is a condition to the consummation of the Merger. Note that you may vote to approve the Merger Agreement Proposal and vote not to approve the Advisory Compensation Proposal or Adjournment Proposal and vice versa.

The approval of the Advisory Compensation Proposal requires the affirmative vote of a majority of the voting power of the Company Common Stock present virtually or represented by proxy and entitled to vote on the Advisory Compensation Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the Company Common Stock present virtually or represented by proxy and entitled to vote on the Adjournment Proposal. The Company does not intend to call a vote on this proposal if the Merger Agreement Proposal is approved at the Special Meeting.

A broker “non-vote” occurs on a proposal when shares of Company Common Stock held of record by a broker are present or represented by proxy at the Special Meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares of Company Common Stock and no instruction has been given. A broker has discretionary authority to vote street name on a routine matter, even if the broker does not receive voting instructions from the beneficial owner. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide banks, brokers and other nominees with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the Special Meeting is considered “non-routine”. As a result, no bank, broker or other nominee will be permitted to vote your shares of Company Common Stock at the Special Meeting without receiving instructions.

Q:	What did the Special Committee determine and recommend to the Board?

A:

The Special Committee, at a meeting duly called and held, determined to recommend approval of the Transactions and unanimously: (i) determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, advisable and in the best interests of the Company and its stockholders, (ii) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Unaffiliated Security Holders and (iii) recommended that the Board (a) approve and declare advisable the Merger Agreement and the Transactions and (b) recommend adoption of the Merger Agreement to the stockholders of the Company.

Q:	How do the Company’s directors and executive officers intend to vote?

A:

As of [ ], 2026, the directors and executive officers of the Company beneficially owned in the aggregate [ ] shares of Company Class A Common Stock, or approximately [ ]% of the outstanding shares of Company Class A Common Stock as of [ ], 2026 and [ ] shares of Company Class B Common Stock, or approximately [ ]% of the outstanding shares of Company Class B Common Stock as of [ ], 2026. Although none of the directors or executive officers is obligated to vote to approve the Merger Agreement Proposal or the other proposals to be presented at the Special Meeting, we currently expect that each of these individuals will vote all of his or her shares of Company Common Stock “FOR” each of the proposals to be presented at the Special Meeting.

For purposes of clarity, the shares of Company Common Stock that the directors who are employees of Permira, Warburg Pincus, Welsh Carson or any of their respective affiliates and executive officers are entitled to vote shall be included in determining whether the Statutory Merger Approval, the Advisory Compensation Proposal and Adjournment Proposal has been approved, but the shares held by the Company’s directors who are employees of Permira, Warburg Pincus, Welsh Carson or any of their respective affiliates and executive officers will be excluded from determining whether the Disinterested Stockholder Approval has been obtained.

Q:	How does the Board recommend that I vote?

A:

Acting upon the unanimous recommendation of the Special Committee, the Board recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

For a discussion of the factors that the Board considered in determining to recommend the approval of the Merger Agreement Proposal, please see the section of this proxy statement entitled “Special Factors — Reasons for the Merger” beginning on page 54.

In addition, in considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. Please see the section of this proxy statement entitled “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 104.

Q:	Do any of the Company’s directors or executive officers have any interests in the Merger that are different from, or in addition to, my interests as a Company stockholder?

A:

In considering the proposals to be voted on at the Special Meeting of the Company stockholders, you should be aware that the Company’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, your interests as a Company stockholder. The members of the Special Committee and the Board were aware of and considered these interests in reaching the determination to, in the case of the Special Committee, recommend the Merger to the Board and, in the case of the Board, to recommend that Company stockholders approve the Merger Agreement Proposal. These interests include:

•	the treatment of Company equity awards provided for under the Merger Agreement;

•	severance and other benefits payable in the case of certain qualifying terminations;

•	the grant of cash-based retention awards under programs established for the benefit of certain Company employees;

•	a post-closing equity incentive program that Parent has agreed to implement for the benefit of key employees of the Company, including the executive officers;

•

the following compensation received by the members of the Special Committee in consideration of the time and effort required of the members of the Special Committee to, among other things, review, consider, evaluate and negotiate the Merger Agreement and the Transactions, including the Merger and any other Potential Transactions: (i) one-time cash retainers of $250,000 for the Chair of the Special Committee and $150,000 for each other member of the Special Committee and (ii) an additional cash fee for each member of the Special Committee of $1,000 per hour for time actually spent by such member on certain matters arising from or related to such member’s service on the Special Committee; and

•

continued indemnification and insurance coverage pursuant to the terms of the Merger Agreement, the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with each of its directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section of this proxy statement entitled “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 104 of this proxy statement.

Q:	What will happen to outstanding Company equity awards in the Merger?

A:	Each Company equity award outstanding as of December 20, 2025, and that remains outstanding as of immediately prior to the Effective Time, will be treated as follows:

•	Each Company RSU will be canceled in exchange for a cash award equal to the Merger Consideration multiplied by the number of shares of Company Class A Common Stock subject to the award;

•

Each Company PSU will be canceled in exchange for a cash award equal to the Merger Consideration multiplied by the number of shares of Company Class A Common Stock subject to the award (determined assuming the achievement of any performance-vesting conditions at the maximum level); and

•

Each Company Option, whether vested or unvested, will be canceled in exchange for a cash award equal to the excess of the Merger Consideration over the per share exercise price of such Company Option multiplied by the number of shares of Company Class A Common Stock subject to the award (unless the per share exercise price of such Company Option is equal to or greater than the Merger Consideration, in which case such Company Option will be canceled for no consideration).

In the case of Company RSUs held by a non-employee member of the Board (whether vested or unvested), all Company Options (whether vested or unvested) and any other Company equity awards that are vested as of immediately prior to the Effective Time, the resulting cash award will be fully vested and payable at the Effective Time. In the case of all other Company RSUs and all Company PSUs, the resulting cash award will remain subject to all time-vesting terms and conditions that applied to the underlying award as of the Effective Time.

In the case of Company equity awards that are granted after December 20, 2025, the Company and Parent have agreed that such awards will in general not be subject to the foregoing treatment and will instead be treated in a manner determined by the Company and Parent, with the exception of awards granted to non-employee directors and certain awards that were promised but not yet granted as of December 20, 2025, which will still be treated as described above. As of the date of this proxy statement, the Company and Parent have not yet determined what such alternative treatment will be.

For additional information regarding the treatment of Company equity awards, see the section of this proxy statement entitled “The Merger Agreement — Treatment of Company Equity-Based Awards” beginning on page 118.

Q:	What will happen to the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”)?

A:

Following December 20, 2025: (i) no participant can increase his or her payroll deduction election under the ESPP and no individual can commence participation in the ESPP; and (ii) no new offering period will commence under the ESPP. The offering period that was in effect on December 20, 2025 will otherwise continue in effect, but may be terminated prior to its scheduled end date if necessary to accurately determine and pay the amounts due under the Merger Agreement. Shares purchased under the ESPP, including pursuant to the foregoing, will be treated the same as all other shares of Company Class A Common Stock in the Merger, and the ESPP will be terminated at the Effective Time.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement”. The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card”. You may follow the instructions on the proxy card to designate a proxy by telephone or by the internet in the same manner as if you had signed, dated and returned a proxy card. Sandeep Sahai and Alphonse Valbrune, each with full power of substitution and re-substitution, have been designated as proxy holders for the Special Meeting by the Board.

Q:	What happens if I transfer my Company Common Stock before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than both the date of the Special Meeting and the consummation of the Merger. If you transferred your shares of Company Common Stock before the Record Date, you will not be entitled to vote at the Special Meeting. If you own Company Common Stock on the Record Date and transfer your shares of Company Common Stock after the Record Date but prior to the Special Meeting, you will, unless special arrangements are made, retain your right to vote such shares of Company Common Stock at the Special Meeting.

If you transfer your shares of Company Class A Common Stock, the right to receive the Merger Consideration, however, will pass to the person to whom you transferred your shares of Company Class A Common Stock. Unless special arrangements are made, the person to whom you transfer your shares of Company Common Stock after the Record Date will not have a right to vote those shares at the Special Meeting. For more information, see “The Special Meeting” beginning on page 150.

Q:	How do I vote if I am a Company stockholder of record or hold my shares in “street name”?

A:	If you are a Company stockholder of record as of the Record Date, you may vote your shares of Company Common Stock on matters presented at the Special Meeting in any of the following ways:

•	on the internet, by following the internet proxy instructions printed on the enclosed proxy card;

•	by telephone, using the telephone number printed on the enclosed proxy card;

•	by mail, by completing, dating and signing the enclosed proxy card, and returning it in the accompanying prepaid reply envelope; or

•	by attending the Special Meeting virtually and casting your vote electronically.

The 12-digit control number located on your proxy card is designed to verify your identity and allows you to submit a proxy for your shares of Company Common Stock and to confirm that your voting instructions have been properly recorded when submitting a proxy through the internet or by telephone. In order to attend and vote at the Special Meeting, you must register in advance by [ ], 2026 at [ ] Eastern Time at [ ]. For more information on how to attend and vote at the Special Meeting, please see the section of this proxy statement entitled “The Special Meeting — Attending the Special Meeting”.

If your shares of Company Common Stock are held in a stock brokerage account by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or other nominee that is considered the Company stockholder of record of those shares. As the beneficial owner, you will receive voting instructions from your bank, broker or other nominee that describe the procedures for voting your shares of Company Common Stock at the Special Meeting. You should follow the instructions provided by your bank, broker or other nominee to vote your shares of Company Common Stock at the Special Meeting. In order to attend and vote at the Special Meeting via the Special Meeting website, you will need to obtain a “legal proxy” from your bank, broker or other nominee.

For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting — How to Vote” beginning on page 154.

Whether or not you plan to attend the Special Meeting, we urge you to vote now to ensure your vote is counted. You may still attend the Special Meeting and vote during the live webcast if you have already voted by proxy.

Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?

A:

The approval of the Merger Agreement Proposal requires the Company Stockholder Approval. If you fail to authorize a proxy to vote your shares of Company Common Stock or to vote at the Special Meeting, or fail to instruct your broker, bank or other nominee on how to vote, the shares of the Company Common Stock that you own will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Abstentions will be counted for purposes of determining whether a quorum is present and have the same effect as a vote “AGAINST” the Merger Agreement Proposal for purposes of the Statutory Merger Approval, but will have no effect on whether the Disinterested Stockholder Approval is obtained.

The approval of the Advisory Compensation Proposal and the Adjournment Proposal each requires the affirmative vote of the holders of a majority of the voting power of the Company Common Stock present virtually or represented by proxy and entitled to vote on the Advisory Compensation Proposal and the Adjournment Proposal. Abstentions will be counted for purposes of determining whether a quorum is present and have the same effect as a vote “AGAINST” the Advisory Compensation Proposal and the Adjournment Proposal.

Q:	What if I return a proxy card or otherwise vote but do not make specific choices?

A:

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares of Company Common Stock will be voted in accordance with the recommendation of the Board: “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. For Company stockholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:

•

submitting a new proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting — How to Vote”;

•

submitting a written notice of revocation to the Company’s Chief Legal Officer and Corporate Secretary at 777 W. Main Street, Suite 900, Boise, Idaho 83702, which must be filed with the Company’s Corporate Secretary before the Special Meeting begins; or

•	attending the Special Meeting virtually and voting during the live webcast (attendance at the Special Meeting will not, in itself, constitute revocation of a previously granted proxy).

Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the Special Meeting.

If you hold your shares in “street name,” you will need to revoke or resubmit your voting instructions through your broker, bank or other nominee in accordance with its procedures. If your broker, bank or other nominee allows you to submit voting instructions via the internet or by telephone, you may be able to change your vote by submitting new voting instructions via the internet or by telephone (or by mail). If you wish to revoke or change your voting instructions by attending and voting at the Special Meeting, in addition to registering in advance for the Special Meeting, you will need to obtain a “legal proxy” from your bank, broker or other nominee. While you may revoke or change your voting instructions by attending the Special Meeting virtually and voting during the live webcast (attendance at the Special Meeting will not, in itself, constitute revocation of your voting instructions).

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if, as of the Record Date, you hold your Company Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Company Common Stock. Please submit each proxy and voting instruction card that you receive in accordance with the instructions provided in this proxy statement to ensure that all of your shares of Company Common Stock are voted.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my Company Class A Common Stock?

A:

Yes. Holders of record and beneficial owners of Company Class A Common Stock are entitled to seek appraisal of their shares under Section 262 so long as they take certain actions and meet certain conditions, including that they do not vote (through virtual presence or by proxy) in favor of the Merger Agreement Proposal. For more information regarding appraisal rights, please see the section of this proxy statement entitled “Special Factors — Appraisal Rights” beginning on page 99. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights.

Q:	When is the Merger expected to be consummated?

A:

We currently expect to consummate the Merger in the second quarter of 2026, subject to receipt of the Company Stockholder Approval, the required regulatory approvals and the satisfaction or waiver of the other conditions to the Merger set forth in the Merger Agreement.

Q:	What effect will the Merger have on the Company?

A:

If the Merger is consummated, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent. The Surviving Corporation will be collectively owned, directly or indirectly, by certain funds managed by Permira, Warburg Pincus, Francisco Partners and Temasek. If the Merger is consummated, there will be no further market for the shares of Company Class A Common Stock, and the Surviving Corporation will, and Parent will cause the Surviving Corporation to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable, including under applicable law and the rules and policies of the NYSE, to cause the shares of Company Class A Common Stock to be delisted from the NYSE and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time. As a result, the Company Class A Common Stock would no longer be publicly traded.

Q:	Is the closing of the Merger subject to any conditions?

A:

Yes. The obligations of each party to effect the Merger are subject to the satisfaction (or waiver, if permissible under applicable law), at or prior to the Effective Time, of certain conditions, including each of the following:

•	the receipt of the Company Stockholder Approval;

•

no judgment or order enacted, promulgated, issued, entered, amended, or enforced by any governmental authority of competent jurisdiction or any applicable law is in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger; and

•

the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and receipt of certain other regulatory consents, approvals or other clearances.

Each party’s obligation to effect the Merger is also subject to, among other things, the accuracy, truthfulness and correctness of certain representations and warranties of the other party, subject to certain materiality and other qualifications, and the compliance or performance by such other party in all material respects with its obligations required to be complied with or performed at or prior to the Effective Time.

In addition, Parent and Merger Sub’s obligations to effect the Merger are also subject to there not having occurred a Material Adverse Effect (as defined in the section of this proxy statement entitled “The Merger Agreement — Representations and Warranties” beginning on page 121) since December 20, 2025.

For more information, please see the section of this proxy statement entitled “The Merger Agreement — Conditions of the Merger” beginning on page 139.

Q:	What happens if the Merger is not consummated?

A:

In the event that the Company Stockholder Approval is not obtained or if the Merger is not consummated for any other reason, the Company stockholders will not receive any payment for their shares of Company Class A Common Stock in connection with the Merger. Instead, the Company will remain an independent public company, Company Class A Common Stock will continue to be listed and traded on the NYSE, Company Class A Common Stock will continue to be registered under the Exchange Act, the Company will continue to file periodic reports with the SEC and the Company stockholders will continue to own their shares of Company Class A Common Stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Company Class A Common Stock. In addition, if the Merger is not consummated, the OpCo Units Exchange will not be consummated, and instead the OpCo Units and Company Class B Common Stock will remain outstanding.

Under certain circumstances, if the Merger Agreement is terminated, the Company may be obligated to pay to Merger Sub a termination fee of $241,950,000. Under certain other specified circumstances, if the Merger Agreement is terminated, Parent will be required to pay the Company a termination fee of $521,130,000. Please see the section of this proxy statement entitled “The Merger Agreement — Termination Fees” beginning on page 142.

Q:	What is householding and how does it affect me?

A:

The SEC adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more of the Company stockholders sharing the same address by delivering a single proxy statement addressed to those Company stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for Company stockholders and cost savings for companies.

A number of banks, brokers or other nominees with account holders who are Company stockholders may be “householding” proxy materials. A single copy of the proxy statement will be delivered to multiple Company stockholders sharing an address unless contrary instructions have been received from the affected Company stockholders. Once you have received notice from your bank, broker or other nominee that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of the proxy statement, please notify your bank, broker or other nominee and contact us by phone at (208) 433-1200 or in writing at 777 W. Main Street, Suite 900, Boise, Idaho 83702, Attn: Chief Legal Officer and Corporate Secretary. Company stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their banks, brokers or other nominees. You may also contact us in the same manner if you received multiple copies of this proxy statement and would prefer to receive a single copy of future mailings. We will promptly deliver an additional copy of the proxy statement to any stockholder who so requests.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, as well as the related Transaction Statement on Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the Merger affects you. For more information, see “Where You Can Find More Information” beginning on page 206 of this proxy statement.

Even if you plan to virtually attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares are represented by proxy at the Special Meeting of the Company stockholders.

If you are a stockholder of record, please submit your proxy for your shares:

•	on the internet, by following the internet proxy instructions printed on the enclosed proxy card;

•	by telephone, using the telephone number printed on the enclosed proxy card; or

•	by mail, by marking the enclosed proxy card, dating and signing it and returning it in the accompanying prepaid reply envelope.

If you decide to virtually attend the Special Meeting and vote electronically, your vote at the Special Meeting will revoke any proxy previously submitted.

If, as of the Record Date, you are the beneficial owner of shares of Company Common Stock held in “street name” by your broker, bank or other nominee, please refer to the instructions provided by your broker, bank or other nominee to see which of the above choices are available to you in order to have your shares voted.

For more information, see “The Special Meeting” and “Where You Can Find More Information” beginning on pages 150 and 206, respectively.

Q:	Who can help answer my other questions?

A:	If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact our proxy solicitation agent:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (877) 750-0926

Banks and brokers may call: (212) 750-5833

SPECIAL FACTORS

Overview

The Company is seeking the adoption of the Merger Agreement by the holders of Company Common Stock. Under the terms of the Merger Agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Surviving Corporation will be collectively owned, directly or indirectly, by certain funds managed by Permira, Warburg Pincus, Francisco Partners and Temasek. The Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira, none of whom voted on the approval of the Merger Agreement and the Transactions), acting upon the unanimous recommendation of the Special Committee, has approved and declared advisable the Merger Agreement and the Transactions, including the Merger, and recommends the adoption of the Merger Agreement by the stockholders of the Company entitled to vote thereon for adoption.

Background of the Merger

The following chronology summarizes key meetings and events that led to the execution of the Merger Agreement. This chronology does not purport to catalog every conversation of, by, with or among members of the Board, the Special Committee, the Transaction Committee (as defined below), the Company’s management, the Company’s or the Special Committee’s respective financial advisors, legal advisors or other representatives, Warburg Pincus, Permira, Francisco Partners, Temasek or their respective financial advisors, legal advisors, affiliates or other representatives or any other person.

As part of their ongoing review of the Company’s business, and in consultation with the Company’s financial and legal advisors, the Board and the Company’s management periodically review and evaluate the Company’s business and operations, strategic direction, competitive position, financial performance, future prospects and opportunities to increase stockholder value. These reviews have, from time to time, included discussions regarding whether the Company should continue to execute on its strategy as a stand-alone company, pursue strategic acquisitions or divestitures, or consider a sale of the Company, taking into account whether any such potential alternative would enhance stockholder value, along with the potential benefits and risks of any potential alternative.

During the second half of 2020, Carbon Analytics Holdings, LLC, a Delaware limited liability company (“Carbon Analytics”) and predecessor to the Company, pursued, with assistance from financial and legal advisors, a recapitalization transaction (the “Recapitalization”). As part of the Recapitalization, Carbon Analytics conducted a competitive process pursuant to which it contacted potential investors, facilitated due diligence and received investment proposals over two rounds of bidding from approximately 29 financial sponsors (the “Recapitalization Outreach”), including, among others, Warburg Pincus, Permira and many of the other potential counterparties that subsequently participated in the pre-signing market check and go-shop outreach conducted in connection with the Transactions described in this proxy statement. In connection with the Recapitalization, Carbon Analytics received investments from Warburg Pincus and Permira, among others. Following the Recapitalization, Welsh Carson (together with Warburg Pincus and Permira, the “Principal Equity Owners”), which was Carbon Analytics’ majority stockholder prior to the Recapitalization, continued to be so following the Recapitalization.

On September 28, 2021, the Company closed its IPO of Company Class A Common Stock at a public offering price of $18.00 per share. Prior to the IPO, all business operations were conducted through Carbon Analytics, which changed its name to CWAN Holdings in connection with the IPO. The Company was incorporated on May 18, 2021 as a holding company for the purpose of facilitating the IPO. Following the IPO, the Company adopted an “Up-C” structure and became the sole managing member of CWAN Holdings.

Immediately following the IPO, voting power of the Company’s outstanding common stock was concentrated in three financial sponsors—Welsh Carson, Warburg Pincus and Permira—which held approximately 60.6%, approximately 18.1% and approximately 18.1% of the voting power, respectively, and together held approximately 97% of the combined voting power of all of the Company’s outstanding common stock. In connection with the IPO, the Company entered into a Stockholders Agreement (as further described in the section of this proxy statement entitled “Other Important Information Regarding the Company — Past Contacts, Transactions, Negotiations and Agreements” beginning on page 173”) with the Principal Equity Owners, which, among other things, provided each Principal Equity Owner with Board nomination rights for so long as each such Principal Equity Owner maintained a certain specified threshold percentage ownership of Company Common Stock.

During the fall of 2023, over a period of approximately three months, the Company, with assistance from financial and legal advisors, solicited indications of interest in a potential acquisition of the Company from eight potential counterparties (the “2023 Market Check”). During the 2023 Market Check, three potential strategic counterparties and one potential financial sponsor counterparty entered into confidentiality agreements with the Company, including, among others, Strategic Party B, Strategic Party D, and Sponsor Party C (each as defined below). The Company did not receive any indications of interest as a result of the 2023 Market Check and thereafter continued to operate on a stand-alone, independent basis.

Since the IPO, the Principal Equity Owners have gradually reduced their ownership of Company Common Stock. During the third and fourth quarters of fiscal year 2024, Warburg Pincus and Permira each fell below their applicable ownership threshold for continued Board nomination rights pursuant to the Stockholders Agreement. During the second quarter of 2025, Welsh Carson also fell below its respective threshold. As a result, the Stockholders Agreement terminated, with certain provisions surviving the termination. As of the date of this proxy statement, Permira is not a beneficial owner of the Company, while Warburg Pincus beneficially owns 0.3% of the Company Common Stock.

Prior to the Company’s annual meeting of stockholders on June 23, 2025, the Company’s Nominating and Corporate Governance Committee started a Board refreshment process, including to seek replacements for the Board members affiliated with the Principal Equity Owners, whose terms were set to expire in 2026 and 2027. Andrew Young and Cary Davis, each a director of the Company and appointees of Warburg Pincus and Permira, respectively, had informally agreed with the Company not to resign from the Board until replacements were found despite their limited or lack of equity ownership. To date, this process has resulted in the appointments of Dr. Mukesh Aghi and Bas NieuweWeme to the Board on June 23, 2025 and July 31, 2025, respectively, each of whom filled vacancies created by the departures of unaffiliated directors.

Mr. Young did not attend the Company’s regularly scheduled Board meeting on July 31, 2025. On August 1, 2025, Mr. Young had a telephone conversation with Sandeep Sahai, the Chief Executive Officer of the Company, to receive an update on the Board meeting. Mr. Sahai and Mr. Young discussed the Company’s public stock price, including the fact that the market did not appear to be appropriately valuing the Company in light of its recent acquisitions of Enfusion, Inc., a Delaware corporation (“Enfusion”), Beacon Platform Inc., a Delaware corporation (“Beacon”) and Bistro, a proprietary portfolio visualization software platform (“Bistro”), commensurate with the Company’s views that such acquisitions would be strategically additive and synergistic. During this conversation, Mr. Young raised the possibility of the Company returning to being private and sought Mr. Sahai’s reaction to Permira considering a potential take-private of the Company. Mr. Sahai indicated that he was not opposed to such a possibility and that if Permira decided to provide a more formal indication of interest in such a transaction, he would take it to the Board. Mr. Young did not make any specific proposal with respect to a potential strategic transaction and did not discuss price or any other specific terms.

On August 7, 2025, following the drop in the closing price of Company Class A Common Stock from $20.42 to $18.79 on the day following the Company’s earnings release on August 6, 2025, Mr. Young spoke to Mr. Sahai and expressed continued interest in a take-private of the Company, and noted that he had discussed with Warburg Pincus the possibility of forming a consortium and anticipated that Welsh Carson also may be interested in participating. During the discussion, Mr. Young did not make any specific proposal with respect to a potential strategic transaction and did not discuss price or any other specific terms.

On August 15, 2025, at the request of Mr. Davis, Mr. Sahai met with representatives of Warburg Pincus, including Mr. Davis, to discuss the recent movement in the trading price of the Company Class A Common Stock following the earnings release issued on August 6, 2025. The closing price of Company Class A Common Stock on August 15, 2025 was $19.24 per share, down 5.8% from the closing trading price on August 6, 2025. During the meeting, the representatives of Warburg Pincus indicated a possible interest in exploring a potential strategic transaction with the Company, but did not make any specific proposal and did not discuss price or any other specific terms.

At or around the time these expressions of interest were received, Permira was no longer a beneficial owner of the Company, while Warburg Pincus and Welsh Carson still beneficially owned 0.3% and 1.6% of the Company Common Stock, respectively.

On August 17, 2025, Mr. Sahai contacted the Board to provide it with an update regarding Company management’s assessment of the decline in the trading price of the Company Class A Common Stock, which included, among other things: (i) the impact of advancements in artificial intelligence (“AI”) on the Company’s industry and business, as well as broader macroeconomic conditions; (ii) indications of continued support in the Company’s stockholder base and by buy-side firms; and (iii) Company management’s intent to hold an investor day and conduct a roadshow and additional outreach to stockholders to support the trading price of the Company Class A Common Stock.

On August 19, 2025, Mr. Sahai spoke with directors Jacques Aigrain, Dr. Aghi, Lisa Jones and Mr. NieuweWeme, each of whom was independent and disinterested with respect to a potential strategic transaction with Warburg Pincus and Permira and not affiliated with the Principal Equity Owners (collectively, the “Independent Directors”), to update them on his conversations with representatives of Warburg Pincus and Permira regarding their possible interest in exploring a potential strategic transaction, as well as the potential participation of Welsh Carson in any such transaction. Alphonse Valbrune, the Company’s Chief Legal Officer, participated in the discussion. The Independent Directors determined to reconvene in the coming days, including with legal counsel, to further discuss these developments.

On August 21, 2025, Mr. Sahai and the Independent Directors, together with Mr. Valbrune and representatives of Kirkland & Ellis LLP (“Kirkland & Ellis”), who had served as historical legal counsel to the Company, had a further discussion regarding the possible interest of Warburg Pincus and Permira in exploring a potential strategic transaction. The discussion included considerations relating to the potential participation of Welsh Carson in any such transaction, the negotiation and evaluation of such a transaction, were one to be proposed, including the circumstances under which a special committee might be necessary or desirable and the possible engagement of independent legal counsel by such committee, in light of potential conflicts of interest arising out of the Principal Equity Owners’ representation on the Board. Mr. Sahai and the Independent Directors discussed Mr. Sahai continuing to have preliminary high-level conversations with Warburg Pincus and Permira, as well as conversations with other third parties that might have an interest in a potential strategic transaction with the Company, to keep them apprised of the Company’s performance. Mr. Sahai also discussed with representatives of Kirkland & Ellis avoiding discussions of management compensation or continued employment matters during such preliminary conversations.

At the suggestion of the Independent Directors, on August 29, 2025, Mr. Sahai contacted Mr. Davis to ascertain whether Warburg Pincus and Permira continued to have an interest in pursuing a potential strategic transaction. Mr. Davis informed Mr. Sahai that Warburg Pincus and Permira had begun having preliminary discussions with potential equity financing sources in connection with a possible transaction but that it would take some time before they would have an informed point of view. Mr. Sahai informed the Independent Directors of this development.

From August 2025 through the signing of the Merger Agreement, Mr. Young and other representatives of Warburg Pincus and Permira periodically socialized and had informal discussions with Mr. Sahai relating to a potential strategic transaction and their success working closely together to grow the Company in the preceding years. Beginning in September 2025, on occasion, representatives of Warburg Pincus and Permira and members of Company management participated in meetings which addressed topics such as the Company’s growth, strategic objectives, products and multi-year growth plan. During such discussions, Mr. Young and other representatives of Warburg Pincus and Permira did not make any specific proposal with respect to a potential strategic transaction and did not discuss price or any other specific terms, though both parties assumed that Mr. Sahai would continue as Chief Executive Officer of the Company post-closing of any such potential strategic transaction.

During the period from September 2, 2025 through October 28, 2025, Mr. Sahai met with other potential equity financing sources and counterparties, including Francisco Partners, Temasek, Sponsor Party A, Sponsor Party B, Sponsor Party C, Sponsor Party D, Go-Shop Party D and another counterparty, each of whom either subsequently participated in the Consortium or was subsequently contacted during either the pre-signing market check or the Go-Shop Period (as defined in the section of this proxy statement entitled “The Merger Agreement — Go Shop; No Solicitation; Change in Board Recommendation” beginning on page 127) conducted in connection with the Transactions described in this proxy statement. The meetings focused on providing an overview of the Company’s business and performance, progress from the time of the Recapitalization and IPO, the strategic intent behind the acquisitions of Enfusion, Beacon and Bistro and the outlook for the business, with limited, preliminary discussions regarding the respective sponsors’ interest in exploring a potential strategic transaction with the Company. Each of these parties, other than Temasek, had previously participated in the Recapitalization Outreach.

On September 3, 2025, the Company announced a $100 million stock repurchase program (the “Stock Repurchase Program”), in an effort to support the price of Company Class A Common Stock. All shares of Company Class A Common Stock purchased during the three months ended December 31, 2025 were purchased under a Rule 10b5-1 plan, which by its terms ended as of November 7, 2025. The Company then suspended repurchase activity under the Stock Repurchase Program as a result of the October 23 Consortium Proposal and the Company’s consideration of a potential strategic transaction.

On the same day, the Company held its Investor Day conference at the NYSE. During the Investor Day conference, the Company presented its achievements, market positioning, growth strategy, high-level financial goals, technological advantages and related matters, including in respect of the recently completed Enfusion, Beacon and Bistro acquisitions, which it believed would be strategically additive upon successful integration. Following the Investor Day, through September 17, 2025, Mr. Sahai and James Cox, the Company’s Chief Financial Officer, held additional meetings with Company stockholders and potential stockholders to discuss the Company’s performance and prospects. Notwithstanding the announcement of the Stock Repurchase Program and the Investor Day conference, the closing price of Company Class A Common Stock declined from $20.19 on September 2, 2025 to $18.02 on September 30, 2025.

From September 15, 2025 to September 17, 2025, the Company held its Clearwater Connect conference in Boise, Idaho, which Board appointees of Permira and Welsh Carson and a representative of Warburg Pincus attended. During the conference, Mr. Young attended certain client meetings with the Company in his capacity as a Board member, discussing and supporting, among other things, the Company’s recent acquisitions of Enfusion, Beacon and Bistro and commitment to innovation in the products and services it offers to clients. On September 17, 2025, in connection with the Clearwater Connect conference, members of Company management and Board appointees of Permira and Welsh Carson and a representative of Warburg Pincus, in their capacities as such, attended a client dinner with approximately 40 attendees. Following the dinner, a small group including members of Company management and representatives of Warburg Pincus and Permira participated in a brief conversation during which the possibility of a transaction was discussed at a high level, but no specific proposal in respect of a potential strategic transaction was made and no discussion was had regarding any other specific terms.

On September 25, 2025, a representative of Welsh Carson called Mr. Sahai to inform him that Welsh Carson had decided it was not interested in pursuing a potential strategic transaction with the Company.

On September 26, 2025, Mr. Sahai provided an update to the Independent Directors regarding his interactions with the Principal Equity Owners and the other potential private equity counterparties. During the discussion, Mr. Sahai informed the Independent Directors that Welsh Carson had decided it was not interested in pursuing a potential strategic transaction with the Company.

On September 29, 2025, following an introduction from Mr. Young, Mr. Sahai met with representatives of Temasek, which was viewed by the Company as a potential client, public investor and a potential equity financing source to Warburg Pincus and Permira, to discuss the Company’s performance.

On October 1, 2025, Mr. Sahai met with representatives of Francisco Partners to discuss the Company’s performance. The meeting occurred in the context of a routine relationship-continuity check-in, and no potential strategic transaction was discussed.

In separate conversations on October 3, 2025, Mr. Sahai met with representatives of each of Warburg Pincus and Permira to discuss the Company’s performance and future prospects. Mr. Sahai also sought to gain a more formal perspective on each of Warburg Pincus’s and Permira’s interest in pursuing a potential strategic transaction. The representatives of Warburg Pincus and Permira indicated that they were continuing to evaluate potential equity financing arrangements, as well as potential sources of debt financing. They further noted that they would be required to obtain approval from their respective investment committees prior to making any preliminary acquisition proposal. Throughout October 2025, Mr. Sahai and representatives of Warburg Pincus and Permira continued to participate in regular ongoing communications.

On October 9, 2025, Mr. Sahai updated the Independent Directors, with Mr. Valbrune and representatives of Kirkland & Ellis in attendance, on his meetings with the potential private equity counterparties, noting his understanding that each of Warburg Pincus and Permira would be conferring with their respective investment committees in connection with potentially making a preliminary acquisition proposal. In light of the potential for Warburg Pincus and Permira to submit a preliminary acquisition proposal and in order to be ready to evaluate any such proposal, the Independent Directors also discussed the potential engagement of financial advisors to advise with respect to a potential strategic transaction, including, J.P. Morgan, who had historically served as financial advisor to the Company and possessed experience advising in, and knowledge of, the Company’s business and industry. Following discussion, the Independent Directors determined to direct Company management to reach out to J.P. Morgan to provide an outside-in valuation analysis of the Company and analyze potential acquisition data and sale alternatives. On October 9, 2025, the Company’s closing share price was $17.95.

On October 20, 2025, Mr. Sahai, the Independent Directors, Mr. Cox, Mr. Valbrune and representatives of Kirkland & Ellis met with representatives of J.P. Morgan to discuss a preliminary valuation analysis of the Company. Representatives of J.P. Morgan presented historical trading data, equity research analyst estimates, implied firm value multiples, implied transaction metrics at various offer prices, an illustrative take-private analysis based on market-standard assumptions, recent transaction multiples, recent transaction bumps analysis and an analysis of control premiums paid in certain recent transactions. Representatives of J.P. Morgan also provided an update on the Company’s stockholder base and shared perspectives regarding investor sentiment based on their market observations and experience. During the meeting, representatives of J.P. Morgan also reviewed the potential universe of acquirers that could be considered should the Board determine to pursue a sale transaction.

On October 21, 2025, Mr. Sahai met with Temasek to discuss the Company’s medium and longer-term prospects. At this time, Temasek indicated they were interested in joining a consortium with Warburg Pincus and Permira as an equity financing source.

On October 23, 2025, Warburg Pincus and Permira submitted a preliminary, non-binding indication of interest to the Board (the “October 23 Consortium Proposal”) to acquire all outstanding shares of Company Class A Common Stock at a price of $24.50 per share in cash. The proposed cash consideration represented a premium of approximately 29% to the closing price of Company Class A Common Stock of $19.00 on October 22, 2025. In light of Warburg Pincus’s and Permira’s historical equity ownership of the Company and their current Board representation, Warburg Pincus and Permira in their October 23 Consortium Proposal expressed confidence that they could move swiftly to signing of definitive documentation and conditioned the proposed strategic transaction on: (i) approval by a special committee of the Board; and (ii) approval by a majority of the Company’s disinterested stockholders. The October 23 Consortium Proposal also requested a two-week exclusivity period and contemplated the inclusion of a go-shop provision to permit the solicitation of “superior proposals” (as customarily defined) after execution of a definitive transaction agreement.

On October 24, 2025, the Board held a meeting by videoconference attended by Dr. Aghi, Mr. Aigrain, Christopher J. Hooper, Ms. Jones, Eric J. Lee, D. Scott Mackesy and Mr. Sahai, each of whom was not affiliated with Warburg Pincus or Permira, to discuss the October 23 Consortium Proposal. Mr. Valbrune and representatives of Kirkland & Ellis were also in attendance. Representatives of Kirkland & Ellis reviewed with the directors their fiduciary duties under Delaware law and discussed the Board’s obligations in evaluating the October 23 Consortium Proposal and considering alternatives thereto. The Board discussed the appropriate process to follow if it decided to explore a sale of the Company, and in that regard discussed the 2023 Market Check and the communications with other potential counterparties that had occurred since. The Board also discussed the engagement of a financial advisor in the event the Board determined to pursue a sale of the Company.

During the meeting, the Board, representatives of Kirkland & Ellis and the other meeting participants discussed the potential formation of a committee to facilitate any process related to the October 23 Consortium Proposal and potential alternatives thereto. Given that a majority of the Board was not affiliated with Warburg Pincus or Permira, the formation on a provisional basis of an ad-hoc transaction committee, rather than a fully empowered special committee, was discussed. At the meeting, the Board approved the formation of such ad-hoc transaction committee (the “Transaction Committee”) comprising the Independent Directors and Mr. Sahai, with Mr. Aigrain designated as chair.

Following the Board meeting, the Transaction Committee convened and determined to hold meetings on October 28, 2025 and October 29, 2025. The Transaction Committee further determined that, at the October 29, 2025 meeting, representatives of J.P. Morgan (who had not yet been engaged as financial advisor in respect of a potential strategic transaction) and Warburg Pincus and Permira would be invited to discuss the October 23 Consortium Proposal. The Transaction Committee also determined to invite representatives of another investment banking firm, who were not aware that the Company had received the October 23 Consortium Proposal, to discuss, among other things, the trading outlook of the Company Class A Common Stock.

Later that day, representatives of Kirkland & Ellis spoke with representatives of Latham & Watkins LLP (“Latham”), counsel to Warburg Pincus and Permira, regarding a potential acquisition and related procedural safeguards given Warburg Pincus’s and Permira’s long-standing relationship with the Company and the directorships held by each of Warburg Pincus and Permira’s designees.

On October 28, 2025, Mr. Sahai met in person with a financial sponsor (“Sponsor Party A”) to discuss the Company’s performance relative to its prospects at the time of the Recapitalization Outreach, as well as the Company’s future prospects.

Later on October 28, 2025, the Transaction Committee held a meeting, with Mr. Cox, Mr. Valbrune and representatives of Kirkland & Ellis in attendance, to prepare for the upcoming Transaction Committee meeting the next day with J.P. Morgan to discuss the October 23 Consortium Proposal.

Ahead of the October 29, 2025 meeting, Mr. Sahai remained in regular communication with the representatives of Warburg Pincus and Permira, including with respect to Warburg Pincus’s and Permira’s upcoming presentation to the Transaction Committee regarding the details of the October 23 Consortium Proposal.

On October 29, 2025, the Transaction Committee held a meeting, with representatives of J.P. Morgan and Kirkland & Ellis in attendance, to review the terms of the October 23 Consortium Proposal, the Company’s preliminary valuation and trading outlook and to consider whether to engage with Warburg Pincus and Permira at all or on an exclusive basis or to conduct a broader market check. At the meeting, representatives of J.P. Morgan presented on: (i) the key terms of the October 23 Consortium Proposal; (ii) a list of financial sponsor and strategic parties with experience in the Company’s industry that J.P. Morgan believed to be most likely to be interested in a potential strategic transaction; (iii) the competitive landscape and options for the Company with respect to evaluating potential interest from parties other than Warburg Pincus and Permira; and (iv) potential benefits and other considerations in respect of different process alternatives in assessing the opportunities available to the Company, including conducting outreach to certain additional third parties in tandem with considering the October 23 Consortium Proposal or, alternatively, conducting such outreach during a “go-shop” period following the signing of a definitive transaction agreement. Representatives of J.P. Morgan also reviewed its preliminary financial analyses, which included certain of the analyses presented to the Independent Directors on October 20, 2025, which J.P. Morgan subsequently updated on October 29, 2025 for purposes of such presentation. Representatives of Kirkland & Ellis reminded the directors of their duties under Delaware law and explained considerations relating to the directors’ obligations in evaluating the October 23 Consortium Proposal and conducting a broader market check.

At this meeting, the Transaction Committee determined not to enter into exclusive discussions with Warburg Pincus and Permira at that time but to continue transaction discussions and to explore whether improved terms relative to the October 23 Consortium Proposal, as well as committed equity and debt financing terms, could be obtained. The Transaction Committee also discussed whether to engage further with alternative counterparties or to continue operating as a stand-alone, independent company. Following discussion, the Transaction Committee determined to further consider these alternatives following its assessment of the market’s reaction to the Company’s upcoming earnings release on November 5, 2025. Representatives of J.P. Morgan then left the meeting.

Later in the meeting, at the invitation of the Transaction Committee, representatives of Warburg Pincus and Permira joined the meeting to discuss certain elements of their October 23 Consortium Proposal, including financing certainty and due diligence scope. Representatives of Warburg Pincus and Permira then left the meeting.

Later in the meeting, at the invitation of the Transaction Committee, representatives of another investment banking firm, who were not aware that the Company had received the October 23 Consortium Proposal, joined the meeting to discuss with the Transaction Committee, among other things, the impact of advancements in AI on the Company’s industry and business, as well as broader macroeconomic conditions, and the resulting impact on the trading price and volatility of the Company Class A Common Stock, which at that time, had declined from a closing price of $32.79 on November 7, 2024 to a closing price of $18.09, which was near the 2021 IPO price of $18.00. Following discussion and responses to questions from members of the Transaction Committee, representatives of the investment bank left the meeting. The members of the Transaction Committee then continued their discussion regarding these impacts on the trading price of the Company Class A Common Stock, and their potential ramifications for creating long-term stockholder value if the Company were to continue to operate as an independent, stand-alone company.

Subsequently during the meeting, the Company determined to proceed in formalizing its engagement of J.P. Morgan to assist the Company, the Board and the Transaction Committee in their evaluation of the October 23 Consortium Proposal and any potential review of other strategic alternatives. The Transaction Committee reaffirmed its desire to explore improved terms to those in the October 23 Consortium Proposal and agreed to permit Warburg Pincus and Permira limited access to targeted due diligence materials for a limited period in order to facilitate submission of a revised proposal, subject to execution of a customary confidentiality agreement that included “standstill” provisions. The Transaction Committee instructed representatives of Kirkland & Ellis to prepare and deliver a confidentiality agreement to Warburg Pincus and Permira and agreed to instruct J.P. Morgan to coordinate with the Company to prepare for a targeted due diligence process for Warburg Pincus and Permira. The Transaction Committee also agreed to instruct J.P. Morgan to convey to Warburg Pincus and Permira that the Company would not enter into exclusive discussions on the basis of their October 23 Consortium Proposal. Members of the Transaction Committee also determined to continue evaluating the positives and negatives of potential outreach to other potential acquirers.

On October 30, 2025, the Board held a regularly scheduled quarterly meeting which was attended by Dr. Aghi, Mr. Aigrain, Mr. Hooper, Ms. Jones, Mr. Lee, Mr. NieuweWeme and Mr. Sahai. Mr. Davis and Mr. Young did not attend and declined to receive the Board materials for the meeting. At the invitation of the Board, Mr. Cox, Mr. Valbrune and certain other members of Company management were in attendance. Following discussion of matters related to the Company’s ongoing business and operations, the members of Company management, other than Mr. Cox and Mr. Valbrune, left the meeting and Mr. Sahai reported on the discussions held at the Transaction Committee’s meeting the day prior, including regarding the recent trading performance of the Company Class A Common Stock and the Company’s market position in light of stock market disruptions relating to advancements in AI.

At the direction of the Transaction Committee, on October 31, 2025, Mr. Sahai met with representatives of Permira to discuss how diligence meetings with Company management would be conducted.

Later on October 31, 2025, Mr. Sahai met with representatives of Temasek to provide an update regarding the Company’s performance. The representatives of Temasek did not make any specific proposal with respect to a potential strategic transaction and did not discuss price or any other specific terms.

On November 4, 2025, the Company entered into confidentiality agreements with Warburg Pincus and Permira (collectively, the “Consortium NDAs”) in connection with their evaluation of a potential strategic transaction involving the Company. Each of the Consortium NDAs (i) permitted representatives of Warburg Pincus and Permira to directly communicate with Mr. Sahai regarding the potential strategic transaction, (ii) prohibited Warburg Pincus and Permira and their representatives from, without the prior written consent of the Board, engaging in discussions with Company management regarding the terms of their compensation, post-closing employment or equity participation as part of a potential strategic transaction and (iii) included a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions. Following execution of the Consortium NDAs, the Company made available to representatives of Warburg Pincus and Permira certain financial and business due diligence materials and granted permission to Warburg Pincus and Permira to contact certain potential equity and debt financing sources on a non-exclusive basis.

On November 5, 2025, the Company announced its third quarter results through the issuance of a press release and Current Report on Form 8-K and held a conference call with investors in relation thereto. The closing price of the Company Class A Common Stock on November 5, 2025 was $17.31, and on November 6, 2025, the closing price declined to $15.89.

Also on November 5, 2025, the Company’s Chief Strategy Officer and President, Asia Pacific, met with Temasek to discuss the Company’s international business and certain Company offerings.

From November 5, 2025 to November 7, 2025, Mr. Sahai and other members of Company management met with Warburg Pincus and Permira (and with Temasek on November 7, 2025) to discuss diligence matters, including regarding generative AI and the Company’s recent acquisition of Enfusion, and to discuss the Company’s business plans and outlook.

On November 6, 2025, Temasek executed a joinder to the Consortium NDAs and, upon execution, received access to certain financial and business due diligence materials.

Also on November 6, 2025, the Transaction Committee held a meeting by videoconference, with Mr. Cox, Mr. Valbrune and representatives of J.P. Morgan and Kirkland & Ellis in attendance. Representatives of J.P. Morgan informed the Transaction Committee that a representative of Sponsor Party A had contacted a representative of J.P. Morgan the day prior to express Sponsor Party A’s interest in a potential acquisition of the Company. Mr. Sahai reiterated to the Transaction Committee that Sponsor Party A, as well as certain other financial sponsors, likely had interest in exploring a potential strategic transaction with the Company based on past informal discussions and such sponsors’ interest demonstrated during the Recapitalization Outreach. The Transaction Committee discussed potentially conducting a market check with other interested counterparties regarding a potential strategic transaction involving a sale of the Company. The Transaction Committee considered the possible benefits and drawbacks of engaging with additional parties, including (i) the risk that the October 23 Consortium Proposal could be jeopardized in the event the Company did not fully engage with Warburg Pincus and Permira or spent significant time seeking to engage with other parties and (ii) the heightened risk of leaks, which the Transaction Committee believed would likely have a significant negative impact on the Company, potentially impairing the Company’s ability to execute on its stand-alone plan. In the course of this discussion, representatives of J.P. Morgan outlined a framework for how a broader market check might be conducted. Following discussion, the Transaction Committee determined to continue (a) engaging with Warburg Pincus and Permira to explore improved terms and not to initiate a formal outreach to additional parties at that time, with such determination largely based on the heightened risk of leaks, and (b) exploring whether to conduct a broader market check.

Following the earnings conference call, Mr. Sahai, Mr. Cox and the Company’s Head of Investor Relations held in-person meetings with investors during the period from November 6 through November 19, 2025 in San Francisco, Boston, New York and Los Angeles to further discuss the Company’s performance, strategy and growth initiatives.

On November 7, 2025, in response to a follow-up outreach from Sponsor Party A to Mr. Sahai, Mr. Sahai met telephonically with a representative of Sponsor Party A to discuss Sponsor Party A’s potential interest in a strategic transaction involving the Company and to address related questions. The closing price of Company Class A Common Stock on November 7, 2025 was $16.18.

On November 10, 2025, a representative of Sponsor Party A contacted Mr. Sahai with a due diligence request list, indicating an interest in executing a confidentiality agreement and meeting with Company management, with a view toward potentially submitting a proposal to acquire the Company.

In the course of the ongoing informal communications with Mr. Davis and Mr. Young, Mr. Sahai mentioned that other potential counterparties also had expressed interest in a potential strategic transaction.

On November 11, 2025, Mr. Sahai forwarded the November 10, 2025 communication from Sponsor Party A containing the due diligence request list to Mr. Aigrain, Mr. Lee, Mr. Mackesy, Mr. Valbrune and representatives of Kirkland & Ellis.

Also on November 11, 2025, Mr. Sahai and other members of Company management met with representatives of J.P. Morgan, Warburg Pincus, Permira, Temasek, another potential equity financing source and other advisors to Warburg Pincus and Permira to discuss diligence matters, including regarding research and development, human resources, products and technology, sales and marketing and financial due diligence, and to discuss the Company’s business plans and outlook. Later that day, Mr. Sahai delivered an additional presentation to substantially all of Warburg Pincus’s investment committee.

Following the diligence meetings, Mr. Sahai and representatives of Warburg Pincus and Permira continued to participate in regular ongoing communications and meetings regarding the Company and a potential strategic transaction, with each of them assuming that Mr. Sahai would continue as the Chief Executive Officer of the Company following such a transaction.

Later on November 11, 2025, Mr. Sahai, Mr. Lee, Mr. Mackesy, the Independent Directors, Mr. Valbrune and representatives of Kirkland & Ellis convened by videoconference to discuss the communication from Sponsor Party A. At this meeting, the attendees also discussed certain interests raised by Welsh Carson that it (and the Company directors affiliated with Welsh Carson) might have that are different from, or in addition to, the interests of the Company’s public stockholders, with respect to a potential strategic transaction, in light of the fact that Welsh Carson was named as a defendant in an ongoing stockholder derivative litigation (the “Derivative Litigation”) that might be impacted if a sale of the Company were consummated. Mr. Lee and Mr. Mackesy informed the other participants that they intended to recuse themselves from any vote in respect of a sale of the Company or other similar transaction that would be expected to result in the termination of the Derivative Litigation. Following these discussions, the Independent Directors considered the formation and advisability of retaining independent legal counsel.

Later on November 11, 2025, public media reports indicated that the Company was exploring a potential sale transaction and had engaged advisors following inbound interest from potential acquirors. Following the public media reports, the closing price of the Company Class A Common Stock on November 11, 2025 increased to $18.40, from the prior unaffected stock price at closing of $16.69 on November 10, 2025.

On November 12, 2025, Mr. Valbrune, in light of the developments with respect to Welsh Carson, and with the knowledge and approval of the Independent Directors, contacted representatives of Cravath, Swaine & Moore LLP (“Cravath”) regarding the potential engagement of Cravath as independent legal counsel to a to-be-formed special committee of the Board in connection with the Company’s consideration of a potential strategic transaction. Following confirmation that Cravath was unconflicted under applicable rules of professional conduct, representatives of Cravath met with Mr. Valbrune on November 12, 2025 and with Mr. Valbrune and Mr. Aigrain on November 13, 2025 to discuss Cravath’s qualifications and experience relevant to such an engagement and posed certain questions to be discussed at a meeting of the Independent Directors.

On November 14, 2025, the Independent Directors, Mr. Sahai and Mr. Valbrune met with representatives of Cravath to discuss the status of the Company’s exploration of a potential strategic transaction, the potential role of a special committee and next steps. The representatives of Cravath reviewed with the Independent Directors their fiduciary duties under Delaware law, discussed certain considerations with respect to potential conflicts of interest by other Board members and discussed the role of a special committee in the context of a potential strategic transaction. The Independent Directors considered the procedural benefits of establishing a special committee compared to the Transaction Committee, including the fact that a special committee could be fully empowered with the authority of the Board and that establishment of a special committee could improve the procedural safeguards in favor of securing the highest value reasonably available for the stockholders of the Company. The Independent Directors determined to recommend to the Board that a special committee of independent and disinterested directors be formed, which was expected to comprise the Independent Directors, and that it retain independent legal and financial advisors. The Independent Directors made a preliminary decision to engage Cravath as counsel to such to-be-formed special committee. The Independent Directors also decided to interview three potential financial advisors following formation of the special committee—PJT Partners and two other investment banks. The participants also discussed considerations with respect to potentially conducting a broader market check. At this meeting, Mr. Sahai and the Independent Directors expressed concerns about the impact of a formal sales process or extended negotiation period on the Company’s business, particularly in light of the recent media reports and public speculation and the potential for Company management and employee distraction and adverse impact on client relationships and sales.

On November 14, 2025 and the following days, additional public media reports indicated that the Company continued to receive inbound interest from potential acquirors and was working with advisors to weigh its options and solicit interest from the prospective acquirors. It was reported that the price of Company Class A

Common Stock responded positively to the news and closed at a price of $19.25, a premium of approximately 15.3% to the unaffected stock price at closing of $16.69 on November 10, 2025. The public media reports further identified that Warburg Pincus and Permira were in discussions to acquire the Company.

On November 17, 2025, the Board held a meeting via videoconference with all members of the Board, Mr. Valbrune and representatives of Cravath in attendance at the invitation of the Board, to discuss the formation of a special committee. The representatives of Cravath reviewed with the Board their fiduciary duties under Delaware law and discussed the role of a special committee in the context of a potential strategic transaction. The Independent Directors were suggested as potential members of the special committee. At the meeting, each of the Independent Directors described their relationships (or lack thereof) with Permira, Warburg Pincus and Welsh Carson, and the Board determined that each of the Independent Directors was independent and disinterested with respect to a potential strategic transaction and each of the Principal Equity Owners. As part of that determination, the Board considered, with respect to Warburg Pincus, the passage of time since Mr. Aigrain’s employment, the nature of his advisor roles and the passive nature and de minimis size relative to his net worth of his current investments and concluded that they did not impact his independence and disinterestedness in this context. Following discussion, the Board adopted resolutions approving the formation of the Special Committee of the Board (the “Special Committee”) comprised of the Independent Directors. The Board delegated to the Special Committee the exclusive power and authority to, among other things: (i) establish, oversee, and control a process for the exploration, consideration, and evaluation of potential strategic transactions, including the solicitation of indications of interest or proposals from third parties; (ii) review, evaluate and negotiate any such potential strategic transaction; and (iii) if deemed appropriate, recommend that the Board approve a potential strategic transaction and authorize the Company to enter into definitive documents with respect thereto. The Board further resolved that it would not approve any potential strategic transaction without the prior favorable recommendation of the Special Committee. Shortly following its formation, the Special Committee appointed Mr. Aigrain as its chair.

Following its formation on November 17, 2025, the Special Committee (i) retained and directed its independent financial advisors to prepare and regularly update valuation analyses and assessments of the Company’s stand-alone plan and other strategic alternatives, as well as to serve as the primary communication channel with potential counterparties in the transaction process; (ii) supervised the preparation and vetting of Company management projections and diligence materials and approved the scope and sequencing of due diligence and (iii) considered and, where it deemed appropriate, authorized outreach to and engagement with potential counterparties. While Mr. Sahai advised the Special Committee, at its request, on various matters, including Company performance, Mr. Sahai did not have visibility into or influence on the Special Committee’s decision-making regarding the sale process, and the Special Committee’s independent financial advisors continued to conduct the transaction process with and serve as the primary communication channel to the Consortium with respect to a potential strategic transaction.

The Special Committee devoted substantial time and attention to its review of the potential strategic transaction during the period leading up to the execution of the Merger Agreement and related transaction documents on December 20, 2025. In addition to its formally convened meetings, the members of the Special Committee held numerous informal discussions and consultations among themselves and with representatives of Company management, as well as with the Special Committee’s independent legal counsel and financial advisor, including outside of formally convened meetings, to evaluate developments and consider strategic, legal and financial matters relevant to the Special Committee’s review. Prior to the formal establishment of the Special Committee, the Independent Directors, who later comprised the Special Committee, had also participated in discussions in their capacity as members of an ad-hoc transaction committee regarding the initial preliminary expression of interest by Warburg Pincus and Permira in a potential strategic transaction, which involvement informed and facilitated the Special Committee’s subsequent review process.

Later on November 17, 2025, the Special Committee met with Cravath, Mr. Sahai, Mr. Cox and Mr. Valbrune to discuss the Company’s budget and forecast for the remainder of the year and the potential impact of a sale process or extended negotiation period on the Company’s business. Mr. Sahai noted for the Special Committee that the final weeks of the year were a critical period for client bookings, and expressed concerns that the recent public media reports regarding a potential strategic transaction could prove distracting to employees and could have an adverse impact on discussions with clients, who might choose to defer decisions until uncertainty regarding a transaction was resolved. However, Mr. Sahai expressed confidence that Company management was continuing to execute and believed the Company would meet its quarterly goal.

On November 18, 2025, the Special Committee held a meeting via videoconference, with Mr. Cox, Mr. Valbrune and representatives of Cravath in attendance, to discuss the selection of an independent financial advisor by the Special Committee. In separate sessions, representatives of PJT Partners and two other investment banks gave presentations to the Special Committee regarding their initial perspectives on the Company, including the historical and recent trading performance of the Company Class A Common Stock, and their experience, qualifications and proposed approach to a potential engagement by the Special Committee. Following the presentations, the Company management attendees provided their perspective on the potential financial advisors and their presentations. Following discussion regarding the presentations given by each investment bank, their respective qualifications and relevant experience, and after taking into account the disclosure of relationships with Warburg Pincus, Permira and the Company provided by each of the investment banks, the Special Committee determined to engage PJT Partners as its financial advisor.

Later that day, following discussions with representatives of Warburg Pincus and Permira, which suggested that Francisco Partners could be a potential fit as an equity financing partner to Warburg Pincus and Permira, at the direction of the Special Committee, PJT Partners contacted Francisco Partners to gauge its potential interest in participating in the process or providing equity financing to support other bidders participating in the process. Francisco Partners indicated it was unwilling to participate in the process on its own, but it expressed interest in potentially providing equity financing in support of Warburg Pincus’s and Permira’s proposed transaction (but not to other potential bidders), which representatives of PJT Partners promptly relayed to the Special Committee. Given Francisco Partners declining either to participate in the process directly or to provide equity financing to anyone other than Warburg Pincus and Permira, the Special Committee determined that Francisco Partners would be permitted to join the consortium with Warburg Pincus, Permira and Temasek. Francisco Partners thereafter executed a joinder to the Consortium NDAs, and, at the direction of the Special Committee, PJT Partners subsequently provided Francisco Partners with access to certain financial and business due diligence materials.

On November 19, 2025, the Special Committee held a meeting by videoconference, with representatives of Cravath and PJT Partners in attendance, to consider a targeted pre-signing market check in connection with a potential strategic transaction. Following discussions with representatives of PJT Partners and Cravath and after considering and evaluating the potential impacts of an extended sale process on the Company’s business and operations, the Special Committee concluded that a focused outreach to a targeted group of qualified strategic and financial bidders that had been identified by PJT Partners as the most likely to be willing and able to submit high quality, executable proposals would best inform the Special Committee’s evaluation of strategic alternatives and minimize disruption to Company management’s ongoing operation of the business.

Later in the meeting, the Special Committee approved a proposed initial outreach list (such list, the “Initial Outreach List”) and directed representatives of PJT Partners and J.P. Morgan to conduct an initial outreach (such outreach, the “Initial Outreach”) to three strategic parties (“Strategic Party A”, “Strategic Party B” and “Strategic Party C”) and three financial sponsors (Sponsor Party A, “Sponsor Party B” and “Sponsor Party C”) to solicit non-binding indications of interest. The proposed outreach list had been prepared by representatives of PJT Partners and J.P. Morgan based on their judgment and experience, taking into consideration views with respect to financial capacity, likely interest, strategic fit and potential to engage expeditiously. It was also noted that, following public media reports regarding a potential strategic transaction, J.P. Morgan had been contacted by certain parties, including, among others, Strategic Party A, Sponsor Party A, Sponsor Party B, Sponsor Party C, Sponsor Party D and Go-Shop Party D, to express interest in exploring a potential strategic transaction with the Company. Representatives of PJT Partners reviewed with the Special Committee additional third parties that potentially would be interested in, and capable of completing, a transaction. The Special Committee discussed but deferred outreach to these additional parties due to competitive and information sharing concerns, as well as concerns about further disrupting Company management’s ongoing operation of the business, noting that such parties could be contacted on a rolling basis if the parties on the Initial Outreach List declined to proceed.

The Special Committee and its advisors then considered a number of factors relevant to determining a bid date, including: (i) the appropriate amount of time needed to facilitate due diligence and the submission of informed offers; (ii) management’s ability to balance its operation of the business while continuing to engage bidders; and (iii) the Special Committee’s objective to maximize value for the Company’s stockholders in the event it determined to pursue a sale transaction. The Special Committee set a bid date of December 12, 2025 for non-binding indications of interest and directed representatives of PJT Partners to prepare a bid instruction letter in coordination with Cravath and coordinate with Company management with respect to financial projections and data room readiness. The Special Committee also discussed the potential to request a “go-shop” from bidders notwithstanding the pre-signing market check and that the potential sale transaction had been widely leaked.

Promptly following the meeting and on November 20, 2025, at the direction of the Special Committee, representatives of PJT Partners and J.P. Morgan conducted the Initial Outreach.

On November 19, 2025, Strategic Party A indicated to representatives of PJT Partners and J.P. Morgan that it did not intend to submit a proposal to acquire the Company at that time, noting the Company’s size and competing priorities at the time of outreach.

On November 20, 2025, Sponsor Party C indicated to representatives of PJT Partners and J.P. Morgan that it could provide financing support to another bidder but was unable to submit a competitive stand-alone bid due to capital constraints. Representatives of PJT Partners promptly informed the Special Committee that, following the Initial Outreach, Strategic Party A and Sponsor Party C had declined to engage in the bidding process and the respective reasons for their decision. After discussion with representatives of PJT Partners and J.P. Morgan, the Special Committee authorized outreach to another financial sponsor (“Sponsor Party D”) as the next most suitable candidate consistent with the criteria discussed on November 19, 2025, including the Special Committee’s desire to maintain a targeted process designed to elicit high-quality proposals maximizing value for stockholders of the Company while minimizing disruption to the Company’s ongoing business operations. Representatives of PJT Partners and J.P. Morgan promptly reached out to Sponsor Party D.

Later on November 20, 2025, at the direction of the Special Committee, representatives of PJT Partners held a call with representatives of the Consortium and affiliates of Goldman Sachs Group, Inc. (“Goldman Sachs”), a financial advisor and potential debt financing source to the Consortium, to formally notify them of the formation of the Special Committee, outline the bidding process for a potential sale of the Company and establish PJT Partners as the principal point of contact for such bidding process, emphasizing the Special Committee’s objective to maximize value for the Company’s stockholders. Representatives of PJT Partners also communicated the bid date of December 12, 2025 and noted the Special Committee’s expectation of improved terms relative to the October 23 Consortium Proposal and the provision of committed financing.

Later that day, at the direction of the Special Committee, representatives of PJT Partners held a separate call with representatives of Francisco Partners to convey the same information. Francisco Partners indicated that, although it was conducting its own due diligence, it still intended to submit a joint bid with Warburg Pincus, Permira and Temasek, which the representatives of PJT Partners promptly relayed to the Special Committee.

On November 21, 2025, after discussion with representatives of PJT Partners and J.P. Morgan, the Special Committee authorized outreach to another strategic party (“Strategic Party D”) as the next most suitable candidate consistent with the criteria discussed on November 19, 2025. Representatives of PJT Partners and J.P. Morgan promptly reached out to Strategic Party D.

From November 21, 2025 through December 2, 2025, the Company, at the direction of the Special Committee, executed confidentiality agreements with six potential bidding parties: four parties from the Initial Outreach List (Sponsor Party A, Sponsor Party B, Strategic Party B and Sponsor Party C), Sponsor Party D and Strategic Party D.

On November 21, 2025, members of Company management, including Mr. Sahai, presented to representatives of Francisco Partners the Company management presentation in order to facilitate Francisco Partners’ participation in the broader Consortium, with representatives of PJT Partners and J.P. Morgan present. During the presentation, members of Company management, including Mr. Sahai, provided an in-depth look at, among other things, the Company’s business, industry, financial performance and outlook, product solutions, growth vectors, management team and recent acquisitions.

Also on November 21, 2025, Sponsor Party A and the Company executed a confidentiality agreement with a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions. On November 23, 2025, Sponsor Party A was granted access to a data room for prospective sponsor bidders containing, among other materials, business and financial information initially made available to the Consortium, with the exception of client names (the “Sponsor Virtual Data Room”).

On November 22, 2025, the Special Committee held a meeting by videoconference, with Mr. Sahai, Mr. Cox, Mr. Valbrune and representatives of Cravath and PJT Partners in attendance at the invitation of the Special Committee. Company management reviewed with the Special Committee and representatives of PJT Partners various financial information, including (i) the Company’s ability to take on additional leverage post-closing and (ii) the Financial Forecasts and the underlying assumptions thereto, as defined and further described in the section of this proxy statement entitled “— Certain Financial Forecasts” beginning on page 65. The Special Committee then reviewed the status of outreach to financial sponsors and strategic parties, as well as process considerations relating to timing, confidentiality and relative financing certainty among bidders. At that time, the list of engaged bidders included the Consortium (Warburg Pincus, Permira, Temasek and Francisco Partners), Strategic Party B, Strategic Party C, Strategic Party D, Sponsor Party A, Sponsor Party B and Sponsor Party D, with representatives of PJT Partners scheduled to speak with Strategic Party C on November 24, 2025, to further discuss its interest in participating in the process. Sponsor Party C continued to indicate a willingness to provide financing support to another bidder. Representatives of PJT Partners and the Special Committee then discussed the then-current level of engagement among the existing parties, and the Special Committee determined to maintain the current roster of potential bidders and refrain from expanding outreach, in light of the then-current level of engagement among the existing parties and a desire to minimize disruption to Company management’s operation of the business.

On November 23, 2025, Sponsor Party B and the Company executed a confidentiality agreement with a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions. Sponsor Party B was granted access to the Sponsor Virtual Data Room on the same day.

On November 24, 2025, Strategic Party C indicated to representatives of PJT Partners and J.P. Morgan that it did not intend to submit a proposal to acquire the Company at that time, noting its interest solely in select assets of the Company. Representatives of PJT Partners promptly informed the Special Committee of this contact.

On November 25, 2025, the Special Committee held a meeting by videoconference, with representatives of Cravath and PJT Partners in attendance at the invitation of the Special Committee, to receive an update from representatives of PJT Partners on the status of the sale process. PJT Partners noted that Strategic Party C had declined to participate further in the process following recent discussions. Representatives of PJT Partners and Cravath then reviewed the proposed draft process letter, noting that the letter should include clear and detailed descriptions of the Company’s financing requirements in light of the anticipated pace of the sale process and the importance to the Special Committee of certainty of closing. The meeting participants also discussed providing bidders with a term sheet, rather than a full draft merger agreement, to preserve timing control and facilitate side-by-side comparison of key terms, particularly given the Consortium’s anticipated timing advantages. Representatives of PJT Partners then reviewed with the Special Committee certain considerations related to the Financial Forecasts, including risks inherent in the Financial Forecasts, key drivers and sensitivity analyses. Representatives of Cravath also discussed with the Special Committee the importance of (i) deferring any discussions regarding post-transaction employment or retention arrangements for Company management until later in the process and (ii) instructing Company management not to engage in such discussions absent Special Committee authorization, in order to avoid actual or perceived conflicts of interest. Representatives of Cravath also discussed with the Special Committee considerations with respect to reviewing, considering and adopting Financial Forecasts for use in PJT Partners’ and J.P. Morgan’s respective valuation analyses and for sharing with bidders.

Also on November 25, 2025, Strategic Party B and the Company executed a confidentiality agreement with a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions. On November 26, 2025, Strategic Party B was granted access to a data room for prospective strategic bidders containing, among other materials, business and financial information initially made available to the Consortium, with the exception of certain sensitive financial, client and other internal data (the “Strategic Virtual Data Room”).

On November 27, 2025, after consultation with the representatives of PJT Partners, the Special Committee approved a request from Sponsor Party B to reach out to potential financing sources in connection with the sale process. Sponsor Party B did not subsequently confirm outreach to such financing sources and no other third party executed a joinder to Sponsor Party B’s confidentiality agreement with the Company.

On November 28, 2025, the Special Committee held a meeting by videoconference, with representatives of Cravath in attendance, to discuss the status of the sale process and related legal and process considerations. The Special Committee noted that, apart from the Consortium, Sponsor Party A and Sponsor Party B appeared to be most actively working to submit bids, with Sponsor Party B requesting authorization to approach potential equity financing sources. The Special Committee also noted public reports indicating that a competitor previously identified as a potential outreach candidate had entered into exclusive discussions to acquire another company, which reduced the likelihood of a near-term acquisition proposal from that party.

On November 29, 2025, at the direction of the Special Committee, representatives of PJT Partners and J.P. Morgan distributed process letters to the Consortium, Sponsor Party A, Sponsor Party B and Strategic Party B. As directed by the Special Committee, the process letters set a bid date of December 12, 2025 for preliminary indications of interest and requested that bidders submit a mark-up of a merger agreement term sheet to be provided at a later date, together with a detailed description of anticipated financing sources and related amounts, any anticipated regulatory approvals and confirmation of substantial completion of principal due diligence.

Also on November 29, 2025, Sponsor Party C and the Company executed a confidentiality agreement with a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions. Sponsor Party C was granted access to the Sponsor Virtual Data Room on November 30, 2025.

Between December 1, 2025 and December 5, 2025, members of Company management, including Mr. Sahai, presented Company management presentations, with representatives of PJT Partners and J.P. Morgan present, intended to provide an in-depth look at, among other things, the Company’s business, industry, financial performance and outlook, product solutions, growth vectors, management team and recent acquisitions to representatives of each of Sponsor Party A, Sponsor Party B, Sponsor Party C, Sponsor Party D, Strategic Party B and Strategic Party D. Sponsor Party C engaged in the meeting with Company management and continued to conduct diligence on the basis that it would consider providing financing to support another bidder, rather than submit a competitive stand-alone bid due to capital constraints.

On December 1, 2025, members of Company management, including Mr. Sahai, presented a Company management presentation to Sponsor Party A, with representatives of PJT Partners and J.P. Morgan present. Following the management presentation, Sponsor Party A submitted a request to PJT Partners and J.P. Morgan for follow up diligence calls with Company management that focused on matters relating to the Company’s financial outlook, accounting and tax. Sponsor Party A also engaged commercial and tax advisors to assist with diligence efforts and followed up with additional diligence requests that focused on the Company’s financial outlook, Company and tax matters.

Later on December 1, 2025, Company management, including Mr. Sahai attended a dinner meeting with representatives of Sponsor Party A, PJT Partners and J.P. Morgan. During the dinner, representatives of Sponsor Party A inquired generally whether members of Company management, including Mr. Sahai, might be willing to continue their employment with the Company following the consummation of a potential strategic transaction involving Sponsor Party A. Mr. Sahai responded that he would not commit to continuing and any such determination would depend on Sponsor Party A’s plans for the Company and the terms of any proposed employment arrangements, and no further discussion regarding such matters occurred at the dinner. Representatives of Sponsor Party A reiterated this inquiry in a follow-up communication on December 12, 2025. Mr. Sahai indicated he could not at that time commit to continue as Chief Executive Officer without getting a better understanding of Sponsor Party A’s plans for the Company and its management team, but he would commit that he would not quit upon the Closing and would ensure an orderly transition for his team if he chose to leave.

Also on December 1, 2025, Sponsor Party D and the Company executed a confidentiality agreement with a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions. Promptly following the execution of the confidentiality agreement, at the direction of the Special Committee, representatives of PJT Partners and J.P. Morgan distributed a process letter to Sponsor Party D. Sponsor Party D was granted access to the Sponsor Virtual Data Room on the same day.

On December 2, 2025, members of Company management, including Mr. Sahai, presented a Company management presentation to Sponsor Party B, with representatives of PJT Partners and J.P. Morgan present. Following the management presentation, Sponsor Party B requested follow up diligence calls with Company management that focused on matters relating to the Company’s financial outlook. Sponsor Party B also followed up with additional diligence requests that focused on the Company’s financial outlook, integration with previously acquired assets and technology.

Also on December 2, 2025, Strategic Party D and the Company executed a confidentiality agreement with a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party and other customary provisions. Promptly following the execution of the confidentiality agreement, at the direction of the Special Committee, representatives of PJT Partners and J.P. Morgan distributed a process letter to Strategic Party D. Strategic Party D was granted access to the Strategic Virtual Data Room on the same day.

On December 3, 2025, members of Company management, including Mr. Sahai, presented a Company management presentation to Sponsor Party D, with representatives of PJT Partners and J.P. Morgan present. Following the management presentation, Sponsor Party D followed up with additional diligence requests that focused on the Company’s financial outlook, the integration of Enfusion and client sales opportunities.

On December 4, 2025, members of Company management, including Mr. Sahai, presented a Company management presentation to Strategic Party D, with representatives of PJT Partners and J.P. Morgan present. Following the management presentation, Strategic Party D did not follow up with additional diligence requests.

Later on December 4, 2025, members of Company management, including Mr. Sahai, presented a Company management presentation to Sponsor Party C, with representatives of PJT Partners and J.P. Morgan present. Following the management presentation, Sponsor Party C followed up with additional diligence requests that focused on the Company financial information.

On December 5, 2025, members of Company management, including Mr. Sahai, presented a Company management presentation to Strategic Party B, with representatives of PJT Partners and J.P. Morgan present. Following the management presentation, Strategic Party B did not follow up with additional diligence requests.

Also on December 5, 2025, the Consortium informed representatives of PJT Partners that it would withdraw the October 23 Consortium Proposal, which representatives of PJT Partners promptly relayed to the Special Committee.

Later on December 5, 2025, the Special Committee held a meeting by videoconference, with representatives of Cravath and PJT Partners in attendance, to discuss the latest developments in the sale process. Prior to the meeting, representatives of PJT Partners provided to the Special Committee an update regarding the status of each bidder and its respective diligence efforts, including discussion of the relative levels of engagement of each bidder. Based on bidder feedback, the meeting participants noted that it seemed that, apart from the Consortium, Sponsor Party A and Sponsor Party B were the most likely parties to submit bids. It was noted that Sponsor Party D appeared less likely to proceed, particularly given its stated financing constraints, and Strategic Party B and Strategic Party D were unlikely to provide competitive bids at that time due to stated strategic and commercial considerations. At this meeting, following requests from certain bidders, the Special Committee directed representatives of PJT Partners to provide bidders with a summary of the Financial Forecasts, which had been previously reviewed by the Special Committee on November 22, 2025 to support bidders’ internal reviews and investment committee processes. After further discussion, the Special Committee directed representatives of PJT Partners to use the Financial Forecasts for purposes of completing its financial analyses. Cravath reviewed with the Special Committee the draft term sheet that had been circulated prior to the meeting for potential distribution to bidders.

Between December 5 and December 12, 2025, PJT Partners continued to assist the Special Committee in the conduct of the sale process, which included follow-up communications between Company management and potential bidders, ongoing due diligence and distribution of the Financial Forecasts and a non-binding merger agreement auction draft term sheet, which had been approved by the Special Committee, to bidders.

On December 7, 2025, at the direction of the Special Committee, representatives of PJT Partners distributed merger agreement auction draft term sheets to strategic bidders, sponsor bidders and the Consortium (the “Strategic Term Sheet”, the “Sponsor Term Sheet” and the “Consortium Term Sheet”, respectively, and together, the “Term Sheets”), which were tailored to each bidder type while remaining substantially consistent.

The draft Term Sheets provided for, among other things: (i) a 45-day go-shop period following entry into a definitive agreement, during which the Company would be allowed to actively solicit and negotiate alternative transactions, with a 15-day extension for parties submitting a written qualifying proposal prior to the initial deadline; (ii) a Company termination fee equal to 2% of transaction equity value, with a reduced fee for a qualifying go-shop termination (1.0% in the Sponsor Term Sheet and Strategic Term Sheet and 0.5% in the Consortium Term Sheet); (iii) in the case of the Sponsor Term Sheet and Consortium Term Sheet, a reverse termination fee equal to 10% of transaction equity value payable in certain events including a financing failure; and (iv) in the case of the Consortium Term Sheet, approval of the transaction by a majority of the votes cast by disinterested stockholders.

Later on December 7, 2025, representatives of the Consortium sent an email to the Special Committee and representatives of PJT Partners formally withdrawing the October 23 Consortium Proposal, citing recent media reports regarding a potential strategic transaction, the expansion of the sale process to a pre-signing auction and the passage of time since the submission of the October 23 Consortium Proposal. In the email, the Consortium stated its intention to submit a new bid, reflecting the then-current state of the market, the sale process and the additional information obtained by the Consortium since the October 23 Consortium Proposal. PJT Partners promptly relayed such information to the Special Committee. Market conditions had deteriorated during the period, with the S&P Software & Services Select Industry Index declining approximately 4% between October 23, 2025 (the date of the October 23 Consortium Proposal) and December 7, 2025 (the withdrawal date).

Later that day, a representative of Sponsor Party B called representatives of PJT Partners and J.P. Morgan, as well as Mr. Sahai, to advise that Sponsor Party B would not be submitting a proposal to acquire the Company at that time given capital constraints and its belief that it could not provide an offer that would be sufficiently competitive. On December 9, 2025, the representative of Sponsor Party B reconfirmed that position to representatives of PJT Partners and expressed interest in potentially participating as an equity source alongside another potential acquiror. Representatives of PJT Partners promptly relayed such information to the Special Committee.

On December 10, 2025, Strategic Party B indicated to representatives of PJT Partners and J.P. Morgan that it would not be submitting a proposal to acquire the Company at that time due to stated strategic and commercial considerations. Representatives of PJT Partners promptly informed the Special Committee.

On December 12, 2025, Sponsor Party D indicated to representatives of J.P. Morgan that it would not be submitting a proposal to acquire the Company at that time given its stated financing constraints. Representatives of J.P. Morgan subsequently informed representatives of PJT Partners of such information. On the same day, Strategic Party D indicated to representatives of PJT Partners and J.P. Morgan that it would not be submitting a proposal to acquire the Company at that time due to stated strategic and commercial considerations. Representatives of PJT Partners promptly informed the Special Committee of such information regarding both Sponsor Party D and Strategic Party D.

On the evening of December 12, 2025, representatives of PJT Partners received calls from the Consortium and Sponsor Party A indicating that neither party would meet the December 12 bid date. The Consortium requested additional time to finalize its proposal and indicated that it intended to submit a proposal the following day, and Sponsor Party A planned to hold a final investment committee discussion the following day to determine whether it would submit a proposal. Sponsor Party C contacted representatives of PJT Partners on the evening of December 12, 2025 to indicate that it planned to present to its investment committee on December 15, 2025 the opportunity to participate in a potential strategic transaction as a limited partner to another bidder and would thereafter revert with a range of potential capital levels and pricing, as well as any additional due diligence. Representatives of PJT Partners promptly relayed such information to the Special Committee.

On December 13, 2025, the Consortium held a call with representatives of PJT Partners to discuss the contents of the proposal it was preparing to send to the Special Committee. Later that day, representatives of Latham, on behalf of the Consortium, submitted to Mr. Aigrain and a representative of PJT Partners a bid package that included: (i) a non-binding indication of interest, which did not include a price; (ii) a revised draft of the Consortium Term Sheet; (iii) a proposed initial draft of the Merger Agreement; (iv) a proposed form of equity commitment letter; (v) the Debt Commitment Letter executed by Goldman Sachs; and (vi) a proposed form of fee funding agreement ((i) to (vi) collectively, the “December 13 Consortium Bid Package”). The Consortium indicated that it would follow up in short order with the proposed per-share cash consideration. Representatives of PJT Partners promptly relayed such information to the Special Committee. The revised Consortium Term Sheet and draft merger agreement did not include a go-shop provision or a related go-shop termination fee, based on the Consortium’s view that media reports regarding a potential strategic transaction, together with the pre-signing market check, reduced the need for such provisions. The revised Consortium Term Sheet also proposed a Company termination fee of 3.5% of transaction equity value and a reverse termination fee of 5% of transaction equity value.

On December 14, 2025, Sponsor Party A submitted a non-binding indication of interest (the “December 14 Sponsor Party A Proposal”), together with a revised Sponsor Term Sheet, to representatives of PJT Partners, which representatives of PJT Partners promptly shared with the Special Committee. The December 14 Sponsor Party A Proposal provided for cash consideration in the range of $20.00 to $22.00 per share of Company Common Stock.

The revised Sponsor Term Sheet submitted by Sponsor Party A as part of the December 14 Sponsor Party A Proposal (the “December 14 Sponsor Party A Term Sheet”) did not include a go-shop provision or related go-shop termination fee, based on Sponsor Party A’s view that the pre-signing market check reduced the need for such provisions. The December 14 Sponsor Party A Term Sheet also proposed a Company termination fee of 3.5% of transaction equity value and a reverse termination fee of 5% of transaction equity value. The December 14 Sponsor Party A Proposal further noted that Sponsor Party A expected to be in a position to execute a definitive agreement with fully committed financing within seven days of acceptance of the December 14 Sponsor Party A Proposal.

Later on December 14, 2025, representatives of Latham on behalf of the Consortium submitted to Mr. Aigrain and a representative of PJT Partners an updated non-binding indication of interest (the “December 14 Consortium Proposal”), which representatives of PJT Partners promptly shared with the Special Committee. The December 14 Consortium Proposal contemplated an all-cash consideration of $24.25 per share of Company Common Stock and provided that the offer would expire on the afternoon of December 15, 2025, unless the Company entered into exclusive negotiations with the Consortium by that time.

On December 15, 2025, the Special Committee held a meeting by videoconference, with Mr. Sahai and representatives of Cravath and PJT Partners in attendance, to review and discuss the proposals received from the Consortium and Sponsor Party A, and to receive presentations from J.P. Morgan and PJT Partners regarding their respective preliminary and illustrative financial analyses, with certain additional participants joining later in the meeting. The Special Committee reviewed and compared the December 14 Consortium Proposal and the December 14 Sponsor Party A Proposal, including with respect to offer price, go-shop provisions, termination fees, source of financing, remaining diligence requirements and anticipated timing for execution of a signed transaction, and in the case of the December 14 Consortium Proposal, the request for exclusivity. In addition, representatives of Cravath shared preliminary views regarding the draft documentation included in the December 13 Consortium Bid Package. Following the initial discussion, Mr. Cox, Mr. Valbrune and the representatives of J.P. Morgan joined the meeting. Representatives of Cravath reviewed with the directors their fiduciary duties in connection with overseeing the evaluation of a potential strategic transaction. Representatives of J.P. Morgan then presented their preliminary financial analysis of the Company, which included trading multiples, transaction multiples and discounted cash flow analysis. Following discussion and responses to questions from members of the Special Committee and Company management regarding the assumptions and conclusions underlying J.P. Morgan’s analysis, representatives of J.P. Morgan left the meeting. Representatives of PJT Partners then reviewed their preliminary and illustrative financial analysis of the Company. The Special Committee and Company management discussed J.P. Morgan’s and PJT Partners’ respective financial analyses and the comparison of the December 14 Consortium Proposal and the December 14 Sponsor Party A Proposal, including an evaluation of the proposed offer prices in the context of J.P. Morgan’s and PJT Partners’ financial analyses and the pricing reflected in the October 23 Consortium Proposal. In particular, it was noted that the December 14 Consortium Proposal was at a per-share price 25 cents lower than that reflected in the October 23 Consortium Proposal.

Following discussion, the Special Committee determined that it was unlikely that Sponsor Party A would be capable of credibly increasing its offer price to exceed that of the Consortium, and also determined that an improved offer price from the Consortium would be required before granting exclusivity and engaging in further negotiations regarding other terms of a potential strategic transaction as it did not believe entering into the December 14 Consortium Proposal, as submitted, would be in the best interests of the Company’s stockholders. The Special Committee directed representatives of PJT Partners to communicate to the Consortium the Special

Committee’s rejection of the Consortium’s proposal and to seek an improved offer price from the Consortium. The Special Committee then met in executive session with the representatives of Cravath and discussed negotiation strategy and other transaction terms, including the inclusion of a go-shop provision and the structure and amount of termination fees. The Special Committee concluded that a potential strategic transaction, if consummated at the best price reasonably available to the Company, with correspondingly robust process protections (including potentially a go-shop provision and Company termination fees at or below the low end of “market”) and an appropriate reverse termination fee, would be in the best interests of the Company’s stockholders.

Also on December 15, 2025, representatives of Latham sent to representatives of Cravath a draft exclusivity agreement on behalf of the Consortium, requesting exclusivity through December 22, 2025, which the Company subsequently executed on December 16, 2025 after the Consortium agreed to certain key transaction terms with the Company, as described in detail below.

Later that day, the Special Committee reconvened by videoconference, with representatives of Cravath and PJT Partners in attendance. Representatives of PJT Partners reported that they had informed the Consortium that the Special Committee had rejected the proposed offer price contained in the December 14 Consortium Proposal, and the Consortium had requested that the Special Committee either provide a counterproposal or additional guidance regarding potential revisions to its proposal. The Special Committee and its advisors considered a number of factors relevant to whether to make a counterproposal and, if so, the appropriate amount of any such counterproposal, including: (i) the terms of each of the October 23 Consortium Proposal and the December 14 Consortium Proposal; (ii) the respective preliminary and illustrative financial analyses provided by representatives of J.P. Morgan and PJT Partners in the prior meeting; (iii) the amount of leverage contemplated in the Consortium’s proposed Debt Commitment Letter; (iv) the Consortium’s position with respect to a go-shop (which the Consortium had proposed rejecting) and proposed termination fees; (v) the Consortium’s ability and apparent desire to consummate a potential strategic transaction on an expedited basis; and (vi) the current and prospective trading performance of the Company Class A Common Stock, including its dip following third-quarter earnings results and subsequent increase upon public media reports that the Company was considering a sale transaction. Following discussion, the Special Committee continued to believe that a potential strategic transaction, if consummated with the Consortium at the best price reasonably available to the Company, with corresponding robust process protections and an appropriate reverse termination fee, would be in the best interests of the Company’s stockholders. The Special Committee therefore determined to provide a counterproposal designed to maintain the Consortium’s engagement and elicit an improved response proposal while continuing to pursue terms that would maximize value for the stockholders of the Company. After discussion with representatives of PJT Partners and Cravath, the Special Committee directed representatives of PJT Partners to communicate to the Consortium that the Special Committee would be willing to proceed with a potential strategic transaction at a price of $25.75 per share in cash, subject to the inclusion of a go-shop provision, a reduced Company termination fee and a higher reverse termination fee of 7% (the “December 15 Counterproposal”).

Later that day, in response to the December 15 Counterproposal, representatives of Latham submitted to Mr. Aigrain and a representative of PJT Partners an updated non-binding indication of interest (the “December 15 Consortium Proposal”), together with a revised draft of the Merger Agreement reflecting the terms of the December 15 Consortium Proposal, which representatives of PJT Partners promptly shared with the Special Committee. The December 15 Consortium Proposal provided for: (i) all-cash consideration of $24.35 per share of Company Common Stock; (ii) a 20-day go-shop period following signing, with a 10-day extension for any bidder (other than a potential bidding party that participated in the pre-signing market check) that submitted a written qualifying proposal during the initial go-shop period; (iii) a Company termination fee of 3.5% of transaction equity value, with a reduced fee of 1.75% for a qualifying go-shop termination; and (iv) a reverse termination fee of 6.5% of transaction equity value. The December 15 Consortium Proposal also reiterated the Consortium’s request to enter exclusive negotiations with the Company.

Shortly after receipt of the December 15 Consortium Proposal, the Special Committee reconvened by videoconference, with representatives of Cravath and PJT Partners in attendance. Representatives of PJT Partners reported that the Consortium had indicated that the reduction in its offer price relative to the October 23 Consortium Proposal reflected the latest market conditions, including the market reaction to the most recent earnings call and then-current investor sentiment, and information obtained during due diligence since that initial proposal. Following a discussion regarding potential next steps in the negotiations, the Special Committee, after discussions with representatives of PJT Partners and Cravath, determined that the revised offer price was inadequate and directed representatives of PJT Partners to reject the December 15 Consortium Proposal, including the outstanding request for exclusivity.

On December 16, 2025, Mr. Aigrain received a message from a representative of Warburg Pincus, acting on behalf of the Consortium, asking to discuss the Consortium’s rationale for the reduction in offer price relative to the October 23 Consortium Proposal, including their views regarding the growth assumptions underlying the Financial Forecasts. During the ensuing call, Mr. Aigrain articulated counterpoints regarding the Company’s historical performance and the Special Committee’s confidence in the Financial Forecasts. Representatives of Warburg Pincus indicated that the Consortium expected to revert later that day with an updated proposal.

Later on December 16, 2025, the Special Committee held a meeting by videoconference, with Mr. Sahai and representatives of Cravath and PJT Partners in attendance. Mr. Aigrain opened the meeting by providing an update regarding discussions earlier that day with representatives of Warburg Pincus, acting on behalf of the Consortium, regarding valuation matters, including offer price, in connection with a potential strategic transaction. Representatives of PJT Partners then reported that, based on recent discussions with Sponsor Party C, Sponsor Party C would not be willing to participate as a financing source in a potential strategic transaction at a price exceeding $24.00 per share of Company Common Stock. Representatives of PJT Partners also reported that Sponsor Party A had contacted them to reiterate its interest in a potential strategic transaction on the terms set forth in the December 14 Sponsor Party A Proposal, to submit additional due diligence requests and to seek further discussions with Company management. Following discussion of the December 14 Sponsor Party A Proposal, the Special Committee determined that the proposed price range of $20.00 to $22.00 per share was not competitive relative to the Consortium’s then-current proposal.

Following further discussion, the Special Committee, after discussion with representatives of PJT Partners and Cravath, considered potential improvements to the non-price terms of the December 15 Consortium Proposal that might be sought, including: (i) extending the length of the go-shop period; (ii) reducing the Company termination fees, including the fee applicable to superior proposals submitted during the go-shop period; and (iii) increasing the reverse termination fee.

Later on December 16, 2025, a representative of Warburg Pincus called Mr. Aigrain to advise that the Consortium intended to further revise its proposal to: (i) increase the cash consideration to $24.50 per share of Company Common Stock; (ii) increase the reverse termination fee to 7% of transaction equity value; and (iii) reduce the Company termination fee to 3.25%, with a reduced fee for a qualifying go-shop termination to 1.5% of transaction equity value.

The Special Committee subsequently reconvened by videoconference, with Mr. Sahai and representatives of Cravath and PJT Partners in attendance. Mr. Aigrain summarized the revised proposal delivered earlier that day by Warburg Pincus on behalf of the Consortium (the “December 16 Consortium Proposal”). Following the discussion, the Special Committee, with input from Mr. Sahai, representatives of PJT Partners and representatives of Cravath, evaluated the December 16 Consortium Proposal and considered whether to make a counterproposal to the December 16 Consortium Proposal, including the terms to be included in any such counterproposals. Among the factors considered were: (i) the absence of other competitive bids resulting from the pre-signing market check or from other potential bidders, in light of media reports regarding a potential strategic transaction; (ii) the lack of indication from most participants in the market check that additional time or access to information would be required to submit a competitive bid; (iii) the risk that the Consortium could withdraw the December 16 Consortium Proposal; (iv) the Special Committee’s assessment of the Company’s intrinsic value, including historical financial performance, growth prospects and long-term strategic objectives; (v) the current and future trading price of the Company Class A Common Stock; (vi) the respective preliminary and illustrative financial analyses provided by representatives of J.P. Morgan and PJT Partners on December 15, 2025; (vii) the length and timing of the go-shop period; and (viii) the Consortium’s demonstrated interest in pursuing a potential strategic transaction with the Company, given its initiation of and historical engagement in the sale process to date, and its ability and desire to consummate a potential strategic transaction on an expedited basis. Following discussion, the Special Committee directed Mr. Aigrain to indicate, on behalf of the Special Committee, acceptance of: (a) the Company termination fee of 3.25% of transaction equity value, with a reduced fee of 1.5% for a qualifying go-shop termination, subject to the Company and its representatives being permitted to solicit proposals from the pre-signing market check bidding parties during the go-shop period; and (b) the reverse termination fee of 7% of transaction equity value. The Special Committee also directed Mr. Aigrain to present a counterproposal (the “December 16 Counterproposal”) to the Consortium providing for: (1) $24.55 in cash consideration per share of Company Common Stock and (2) a go-shop period expiration date of February 1, 2026. The Special Committee also agreed to grant exclusivity to the Consortium, contingent upon the Consortium accepting the December 16 Counterproposal.

Later on December 16, 2025, the representatives of the Consortium informed Mr. Aigrain that they were prepared to accept the proposed price, conditioned on a go-shop period ending January 23, 2026, a prohibition on the Company and its representatives soliciting proposals from pre-signing market check bidding parties at any time post-signing (including during the go-shop) and agreement on other terms. The agreed upon cash consideration represented a premium of approximately 47.1% and 15.3% to the unaffected closing price of Company Class A Common Stock of $16.69 on November 10, 2025 and closing price of Company Class A Common Stock of $21.29 on December 15, 2025, respectively. The closing price of Company Class A Common Stock on December 16, 2025 was $21.50 per share.

Following the call with the Consortium, Mr. Aigrain updated the other members of the Special Committee, representatives of Cravath and PJT Partners by videoconference that the Consortium was willing to accept the $24.55 per-share price, consistent with the December 16 Counterproposal, subject to the revised go-shop end date and the solicitation restriction described above. Following discussion, the Special Committee determined to authorize Mr. Aigrain to inform the Consortium that the Special Committee was prepared to proceed on the Consortium’s most recent proposed terms, subject to finalization of transaction documents. The Special Committee also directed Cravath to negotiate an exclusivity agreement with the Consortium.

Later on December 16, 2025, representatives of Latham delivered to representatives of Cravath a revised draft of the Merger Agreement reflecting the December 16 Counterproposal, subject to the Consortium’s modification to the go-shop expiration.

Later that day, the Company entered into an exclusivity agreement with Warburg Pincus and Permira, providing for an exclusivity period of five days, ending on December 22, 2025, subject to automatic extension for an additional business day unless either party otherwise provided written notice to the other party at least 24 hours prior to the end of the exclusivity period.

From December 16, 2025 through the execution of the definitive transaction agreements, the Consortium and its advisors, on the one hand, and the Special Committee and its advisors, together with the Company and its advisors, on the other hand, negotiated the additional terms of the transaction documentation, including finalizing the terms of the Merger Agreement, and ancillary documentation, including the disclosure schedules. For a summary of the final terms of the Merger Agreement, see the section of this proxy statement entitled “The Merger Agreement” beginning on page 116. From December 16, 2025 through the execution of the definitive transaction agreements, Company management and representatives of Warburg Pincus and Permira held calls relating to the communications roll-out and employee matters.

Later on December 17, 2025, the Special Committee held a meeting by videoconference, with Mr. Sahai and representatives of Cravath in attendance, to discuss the Derivative Litigation in the context of a potential strategic transaction. Among other considerations, the Special Committee noted the plaintiff alleged damages in the amount of approximately $82,000,000, representing less than 1% of the enterprise value of the anticipated transaction. Following discussion and with advice of counsel, the Special Committee concluded that the value of the Derivative Litigation was immaterial in the context of the transaction, that the Consortium was unlikely to agree to any additional price enhancements in respect of the Derivative Litigation, and that it would be in the best interests of the Company’s stockholders to proceed with the transaction. Representatives of Cravath then provided a status update on the transaction documents, including the Merger Agreement.

Later on December 18, 2025, the Special Committee held a meeting by videoconference, with representatives of Cravath and PJT Partners in attendance. The representatives of Cravath provided an update on discussions regarding definitive documentation and noted that the parties were aiming for a target signing date of December 20, 2025, reflecting the Consortium’s desire to move quickly in light of heightened leak sensitivity following prior public media reports.

On December 20, 2025, the Board held a meeting by videoconference with the following non-Consortium-affiliated directors in attendance: Dr. Aghi, Mr. Aigrain, Mr. Hooper, Ms. Jones, Mr. Lee, Mr. Mackesy, Mr. NieuweWeme and Mr. Sahai. Mr. Cox, Mr. Valbrune and representatives of Cravath, Kirkland & Ellis, PJT Partners and J.P. Morgan were also in attendance. Representatives of Cravath informed the Board that the Special Committee had concluded its negotiations with the Consortium. Cravath then reviewed fiduciary duties owed by the directors to the Company’s stockholders under Delaware law and discussed the Board’s ability to rely on the Special Committee’s deliberations and recommendation. Cravath then reviewed with the Board the principal terms of the proposed Merger Agreement and related transaction agreements, which had been distributed in advance of the meeting.

Representatives of PJT Partners then provided an overview of the sale process, including a review of the potential bidding parties contacted during the pre-signing market check, the process timeline of the bids submitted and, where provided by the relevant bidders, the reasons certain potential bidders elected not to submit bids. Following PJT Partners’ presentation, J.P. Morgan reviewed its financial analyses in connection with the anticipated transaction, which included the same analyses presented to the Special Committee on December 15, 2025, which J.P. Morgan subsequently updated on December 20, 2025 for purposes of such presentation and rendering its opinion.

During the Board meeting, the Board adopted resolutions approving the compensation payable to the members of the Special Committee in consideration of the time and effort required to review, evaluate and negotiate the Merger Agreement and related transactions. For more information, please see the section of this proxy statement entitled “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 104.

The Board then adjourned and the Special Committee held a meeting by videoconference, with representatives of Cravath and PJT Partners in attendance. At the request of the Special Committee, the representatives of PJT Partners reviewed its financial analyses in connection with the Merger. At the request of the Special Committee, representatives of PJT Partners then rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing) that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the Merger Consideration to be received by the holders of shares of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares) in the Merger was fair to such holders from a financial point of view. The full text of PJT Partners’ written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion, is attached as Annex B.

After PJT Partners rendered its oral opinion, the Special Committee discussed, among other things: (i) next steps for announcing and publicly filing the Merger Agreement; (ii) compensation matters reflected in the Company disclosure schedules; (iii) the proxy statement; (iv) the special meeting of stockholders to obtain the Company Stockholder Approval; (v) the Derivative Litigation in the context of the Merger; and (vi) the Special Committee’s role in the Transactions post-signing.

After considering the matters discussed at the Board and Special Committee meetings held that day, including the factors described below in the section of this proxy statement entitled “— Reasons for the Merger,” the Special Committee determined to recommend approval of the Transactions and unanimously: (i) determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, advisable and in the best interests of the Company and its stockholders; (ii) determined that the Merger Agreement and the Transactions are fair (as used in Item 1014(a) of Regulation M-A) to, and in the best interests of, the Unaffiliated Security Holders; and (iii) recommended that the Board (a) approve and declare advisable the Merger Agreement and the Transactions and (b) recommend adoption of the Merger Agreement to the stockholders of the Company.

Immediately following the meeting of the Special Committee, the Board reconvened by videoconference with the following non-Consortium-affiliated directors in attendance: Dr. Aghi, Mr. Aigrain, Ms. Jones, Mr. Lee, Mr. NieuweWeme and Mr. Sahai. At the invitation of the Board, Mr. Cox, Mr. Valbrune and representatives of Cravath, Kirkland & Ellis, PJT Partners and J.P. Morgan were in attendance. Mr. Aigrain informed the Board that, at the immediately preceding Special Committee meeting, the Special Committee had unanimously determined that the Merger Agreement and the Transactions were advisable, fair to the Unaffiliated Security Holders, and in the best interests of the Company and its stockholders, and had recommended that the Board approve the Merger Agreement and the Transactions and recommend their adoption by the Company’s stockholders. Mr. Aigrain also confirmed that a representative of PJT Partners had rendered PJT Partners’ fairness opinion to the Special Committee.

A representative of J.P. Morgan then rendered to the Board J.P. Morgan’s oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 20, 2025, and that is attached to this proxy statement as Annex C, that, as of such date, based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration to be paid to the holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares) was fair, from a financial point of view, to such holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares).

Members of the Board then discussed next steps following signing, including: (i) preparation and filing of the proxy statement; (ii) the special meeting of stockholders to obtain the Company Stockholder Approval; (iii) the Derivative Litigation in the context of the Merger; (iv) the potential for post-signing litigation relating to the Transactions; and (v) regulatory filings required as conditions to closing. Following this discussion, and with Mr. Lee abstaining, the Board, acting upon the unanimous recommendation of the Special Committee: (i) determined and declared the Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, to be advisable, fair to Unaffiliated Security Holders and in the best interests of the Company and its stockholders; (ii) adopted resolutions approving and declaring advisable the Merger Agreement and the consummation of the Transactions, including the Merger; (iii) adopted resolutions recommending the adoption of the Merger Agreement by the stockholders of the Company entitled to vote thereon; and (iv) directed that the Merger Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote thereon for adoption.

Later on December 20, 2025, representatives of the Consortium contacted Mr. Sahai to discuss matters related to terms for a potential management rollover arrangement. Mr. Sahai informed the Consortium that he was not prepared at that time to have such discussions, but he would be open to discussing such matters at a later date if authorized by the Special Committee. As of the date of this proxy statement, no additional conversations regarding a rollover arrangement have occurred. Prior to this outreach on December 20, 2025, at no time did Mr. Sahai and any representative of Warburg Pincus or Permira discuss go-forward employment, any rollover arrangement, or economics relating to the Transactions, nor did they have any discussion regarding Mr. Sahai transitioning away from his role as Chief Executive Officer. Furthermore, no discussions have occurred regarding the continued employment of the Company’s management team.

Subsequently, on December 20, 2025, the Company and the applicable affiliates of the Consortium executed and delivered, as applicable, the Merger Agreement and other transaction documents, including the Debt Commitment Letter from Goldman Sachs, the Equity Commitment Letters and the Fee Funding Agreements (as defined in the section of this proxy statement entitled “Special Factors — Financing of the Merger” beginning of page 94).

On December 21, 2025, the Company issued a press release announcing the Transactions.

On December 22, 2025, the Company filed with the SEC a Current Report on Form 8-K, which attached copies of the Merger Agreement and the press release announcing the Transactions as exhibits.

Go-Shop

On December 22, 2025, following the announcement of the Company’s entry into the Merger Agreement with the Consortium, and at the direction of the Special Committee, representatives of PJT Partners and J.P. Morgan commenced outreach to 44 potential bidding parties as part of the Go-Shop Period, consisting of 20 financial sponsors and 24 strategic bidding parties. Among those contacted by the independent financial advisors, six parties expressed interest in entering into confidentiality agreements with the Company to evaluate a potential strategic transaction: five financial sponsors (“Go-Shop Party A,” “Go-Shop Party B,” “Go-Shop Party C,” “Go-Shop Party D” and “Go-Shop Party F”) and one strategic bidding party in the software industry (“Go-Shop Party E”).

On December 27, 2025, the Special Committee held a meeting by videoconference, with representatives of Cravath in attendance at the invitation of the Special Committee. Mr. Aigrain did not participate in the meeting. Representatives of Cravath provided an update on the go-shop process and discussed Company employee compensation matters in connection with the Merger and the Go-Shop Period, including matters related to the treatment of equity awards and the appropriate timing for Company management to have compensation and rollover discussions with the Consortium.

On December 29, 2025, Go-Shop Party A and Go-Shop Party B each executed confidentiality agreements with the Company and, on January 5, 2026, each was granted access to a virtual data room for prospective go-shop bidders containing, among other materials, business and financial information previously made available to the Consortium (the “Go-Shop Virtual Data Room”). The confidentiality agreements did not contain standstill provisions.

On December 30, 2025, Go-Shop Party C and the Company executed a confidentiality agreement and was granted access to the Go-Shop Virtual Data Room on January 5, 2026. The confidentiality agreement did not contain a standstill provision.

On January 7, 2026, Go-Shop Party D and Go-Shop Party E each executed a confidentiality agreement with the Company and were granted access to the Go-Shop Virtual Data Room on January 7, 2026 and January 8, 2026, respectively. The confidentiality agreements did not contain standstill provisions.

On January 13, 2026, Go-Shop Party E informed representatives of PJT Partners and J.P. Morgan that it did not intend to submit a proposal to acquire the Company at that time, noting that it did not expect to submit a proposal that would constitute a superior proposal in light of the transaction value, the Company’s size and other strategic and commercial considerations. Representatives of PJT Partners promptly relayed such information to the Special Committee.

On January 14, 2026, Go-Shop Party A indicated to representatives of PJT Partners and J.P. Morgan that it did not intend to submit a proposal to acquire the Company at that time, noting competing priorities in relation to a separate potential transaction. Representatives of PJT Partners promptly relayed such information to the Special Committee.

Also on January 14, 2026, Go-Shop Party F executed a confidentiality agreement with the Company and was granted access to the Go-Shop Virtual Data Room on January 15, 2026. The confidentiality agreement did not contain a standstill provision.

On January 15, 2026, Go-Shop Party C indicated to representatives of PJT Partners and J.P. Morgan that it did not intend to submit a proposal to acquire the Company at that time, noting that it did not expect to submit a proposal that would constitute a superior proposal in light of the transaction value and its stated financing constraints. Representatives of PJT Partners promptly relayed such information to the Special Committee.

On January 21, 2026, Go-Shop Party D indicated to representatives of PJT Partners and J.P. Morgan that it did not intend to submit a proposal to acquire the Company at that time, noting that it did not expect to submit a proposal that would constitute a superior proposal in light of the transaction value. Representatives of PJT Partners promptly relayed such information to the Special Committee.

On January 23, 2026, Go-Shop Party B indicated to representatives of PJT Partners and J.P. Morgan that it did not intend to submit a proposal to acquire the Company at that time. Representatives of PJT Partners promptly relayed such information to the Special Committee.

Also on January 23, 2026, Go-Shop Party F indicated to representatives of PJT Partners and J.P. Morgan that it did not intend to submit a proposal to acquire the Company at that time, noting that it did not expect to submit a proposal that would constitute a superior proposal in light of the transaction value. Representatives of PJT Partners promptly relayed such information to the Special Committee.

The Go-Shop Period expired on January 23, 2026 at 12:00 a.m., New York City time. Prior to the expiration of the Go-Shop Period, each of Go-Shop Party A, Go-Shop Party B, Go-Shop Party C, Go-Shop Party D, Go-Shop Party E and Go-Shop Party F had declined to proceed with pursuing a potential strategic transaction and to date, no party has submitted a Takeover Proposal.

Recommendation of the Special Committee

At the meeting of the Special Committee on December 20, 2025, after due consideration, including consideration of the material factors described in the section below entitled “— Reasons for the Merger”, and acting with the advice of its own independent legal and financial advisors, the Special Committee determined to recommend the approval of the Transactions and unanimously (i) determined that the Merger Agreement and the Transactions on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, advisable and in the best interests of the Company and its stockholders and (ii) determined that the Merger Agreement and the Transactions are fair (as used in Item 1014(a) of Regulation M-A) to, and in the best interests of, the Unaffiliated Security Holders. The Special Committee also unanimously recommended to the Board that the Board:

•	approve and declare advisable the Merger Agreement and the Transactions; and

•	recommend adoption of the Merger Agreement to the stockholders of the Company.

Recommendation of the Board

At the meeting of the Board held on December 20, 2025, after consideration of the unanimous recommendation of the Special Committee, including of the material factors described in the section below entitled “— Reasons for the Merger”, and after consulting with and receiving the advice of its independent legal and financial advisors, the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira) (i) determined that (a) it is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company, that the Company enter into the Merger Agreement and consummate the Transactions and (b) the Merger Agreement and the Transactions are fair to, and in the best interests of, the Unaffiliated Security Holders; and:

•	adopted resolutions approving and declaring the advisability of the Merger Agreement and the consummation of the Transactions, including the Merger;

•	adopted resolutions recommending the adoption of the Merger Agreement by the stockholders of the Company entitled to vote thereon; and

•	directed that the Merger Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote thereon for adoption.

Reasons for the Merger

As described above in the section of this proxy statement entitled “— Background of the Merger” beginning on page 28, on December 20, 2025, the Special Committee, consisting entirely of independent and disinterested directors, and acting with the advice of its own independent legal and financial advisors, and after discussions with Company management regarding the Company’s business, financial performance and prospects, unanimously, among other things, (i) determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, advisable and in the best interests of the Company and its stockholders; (ii) determined that the Merger Agreement and the Transactions, are fair (as used in Item 1014(a) of Regulation M-A) to, and in the best interests of, the Unaffiliated Security Holders; and (iii) recommended that the Board (a) approve and declare advisable the Merger Agreement and the Transactions and (b) recommend adoption of the Merger Agreement to the stockholders of the Company.

The Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira, none of whom voted on the approval of the Merger Agreement and the Transactions) in reaching its determination that (i) the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the stockholders of the Company and (ii) the Merger Agreement and the Transactions are fair to, and in the best interests of, the Unaffiliated Security Holders, and in making the Board Recommendation, consulted with and received the advice of its independent legal and financial advisors, engaged in discussions with Company management regarding a range of matters, received and considered the Special Committee’s unanimous recommendation, and exercised its independent business judgment in reviewing and considering such information and factors as it deemed relevant, based on a comprehensive record of information and a broad range of factors, including, without limitation, the factors summarized below.

In the course of evaluating the Merger Agreement and the Transactions contemplated thereby, and in determining to recommend to the Board and, in turn, to the Company’s stockholders that the Merger Agreement be adopted and the Transactions be consummated, the Special Committee and the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira) considered the following factors relating to the Company, its business and prospects, and the risks and challenges facing the Company, and reviewed and considered such information and factors as each deemed relevant, based on a comprehensive record of information and a broad range of factors relating to the evaluation of the Merger Agreement and the Transactions, including the Merger, which reflected both favorable considerations and countervailing factors and encompassed factors relating to potential conflicts of interest and procedural safeguards (each of which factors the Special Committee and the Board believed were generally supportive of their respective determinations and recommendations, but none of which was considered determinative, and which factors are not intended to be exhaustive and are not presented in any relative order of importance):

Information Considered

In making its determination and recommendation, the Special Committee and the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira), as applicable, considered and relied on extensive information, advice and analysis, reflecting both favorable considerations and countervailing factors, including, without limitation (not necessarily in order of relative importance):

•	information concerning the Company’s industry, business, operations, assets, financial performance and condition, operating results and prospects;

•

the impact and status of general industry, regulatory, political, economic and market conditions and trends relevant to the Company’s business, including the impact of advancements in AI on the Company’s industry and business, and in light of such conditions and trends, the risks and challenges to value-creation associated with continuing to operate the Company as an independent entity;

•

potential strategic alternatives, including (i) the possible alternatives to the acquisition by the Consortium, including the alternative of continuing to operate the Company as an independent entity and the desirability and perceived risks of that alternative, (ii) the potential benefits to the Company’s stockholders of these alternatives and the timing and likelihood of effecting such alternatives and (iii) the assessment that, taking into account risks of execution as well as business, competitive, financial, industry, market and regulatory risks, none of these alternatives were reasonably likely to present superior opportunities for the Company to create greater value for the Company’s stockholders;

•

the oral opinion of PJT Partners rendered to the Special Committee on December 20, 2025, which was subsequently confirmed by delivery of a written opinion dated December 20, 2025, that as of the date thereof, and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with its opinion and other matters set forth in its opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares), as more fully described in the section of this proxy statement entitled “— Opinion of PJT Partners” beginning on page 69;

•

the oral opinion of J.P. Morgan rendered to the Board, with all members of the Special Committee present, on December 20, 2025, which was subsequently confirmed by delivery of a written opinion dated December 20, 2025, that as of the date thereof, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration to be paid to the holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares), in the Merger was fair, from a financial point of view, to such holders, as more fully described in the section of this proxy statement entitled “— Opinion of J.P. Morgan” beginning on page 78;

•

the Company’s operating and financial performance and its prospects, including certain prospective forecasts for the Company prepared by Company management, and the material assumptions underlying such forecasts, which reflect an application of various assumptions of management, and the inherent uncertainty of achieving the Company’s prospective forecasts, as set forth below under the section of this proxy statement entitled “— Certain Financial Forecasts” beginning on page 65;

•

the Special Committee’s process, which was reviewed and considered by the Board, prior to entering into the Merger Agreement and during the Go-Shop Period, for soliciting and/or responding to offers from third parties that the Special Committee identified as reasonably likely to provide high-quality proposals, including contacting, or responding to inquiries from, 52 potential acquirors (excluding the Consortium), providing management presentations to 6 potential acquirors (excluding the Consortium), entering into non-disclosure agreements with 12 potential acquirors (excluding the Consortium), granting access to a data room containing detailed due diligence materials to 12 potential acquirors (excluding the Consortium) and receiving non-binding indications of interest to acquire the Company only from the Consortium and one other potential acquiror—Sponsor Party A. Following discussion of the indication of interest received from Sponsor Party A, the Special Committee, after consultation with its independent financial and legal advisors, determined that the proposed price range from Sponsor Party A of $20.00 to $22.00 per share was not competitive relative to the Consortium’s then-current proposal of $24.50 per share and the then-current trading price of the Company’s Class A Common Stock and it was unlikely that Sponsor Party A would be capable of credibly increasing its offer price to exceed that of the Consortium;

•	the Consortium’s business reputation, experience and capabilities and its ability to consummate transactions of this type and size;

•

the impact of media reports regarding a potential strategic transaction on the Company’s business and operations, including the potential distractions to employees and potential impact on client relationships;

•

the purchase prices paid in the transactions disclosed in the section of this proxy statement entitled “Other Important Information Regarding the Company — Certain Transactions in the Shares of Company Common Stock” beginning on page 167, which the Special Committee and the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira, none of whom voted on the approval of the Merger Agreement and the Transactions) did not view as material to their fairness determinations, except to the extent such prices reflected the trading price of Company Class A Common Stock during the applicable periods;

•

the course and history of competitive arm’s-length negotiations with the Consortium, which negotiations the Special Committee and the Board believed resulted in the Company obtaining the highest price that the Consortium was willing to pay for the Company, as evidenced by the Company’s ability to increase the Consortium’s proposed price per share of Company Class A Common Stock from $24.25 in the December 14 Consortium Proposal to $24.55 per share on December 16, 2025, which was also higher than the $24.50 proposed price per share in the October 23 Consortium Proposal, as further described above under the section of this proxy statement entitled “— Background of the Merger”;

•	the then-current and historical prices of Company Class A Common Stock, including relative to the Merger Consideration;

•

discussions with the Company’s management and the Special Committee’s and the Board’s legal and financial advisors, including as to, among other things, the terms and conditions of the Merger Agreement, as well as the potential benefits and risks associated with the Transactions, including the Merger;

•

the form of the Merger Consideration and the certainty and liquidity of the cash consideration to be received by the Company’s stockholders, as compared to the risks and potential benefits associated with continued ownership of the Company;

•

the fact that the Merger will provide liquidity for the Unaffiliated Security Holders without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales;

•

the conditions to the consummation of the Transactions, including the absence of a financing condition and the anticipated regulatory approvals required to complete the Merger, in conjunction with Parent’s requirement to pay the Company a reverse termination fee of 7% of transaction equity value payable in certain circumstances, including a financing failure;

•

the fact that the Company has sufficient operating flexibility to conduct its business in the ordinary course during the period prior to the consummation of the Transactions, subject to the interim operating covenants set forth in the Merger Agreement;

•

information regarding the terms and conditions of previous acquisitions of similarly situated companies and other relevant precedent transactions and trading multiples and valuation metrics implied thereby;

•

legal advice regarding the duties and responsibilities of the Special Committee members and the Board, and certain financial perspectives of the Special Committee’s and the Board’s financial advisors; and

•

the interests of certain directors, officers and affiliates of the Company in the Transactions, including interests that may be different from, or in addition to, those of the Unaffiliated Security Holders, and various other factors, considerations and information, including factors relating to procedural safeguards implemented in connection with the Transactions, as more fully described below.

Potential Benefits of the Merger

In making its recommendation and determination, the Special Committee and the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira), as applicable, considered a number of potential benefits of the Merger and the Transactions contemplated by the Merger Agreement to the Company and its stockholders, including the Unaffiliated Security Holders, taking into account, among other things, the following principal factors together with the countervailing considerations described elsewhere in this proxy statement (not necessarily in order of relative importance):

•

Merger Consideration. The Special Committee concluded, and the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira) agreed, that the Merger Consideration represented the highest price that could reasonably be obtained from the Consortium through the negotiations conducted and that the terms set forth in the Merger Agreement were the most favorable terms the Consortium would be willing to agree to, based on the circumstances at the time, and that further negotiations could reasonably be expected to create a risk of causing the Consortium to abandon the Transactions altogether or reduce the offer price in light of market volatility;

•

Certainty of Value. The Merger Consideration of $24.55 per share of Company Class A Common Stock is all cash, which provides the Company’s stockholders immediate certainty of value and liquidity for their shares and enables stockholders to realize value that has been created at the Company while reducing exposure to future business, market and execution risks and uncertainties associated with the Company’s stand-alone strategy. Specifically, among other things, the Special Committee and the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira) considered the current and historical prices of Company Class A Common Stock, including:

•

the fact that the trading price of Company Class A Common Stock had declined approximately 34.2% from the closing price on the first trading day after the IPO to November 10, 2025, the last full trading day prior to media coverage reporting that the Company was considering a potential strategic transaction;

•	the fact that the Merger Consideration represents a premium of approximately:

•	47.1% over the unaffected closing Company Class A Common Stock price on November 10, 2025; and

•	37.7%, 36.1% and 31.5% over the 30-, 60- and 90-day volume-weighted average trading price of Company Class A Common Stock, respectively, as of November 10, 2025;

•

the Special Committee concluded, and the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira) agreed, that, taking into account the other factors described herein (including trading history of Company Class A Common Stock since the IPO), the value of the Merger Consideration provided value in excess of the Company’s value on a stand-alone basis and that there was a reasonable risk that, absent the Merger, the trading price of Company Class A Common Stock would not achieve a comparable value within a reasonable timeframe, or that doing so could take a considerable period of time, including due to the potential negative impact of stock market disruptions relating to advancements in AI on the business and outlook of the Company;

•

Value Relative to Stand-Alone Prospects. The Special Committee concluded, and the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira) agreed, that the $24.55 per share of Company Class A Common Stock in cash payable in the Merger was more favorable to all of the Company’s stockholders on a risk-adjusted basis than the potential value that might result from other alternatives reasonably available to the Company, including continued operation as an independent company, and represents full and fair value for shares of Company Class A Common Stock based upon their knowledge of the Company’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, the potential negative impact of stock market disruptions relating to advancements in AI on the business and outlook of the Company and the belief that the Transactions represented an attractive and comparatively certain value for all of the Company’s stockholders relative to the risk-adjusted prospects for the Company as an independent, stand-alone company, including:

•

risks relating to the operation of the Company, including, but not limited to, the possibility of heightened competition and pricing pressure, the impact of advancements in AI on the Company’s industry and business, sensitivity of revenues to the value of client assets on the platform and macroeconomic volatility, prolonged enterprise sales cycles, challenges relating to hiring and retaining key talent to sustain growth, the risk of product errors or operational failures and potential damage to the Company’s reputation and early client contract terminations;

•

risks relating to the Company’s ability to sustain its continued growth, manage infrastructure to support such growth, attract new clients, leverage emerging technologies like AI and mitigate against increasingly prevalent cybersecurity threats;

•

risks relating to the recent decline in valuation in public markets, to which the Company and its stockholders would remain subject if it remained public, including the potential for a recession or potential rate increases and associated risk to revenue and balances at end customers, which could lead to increased churn and lower realized revenue, and whether the Company’s valuation in public markets would be reflective of the Company’s expected performance;

•	risks relating to the integration of the recently acquired businesses Enfusion, Beacon and Bistro, which would require additional investment to complete;

•	risks relating to competition, particularly competition in the technology industry, including from larger competitors with access to significant financial resources; and

•	other risks and uncertainties, including the risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

•	Non-Price Terms of the Merger Agreement. The non-price terms and conditions of the Merger Agreement and related transaction documents, including, without limitation:

•

the high probability that the Merger would be consummated, based on, among other things, (i) the limited number and nature of the conditions to the completion of the Merger, including the absence of a financing contingency, (ii) Parent’s obligation under the Merger Agreement to use reasonable best efforts to take all actions reasonably necessary to obtain all regulatory approvals necessary to consummate the Transactions, (iii) the existence of binding commitments supporting Parent’s payment obligations in certain termination scenarios and (iv) the Consortium’s ability to complete the Transactions, based on the combined experience of the Consortium’s sponsors in successfully consummating acquisition transactions of similar size and complexity;

•

the possibility that the Merger would be completed in a reasonable timeframe and in an orderly manner, which could reduce the period during which the Company’s business would be subject to the potential uncertainty of Closing and related disruption;

•

the fact that the Consortium has obtained fully committed Debt Financing from a reputable financing source, and that affiliates of each sponsor member of the Consortium have committed to make available and provide to Parent, pursuant to the Equity Commitment Letters, the full amount in cash necessary, along with the committed Debt Financing, to fund the aggregate Merger Consideration, as further described below in the section of this proxy statement entitled “— Financing of the Merger” beginning on page 94;

•

the fact that if any portion of the Debt Financing for the Merger becomes unavailable, Parent and Merger Sub are required to use reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing in an amount sufficient to disburse the aggregate Merger Consideration, subject to the terms and conditions set forth in the Merger Agreement;

•

the fact that affiliates of each member of the Consortium have provided respective Fee Funding Agreements, which provide binding and enforceable commitments in support of the obligations of Parent with respect to certain payment obligations that may be owed by Parent to the Company under the Merger Agreement (including the full amount of the Parent termination fee up to an agreed cap);

•

the fact that the Company termination fee of $241,950,000 (or $111,670,000, during the Go-Shop Period or Go-Shop Extension Period, as applicable) payable by the Company to Parent is only payable in certain limited circumstances, as applicable, as further described under the sections of this proxy statement entitled “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees” beginning on pages 139 and 142, respectively, and reflects a reduction from the amounts initially proposed by the Consortium as a result of negotiations led by the Special Committee, as further described under the section of this proxy statement entitled “— Background of the Merger” beginning on page 28;

•

in specified circumstances in which the Merger is not consummated as a result of Parent’s failure to consummate the Closing when required to do so under the Merger Agreement or a material breach by Parent that results in the failure of a closing condition, Parent will be required to pay the Company a Parent termination fee of $521,130,000 (in addition to, in certain circumstances, specified reimbursement, expense and indemnity obligations up to an agreed cap), which reflects an increase from the amount initially proposed by the Consortium as a result of negotiations led by the Special Committee, as further described under the section of this proxy statement entitled “— Background of the Merger” beginning on page 28, with Parent’s payment obligations in respect of such Parent termination fee being the subject of binding commitments pursuant to the Fee Funding Agreements, in each case, subject to the terms set forth in the Merger Agreement and the Fee Funding Agreements;

•

the other terms and conditions of the Merger Agreement, the Equity Commitment Letters, the Debt Commitment Letters and the Fee Funding Agreements, which were reviewed by the Special Committee and the Board with their respective independent legal and financial advisors, and the fact that such terms were the product of arm’s-length negotiations between the parties;

•

the availability of appraisal rights under the DGCL to Company stockholders and beneficial owners who comply with all of the required procedures for perfecting appraisal rights under the DGCL in connection with the Merger, the existence of which was considered by the Special Committee and the Board, including the fact that such stockholders and beneficial owners will have the right to demand appraisal and payment of the fair value of their shares as determined by the Delaware Court, as further described in the section of this proxy statement entitled “— Appraisal Rights” beginning on page 99; and

•	the other terms and conditions of the Merger Agreement, taken as a whole, as discussed in more detail in the section of this proxy statement entitled “The Merger Agreement” beginning on page 116.

•

Opportunity for Disinterested Stockholders to Vote. The fact that the Merger is conditioned upon the affirmative vote of a majority of the votes cast by the Disinterested Stockholders, which the Special Committee and the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira) viewed as an important procedural safeguard for the Disinterested Stockholders, and the fact that such stockholders would be free to evaluate the Merger and vote for or against the adoption of the Merger Agreement at the Special Meeting. This vote is in addition to the vote otherwise required under Delaware law to approve a merger and will ensure that, if the Merger is ultimately consummated, it will have been approved by a majority of shares held by the Unaffiliated Security Holders.

Review of Procedural Safeguards

The Special Committee and the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira) considered a number of factors relating to the procedural safeguards that they determined were present to support the fairness of the Merger Agreement and the Transactions to the Company and its stockholders, including the Unaffiliated Security Holders, and to permit the Special Committee to effectively represent and protect the interests of the Unaffiliated Security Holders. The Special Committee and the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira) further determined that such factors, including the following material factors (which are not intended to be an exhaustive list of all procedural factors considered and are not presented in any relative order of importance), support their respective determinations and recommendations and provide a basis for their conclusion regarding the procedural fairness of the Merger:

•

Independence of the Special Committee. The Special Committee was composed solely of directors who were not employees of the Company and whom the Board determined to be independent under Delaware law from Welsh Carson, Warburg Pincus and Permira and disinterested with respect to the Derivative Litigation, including its potential extinguishment, and a potential strategic transaction with Warburg Pincus and Permira, including the transaction contemplated by the October 23 Consortium Proposal;

•

the Special Committee engaged, at the Company’s expense and on commercially reasonable terms, such advisors and agents as the Special Committee, in its sole discretion, deemed necessary or appropriate to assist it in evaluating the Merger, the Merger Agreement and the Transactions. In connection with its evaluation, the Special Committee retained and received advice from its own independent financial advisor, PJT Partners, and its own independent legal advisor, Cravath;

•

the Special Committee was delegated full power and authority by the Board to conduct a market check and evaluate the merits of a potential strategic transaction including, among other things, (i) to establish, oversee and control a process for the exploration, consideration and evaluation of a potential strategic transaction including, if deemed appropriate or advisable by the Special Committee, to solicit indications of interest or proposals from third parties with respect to a potential strategic transaction, (ii) to review, consider and evaluate any proposal received by the Company in connection with a potential strategic transaction (including the October 23 Consortium Proposal), (iii) to participate in and direct the negotiations regarding the terms and conditions of any potential strategic transaction, and authorize, monitor and exercise general oversight and control on behalf of the Company of any and all negotiations, agreements, proceedings and activities of the Company involving or relating to any potential strategic transaction, (iv) to review, consider and evaluate, as an alternative to a potential strategic transaction, whether the Company should continue to operate as a stand-alone, independent entity, (v) to terminate any negotiations, discussions or consideration of, or reject, on behalf of the Company, any potential strategic transaction, (vi) to determine whether any potential strategic transaction is fair to, and in the best interests of, the Company and its stockholders, (vii) to provide recommendations to the Board with respect to a potential strategic transaction, including as to whether the Board should approve or disapprove of any potential strategic transaction, (viii) to the fullest extent permitted by law, enter into definitive documents and agreements on behalf of the Company with respect to any potential strategic transaction (or, if Board approval was required, to recommend to the Board the advisability of entering into such agreements) and (ix) to take such other actions relating to or arising in connection with any such potential strategic transaction as the Special Committee deems necessary, appropriate or advisable;

•

the Special Committee held 15 formal meetings over approximately one month (as well as a number of additional informal meetings) to discuss and evaluate the Consortium’s proposals and the process of a potential sale of the Company more generally with each member of the Special Committee actively engaged and participating in the deliberations and decision-making process. In addition to its formally convened meetings, the members of the Special Committee engaged in numerous informal discussions and consultations among themselves and with representatives of management, as well as with the Special Committee’s independent legal counsel and financial advisor, including outside of formally convened meetings, to evaluate developments and consider strategic, legal and financial matters relevant to the Special Committee’s review. Prior to the formal establishment of the Special Committee, the directors who later comprised the Special Committee had also participated in discussions in their capacity as members of the Transaction Committee regarding the initial preliminary expression of interest by Warburg Pincus and Permira in a potential strategic transaction, which involvement informed and facilitated the Special Committee’s subsequent review process;

•

the compensation provided to the members of the Special Committee in respect of their services was not contingent upon the Special Committee approving any transaction or documents, including the Transactions or the Merger Agreement;

•

the financial and other terms and conditions of the Transactions were the product of extensive negotiations by the Special Committee, with the assistance of its independent legal and financial advisors, on an arm’s-length basis, with the Consortium and its representatives; and

•

the terms and conditions of the Transactions, including the Merger, are subject to receipt of the Company Stockholder Approval, including approval by the affirmative vote of a majority of the votes cast by the Disinterested Stockholders—a “majority-of-the-minority” approval requirement.

•

Opportunity to Solicit and Receive Takeover Proposals and to Terminate the Transactions in Order to Accept a Superior Proposal. The Special Committee negotiated favorable terms with respect to the Company’s ability to solicit and receive Takeover Proposals, including:

•

the Company’s ability, for 33 days following the date of the Merger Agreement (which 33-day period expired on January 23, 2026) to initiate, solicit, facilitate and encourage Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts reasonably expected to lead to a Takeover Proposal), subject to certain limitations;

•

the Company’s ability to extend the Go-Shop Period for a period of 10 days thereafter to continue engaging in negotiations with third parties from whom the Company received a Takeover Proposal after the date of the Merger Agreement and prior to the expiration of the Go-Shop Period, that the Special Committee determined in good faith, after consultation with its financial advisors and outside counsel, would reasonably be expected to lead to a Superior Proposal (other than in respect of a Disallowed Party) (as defined in the section of this proxy statement entitled “The Merger Agreement — Go Shop; No Solicitation; Change in Board Recommendation”);

•

the ability of the Special Committee, subject to customary requirements included in the Merger Agreement, to effect an Adverse Recommendation Change or of the Board to terminate the Merger Agreement to enter into a Superior Proposal, in each case, subject to payment by the Company to Parent of a Company termination fee of $241,950,000, which would have been

$111,670,000 during the Go-Shop Period or the Go-Shop Extension Period under certain circumstances (as more fully described under “The Merger Agreement — Termination Fees”); and

•

the Special Committee’s and the Board’s (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira) belief, after discussion with their respective independent legal and financial advisors, that the Company termination fee would not preclude a Superior Proposal from being made.

•

Limitation on Management Employment Discussions. As of the execution of the Merger Agreement, members of Company management were not party to any binding agreements with the Consortium regarding their post-closing employment with or equity participation in the Surviving Corporation or its affiliates. The Special Committee instructed management to defer any discussions regarding post-transaction employment or retention arrangements for management until the Special Committee had authorized such discussions, in order to avoid actual or perceived conflicts of interest.

In light of such procedural safeguards, the Special Committee and the Board did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the Unaffiliated Security Holders for purposes of negotiating the terms of the Merger Agreement and the Transactions, including the Merger.

Risks and Potential Negative Factors

In the course of its deliberations and in reaching the determinations described above, the Special Committee and the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira) also considered, in consultation with their respective independent legal and financial advisors, a variety of risks and other countervailing factors related to the Merger Agreement and the Merger, including risks and potential adverse factors affecting the Disinterested Stockholders. In doing so, they considered the following material factors (which are not intended to be an exhaustive list of all countervailing factors considered by the Special Committee or the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira) and are not presented in any relative order of importance):

•

No Stockholder Participation in Future Growth or Earnings. The fact that, as a result of the Merger, the Company’s stockholders will receive cash consideration for their shares and will forgo the opportunity to participate in the Company’s future growth, earnings and potential increases in value, including, among other things, in the circumstances described below:

•

the nature and structure of the Merger means that the Company would no longer exist as an independent public company following the Merger and the Company’s stockholders will not participate in any further future growth potential or benefit from any future increase in the value of the Company;

•

the fact that, should the Transactions close, the Company’s stockholders who receive the Merger Consideration will not participate in, and will not have participated in, any growth or increase in the value of the Company between the date of the Merger Agreement and the closing of the Transactions;

•

the possibility that, although the Merger provides the Company’s stockholders the opportunity to realize a premium to the price at which Company Class A Common Stock traded prior to the public announcement of the Merger, the price of Company Class A Common Stock might have increased in the future to a price greater than the Merger Consideration; and

•

the possibility that, at some future time, the Consortium could sell some or all of the Company or its securities, businesses or assets to one or more purchasers at a valuation higher than the valuation implied by the Transactions, and that the Company’s stockholders would not be able to directly participate in or benefit from such a sale.

•	Trading Price Movements and Volatility. The fact that the trading price of Company Class A Common Stock experienced significant fluctuations during the period preceding the execution of the Merger

Agreement, which the Special Committee and the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira) considered in evaluating the Merger Consideration relative to the Company’s trading history, including the following:

•

the fact that the Merger Consideration reflects a 24.9% discount compared to the highest trading price of Company Class A Common Stock on November 25, 2024, which was the highest trading price during the 52-week period ending November 10, 2025; and

•

the fact that the closing price of Company Class A Common Stock had increased from $18.40 per share on November 11, 2025, the date that media coverage reported that the Company was considering a potential sale after receiving takeover interest, to $22.25 per share on December 19, 2025.

•

Risk Associated with Failure to Consummate the Merger. The possibility that not all conditions to the Merger will be timely satisfied or waived and that the Transactions will not be timely consummated (or at all) and the potential negative effects on the Company’s business, operations, financial results and stock price, including:

•	the trading price of Company Class A Common Stock may decline to the extent that its market price currently reflects positive market assumptions that the Merger will be consummated;

•

the potential negative impact on the Company’s ability to attract, hire and retain key employees, as current and prospective employees may experience uncertainty about their future roles with the Company following the Merger;

•

the potential disruption to the Company’s business and distraction of its workforce and management team from day-to-day operations and from pursuing other opportunities that could be beneficial to the Company; and

•	reputational harm to the Company’s relationships with investors, clients, business partners and other third parties due to the adverse perception of any failure to successfully complete the Merger.

•

Potential Loss of Business Opportunities. The restrictions on the conduct of the Company’s business prior to the consummation of the Merger may delay or prevent the Company from undertaking certain business opportunities that it might otherwise have undertaken, even if such actions could prove beneficial to the Company.

•

Process Considerations Relating to the Consortium. Certain aspects of the timing of the Consortium’s engagement in the sale process, including the Consortium’s earlier involvement in the process and the resulting opportunity to conduct due diligence over a longer period of time, as further described under the section of this proxy statement entitled “— Background of the Merger” beginning on page 28, notwithstanding:

•

the efforts of the Special Committee to structure the process in a manner intended to provide other potential counterparties with a meaningful and fair opportunity to participate, including (i) by determining to conduct a market check despite requests from the Consortium for exclusivity, (ii) withholding certain diligence information and certain diligence calls from the Consortium until after additional potential counterparties had been solicited to participate in the market check and (iii) specifically negotiating for the inclusion of the Go-Shop Period in the Merger Agreement;

•	the Company’s informal discussions with other potential counterparties earlier in 2025; and

•	Permira and Warburg Pincus’s baseline familiarity with the Company, given their prior ownership of the Company and tenured seats on the Board.

•

Merger Clearance Waiting Periods. The risk that the Company could incur significant costs and material delays resulting from any required waiting periods under the HSR Act and other clearances, consents and approvals necessary for consummation of the Merger;

•

Transaction Costs. The significant costs involved in connection with entering into the Merger Agreement and consummating the Transactions (many of which are payable whether or not the Transactions are consummated) and the substantial time and effort of Company management required to complete the Transactions, which may disrupt its business operations and have a negative effect on its financial results;

•

Termination Fee. The possibility that the Company may be obligated to pay Parent a termination fee of $241,950,000 or $111,670,000, as applicable, if the Merger Agreement is terminated under certain circumstances;

•	Litigation Risk. The risk of litigation arising from stockholders of the Company in respect of the Merger Agreement or the Transactions;

•	Tax Consideration. The fact that the receipt of cash in exchange for shares of Company Class A Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes;

•

Directors and Executive Officers’ Compensation. The fact that the Company’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, those of the Company stockholders generally, as described more fully below in the section of this proxy statement entitled “— Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 104; and

•

Other Risks. The various other risks associated with the Merger and the business of the Company, as more fully described in the section of this proxy statement entitled “— Cautionary Statement Regarding Forward-Looking Statements” beginning on page 147.

The foregoing discussion of the factors considered by the Special Committee and the Board is not intended to be exhaustive but rather includes the material factors considered by the Special Committee and the Board. In reaching their respective determinations and recommendations, and in view of the wide variety of factors considered by the Special Committee and the Board in connection with their evaluation of the Merger, the Merger Agreement and the Transactions and the complexity of these matters, the Special Committee and the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their respective decisions and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Special Committee and the Board. Rather, the Special Committee and the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira) made their respective recommendations based on the totality of the information available to the Special Committee and the Board, including discussions with, and questioning of, Company management and their respective independent legal and financial advisors. In considering the factors discussed above, individual members of the Special Committee and the Board may have given different weights to different factors.

In the course of evaluating the Merger Agreement and the Transactions, including the Merger, and making the determinations and recommendations described above (as applicable), the Special Committee and the Board did not consider the liquidation value of the Company, because they considered the Company to be a viable, going concern and believed that liquidation or break-up scenarios would generally result in proceeds substantially lower than the value of a company operating as a going concern, and because they believed that determining a liquidation value would be impracticable given the significant execution risks and uncertainties associated with any such liquidation or break-up. For these reasons, the Special Committee and the Board did not consider liquidation value to be a relevant factor in their evaluations.

The Special Committee and the Board also did not consider the Company’s net book value as a material factor in their determinations because net book value is an accounting concept that reflects historical costs and does not, in their view, meaningfully reflect the value of the Company as a going concern or take into account the Company’s business prospects, market conditions, industry trends or the risks inherent in the Company’s business.

As described above, the Special Committee and the Board did not view the purchase prices paid in the transactions disclosed under “Other Important Information Regarding the Company — Certain Transactions in the Shares of Company Common Stock” as material to their fairness determinations, except to the extent such prices reflected the trading price of Company Class A Common Stock during the applicable periods.

Except as otherwise described in this proxy statement, neither the Special Committee nor the Board received any firm offer during the two years preceding the execution of the Merger Agreement from any unaffiliated person for (i) a merger or consolidation involving the Company, (ii) the sale or transfer of all or a substantial portion of the Company’s assets or (iii) a purchase of the Company’s securities that would enable such person to exercise control of the Company.

This explanation of the Special Committee’s reasons for its recommendations to the Board, and the Board’s reasons for its recommendation to the Company’s stockholders, and other information presented in this section contains forward-looking statements and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “— Cautionary Statement Regarding Forward-Looking Statements” beginning on page 147.

Certain Financial Forecasts

Other than quarterly and annual guidance—including the guidance included in the Company’s press release dated February 19, 2025 and the updates of such guidance in the Company’s press releases dated April 30, 2025, August 6, 2025 and November 5, 2025 (collectively, the “2025 Earnings Guidance”) with respect to revenue, revenue growth, Adjusted EBITDA, Adjusted EBITDA margin, interest expense, total equity-based compensation expense and related payroll taxes, depreciation and amortization, non-GAAP effective tax rate and diluted non-GAAP share count, some of which guidance the Company typically presents as a range—the Company does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to, among other things, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. The Company has, however, included in this proxy statement certain previously nonpublic, unaudited prospective financial information for fiscal years 2025 through 2030 (the “Financial Forecasts”) that was prepared by Company management for the internal use of Company management, the Special Committee and the Board. The Financial Forecasts were provided by Company management to and directed for use by each of PJT Partners and J.P. Morgan and were approved by the Special Committee and Board for use and reliance by PJT Partners and J.P. Morgan, respectively, in connection with rendering their respective opinions, each dated as of December 20, 2025, and performing their respective financial analyses in connection therewith, as summarized in the sections of this proxy statement entitled “— Opinion of PJT Partners” beginning on page 69 and “— Opinion of J.P. Morgan” beginning on page 78. The Financial Forecasts were also furnished to (i) the Consortium in connection with the evaluation of, and discussions concerning, the proposed Merger and (ii) certain other parties potentially interested in a transaction with the Company.

These Financial Forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or GAAP.

While the Financial Forecasts were prepared in good faith, no assurances can be made regarding future events and the estimates and assumptions underlying these Financial Forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Company operates and the risks and uncertainties described in the section of this proxy statement entitled “Cautionary Statement

Regarding Forward-Looking Statements” beginning on page 147, all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the Merger, will be outside the control of the Surviving Corporation and its equityholders, including with respect to industry performance, competitive factors, industry consolidation, general business, economic, regulatory, market and financial conditions, as well as matters specific to the Company’s business, including with respect to future business initiatives and changes to the Company’s business model for which the Company has no historical data, which assumptions may not prove to have been, or may no longer be, accurate. Company stockholders are urged to review the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (which is incorporated by reference herein), for a description of risk factors with respect to the Company’s business. There can be no assurance that the assumptions underlying the Financial Forecasts will prove to be accurate or that the projected results will be realized. Actual results likely will differ, and may differ materially, from those reflected in the Financial Forecasts, whether or not the Merger is consummated. The inclusion in this proxy statement of the Financial Forecasts below should not be regarded as an indication that the Special Committee, the Board, the Company, the Consortium, Parent or Merger Sub, their respective boards of directors (or equivalent governing bodies) or their respective financial advisors considered, or now consider, these forecasts to be a reliable predictor of future results. The Financial Forecasts are not fact, and neither they nor any underlying assumptions should be relied upon as being indicative of future results. Therefore, readers of this proxy statement are cautioned not to place undue reliance on this information. The Financial Forecasts assume that the Company would continue to operate as a standalone company and do not reflect any impact of the proposed Merger, including any impact of the negotiation or execution of the proposed Merger, the expenses that may be incurred in connection with the proposed Merger or the consummation thereof or the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or in anticipation of the proposed Merger.

The material estimates and assumptions made by Company management in connection with the Financial Forecasts include:

•

Year-over-year revenue growth of approximately 29% in fiscal year 2026, driven by (i) the full year impact of the acquisitions of Enfusion and Beacon, each of which were consummated in April 2025, and the acquisition of Bistro, a proprietary portfolio visualization software platform, which was consummated in March 2025, (ii) realized bookings in the fourth quarter of 2025 and (iii) conversion of book-not-billed revenue and proof-of-concept pipeline;

•	Revenue growth from approximately $730 million in fiscal year 2025 to approximately $1.8 billion in fiscal year 2030, representing a 20% five-year compound annual growth rate;

•

Adjusted EBITDA (pre-SBC) margin accretion in fiscal year 2026 of 210 basis points driven by (i) 50 basis points of gross margin accretion and (ii) 160 basis points of operating leverage from research and development and general and administrative expenses;

•	Sales and marketing growth in-line with or slightly above revenue to support revenue growth initiatives;

•

Gross margin expansion of approximately 50 basis points per year, from approximately 78.2% in fiscal year 2025 to approximately 80.7% in fiscal year 2030, driven by scale and AI-enabled efficiencies, including efficiencies expected from customers added from the acquisition of Enfusion;

•

Operating expenses drive 580 basis points of margin accretion from the beginning of fiscal year 2025 through the end of fiscal year 2030 driven by scale in research and development and general and administrative functions;

•	Adjusted EBITDA (pre-SBC) margin expansion of approximately 830 basis points from approximately 33.9% in fiscal year 2025 to approximately 42.2% in fiscal year 2030;

•	Stock-based compensation (“SBC”) expense projected to remain constant on a dollar basis at $127 million from fiscal year 2025 through fiscal year 2030;

•	Depreciation expense gradually increases from 61% of capital expenditures in fiscal year 2025 to 79% of capital expenditures in fiscal year 2030;

•

Capital expenditures, the majority of which is capitalized software development work, is projected at approximately 1.5% of revenue every year beginning in fiscal year 2025 through fiscal year 2030 except fiscal year 2026, which is projected at 2.2% of revenue due to office renovations;

•	Net working capital of 2% of revenue every year beginning in fiscal year 2026 through fiscal year 2030;

•	Amortization of contract acquisition costs as a percentage of capitalized contract acquisition costs increases from 86% in fiscal year 2025 to 92% in fiscal year 2030;

•	Deferred tax asset usage is limited to 80% of annual taxable income; and

•	Long-term effective cash tax rate is 25% across all periods.

The Financial Forecasts include certain non-GAAP financial measures, including Adjusted EBITDA (pre-SBC), Adjusted EBITDA (pre-SBC) margin, Adjusted EBITDA (post-SBC), Adjusted EBIT (post-SBC), Adjusted EBIT (post-SBC) margin, NOPAT, NOPAT (exclusive of Tax Attributes), Unlevered Free Cash Flow, Unlevered Free Cash Flow (exclusive of Tax Attributes) and Unlevered Free Cash Flow (pre-SBC) (each as defined below). Company stockholders should note that these non-GAAP financial measures presented in this proxy statement are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Company stockholders should also note that these non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, the non-GAAP financial measures in this proxy statement and the accompanying footnotes may be calculated differently from, and may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies, or any similarly titled measures used by the Consortium or any of their respective affiliates.

Due to the inherent limitations of non-GAAP financial measures, Company stockholders should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures.

The Financial Forecasts included in this section were prepared by, and are the responsibility of, Company management. KPMG LLP, the Company’s independent auditor, has not audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the accompanying Financial Forecasts and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference in this document relates to the Company’s previously issued financial statements. It does not extend to the Financial Forecasts and should not be read to do so.

The non-GAAP financial measures included in the Financial Forecasts were provided by Company management to and directed for use by each of PJT Partners and J.P. Morgan and approved by the Special Committee and the Board for use by PJT Partners and J.P. Morgan, respectively, in each of their respective financial analyses in connection with the preparation of their respective opinions. Financial measures provided to a financial advisor in connection with a business combination transaction are not subject to SEC rules regarding disclosures of non-GAAP financial measures. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Special Committee, the Board, PJT Partners or J.P. Morgan in connection with their respective evaluations of the Merger and the Consortium was not provided with any such reconciliation. Accordingly, the Company has not provided a reconciliation of the non-GAAP financial measures included in the Financial Forecasts to the relevant GAAP financial measures in this proxy statement.

By including in this proxy statement the Financial Forecasts below, none of the Company, the Board, the Special Committee, Company management, the Consortium, Parent, Merger Sub or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Financial Forecasts. Accordingly, the Financial Forecasts should not be construed as financial guidance, nor relied upon as such, and the Financial Forecasts may differ in important respects from the 2025 Earnings Guidance, some of which guidance was presented as a range, and which Company management prepared based on a different set of assumptions. The inclusion of the Financial Forecasts in this proxy statement does not constitute an admission or representation by the Company that the information contained therein is material. The Financial Forecasts summarized in this section reflected the opinions, estimates and judgments of Company management at the time they were prepared and have not been updated to reflect any changes since such Financial Forecasts were prepared. NONE OF THE COMPANY, OR AFTER THE CONSUMMATION OF THE MERGER, THE SURVIVING CORPORATION OR ITS EQUITYHOLDERS, UNDERTAKES ANY OBLIGATION, EXCEPT AS REQUIRED BY LAW, TO UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION, CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS OR THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR. IN LIGHT OF THE FOREGOING FACTORS AND UNCERTAINTIES INHERENT IN THE FINANCIAL FORECASTS, READERS OF THIS PROXY STATEMENT ARE CAUTIONED NOT TO PLACE RELIANCE ON THIS INFORMATION.

The following table sets forth a summary of the Financial Forecasts. The summary of the Financial Forecasts is not included in this proxy statement to influence or induce any Company stockholder to vote in favor of adopting the Merger Agreement Proposal or approving any other proposals to be voted on at the Special Meeting or to influence any Company stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to their shares of Company Class A Common Stock.

Fiscal Year End 12/31

($ in millions, rounded to the nearest million)
	2025E	2026E	2027E	2028E	2029E	2030E
Revenue	$730	$940	$1,100	$1,298	$1,531	$1,807
% Growth	62%	29%	17%	18%	18%	18%
Gross Profit	$571	$740	$871	$1,034	$1,228	$1,458
% Margin	78%	79%	79%	80%	80%	81%
Adj EBITDA (Pre-SBC)(1)	$248	$338	$418	$518	$634	$763
% Adjusted EBITDA (Pre-SBC) Margin(2)	34%	36%	38%	40%	41%	42%
Adj EBIT (Post-SBC)(3)	$114	$198	$280	$377	$490	$614
% Adjusted EBIT (Post-SBC) Margin(4)	—	21%	25%	29%	32%	34%
NOPAT(5)	—	$186	$264	$356	$463	$582
NOPAT (exclusive of Tax Attributes) (6)	—	$147	$208	$281	$365	$459
Unlevered Free Cash Flow(7)	—	$173	$252	$343	$449	$566
Unlevered Free Cash Flow (exclusive of Tax Attributes) (8)	—	$134	$196	$268	$351	$444
Unlevered Free Cash Flow (Pre-SBC)(9)	—	$300	$379	$470	$576	$693

(1)

“Adjusted EBITDA (pre-SBC)” is defined as net income or loss, plus (i) interest income, net, (ii) depreciation and amortization expense, (iii) SBC expense and related payroll taxes, (iv) tax receivable agreement expense, (v) transaction expenses, (vi) amortization of prepaid management fees and reimbursable expenses, (vii) provision for (benefit from) income taxes, (viii) other income, net, and (ix) Up-C structure expenses.

(2)	“Adjusted EBITDA (pre-SBC) margin” is defined as Adjusted EBITDA (pre-SBC) divided by revenue.

(3)	“Adjusted EBIT (post-SBC)” is defined as Adjusted EBITDA (pre-SBC), less (i) SBC expense and (ii) depreciation (property & equipment) expense.
(4)	“Adjusted EBIT (post-SBC) margin” is defined as Adjusted EBIT (post-SBC) divided by revenue.
(5)

“NOPAT” was used by PJT Partners, with the approval of the Special Committee, in its financial analyses (as described in more detail in the section of this proxy statement entitled “— Opinion of PJT Partners”), and is defined as Adjusted EBIT (post-SBC), less (i) current income tax expense, net of certain deferred tax assets (the “Tax Attributes”), and (ii) other tax expense.

(6)

“NOPAT (exclusive of Tax Attributes)” was used by J.P. Morgan, with the approval of the Board, in its financial analyses (as described in more detail in the section of this proxy statement entitled “— Opinion of J.P. Morgan”), and is defined as Adjusted EBIT (post-SBC), less (i) current income tax expense and (ii) other tax expense. Company management estimated that the free cash flow benefit of the Tax Attributes would be approximately $40 million in fiscal year 2026, $56 million in fiscal year 2027, $75 million in fiscal year 2028, $98 million in fiscal year 2029 and $123 million in fiscal year 2030.

(7)

“Unlevered Free Cash Flow” was used by PJT Partners, with the approval of the Special Committee, in its financial analyses (as described in more detail in the section of this proxy statement entitled “— Opinion of PJT Partners”), and is defined as Adjusted EBIT (post-SBC), less (i) current income tax expense, net of the Tax Attributes, and (ii) other tax expense, plus (iii) depreciation expense and (iv) amortization of contract acquisition costs, less (v) capital expenditures and (vi) increase in net working capital. The foregoing calculation of Unlevered Free Cash Flow treats SBC as a cash expense and thus does not add back any SBC expense.

(8)

“Unlevered Free Cash Flow (exclusive of Tax Attributes)” was used by J.P. Morgan, with the approval of the Board, in its financial analyses (as described in more detail in the section of this proxy statement entitled “— Opinion of J.P. Morgan”), and is defined as Adjusted EBIT (post-SBC), less (i) current income tax expense and (ii) other tax expense, plus (iii) depreciation and (iv) amortization of contract acquisition costs, less (v) capital expenditures and (vi) increase in net working capital. The foregoing calculation of Unlevered Free Cash Flow (exclusive of Tax Attributes) treats SBC as a cash expense and thus does not add back any SBC expense. The foregoing calculation of Unlevered Free Cash Flow (exclusive of Tax Attributes) does not include the present value of the free cash flow benefits of the Tax Attributes expected to be utilized by the Company, which was used by J.P. Morgan in its financial analyses (as described in more detail in the section of this proxy statement entitled “— Opinion of J.P. Morgan”).

(9)

“Unlevered Free Cash Flow (pre-SBC)” was used by J.P. Morgan, with the approval of the Board, in its financial analyses (as described in more detail in the section of this proxy statement entitled “— Opinion of J.P. Morgan”), and is defined as Unlevered Free Cash Flow, plus SBC expense.

Opinion of PJT Partners

PJT Partners was retained by the Special Committee to act as its financial advisor in connection with the Merger and, upon the Special Committee’s request, to render its fairness opinion to the Special Committee in connection therewith. The Special Committee selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of the Company’s industry and its knowledge and understanding of the business and affairs of the Company. At a meeting of the Special Committee on December 20, 2025, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated December 20, 2025, to the Special Committee that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the Merger Consideration to be received by the holders of shares of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares) in the Merger was fair to such holders from a financial point of view.

The full text of PJT Partners’ written opinion delivered to the Special Committee, dated December 20, 2025, is attached as Annex B and incorporated into this proxy statement by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Special Committee and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the Special Committee, in its capacity as such, in connection with and for purposes of its evaluation of the Merger only and PJT Partners’ opinion does not constitute a recommendation as to any action the Special Committee or the Board should take with respect to the Merger or how any holder of Company Common Stock should vote or act with respect to the Merger or any other matter. The following is a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion. This summary of the PJT Partners opinion contained in this proxy statement is qualified in its entirety by reference to the full text of PJT Partners’ written opinion.

In arriving at its opinion, PJT Partners, among other things:

•	reviewed certain publicly available information concerning the business, financial condition and operations of the Company;

•	reviewed certain internal information concerning the business, financial condition and operations of the Company prepared and furnished to PJT Partners by the management of the Company;

•

reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections that were prepared by or at the direction of and approved for PJT Partners’ use by the management of the Company (as more fully described in the section entitled “Special Factors — Certain Financial Forecasts” beginning on page 65 of this proxy statement);

•

held discussions with members of senior management of the Company concerning, among other things, their evaluation of the Merger and the Company’s business, operating and regulatory environment, financial condition, prospects and strategic objectives;

•	reviewed the historical market prices and trading activity for Company Class A Common Stock;

•	compared certain publicly available financial and stock market data for the Company with similar information for certain other companies that PJT Partners deemed to be relevant;

•	compared the proposed financial terms of the Merger with publicly available financial terms of certain other business combinations that PJT Partners deemed to be relevant;

•	reviewed a draft, dated December 19, 2025, of the Merger Agreement; and

•	performed such other financial studies, analyses and investigations, and considered such other matters, as PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, with the consent of the Special Committee, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by PJT Partners, without independent verification thereof. PJT Partners assumed, with the consent of the Special Committee, that the Financial Forecasts and the assumptions underlying the Financial Forecasts, and all other financial analyses, estimates and forecasts provided to PJT Partners by the Company’s management, were reasonably prepared in accordance with industry practice and represented Company management’s best-then currently available estimates and judgments as to the business and operations and future financial performance of the Company. PJT Partners assumed no responsibility for and expressed no opinion as to the Financial Forecasts, the assumptions upon which they were based or any other financial analyses, estimates and forecasts provided to PJT Partners by the management of the Company. PJT Partners also assumed, with the consent of the Special Committee, that there were no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements of the Company made available to PJT Partners. PJT Partners relied on Company management’s representations and/or projections regarding taxable income, standalone net operating loss utilization and other Tax Attributes of the Company. PJT Partners further relied, with the consent of the Special Committee, upon the assurances of the management of the Company that they were not aware of any facts that would make the information, representations and projections provided by them inaccurate, incomplete or misleading.

PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by PJT Partners, nor was it furnished with any such verification and PJT Partners did not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct, nor was it asked to conduct, a physical inspection of any of the properties or assets of the Company. At the Special Committee’s direction, PJT Partners did not conduct, nor did PJT Partners assume any responsibility for conducting, any independent evaluation or appraisal of the assets or the liabilities (contingent, derivative, off-balance sheet, or otherwise) of the Company, nor was it furnished with any such evaluations or appraisals, nor did it evaluate the solvency or fair value of the Company under any applicable laws.

PJT Partners also assumed, with the consent of the Special Committee, that the final executed form of the Merger Agreement would not differ in any material respects from the draft reviewed by PJT Partners and that the consummation of the Merger would be effected in accordance with the terms and conditions of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third-party consents and approvals (contractual or otherwise) for the Merger, no delay, limitation, restriction or condition would be imposed on the Company or Parent or the contemplated benefits of the Merger that would adversely affect PJT Partners’ analysis in any material respect thereto. PJT Partners also assumed that the representations and warranties made by the Company, Parent and Merger Sub in the Merger Agreement were and would be true and correct in all respects material to its analysis. PJT Partners did not express any opinion as to any tax or other consequences that might result from the Merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which PJT Partners understood that the Company obtained such advice as it deemed necessary from qualified professionals. PJT Partners is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.

PJT Partners did not consider the relative merits of the Merger as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage, and PJT Partners’ opinion did not address the underlying decision by the Company to engage in the Merger. PJT Partners’ opinion was limited to the fairness as of the date of the opinion, from a financial point of view, to the holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares) of the Merger Consideration to be received by such holders in the Merger, and PJT Partners’ opinion did not address any other aspect or implication of the Merger, the Merger Agreement or any other agreement or understanding entered into in connection with the Merger or otherwise. PJT Partners further expressed no opinion or view as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. PJT Partners also expressed no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of Company Class A Common Stock or otherwise.

PJT Partners’ opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to PJT Partners, as of the date of the opinion. PJT Partners expressed no opinion as to the prices or trading ranges at which Company Class A Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. PJT Partners’ opinion does not constitute a recommendation to any holder of Company Common Stock as to how any stockholder should vote or act with respect to the Merger or any other matter. PJT Partners assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

The issuance of PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures. PJT Partners’ advisory services and opinion were provided to the Special Committee, in its capacity as such, in connection with and for the purposes of its evaluation of the Merger only and the opinion does not constitute a recommendation as to any action the Special Committee or the Board should take with respect to the Merger or any aspect thereof. PJT Partners’ opinion does not constitute a recommendation to any holder of Company Common Stock as to how any stockholder should vote or act with respect to the Merger or any other matter.

Summary of Financial Analyses

In connection with rendering its opinion, PJT Partners performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, PJT Partners did not ascribe a specific range of values to the shares of Company Class A Common Stock but rather made its determination as to fairness, from a financial point of view, to the holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares) of the Merger Consideration to be received by such holders in the Merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, PJT Partners did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the Merger. Accordingly, PJT Partners believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by PJT Partners in preparing its opinion to the Special Committee. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by PJT Partners, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, PJT Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Merger. None of the Company, PJT Partners or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. The financial analyses summarized below were based on the Financial Forecasts and other financial information prepared and furnished to PJT Partners by or on behalf of the management of the Company, and used at the direction of the management of the Company and approved for PJT Partners’ use by the Special Committee. The following summary does not purport to be a complete description of the financial analyses performed by PJT Partners. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed, for the Company, as of the closing trading price on December 19, 2025 (which represented the last trading day for Company Class A Common Stock prior to the date of PJT Partners’ opinion), and is not necessarily indicative of current or future market conditions. Calculations of implied equity values per share were rounded to the nearest $0.25. Fully diluted share numbers for the Company used below were provided by, and used at the direction of, Company management and approved for PJT Partners’ use by the Special Committee.

Discounted Cash Flow Analysis

In order to estimate the present value of Company Class A Common Stock, PJT Partners performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows generated by the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of the Company using the discounted cash flow method, PJT Partners added (a) the Company’s projected after-tax unlevered free cash flows for fiscal year end 2026 through fiscal year end 2030 based on the Financial Forecasts (which are referred to in this section titled “— Discounted Cash Flow Analysis” as the “5-year DCF Analysis”) to (b) ranges of “terminal values” of the Company as of December 31, 2030, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest and tax expense, adding depreciation and amortization of contract acquisition costs, subtracting capital expenditures and adjusting for changes in working capital. The residual value of the Company at the end of the projection period, or “terminal value,” was estimated by applying the perpetuity growth rate range of 5.5% to 6.5% to the Company’s 2030E after-tax unlevered free cash flow. The range of after-tax discount rates of 10.0% to 11.0% was selected based on PJT Partners’ analysis of the weighted average cost of capital of the Company. PJT Partners then calculated a range of implied equity values per share of Company Class A Common Stock by subtracting the Company’s estimated net debt, after giving effect to certain adjustments for non-controlling interests and equity method investments from the estimated enterprise value derived using the discounted cash flow method, adding the present value of annual cash tax savings for 2026 through 2032 (which were separately valued by PJT Partners using a discounted cash flow analysis) and dividing such amount by the fully diluted number of shares of Company Common Stock as of December 15, 2025. The following summarizes the results of these calculations:

Implied equity values per share of Company Class A Common Stock
Company Standalone 5-year DCF Analysis	$19.25 – $ 30.50

Selected Comparable Company Analysis

PJT Partners reviewed and compared specific financial, operating and public trading data relating to the Company with selected publicly traded financial services vertical software companies and selected other vertical software companies that PJT Partners deemed comparable to the Company. The selected comparable companies (which are referred to collectively as the “Company Peers”) were SS&C Technologies Holdings, Inc., Guidewire Software, Inc., CCC Intelligent Solutions Inc., Q2 Holdings, Inc., Intapp, Inc., nCino, Inc., Alkami Technology, Inc., Veeva Systems Inc., Tyler Technologies, Inc., Procore Technologies, Inc. and Vertex, Inc. PJT Partners reviewed and compared such data in order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Company Class A Common Stock on a standalone basis, in each case by reference to these Company Peers.

As part of its selected comparable company analysis, PJT Partners calculated and analyzed certain ratios and multiples, including: (1) total enterprise value (calculated as the equity value based on fully diluted shares outstanding using the treasury stock method, plus net debt, after giving effect to certain adjustments for non-controlling interests and equity method investments) (“TEV”) as a multiple of calendar year 2026E Revenue and (2) TEV as a multiple of calendar year 2026E Adjusted EBITDA (pre-SBC). All of these calculations were performed and based on publicly available financial data, market data (including share prices) as of the close of trading on December 19, 2025, and consensus estimates derived from sell-side research. The results of this selected comparable company analysis are summarized below:

	Company Peers Low	Company Peers High
TEV / 2026E Revenue	4.0x	11.3x
TEV / 2026E Adjusted EBITDA (Pre-SBC)	11.1x	32.5x

PJT Partners, based on its professional judgment, selected the Company Peers because PJT Partners believed their businesses and operating profiles are reasonably similar to that of the Company. However, because of the inherent differences between the businesses, operations and prospects of the Company and those of the Company Peers, PJT Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, PJT Partners also made qualitative judgments concerning differences between the businesses, financial and operating characteristics and prospects of the Company and the Company Peers that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company and the Company Peers.

Accordingly, PJT Partners selected (1) a TEV to 2026E Revenue multiple range of 6.0x to 9.0x and (2) a TEV to 2026E Adjusted EBITDA (pre-SBC) multiple range of 18.0x to 25.0x, in each case for the Company on a standalone basis. PJT Partners then applied the applicable ranges to the Company’s share price to (i) calendar year 2026E Revenue and (ii) calendar year 2026E Adjusted EBITDA (pre-SBC) based on the Financial Forecasts, to calculate a range of implied prices per share of Company Class A Common Stock on a standalone basis based on the fully diluted number of shares of Company Common Stock as of December 15, 2025. The following summarizes the results of these calculations:

Implied prices per share of Company Class A Common Stock
TEV / 2026E Revenue	$ 15.75 – $ 24.75
TEV / 2026E Adjusted EBITDA (Pre-SBC)	$ 17.00 – $ 24.75

Selected Precedent Transaction Analysis

PJT Partners reviewed, to the extent publicly available, and analyzed the valuation and financial metrics relating to the following 12 selected transactions since 2020 involving companies in the financial services vertical software industry and other selected vertical software industries, which PJT Partners, in its professional judgment, considered generally relevant for comparative purposes:

Announcement Date	Target	Acquiror
August 21, 2025	Dayforce, Inc.	Thoma Bravo L.P.
August 13, 2025	Sapiens International Corporation N.V.	Advent International, L.P.
January 13, 2025	Enfusion, Inc.	Clearwater Analytics Holdings, Inc.
July 25, 2024	Instructure Holdings, Inc.	KKR & Co. Inc.
July 11, 2024	Envestnet, Inc.	Bain Capital, L.P.
June 7, 2024	PowerSchool Holdings, Inc.	Bain Capital, L.P.
April 27, 2023	SimCorp	Deutsche Borse Group
March 14, 2023	Cvent Holding Corp.	Blackstone Inc.
December 12, 2022	Coupa Software	Thoma Bravo L.P.
May 4, 2022	Black Knight, Inc.	Intercontinental Exchange, Inc.
August 19, 2021	Inovalon Holdings, Inc.	Nordic Capital
December 21, 2020	RealPage, Inc.	Thoma Bravo L.P.

For each precedent transaction, PJT Partners reviewed the TEV of the target company in the transaction as a multiple of the target company’s projected revenue for the 12 months immediately following the transaction (which are referred to as “NTM Revenue”), as summarized in the following:

	Low	High
TEV/NTM Revenue	3.2x	9.0x

Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis, which PJT Partners discussed with the Special Committee. In addition, the selected precedent transactions occurred during periods in which financial, economic and market conditions were different from those in existence as of the date of PJT Partners’ opinion. Accordingly, PJT Partners believed, and discussed with the Special Committee, that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Merger. PJT Partners therefore made qualitative judgments concerning the differences between the characteristics of the selected precedent transactions and the Merger that would affect the acquisition values of the selected target companies and the Company. After reviewing the above analyses, PJT Partners selected a TEV to NTM Revenue range of 6.5x to 8.5x for the Company on a standalone basis and applied this range to the Company’s NTM Revenue based on the Financial Forecasts to calculate a range of implied prices per share of Company Class A Common Stock on a standalone basis. The following summarizes the results of these calculations:

Implied prices per share of Company Class A Common Stock
TEV / NTM Revenue	$ 17.25 – $ 23.25

Other Information

PJT Partners also observed the additional factors described below, which were not considered part of its financial analyses in connection with rendering its opinion, but were referenced solely for informational purposes:

•

An illustrative leveraged buyout analysis was performed by PJT Partners to determine the prices at which a financial sponsor might effect a leveraged buyout of the Company. PJT Partners assumed a transaction date of December 31, 2025, and a ratio of total debt to 2025E Adjusted EBITDA (pre-SBC) at the transaction date of 8.0x, which multiple was selected based on PJT Partners’ professional judgment and taking into consideration, among other things, the Company’s potential debt capacity and the corresponding leverage ratio implied in the Merger. PJT Partners assumed a subsequent exit transaction by the financial sponsor on December 31, 2030, a five-year investment period, as commonly expected by a financial sponsor, with a valuation of the Company realized by the financial sponsor in such subsequent exit transaction based on the 2030E calendar year Adjusted EBITDA (pre-SBC) exit multiple range of 22.0x to 30.0x, which was selected based on PJT Partners’ professional judgment and experience. In preparing its analysis, PJT Partners relied upon the Financial Forecasts and included pro forma adjustments for illustrative public company cost savings. The implied acquisition price per share paid by the financial sponsor was based on a target internal rate of return for the financial sponsor of 22.5%, which was selected based on PJT Partners’ professional judgment and taking into consideration, among other things, PJT Partners’ general knowledge as to targeted internal rates of return for financial sponsors in transactions similar to the Merger (without reference to specific precedent transactions). The approximate per share equity value range of Company Class A Common Stock implied by the illustrative leveraged buyout analysis based on the Financial Forecasts was $22.00 to $28.75.

•

A discounted equity analysis was performed by PJT Partners in order to estimate the present value of Company Class A Common Stock. A discounted equity value analysis is a traditional valuation methodology used to derive a company’s share price by calculating the “present value” of the future implied share price. PJT Partners calculated the discounted equity value per share of Company Class A Common Stock, on a standalone basis, based on the Company’s implied future share price as of 2027 year-end, which was calculated by using TEV / NTM Adjusted EBITDA (pre-SBC) multiples of 18.0x to 25.0x multiplied by the Company’s NTM Adjusted EBITDA (pre-SBC) projections for 2027E, subtracted the Company’s estimated net debt to calculate the implied total equity value as of such date in the Financial Forecasts, and then divided the result by the estimated fully diluted number of shares of Company Common Stock as of December 31, 2027. PJT Partners discounted each such future share price to its present value using a selected cost of equity discount rate of 11.5%, which was selected based on PJT Partners’ estimate of the expected annual rate of return of an equity investor in the Company. This analysis resulted in range of equity values per share of Company Class A Common Stock on a standalone basis of $23.00 to $32.25.

•

Publicly available Wall Street research analysts’ share price targets in the next 12 months for Company Class A Common Stock, in each case discounted to its present value using a cost of equity discount rate of 11.5%, which was selected based on PJT Partners’ estimate of the expected annual rate of return of an equity investor in the Company, and which indicated a target share price range for Company Class A Common Stock of $22.50 to $32.25.

•

Historical trading prices of Company Class A Common Stock during the 52-week period ending November 10, 2025 (prior to media coverage of a rumoured takeover offer for the Company), which indicated low and high closing prices of Company Class A Common Stock during such period of $15.75 to $32.75.

Preliminary Presentations

In addition to the presentation made to the Special Committee on December 20, 2025, the date on which PJT Partners delivered its opinion, as described above, PJT Partners made two separate presentations to the Special Committee on December 15, 2025 (such presentations collectively referred to as the “Preliminary PJT Partners’ Presentations”). Copies of the Preliminary PJT Partners’ Presentations have been attached as exhibits to the Transaction Statement on Schedule 13E-3 with respect to the transactions contemplated by the Merger Agreement. A summary of the Preliminary PJT Partners’ Presentations is provided below which does not list all information contained in the Preliminary PJT Partners’ Presentations and is qualified in its entirety by reference to the respective exhibits attached to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger.

The December 15, 2025 indications of interest discussion materials presented to the Special Committee, and filed as Exhibit (c)(iv) to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger, included a review and summary of non-binding indications of interest received to date, a preliminary and illustrative analysis of the valuation implied by the remaining bids, a summary of the Company’s illustrative recent relative share price performance and a preliminary and illustrative analysis of implied valuations at various offer prices.

The other December 15, 2025 discussion materials presented to the Special Committee, and filed as Exhibit (c)(iii) to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger, included, among other things, an overview of the Financial Forecasts, a preliminary and illustrative comparable company analysis, a preliminary and illustrative precedent transaction analysis, a preliminary and illustrative discounted cash flow analysis, including an illustrative tax attributes analysis, and a preliminary and illustrative valuation summary.

None of the Preliminary PJT Partners’ Presentations, alone or together, constitutes an opinion of PJT Partners with respect to the Merger Consideration. Each of the analyses performed in the Preliminary PJT Partners’ Presentations was subject to further updating and subject to the final financial analysis presented to the Special Committee on December 20, 2025 by PJT Partners, which is summarized above and which superseded all analyses performed in the Preliminary PJT Partners’ Presentations. Each of these analyses was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to PJT Partners as of, the date on which PJT Partners performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information. The written and oral presentations by PJT Partners did not contain all of the financial analyses included in the December 20, 2025 presentation.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying PJT Partners’ opinion. In arriving at its fairness determination, PJT Partners considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, PJT Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above-described analyses as a comparison is directly comparable to the Company or the Merger. The terms of the Merger Agreement, including the Merger Consideration, were determined through arm’s-length negotiations between the Company and Parent, rather than PJT Partners, and the decision to enter into the Merger Agreement was solely that of the Company and Parent.

PJT Partners prepared these analyses for purposes of providing its opinion to the Special Committee as to the fairness, from a financial point of view, as of the date of the written opinion of PJT Partners, of the Merger Consideration to be received by the holders of shares of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares) pursuant to the Merger Agreement. The Merger Consideration was determined through arms’ length negotiations between the Company, on the one hand, and Parent, on the other, and was approved by the Special Committee and the Board. PJT Partners did not recommend any specific consideration to the Company or the Special Committee, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, PJT Partners or any other person assumes responsibility if future results are materially different from those forecast.

PJT Partners is an internationally recognized investment banking firm and, as part of its and its affiliates’ investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As a leading global M&A, capital raising, restructuring and liability management, and governance and shareholder practices advisor, PJT Partners and its affiliates undertake significant client coverage efforts and have advised and/or discussed potential strategic transactions with a number of participants in the Company’s sector. The Special Committee selected PJT Partners to act as its financial advisor because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally and in the financial services vertical software industry specifically.

PJT Partners is acting as financial advisor to the Special Committee in connection with the Merger. As compensation for its services in connection with the Merger, PJT Partners is entitled to receive from the Company an aggregate fee of approximately $42,200,000, $5,000,000 of which became payable upon the delivery of PJT Partners’ opinion to the Special Committee (regardless of the conclusion reached therein), $2,000,000 of which was payable by the Company upon entering into the engagement letter with PJT Partners, and the remainder of which is contingent and payable upon the consummation of the Merger. Additionally, at the sole and absolute discretion of the Special Committee, an additional discretionary fee of up to $4,500,000 may be payable to PJT Partners, which, if payable, shall be payable upon the consummation of the Merger or the completion of PJT Partners’ engagement based upon, among other things, PJT Partners’ performance during the course of its engagement, as determined by the Special Committee. The Company has agreed to reimburse PJT Partners for out-of-pocket expenses and to indemnify PJT Partners for certain liabilities arising out of the performance of such services (including the rendering of PJT Partners’ opinion).

In the ordinary course of PJT Partners’ and its affiliates’ businesses, PJT Partners and its affiliates may provide investment banking and other financial services to the Company, Parent or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of its opinion, PJT Partners and certain of its affiliates are advising or have advised: (i) through PJT Partners’ restructuring and special situations group, an entity in which Permira maintains a significant investment in connection with transactions unrelated to the Company or the Merger for which PJT Partners has received fees of less than $10 million, which were paid by a third party, and may receive additional fees in the future, (ii) through PJT Partners’ restructuring and special situations group, a portfolio company of Permira in connection with a transaction unrelated to the Company or the Merger for which PJT Partners has received fees of less than $3,000,000, which were paid by such portfolio company, (iii) a portfolio company of Permira in connection with a commercialization transaction for which PJT Partners received fees of less than $2,000,000, which were paid by such portfolio company, (iv) a special committee of the board of directors of an entity in which Permira maintains a significant investment, which was independent of Permira, in connection with a proposed share repurchase which did not ultimately proceed for which PJT Partners received no fees, and PJT Partners served as a co-manager to such entity in connection with a secondary offering for which PJT Partners received fees of less than $500,000 paid by such entity, (v) Warburg Pincus in connection with a potential strategic transaction that did not ultimately proceed for which PJT Partners received no fees and (vi) through PJT Partners’ restructuring and special situations group, portfolio companies of Francisco Partners in connection with various transactions unrelated to the Company or the Merger, for which PJT Partners has received aggregate fees of less than $45,000,000 which were paid by such entities or their respective affiliates. PJT Partners and its affiliates have not advised, or received fees from, the Company or Temasek during this period.

Opinion of J.P. Morgan

Pursuant to an engagement letter, the Company retained J.P. Morgan as its financial advisor in connection with the Merger and to deliver a fairness opinion to the Board in connection with the Merger.

At the meeting of the Board on December 20, 2025, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration to be paid to the holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares), in the Merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its December 20, 2025 oral opinion by delivering its written opinion to the Board, dated December 20, 2025, that, as of such date, the Merger Consideration to be paid to the holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares) in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated December 20, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The stockholders of the Company are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the Merger Consideration to be paid in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the Merger Consideration to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated December 20, 2025 of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Company Class A Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by Company management relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members Company management with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness and did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Company management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the Transactions will be consummated as described in the Merger Agreement and this proxy statement, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company, Parent and Merger Sub in the Merger Agreement were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.

The Financial Forecasts furnished to J.P. Morgan were prepared by Company management, as discussed more fully in the section of this proxy statement entitled “— Certain Financial Forecasts” beginning on page 65. The Company does not, as a matter of course, publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. The Financial Forecasts were based on numerous estimates and assumptions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the Merger, will be outside the control of the Surviving Corporation and its equityholders, including with respect to industry performance, competitive factors, industry consolidation, general business, economic, regulatory, market and financial conditions, as well as matters specific to the Company’s business. Accordingly, actual results likely will differ, and may differ materially, from those reflected in the Financial Forecasts, whether or not the Merger is consummated. For more information regarding the use of projections and other forward-looking statements, please refer to the section of this proxy statement entitled “— Certain Financial Forecasts” beginning on page 65.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares) in the Merger to such holders, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Merger, or any class of such persons relative to the Merger Consideration to be paid to the holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares) in the Merger or with respect to the fairness of any such compensation.

The terms of the Merger Agreement, including the Merger Consideration to be paid to the holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares), were determined through arm’s-length negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Board upon the unanimous recommendation of the Special Committee. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee, the Board or Company management with respect to the Merger or the Merger Consideration to be paid to the holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares) issued and outstanding immediately prior to the Effective Time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Board on December 20, 2025 and in the financial analyses presented to the Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Board and contained in the presentation delivered to the Board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared certain financial data of the Company with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be sufficiently analogous to the Company (or aspects thereof). The companies selected by J.P. Morgan were as follows:

•	Veeva Systems Inc.

•	Guidewire Software, Inc.

•	Bentley Systems, Incorporated

•	Nemetschek SE

•	Procore Technologies, Inc.

•	AppFolio, Inc.

•	Cellebrite DI Ltd.

•	Autodesk, Inc.

•	Atlassian Corp

•	Descartes Systems Group Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, J.P. Morgan considered, based on its professional judgment, to be similar to those of the Company. However, certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the Company.

Using publicly available information, J.P. Morgan calculated, for each selected company, the multiple of the firm value (calculated as equity value, plus debt, minus cash and cash equivalents, plus non-controlling interest) (the “FV”) to the median research analyst consensus estimates of calendar year 2026 revenue for the applicable company (“2026E Revenue” and such multiple, “FV/2026E Revenue”). Based on the results of this analysis, J.P. Morgan selected an FV/2026E Revenue multiple reference range for the Company of 6.0x – 9.5x. These multiples were then applied to the Company’s $940 million projected 2026E Revenue provided to J.P. Morgan by Company management, yielding implied equity values for Company Class A Common Stock of approximately $15.75 to $26.25 per share, which J.P. Morgan compared to the Merger Consideration of $24.55 per share.

Using publicly available information, J.P. Morgan also calculated, for each selected company, the multiple of the FV to the median research analyst consensus estimates of calendar year 2026 unlevered free cash flow for the applicable company (calculated as earnings before interest and taxes (pre-SBC), minus taxes, plus depreciation, plus amortization of contract acquisition costs, minus capital expenditures, minus change in net working capital) (“uFCF” and such multiple, “FV/2026E uFCF”). Based on the results of this analysis, J.P. Morgan selected an FV/2026E uFCF multiple reference range for the Company of 20.0x – 35.0x. These multiples were then applied to the Company’s $300 million projected 2026 uFCF provided to J.P. Morgan by Company management, yielding implied equity values for Company Class A Common Stock of approximately $16.75 to $31.25 per share, which J.P. Morgan compared to the Merger Consideration of $24.55 per share.

Selected Transaction Multiples Analysis. Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be similar to the Company’s business (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which the Company operates. Specifically, J.P. Morgan reviewed the following transactions:

Date announced	Acquiror	Target
August 2025	Thoma Bravo, L.P.	Dayforce, Inc.
January 2025	Clearwater Analytics Holdings, Inc.	Enfusion, Inc.
September 2024	Vista Equity Partners Management, LLC; Blackstone Inc.	Smartsheet Inc.
June 2024	Bain Capital, LP	PowerSchool Holdings, Inc.
May 2023	Deutsche Börse AG	SimCorp A/S
March 2023	Silver Lake Technology Management, L.L.C.; The Canada Pension Plan Investment Board	Qualtrics International Inc.
December 2022	Thoma Bravo, L.P.	Coupa Software Inc.
August 2021	Nordic Capital Limited; Insight Venture Management, LLC	Inovalon Holdings, Inc.
April 2021	Thoma Bravo, L.P.	Proofpoint Inc.
December 2020	Thoma Bravo, L.P.	RealPage, Inc.

None of the selected transactions reviewed was identical to the Merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger.

Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of each target company’s FV implied in the relevant transaction to the target company’s revenue for the next twelve months as of the date of the applicable transaction (the “FV/NTM Revenue”). Based on the results of this analysis, and based on its professional judgment, J.P. Morgan selected a FV/NTM Revenue multiple reference range for the Company of 6.0x – 8.5x. J.P. Morgan then applied such reference range of multiples derived from such analysis to the Company’s $940 million projected NTM Revenue provided to J.P. Morgan by Company management, yielding implied equity values for Company Class A Common Stock of approximately $15.75 to $23.25 per share, which J.P. Morgan compared to the Merger Consideration of $24.55 per share.

Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of each target company’s FV implied in the relevant transaction to the target company’s uFCF for the next twelve months as of the date of the applicable transaction (the “FV/NTM uFCF”). Based on the results of this analysis, and based on its professional judgment, J.P. Morgan selected a FV/NTM uFCF multiple reference range for the Company of 22.0x – 38.0x. J.P. Morgan then applied such reference range of multiples derived from such analysis to the Company’s $300 million projected NTM uFCF provided to J.P. Morgan by Company management, yielding implied equity values for Company Class A Common Stock of approximately $18.75 to $34.00 per share, which J.P. Morgan compared to the Merger Consideration of $24.55 per share.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Company Class A Common Stock. J.P. Morgan calculated the Unlevered Free Cash Flow (exclusive of Tax Attributes) that the Company is expected to generate during fiscal years 2026 through 2030 based upon the Financial Forecasts provided to J.P. Morgan for use by J.P. Morgan in connection with its financial analyses. J.P. Morgan also calculated a range of terminal asset values of the Company at the end of the five-year period ending 2030 by applying a perpetual growth rate ranging from 4.5% to 5.5% of the Unlevered Free Cash Flow (exclusive of Tax Attributes) of the Company during the final year of the five-year period. The Unlevered Free Cash Flow (exclusive of Tax Attributes) and the range of terminal asset values were then discounted to present values as of December 31, 2025, using a range of discount rates from 9.25% to 10.25%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company.

In addition, J.P. Morgan calculated the present value of the Tax Attributes expected to be utilized by the Company during fiscal years 2026 through 2032, which were $1.45 to $1.50 per share based on discount rates from 9.25% to 10.25%. Company management provided J.P. Morgan with the amount of the Tax Attributes that they expected to be utilized in each of the fiscal years 2026 through 2032 for purposes of its analysis.

This analysis indicated a range of equity values of between $20.25 and $31.25 per share of Company Class A Common Stock (inclusive of $1.45 to $1.50 per share of the Tax Attributes), which J.P. Morgan compared to the Merger Consideration of $24.55 per share.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen by J.P. Morgan because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the Merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Merger and deliver an opinion to the Board with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

For financial advisory services rendered in connection with the Merger, the Company has agreed to pay J.P. Morgan an estimated fee of approximately $51,000,000, $5,000,000 of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the Closing. In addition, the Company has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had and continue to have commercial or investment banking relationships with the Company, Permira, a significant affiliate of Parent, including certain of Permira’s portfolio companies, Warburg Pincus, a significant affiliate of Parent, including certain of Warburg Pincus’ portfolio companies, Francisco Partners, a significant affiliate of Parent, including certain of Francisco Partners’ portfolio companies and Temasek, a significant affiliate of Parent, including certain of Temasek’s portfolio companies, for which J.P. Morgan and such affiliates, in each case, have received or will receive customary compensation. Such services during such period have included, (i) with respect to the Company, acting as sole bookrunner on equity offerings in November 2024 and March 2024 and as financial advisor on the Company’s acquisition of Enfusion in April 2025, (ii) with respect to Permira, providing debt syndication, equity underwriting, debt underwriting and financial advisory services to portfolio companies controlled by Permira, (iii) with respect to Warburg Pincus, acting as lead arranger and lead left bookrunner on a credit facility in April 2024, (iv) with respect to certain portfolio companies controlled by Warburg Pincus, providing debt syndication, equity underwriting, debt underwriting and financial advisory services to such portfolio companies controlled by Warburg Pincus, (v) with respect to Francisco Partners, providing debt syndication and financial advisory services to portfolio companies controlled by Francisco Partners and (vi) with respect to Temasek, providing debt syndication, equity underwriting and financial advisory services to portfolio companies controlled by Temasek. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, portfolio companies controlled by Permira, Warburg Pincus (and portfolio companies controlled by Warburg Pincus), portfolio companies controlled by Francisco Partners and portfolio companies controlled by Temasek, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding Company Class A Common Stock. During the two-year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan from (i) the Company were approximately $18,000,000, (ii) Permira (including its controlled portfolio companies) were approximately $39,000,000, (iii) Warburg Pincus (including its controlled portfolio companies) were approximately $65,000,000, (iv) Francisco Partners (including its controlled portfolio companies) were approximately $53,000,000 and (v) Temasek (including its controlled portfolio companies) were approximately $17,000,000. In addition, J.P. Morgan and/or its affiliates are currently providing investment banking services to Permira and/or its affiliates, in connection with transactions that are unrelated to the Merger. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with such investment banking services which, considered in the aggregate and assuming all the transactions are actually completed, are expected by J.P. Morgan to be significantly greater than the fee for financial advisory services that J.P. Morgan expects to receive from the Company in connection with the Merger. In addition, J.P. Morgan and/or its affiliates are currently providing investment banking services to Warburg Pincus and/or its affiliates in connection with transactions that are unrelated to the Merger. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with such investment banking services which, considered in the aggregate and assuming all the transactions are actually completed, are expected by J.P. Morgan to be significantly greater than the fee for financial advisory services that J.P. Morgan expects to receive from the Company in connection with the Merger. In addition, J.P. Morgan and/or its affiliates are currently providing investment banking services to Francisco Partners and/or its affiliates, in connection with transactions that are unrelated to the Merger. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with such investment banking services which, considered in the aggregate and assuming all the transactions are actually completed, are expected by J.P. Morgan to be less than the fee for financial advisory services that J.P. Morgan expects to receive from the Company in connection with the Merger. In addition, J.P. Morgan and/or its affiliates are currently providing investment banking services to Temasek and/or its affiliates, in connection with transactions that are unrelated to the Merger. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with such investment banking services which, considered in the aggregate and assuming all the transactions are actually completed, are expected by J.P. Morgan to be less than the fee for financial advisory services that J.P. Morgan expects to receive from the Company in connection with the Merger. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Temasek for their own accounts or for the accounts of customers and, accordingly, they likely hold long or short positions in such securities or other financial instruments.

Materials Provided to the Company by J.P. Morgan

The discussion materials prepared by representatives of J.P. Morgan for use in discussions with the Company (the “J.P. Morgan Discussion Materials”) have been filed as exhibits to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger. The Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger, including the J.P. Morgan Discussion Materials, may be examined at, and copies may be obtained from, the SEC in the manner described in the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 206. The information in the J.P. Morgan Discussion Materials is subject to, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan set forth therein and is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such materials.

Below is a summary of the J.P. Morgan Discussion Materials, which is qualified in its entirety by the full contents of the J.P. Morgan Discussion Materials, which are attached as exhibits to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger. Certain of the summaries below present descriptions of the material analyses conducted by J.P. Morgan and provided to the Company, which are described in greater detail in the section of this proxy statement entitled “— Opinion of J.P. Morgan” beginning on page 78. These summaries do not purport to be a complete description of the financial analyses or data presented by J.P. Morgan or the underlying assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan, nor does the order of analyses or materials represent relative importance or weight given to those analyses or materials by J.P. Morgan. The preparation of financial analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial analyses are not readily susceptible to summary description. J.P. Morgan considered the results of all analyses undertaken and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Considering the summaries set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying these analyses, could create a misleading or incomplete view of the J.P. Morgan Discussion Materials.

The J.P. Morgan Discussion Materials were provided solely for the benefit of the Company for its information and assistance in connection with its consideration of the transactions contemplated by the Merger Agreement. The J.P. Morgan Discussion Materials do not themselves convey rights or remedies upon the holders of any class of securities, creditors or other constituencies of any holder of Company Common Stock, the Consortium or any other person (other than the Company).

The October 20, 2025 discussion materials presented by J.P. Morgan to the Independent Directors and certain members of Company management, and filed as Exhibit (c)(ix) to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger, included historical trading data, equity research analyst estimates, implied firm value multiples, implied transaction metrics at various offer prices, an illustrative take-private analysis based on market-standard assumptions, recent transaction multiples, recent transaction bumps analysis and an analysis of control premiums paid in certain recent transactions. These materials also included an update on the Company’s stockholder base and shared perspectives regarding investor sentiment based on their market observations and experience. In addition, these materials also contained a review of the potential universe of acquirers that could be considered should the Board determine to pursue a sale transaction.

The October 29, 2025 discussion materials presented by J.P. Morgan to the Transaction Committee, and filed as Exhibit (c)(viii) to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger, included (i) the key terms of the October 23 Consortium Proposal; (ii) a list of financial sponsor and strategic parties with experience in the Company’s industry that J.P. Morgan believed to be most likely to be interested in a potential strategic transaction; (iii) the competitive landscape and options for the Company with respect to evaluating potential interest from parties other than Warburg Pincus and Permira; and (iv) potential benefits and other considerations in respect of different process alternatives in assessing the opportunities available to the Company, including conducting outreach to certain additional third parties in tandem with considering the proposal from Warburg Pincus and Permira or, alternatively, conducting such outreach during a “go-shop” period following the signing of a definitive transaction agreement. These materials also contained a review of J.P. Morgan’s preliminary financial analyses in connection with the Merger, which included certain of the analyses presented to the Special Committee on October 20, 2025, which J.P. Morgan subsequently updated on October 29, 2025 for purposes of such presentation.

The December 15, 2025 discussion materials presented by J.P. Morgan to the Special Committee, and filed as Exhibit (c)(vii) to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger, included J.P. Morgan’s preliminary financial analysis of the Company, which included trading multiples, transaction multiples and discounted cash flow analysis.

The December 20, 2025 discussion materials presented by J.P. Morgan to the Board, and filed as Exhibit (c)(vi) to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Merger, included J.P. Morgan’s financial analyses in connection with the Merger, which included the same analyses presented to the Special Committee on December 15, 2025 and summarized above, which J.P. Morgan subsequently updated on December 20, 2025 for purposes of such presentation and rendering its opinion.

Purpose and Reasons of Purchaser Filing Parties for the Merger

The Merger is a Rule 13E-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC. Under the rules governing “going private” transactions in Rule 13E-3 under the Exchange Act, the Purchaser Filing Parties are required to express their reasons for the Merger to the Company’s stockholders. The Purchaser Filing Parties are making this statement solely for the purposes of complying with the requirements of Rule 13E-3 and related rules under the Exchange Act.

For the Purchaser Filing Parties, the primary purpose for the Merger is to benefit from any future earnings and growth of the Company after the Merger of Merger Sub with and into the Company, making the Company, and the securities of the Company, privately held and wholly owned by Parent. The Purchaser Filing Parties believe that structuring the transaction in this manner is preferable to other transaction structures because it (i) enables Parent to acquire all of the outstanding shares of Company Class A Common Stock at the same time and (ii) represents an opportunity for the Company’s stockholders (other than holders of Excluded Shares and Appraisal Shares), including the Unaffiliated Security Holders, to receive $24.55 in cash per share of Company Class A Common Stock, without interest thereon and subject to any applicable withholding taxes required by law. In the course of considering the going-private transaction, except as reserved for in the Merger Agreement and as described in the section of this proxy statement entitled “The Merger Agreement — Alternative Structures”, the Purchaser Filing Parties did not give significant consideration to any other alternative transaction structures or other alternative means to accomplish the foregoing purposes because the Purchaser Filing Parties believed the Merger was the most direct and effective way to accomplish these objectives.

The Purchaser Filing Parties determined to undertake the Merger at this time because the Purchaser Filing Parties believe that, as a private company, the Company will be able to improve its ability to execute initiatives that over time will create additional enterprise value for the Company. In reaching this conclusion, the Purchaser Filing Parties considered the Company’s current momentum in building its platform and the impact of market developments relating to advancements in AI. The Purchaser Filing Parties believe that this, along with the Company’s existing business and potential future opportunities, will allow the Purchaser Filing Parties’ investment in the Company to achieve returns consistent with its investment objectives, which are in some cases more difficult for businesses to achieve as a public company due to the investment community’s focus on short-term, often quarterly, financial results. Further, absent the reporting and associated costs and burdens placed on public companies, the Purchaser Filing Parties believe that Company management and employees will be able to execute more effectively on future strategic plans.

Position of Purchaser Filing Parties as to the Fairness of the Merger

Under a possible interpretation of the SEC rules governing “going-private” transactions, each Purchaser Filing Party may be deemed to be an affiliate of the Company and therefore required to express its belief as to the fairness of the Merger to the Unaffiliated Security Holders. The Merger is a Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC. The Purchaser Filing Parties are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of the Purchaser Filing Parties as to the fairness of the Merger is not intended to be and should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the Merger Agreement Proposal.

The Purchaser Filing Parties have interests in the Merger that are different from, and/or in addition to, the Unaffiliated Security Holders. The Purchaser Filing Parties believe that the interests of the Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Purchaser Filing Parties and the Parent Parties did not participate in the discussions or deliberations of the Special Committee or the Board regarding, nor have they received advice from the respective legal, financial or other advisors of the Special Committee or the Board as to, the fairness of the Merger. The Purchaser Filing Parties have not performed, or engaged a financial advisor to perform, any valuation or other analyses for the purposes of assessing the fairness of the Merger to the Unaffiliated Security Holders.

Based on, among other things, their knowledge and analyses of available information regarding the Company, as well as discussions with Company management regarding the Company and its business and the factors considered by, and the analyses and resulting conclusions of, the Board and the Special Committee discussed in the sections of this proxy statement entitled “Special Factors — Recommendation of the Special Committee”, “Special Factors — Reasons for the Merger” and “Special Factors — Recommendation of the Board” (which analyses and resulting conclusions the Purchaser Filing Parties adopt), the Purchaser Filing Parties believe that the Merger is procedurally and substantively fair to the Unaffiliated Security Holders. In particular, the Purchaser Filing Parties considered the following, which are not listed in any relative order of importance:

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the current and historical market prices of Company Class A Common Stock, including the market performance of Company Class A Common Stock relative to those of other participants in the Company’s industry and general market indices, and the fact that the Merger Consideration represents a premium of approximately 47.1% to the closing price of Company Class A Common Stock on November 10, 2025, the last full trading day prior to media coverage reporting that the Company was considering a potential strategic transaction and a premium of approximately 37.7%, 36.1% and 31.5% over the 30-, 60- and 90-day volume-weighted average trading price of Company Class A Common Stock, respectively, as of November 10, 2025;

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the high probability that the Merger would be consummated, based on, among other things, (i) the limited number and nature of the conditions to the completion of the Merger, including the absence of a financing contingency, (ii) Parent’s obligation under the Merger Agreement to use reasonable best efforts to take all actions reasonably necessary to obtain all regulatory approvals necessary to consummate the Transactions, (iii) the existence of binding commitments supporting Parent’s payment obligations in certain termination scenarios and (iv) the Consortium’s ability to complete the Transactions, based on the combined experience of the Consortium’s sponsors in successfully consummating acquisition transactions of similar size and complexity;

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the fact that, in considering a potential strategic transaction with the Purchaser Filing Parties, the Special Committee acted to represent and protect the interests of the Company and its stockholders, including the Unaffiliated Security Holders;

•	the fact that the Special Committee had the full power and authority to negotiate the terms and conditions of any strategic transaction involving the Company (including the Merger);

•	the fact that the Special Committee required authorization for members of Company management to engage in post-transaction employment or retention discussions among themselves and Parent;

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the fact that the Special Committee recognized that it had no obligation to recommend to the Board that it approve the Merger Agreement, and the recognition by the Board that it had no obligation to approve the Merger Agreement;

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the fact that the Special Committee unanimously determined that the Merger Agreement and the Transactions, including the Merger, are fair to, advisable and in the best interests of, the Company and its stockholders and are fair (as used in Item 1014(a) of Regulation M-A) to and in the best interests of the Unaffiliated Security Holders;

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the fact that the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira, none of whom voted on the approval of the Merger Agreement and the Transactions), acting upon the recommendation of the Special Committee, determined that (i) the Merger Agreement is in the best interests of the Company and its stockholders and (ii) the Merger Agreement and the Transactions are fair (as used in Item 1014(a) of Regulation M-A) to, and in the best interests of, the Unaffiliated Security Holders;

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the fact that consideration and negotiation of the Merger Agreement were conducted under the control and supervision of the Special Committee, the members of which are not officers or employees of the Company, are not affiliated with any of the Purchaser Filing Parties, and whom the Board determined to be independent under Delaware law from Welsh Carson, Warburg Pincus and Permira and disinterested with respect to the Derivative Litigation, including its potential extinguishment, and a potential strategic transaction with Warburg Pincus and Permira, including the transaction contemplated by the October 23 Consortium Proposal, other than the receipt of the Board compensation and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization);

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the fact that the Special Committee and the Board were fully informed about the extent to which the interests of the Purchaser Filing Parties in the Merger differed from those of the Unaffiliated Security Holders;

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the Special Committee engaged, at the Company’s expense and on commercially reasonable terms, such advisors and agents as the Special Committee, in its sole discretion, deemed necessary or appropriate to assist it in evaluating the Merger, the Merger Agreement and the Transactions. In connection with its evaluation, the Special Committee retained, and had the benefit of advice from, independent legal and financial advisors;

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the fact that, since the submission of the October 23 Consortium Proposal to the Board and through the pre-signing market check, which resulted in execution of the Merger Agreement, the Consortium’s proposals for the potential strategic transaction were conditioned upon (i) the approval of the Special Committee and (ii) a condition (which is included in the Merger Agreement) requiring the Merger Agreement to be approved by the affirmative vote of a majority of the votes cast by the Disinterested Stockholders; and such approval in fact being sought and required prior to consummation of the Merger;

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the terms and conditions of the Transactions, including the Merger, are subject to receipt of the Company Stockholder Approval, including approval by the affirmative vote of a majority of the votes cast by the Disinterested Stockholders—a “majority-of-the-minority” approval requirement—which, if satisfied, will ensure that the Merger will have been approved by a majority of shares held by the Unaffiliated Security Holders;

•	the fact that the Merger Agreement was in fact approved by a majority of the directors of the Company who are not employees of the Company;

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the fact that the Merger Consideration will be paid to the Company stockholders in all cash, thus allowing the Company stockholders to immediately realize a certain and fair value for their shares, which value represents a significant premium to (i) the closing price of Company Class A Common Stock on November 10, 2025, the last full trading day prior to media coverage reporting that the Company was considering a potential strategic transaction and (ii) the 30-, 60- and 90-day volume-weighted average trading price of Company Class A Common Stock, respectively, as of November 10, 2025;

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the fact that the Merger will provide liquidity for the Unaffiliated Security Holders without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales;

•	the fact that the Merger will provide liquidity to larger holders without the risks of market volatility and downward pressure on the stock price associated with the liquidation of such positions;

•	the potential risks to the Company of continuing to have publicly traded common stock, including the risks of market volatility and global uncertainty;

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the fact that the Company has the ability, under certain circumstances, to seek specific performance under the Merger Agreement to compel Parent to consummate the Closing, provided that (i) all closing conditions have been satisfied or waived, (ii) the Debt Financing has been funded or will be funded at the Closing and (iii) the Company has irrevocably confirmed in writing that it is ready, willing and able to close, and that the Company is further protected by its right to receive the Parent termination fee of $521,130,000 in the event such conditions are not satisfied;

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notwithstanding that the Purchaser Filing Parties are not entitled to, and did not, rely on such opinion, the opinion of PJT Partners rendered to the Special Committee on December 20, 2025, which was subsequently confirmed by delivery of a written opinion of PJT Partners dated December 20, 2025, that as of the date thereof, and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with its opinion and other matters set forth in its opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares), as more fully described in the section of this proxy statement entitled “— Opinion of PJT Partners” beginning on page 69;

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notwithstanding that the Purchaser Filing Parties are not entitled to, and did not, rely on such opinion, the opinion of J.P. Morgan rendered to the Board, with all members of the Special Committee present, on December 20, 2025, which was subsequently confirmed by delivery of a written opinion of J.P. Morgan dated December 20, 2025, that as of the date thereof, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration to be paid to the holders of Company Class A Common Stock (other than the Excluded Shares and Appraisal Shares), in the Merger was fair, from a financial point of view, to such holders, as more fully described in the section of this proxy statement entitled “— Opinion of J.P. Morgan” beginning on page 78;

•	the fact that the Merger Consideration and the terms and conditions of the Merger Agreement, the Equity Commitment Letters, the Debt Commitment Letters and the Fee Funding Agreements, which were reviewed by the Special Committee and the Board in consultation with their respective independent legal and financial advisors, were the result of the Special Committee’s extensive arm’s length negotiations with Parent;

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the Purchaser Filing Parties’ belief that the Company is unlikely to identify an alternative transaction at a higher value than the Transactions, including in light of the fact that (i) beginning on November 11, 2025, there were published media reports stating that the Company was exploring a potential strategic transaction (and thus may be a potential acquisition target) and (ii) during the Go-Shop Period (which period expired on January 23, 2025), representatives of PJT Partners and J.P. Morgan contacted 44 potential bidding parties in connection with soliciting competing alternative acquisition proposals, and no party submitted a Takeover Proposal;

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the Company’s ability, under certain circumstances as set out in the Merger Agreement, to furnish information to, or engage in or otherwise participate in discussions or negotiations with, third parties regarding any Takeover Proposal that constitutes, or would reasonably be expected to result in, a Superior Proposal;

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the Company’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a definitive agreement related to a Superior Proposal, subject to paying Parent a termination fee of $241,950,000 (or $111,670,000, during the Go-Shop Period or Go-Shop Extension Period, as applicable) in cash, subject to and in accordance with the terms and conditions of the Merger Agreement;

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the availability of appraisal rights to the Company’s stockholders and beneficial owners who comply with all of the required procedures for perfecting appraisal rights under the DGCL in connection with the Merger, which allow such holders the right to demand appraisal and payment of the fair value of their shares as determined by the Delaware Court, as further described in the section of this proxy statement entitled “— Appraisal Rights” beginning on page 99; and

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the fact that, in certain circumstances under the terms of the Merger Agreement, the Special Committee is able to effect an Adverse Recommendation Change or the Board is able to terminate the Merger Agreement to enter into a Superior Proposal, in each case, subject to payment by the Company to Parent of a Company termination fee of $241,950,000, which would have been $111,670,000 during the Go-Shop Period or the Go-Shop Extension Period under certain circumstances (as more fully described under “The Merger Agreement — Termination Fees”).

In the course of evaluating the Merger Agreement and the Transactions, including the Merger, the Purchaser Filing Parties did not consider the liquidation value of the Company in determining their view as to fairness of the Merger to the Unaffiliated Security Holders because the Purchaser Filing Parties consider the Company to be a viable, going concern, view the trading history of Company Class A Common Stock as an indication of the Company’s going concern value, because they believed that determining a liquidation value would be impracticable given the significant execution risks and uncertainties associated with any such liquidation or break-up, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Purchaser Filing Parties did not consider the Company’s net book value, which is an accounting concept, in determining their view as to fairness of the Merger to the Unaffiliated Security Holders because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. See the section of this proxy statement captioned “Where You Can Find More Information” for a description of how to obtain copies of the Company’s periodic reports.

The Purchaser Filing Parties did not establish a going concern value for the Company as a public company to determine the fairness of the Merger Consideration to Unaffiliated Security Holders because, following the Merger, the Company will have a significantly different capital structure.

The Purchaser Filing Parties did not view the purchase prices paid in the transactions described in the section of this proxy statement entitled “Other Important Information Regarding the Company — Certain Transactions in the Shares of Company Common Stock” beginning on page 167 to be material to their fairness determinations except the extent such prices reflected the trading price of Company Class A Common Stock during the applicable periods.

Other than as described in the section of this proxy statement titled “Special Factors — Background of the Merger”, the Purchaser Filing Parties were not aware of, and thus did not consider, any other firm offers made by any unaffiliated person during the past two years for (i) a merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the shares that would enable such person to exercise control of or significant influence over the Company. The Purchaser Filing Parties did not receive any reports, opinions or appraisals from any outside party materially related to the fairness of the Merger or the Merger consideration, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Security Holders. The Purchaser Filing Parties also considered a variety of risks and other countervailing factors related to the Merger Agreement and the Merger, including:

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(i) the fact that the Company’s stockholders will not participate in any future growth, earnings, and potential increases in value of the Company’s business and (ii) the fact that if the Consortium, at some future time, sells some or all of the Company or its securities, businesses or assets to one or more purchasers at a valuation higher than the valuation implied by the Transactions, the Company’s stockholders would not be able to directly participate in or benefit from such a sale;

•	the possibility that not all conditions to the Merger will be timely satisfied or waived and that the Transactions will not be timely consummated (or at all);

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the potential negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on (i) the Company’s relationships with its employees, investors, clients, business partners and other third parties, (ii) the Company’s ability to attract, hire and retain key employees, as current and prospective employees may experience uncertainty about their future roles with the Company following the Merger and (iii) the Company’s business, and potential distraction of its workforce and management team from day-to-day operations and from pursuing other opportunities that could be beneficial to the Company;

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subject to the terms and conditions of the Merger Agreement, beginning on the No-Shop Period Start Date (as defined herein), the Company and its subsidiaries are restricted from initiating, soliciting, assisting or knowingly encouraging or facilitating the submission of Takeover Proposals from third parties or the making of any proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal;

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the possibility that the Company may be obligated to pay Parent a termination fee of $241,950,000 (or $111,670,000, during the Go-Shop Period or Go-Shop Extension Period, as applicable) in cash, and the processes required to terminate the Merger Agreement, including the opportunity for Parent to negotiate to make adjustments to the Merger Agreement, could discourage other potential acquirors from making a competing bid to acquire the Company; and

•	the fact that the receipt of cash by a U.S. Holder in exchange for shares of Company Class A Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered by the Purchaser Filing Parties in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Purchaser Filing Parties did not find it practicable to, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their conclusion as to the fairness of the Merger. Rather, the Purchaser Filing Parties reached their position as to the fairness of the Merger based on the totality of the information available.

The Purchaser Filing Parties believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the Unaffiliated Security Holders. This position, however, is not intended to be and should not be construed as a recommendation to any Company stockholder to approve the Merger Agreement. The Purchaser Filing Parties make no recommendation as to how stockholders of the Company should vote their shares relating to the Merger. The Purchaser Filing Parties attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the Unaffiliated Security Holders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to the Unaffiliated Security Holders.

Plans for the Company After the Merger

Following the consummation of the Merger, Merger Sub will have been merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Surviving Corporation will be collectively owned, directly or indirectly, by certain funds managed by the Purchaser Filing Parties. The shares of Company Class A Common Stock are currently registered under the Exchange Act and listed on the NYSE under the trading symbol “CWAN”.

Following consummation of the Merger, there will be no further market for the shares of Company Class A Common Stock and, shares of Company Class A Common Stock are expected to be delisted and will no longer be traded on the NYSE or any other public market. In addition, the registration of the Company Class A Common Stock under the Exchange Act is expected to be terminated, and, upon such termination, the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company Class A Common Stock.

The Purchaser Filing Parties currently anticipate that the Company’s operations following consummation of the Merger will initially be conducted substantially as they are currently being conducted, except that the Company will cease to be a public company and will instead be a wholly owned subsidiary of Parent and collectively owned, directly or indirectly, by certain funds managed by the Purchaser Filing Parties.

From and after the Effective Time, the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, and the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Certain Effects of the Merger

If the Company Stockholder Approval is obtained, the other conditions to the Closing are either satisfied or waived (to the extent permitted by applicable law) and the Merger is consummated, Merger Sub will be merged with and into the Company upon the terms set forth in the Merger Agreement and in accordance with the DGCL, the separate corporate existence of Merger Sub will thereupon cease and the Company will be the Surviving Corporation in the Merger. As the Surviving Corporation, the Company will continue to exist following the Merger as a wholly owned subsidiary of Parent. The Surviving Corporation will be collectively owned, directly or indirectly, by certain funds managed by the Purchaser Filing Parties.

At the Effective Time, each share of Company Class A Common Stock, including each share of Company Class A Common Stock resulting from the OpCo Units Exchange, that is issued and outstanding as of immediately prior to the Effective Time (other than any Excluded Shares and Appraisal Shares) will be converted automatically into the right to receive an amount in cash equal to $24.55 per share, without interest and subject to any applicable withholding taxes required by law.

Concurrent with the mailing of this proxy statement, the Company will exercise its right to require each holder of OpCo Units to exchange all of such holder’s OpCo Units and shares of Company Class B Common

Stock, for shares of Company Class A Common Stock immediately prior to the Effective Time and in accordance with the OpCo LLC Agreement and the Company’s certificate of incorporation by delivering a mandatory exchange notice to all of the holders of OpCo Units. The OpCo Units Exchange will be effected immediately prior to, and conditioned on the occurrence of, the Effective Time. Each share of Company Class B Common Stock will automatically be canceled immediately upon the consummation of the OpCo Units Exchange, such that no shares of Company Class B Common Stock will remain outstanding as of immediately prior to the Effective Time. Each share of Company Class A Common Stock issued in the OpCo Units Exchange will be entitled to receive the Merger Consideration of $24.55 in cash, without interest thereon and subject to any applicable withholding taxes required by law.

Company stockholders of record and beneficial owners who properly and validly exercise and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares of Company Class A Common Stock as determined pursuant to an appraisal proceeding, as contemplated by Section 262. For more information, please see the section of this proxy statement entitled “— Appraisal Rights”.

At the Effective Time, all shares of Company Common Stock (i) held by the Company as treasury shares immediately prior to the Effective Time or (ii) held by Parent or Merger Sub immediately prior to the Effective Time (the shares described in the foregoing clauses (i) and (ii), “Excluded Shares”) will be canceled and will cease to exist and no consideration will be delivered in exchange therefor. If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of Company Class A Common Stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company Class A Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. For more information, please see the section of this proxy statement entitled “— Appraisal Rights”.

Following the Merger, all Company Common Stock will be beneficially owned by the Consortium, and none of the other holders of Company Class A Common Stock will, by virtue of the Merger, have any ownership interest in, or be a stockholder of, the Company or the Surviving Corporation. As a result, the holders of Company Common Stock prior to the Merger, other than the Consortium, will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of the Company following the Merger. Following the Merger, Parent and the Consortium will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

Please see the section of this proxy statement entitled “The Merger Agreement — Consideration To Be Received in the Merger” beginning on page 117.

For information regarding the effects of the Merger on the Company’s outstanding equity awards, please see the section below entitled “— Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 104 and the section of this proxy statement entitled “The Merger Agreement — Treatment of Company Equity-Based Awards” beginning on page 118.

The shares of Company Class A Common Stock are currently registered under the Exchange Act and listed on the NYSE under the trading symbol “CWAN”. Following the consummation of the Merger, shares of Company Class A Common Stock are expected to be delisted and will no longer be traded on the NYSE or any other public market. In addition, the registration of the Company Class A Common Stock under the Exchange Act is expected to be terminated, and, upon such termination, the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company Class A Common Stock.

Effects on the Company if the Merger Is Not Consummated

In the event that the Company Stockholder Approval is not obtained or if the Merger is not consummated for any other reason, the Company stockholders will not receive any payment for their shares of Company

Class A Common Stock in connection with the Merger. Instead, the Company will remain an independent public company, the Company Class A Common Stock will continue to be listed and traded on the NYSE, the Company Class A Common Stock will continue to be registered under the Exchange Act, the Company will continue to file periodic reports with the SEC and the Company stockholders will continue to own their shares of Company Class A Common Stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company Class A Common Stock. In addition, if the Merger is not consummated, the OpCo Units Exchange will not be consummated, and instead the OpCo Units and Company Class B Common Stock will remain outstanding.

If the Merger is not consummated, there is no assurance as to the effect of these risks and opportunities on the future value of your Company Common Stock, including the risk that the market price of Company Class A Common Stock may decline to the extent that the current market price of Company Class A Common Stock reflects a market assumption that the Merger will be consummated. If the Merger is not consummated, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the Merger Agreement, under certain circumstances the Company is permitted to terminate the Merger Agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 139.

Under certain circumstances, if the Merger Agreement is terminated, the Company may be obligated to pay to Parent a termination fee of $241,950,000. Under certain other specified circumstances, if the Merger Agreement is terminated, Parent will be required to pay the Company a termination fee of $521,130,000. Please see the section of this proxy statement entitled “The Merger Agreement — Termination Fees” beginning on page 142.

Financing of the Merger

Summary

The consummation of the Merger is not conditioned on Parent’s receipt of any financing. Parent plans to fund the Merger Consideration with committed equity financing and debt financing, as described below.

The Permira Investors, the Warburg Pincus Investors, the Francisco Partners Investors and the Temasek Investor, have committed to contribute, directly or indirectly, to Parent, as equity capital, an amount of cash in immediately available funds equal to $5,904,969,802 in the aggregate (the “Equity Commitment”), subject to the terms and conditions set forth in the Equity Commitment Letters. The Equity Commitment Letters will be used by Parent, together with any third-party debt actually funded at the Closing (described below), solely for the purpose of funding, and to the extent necessary to fund, the obligations of Parent pursuant to the Merger Agreement to (i) pay the aggregate cash payments required thereunder at the Closing (the “Closing Obligations”), including the aggregate Merger Consideration, (ii) prepay or repay any outstanding indebtedness of the Company or its subsidiaries required to be prepaid or repaid at the Closing and pay all expenses of the Company and its subsidiaries incurred in connection with the Merger Agreement and unpaid at the Closing and (iii) any and all fees and expenses required to be paid by Parent or Merger Sub and other payment obligations of Parent or Merger Sub as set forth in the Merger Agreement, the Equity Commitment Letters and the Debt Commitment Letter (the “Expense Obligations” and, together with the Closing Obligations, the “Obligations”).

Additionally, Goldman Sachs Asset Management, L.P. (“GSAM”) (on behalf of certain of its funds and managed accounts, the “GSAM Principal Investors”), GLQ II Credit Investments LLC (“GLQ”, and, together with the GSAM Principal Investors and (i) any affiliated investment entity and/or other affiliate of GSAM and (ii) any fund, investor, limited partnership, entity or account that is managed, sponsored or advised by GSAM and/or its affiliates, in each case of clause (i) and (ii) to which any commitments are reallocated, sold, assigned or otherwise transferred pursuant to, and in accordance with, the Debt Commitment Letter, collectively “GS”), Ares Capital Management LLC (on behalf of, and in its capacity as manager to, certain funds and accounts, “Ares”), Blue Owl

Credit Advisors LLC (on behalf of its affiliated advisers and its and their managed funds and accounts, “Blue Owl”), Antares Capital LP (“Antares Capital”), Antares Holdings LP (for itself and on behalf of such of its affiliates, affiliated or managed funds and separately managed accounts that are managed by it as deemed appropriate, “Antares Holdings” and together with Antares Capital, “Antares”), Golub Capital LLC (on behalf of itself, certain of its affiliates and its and their respective managed accounts and funds, “Golub”), NB Alternatives Advisers LLC (“NB”), CPPIB Credit Investments III Inc. (on behalf of its affiliated advisers and its and their managed funds and accounts, “CPPIB”), KKR Credit Advisors (US) LLC (“KKR Credit”, and on behalf of itself, certain of its affiliates, and its or their managed or advised funds and accounts, “KCA”), KKR Capital Markets LLC (“KCM”, and together with KCA, “KKR”), Apollo Global Funding, LLC (“AGF”), Apollo Capital Management, L.P. (on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates (in such capacity, “ACM”, and together with AGF, “Apollo”)) and HPS Investment Partners, LLC (“HPS”, and GS, Ares, Blue Owl, Antares, Golub, NB, CPPIB, KKR and Apollo, collectively, the “Debt Financing Sources”) have committed to provide Parent, severally but not jointly, upon the terms and subject to the conditions set forth in the amended and restated debt commitment letter provided by the Debt Financing Sources to Parent, dated January 21, 2026, debt financing in an aggregate amount of $3,525,000,000, consisting of a senior secured term loan facility in an aggregate principal amount of $2,700,000,000 (the “Term Facility”), a senior secured delayed draw term loan facility in an aggregate principal amount of $500,000,000 (the “DDTL Facility”) and a senior secured revolving credit facility in an aggregate principal amount of $325,000,000 (the “Revolving Facility” and, together with the Term Facility and the DDTL Facility, the “Credit Facilities”). The Term Facility and the Revolving Facility may be used in part to finance the Obligations. However, only an aggregate principal amount of $81,250,000 of the Revolving Facility may be used on the Closing Date to finance the Merger Consideration, dividends, distributions or other payments to the Equity Commitment Parties and any other general corporate purposes. The Debt Commitment Letter amended, restated and superseded the debt commitment letter between GS and Parent, to reallocate the commitments of GS to fund the Credit Facilities thereunder among the additional Debt Financing Sources.

We anticipate that the total amount of funds necessary to consummate the Merger (including amounts needed to pay the aggregate Merger Consideration and any Expense Obligations) will be approximately $7,893,000,000 in the aggregate, which is expected to be funded via equity financing and debt financing as described below. We anticipate that the total funds available to Parent and Merger Sub to pay the amounts described above will include up to $5,904,969,802, in the aggregate, of equity financing (the “Equity Financing”) pursuant to the Equity Commitment Letters provided by the Equity Commitment Parties and up to an aggregate amount of $3,525,000,000 of debt financing pursuant to the Debt Commitment Letter (the “Debt Financing” and together with the Equity Financing, the “Financing”). Parent does not anticipate requiring additional sources of funding in order to consummate the Merger. Parent has received a portion of the aggregate Equity Commitment for the Equity Financing from each of the Equity Commitment Parties as described below in the section entitled “— Equity Financing” and debt commitments for the Debt Financing from the Debt Financing Sources as described below in the section entitled “— Debt Financing”.

The Merger Agreement includes a customary covenant requiring Parent to use reasonable best efforts to obtain alternative financing if the Debt Financing to be provided by the Debt Commitment Letter becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter.

Equity Financing

Pursuant to the Equity Commitment Letters, the Equity Commitment Parties have committed to contribute or cause to be contributed to Parent an aggregate amount in cash up to $5,904,969,802, severally (and not jointly or jointly and severally), solely to fund the Obligations thereunder, and no Equity Commitment Party will be obligated to provide funds in excess of its individual commitment.

Pursuant to the Permira Investors’ Equity Commitment Letter, the Permira Investors will provide Parent with an equity commitment of up to $2,577,484,901 in cash in the aggregate, in accordance with the respective commitment percentages of the Permira Investors set forth therein, which may be reduced in accordance with the terms set forth in the Permira Investors’ Equity Commitment Letter.

Pursuant to the Warburg Pincus Investors’ Equity Commitment Letter, the Warburg Pincus Investors will provide Parent with an equity commitment of up to $1,827,484,901 in cash in the aggregate, in accordance with the respective commitment percentages of the Warburg Pincus Investors set forth therein, which may be reduced in accordance with the terms set forth in the Warburg Pincus Investors’ Equity Commitment Letter.

Pursuant to the Francisco Partners Investors’ Equity Commitment Letter, the Francisco Partners Investors will provide Parent with an equity commitment of up to $750,000,000 in cash in the aggregate, in accordance with the respective commitment percentages of the Francisco Partners Investors set forth therein, which may be reduced in accordance with the terms set forth in the Francisco Partners Investors’ Equity Commitment Letter.

Pursuant to the Temasek Investor’s Equity Commitment Letter, the Temasek Investor will provide Parent with an equity commitment of up to $750,000,000 in cash in the aggregate, which may be reduced in accordance with the terms set forth in the Temasek Investor’s Equity Commitment Letter.

The Equity Commitment Parties may reduce the amount funded under their respective Equity Commitment Letters to the extent Parent does not require the full amounts committed under the Equity Commitment Letters to pay the amounts due at the Closing, provided that any such reduction will only occur simultaneously with the Closing and will be applied in the manner agreed among the Equity Commitment Parties.

Funding of the Equity Commitment by each Equity Commitment Party is subject to the terms of the Equity Commitment Letters, including, in each case, the requirements that the following occur: (i) the valid execution and delivery of the Merger Agreement, (ii) the satisfaction in full (or valid waiver by Parent) of each of the conditions precedent to the Obligations of Parent and the mutual obligations of the parties to the Merger Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing if the Closing were to occur at such time), (iii) the Debt Financing having been funded (or any alternative financing having been funded) or being funded following and subject only to the satisfaction of those conditions that by their nature are to be satisfied at the Closing, (iv) the substantially concurrent consummation of the Closing in accordance with the terms of the Merger Agreement (including as a result of the granting of specific performance to cause the Closing by a court of competent jurisdiction in accordance with the Merger Agreement), (v) the prior or substantially concurrent funding by each of the other Equity Commitment Parties under their respective Equity Commitment Letters and (vi) the satisfaction of the other terms of the Equity Commitment Letters, with funding occurring substantially simultaneously with the issuance of the equity securities of Parent to each of the Equity Commitment Parties.

The obligation of each Equity Commitment Party to fund its Equity Commitment will terminate automatically and immediately upon the earliest to occur of: (i) the consummation of the Closing and the funding of the Equity Commitment, (ii) the valid termination of (x) the Merger Agreement in accordance with its terms or (y) any other Equity Commitment Party’s Equity Commitment Letter (other than in connection with the funding of the aggregate commitments thereunder), (iii) any final, non-appealable judgment against Parent in any action that includes an award of damages or the payment of any amount due in connection with the Fee Funding Agreements (as defined below), (iv) the commencement by the Company or any of its controlled affiliates or by any of their respective officers, directors or representatives (in their capacities as such, acting on their behalf and at their direction) of any claim or commencing any action at law or equity against (x) any Parent, its subsidiaries, any Equity Commitment Party or any of their respective permitted assignees or (y) certain related parties of the Equity Commitment Parties or certain related parties of any such related party, in each case, under, in respect of or relating to the Merger Agreement, the Fee Funding Agreements or the Equity Commitment Letters, except for any expressly retained claims as described in the Fee Funding Agreements, (v) each Equity Commitment Party contributing directly or indirectly to Parent cash in an aggregate amount equal to fund its Equity Commitment, (vi) 30 days following the Outside Date if no action seeking specific performance of Parent’s obligation to consummate the Closing has been commenced and (vii) a final, non-appealable judgment by a court of competent jurisdiction declining to specifically enforce Parent’s obligation to consummate the Closing.

The Merger Agreement does not include any financing-related closing conditions.

The Company will be a third-party beneficiary of certain of the rights granted to Parent under the Equity Commitment Letters and may enforce Parent’s rights to specific performance to fund the Equity Commitments, subject to the terms thereof and only after the Company has obtained an order of specific performance of Parent’s obligation to cause the Equity Commitments to be funded pursuant to the Merger Agreement and has irrevocably confirmed that it will consummate the Closing if such relief is granted. The Company has no right to monetary damages under the Equity Commitment Letters.

Debt Financing

In connection with entering into the Merger Agreement, Parent received a Debt Commitment Letter from GS, which was subsequently amended to add additional Debt Financing Sources. Pursuant to the Debt Commitment Letter, the Debt Financing Sources have committed to provide, severally but not jointly, the Credit Facilities in respect of the Debt Financing.

The commitments of the Debt Financing Sources under the Debt Commitment Letter are subject to the satisfaction (or waiver by the Debt Financing Sources) of certain conditions precedent, including, without limitation:

•	since December 20, 2025, there not having occurred any Material Adverse Effect (as defined in the section of this proxy statement entitled “The Merger Agreement — Representations and Warranties”);

•

the Merger, substantially concurrently with, or prior to, the initial funding of the Credit Facilities, having been consummated in accordance in all material respects with the terms and conditions of the Merger Agreement, as from time to time waived, amended, supplemented or otherwise modified; provided that certain waivers, amendments, supplements, consents or other modifications shall not have been effected without the consent of the Debt Financing Sources;

•	the Equity Financing of a specified amount having been consummated substantially concurrently with, or prior to, the initial funding of the Credit Facilities;

•	the execution and delivery of the Credit Facilities documentation for the Debt Financing and related closing deliverables;

•

the refinancing of the indebtedness under the Company’s existing credit agreement having been consummated substantially concurrently with, or prior to, the initial funding of the Credit Facilities; and

•	Parent having satisfied other customary conditions precedent set forth in the Debt Commitment Letter.

The Debt Commitment Letter details certain terms of the Credit Facilities that the definitive credit documentation shall include, including, without limitation:

•

Term Facility: The Term Facility will have a seven-year maturity without interim amortization and the interest rate for the Term Facility will, at Borrower’s option, be a rate per annum equal to (i) a forward-looking interest rate based on the secured overnight financing rate (with a minimum rate per annum of 0.50%) plus a margin of 4.50% for the first two full fiscal quarters after closing of the Debt Financing, with the margin ranging from 4.00% to 4.50% thereafter depending on Borrower’s first lien net leverage ratio and whether an initial public offering has occurred or (ii) a base rate plus a margin of 3.50% for the first two full fiscal quarters after closing of the Debt Financing, with the margin ranging from 3.00% to 3.50% thereafter depending on Borrower’s first lien net leverage ratio and whether an initial public offering has occurred. Prior to the two year anniversary of the closing of the Debt Financing, Borrower may elect in its sole discretion to pay in kind up to 50% of the margin owed on the term loans, subject to a ratable increase in the margin owed of up to 0.25%. Customary agency fees are also payable in respect of the Term Facility.

•

DDTL Facility: The DDTL Facility will have a 30-month availability period subject to certain draw conditions and, once drawn, the loans under the DDTL Facility will be subject to terms that are the same as those applicable to the Term Facility, including with respect to maturity date, amortization and interest rate. Borrower is required to pay a fee on undrawn commitments under the DDTL Facility in an amount equal to (i) 0.00% per annum for the first 90 days after the closing of the Debt Financing, (ii) 0.50% per annum from the date that is 91 days after the closing of the Debt Financing through and including the first anniversary of the closing of the Debt Financing and (iii) thereafter, 1.00% per annum. Customary agency fees are also payable in respect of the DDTL Facility.

•

Revolving Facility: The Revolving Facility will have a seven-year maturity without interim amortization and the interest rate for the Revolving Facility will be selected by Borrower from the options described above applicable to the Term Facility. Borrower is required to pay a fee of 0.50% per annum on undrawn commitments under the Revolving Facility, with such fee ranging from 0.25% to 0.50% after the closing of the Debt Financing depending on Borrower’s first lien net leverage ratio. Customary agency fees and letter of credit fees are also payable in respect of the Revolving Facility.

•

Prepayment Terms: Borrower may prepay any borrowing of the Credit Facilities in whole or in part upon providing notice to the administrative agent, subject in the case of certain prepayments of the Term Facility and the DDTL Facility to payment of a prepayment premium of 1.00% for the first 12 months following the effectiveness of the Credit Facilities.

•

Security and Guarantees: As security for the payment and performance of the secured obligations under the Credit Facilities, Parent, the Merger Sub, the Company and certain other wholly-owned domestic subsidiaries of the Company will grant the lenders a first-priority security interest on substantially all of their assets (subject to exclusions).

•

Covenants: The credit documentation will include certain affirmative covenants (including financial reporting covenants) and negative covenants (including covenants regarding indebtedness, liens, investments, asset sales, dividends and prepayments of subordinated debt) and will include a springing maximum first lien leverage ratio financial covenant.

The commitments under the Debt Commitment Letter terminate automatically in the event that the closing of the Merger and the initial funding of the Credit Facilities does not occur on or before the Debt Commitment Expiration Date (as defined below), unless the Debt Financing Sources, in their sole discretion, agree to an extension thereof. “Debt Commitment Expiration Date” means the earliest to occur of (i) five business days after the termination of the Merger Agreement in accordance with its terms, (ii) the closing of the Merger with or without the use of the Credit Facilities (subject to certain exceptions) and (iii) five business days after the “Outside Date” under the Merger Agreement.

As of the date hereof, the documentation governing the Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement.

Fee Funding Agreements

Pursuant to the fee funding agreements (the “Fee Funding Agreements”), subject to the terms and conditions contained therein, each Fee Funding Party has agreed to pay, on a several (and not joint or joint and several) basis, a portion of the payment of: (i) the aggregate amount of the Parent Termination Fee solely to the extent payable by Parent pursuant to the Merger Agreement if, as and when due and subject to the limitations set forth therein; (ii) any collection costs payable by Parent (capped at $7,500,000 in the aggregate) in connection with certain legal proceedings and defaults under the Merger Agreement if, as and when due and subject to the limitations set forth therein; (iii) certain indemnification and Expense Obligations payable by Parent in connection with the Debt Financing pursuant to the Merger Agreement if, as and when due and subject to the limitations set forth therein (capped at $5,000,000 in the aggregate) and (iv) any damages payable by Parent to the Company pursuant to the Merger Agreement if, as and when due and subject to the limitations set forth therein. The obligations of the Fee Funding Parties under the Fee Funding Agreements are subject to an aggregate cap equal to $533,630,000 (comprised of $521,130,000 plus up to $12,500,000 of the capped costs described in clauses (ii) and (iii)).

The obligations of the Permira Investors under the Permira Investors’ Fee Funding Agreement are subject to a cap equal to $232,926,385 in the aggregate, in accordance with the respective funding percentages set forth therein.

The obligations of the Warburg Pincus Investors under the Warburg Pincus Investors’ Fee Funding Agreement are subject to a cap equal to $165,149,154 in the aggregate, in accordance with the respective funding percentages set forth therein.

The obligations of the Francisco Partners Investors under the Francisco Partners Investors’ Fee Funding Agreement are subject to a cap equal to $67,777,231 in the aggregate, in accordance with the respective funding percentages set forth therein.

The obligations of the Temasek Investor under the Temasek Investor’s Fee Funding Agreement are subject to a cap equal to $67,777,231.

Subject to specified exceptions, the Fee Funding Agreements will terminate automatically and immediately upon the earliest of:

•	the Closing, if the Closing occurs pursuant to the Merger Agreement; and

•

30 days following the termination of the Merger Agreement if the Company has not commenced litigation for payment of any of the obligations under the respective Fee Funding Agreements to Parent prior to such date; provided that, if such litigation is timely commenced, the Fee Funding Agreements will remain in effect until the earliest of (a) the consummation of the Closing (including payment of the Merger Consideration), (b) a final, non-appealable order determining that no amount is owed, (c) a written agreement among the Fee Funding Parties and the Company terminating such obligations and (d) payment in full of the amounts payable thereunder, in each case subject to the applicable caps.

Appraisal Rights

If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of Company Class A Common Stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash (together with interest, if any) for the fair value of their shares of Company Class A Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company Class A Common Stock as determined by the Delaware Court may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary may not contain all of the information regarding the law relating to appraisal rights that is important to you and is qualified in its entirety by the full text of Section 262 and any amendments thereto after the date of this proxy statement, which is incorporated herein by reference. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of a person’s appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration under the Merger Agreement.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Company Class A Common Stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company Class A Common Stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record or a beneficial owner of shares of Company Class A Common Stock who (i) makes a valid demand for an appraisal of such holder’s or beneficial owner’s shares of Company Class A Common Stock, (ii) continuously holds or beneficially owns, as applicable, such shares on and from the date of the making of the demand through the Effective Time, (iii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived his, her or its appraisal rights, (iv) strictly complies with all other procedures for exercising appraisal rights under Section 262, (v) does not thereafter withdraw his, her or its demand for appraisal of such shares or otherwise lose his, her or its rights to seek appraisal and (vi) is in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares of Company Class A Common Stock for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of Company Class A Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days before the meeting to vote on the merger, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to the stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to exercise your appraisal rights or you wish to preserve your right to do so, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you wish to exercise the right to seek an appraisal of your shares of Company Class A Common Stock, you must satisfy each of the following conditions: you must deliver to the Company a written demand for appraisal of your shares of Company Class A Common Stock before the taking of the vote on the Merger, which demand must reasonably inform us of the identity of the holder of record or beneficial owner of shares of

Company Class A Common Stock who intends to demand appraisal of his, her or its shares of Company Class A Common Stock and, for beneficial owners only, such demand must reasonably identify the record holder of the shares of Company Class A Common Stock for which demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List and that you intend to demand the appraisal of your shares; you must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement; you must hold or beneficially own your shares of Company Class A Common Stock or which you wish to seek an appraisal on the date of making such demand and continuously hold or beneficially own such shares through the Effective Time; and you must comply with the other applicable requirements of Section 262.

Additionally, you or the Surviving Corporation must file a petition in the Delaware Court requesting a determination of the fair value of the shares of Company Class A Common Stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file such a petition and neither the Company, as the predecessor of the Surviving Corporation, nor the Surviving Corporation, has any intention of doing so. A Company stockholder or beneficial owner who elects to exercise appraisal rights must mail his, her or its written demand for appraisal to the following address:

Clearwater Analytics Holdings, Inc.

777 W. Main Street

Suite 900

Boise, Idaho 83702

Attention: Alphonse Valbrune

Chief Legal Officer and Corporate Secretary

If the holder of record is submitting a demand with respect to shares of Company Class A Common Stock that are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, the demand must be executed by or on behalf of the record owner in that capacity, and if the shares of Company Class A Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares of Company Class A Common Stock. A record holder who holds shares of Company Class A Common Stock as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares of Company Class A Common Stock held for all or less than all beneficial owners of shares of Company Class A Common Stock as to which such person is the record owner. In such case, the demand must set forth the number of shares of Company Class A Common Stock covered by such demand. Where the number of shares of Company Class A Common Stock is not expressly stated, the demand will be presumed to cover all shares of Company Class A Common Stock outstanding in the name of such record owner.

Within 10 days after the Effective Time, the Surviving Corporation must give written notice that the Merger has become effective and the Effective Time thereof to (i) each stockholder who has properly delivered a written demand for appraisal and who did not vote in favor of the proposal to adopt the Merger Agreement and (ii) any beneficial owner who has demanded appraisal under Section 262. At any time within 60 days after the Effective Time, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw such person’s demand for appraisal and accept the Merger Consideration specified by the Merger Agreement for that person’s shares of Company Class A Common Stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. Any withdrawal of a demand for appraisal made more than 60 days after the Effective Time may only be made with the written approval of the Surviving Corporation. Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a person, demanding a determination of the fair value of the shares of Company Class A Common Stock held by all persons entitled to appraisal. There is no present intent on the part of the Company or the Surviving Corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that the Company and the Surviving Corporation will not file such a petition or initiate any negotiations with respect to the fair value of the shares of Company Class A Common Stock. Accordingly, persons who desire to have their shares of Company Class A Common Stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within 120 days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.

In addition, within 120 days after the Effective Time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Company Class A Common Stock not voted in favor of the Merger Agreement Proposal and with respect to which demands for appraisal were received by the Surviving Corporation and the aggregate number of stockholders of record or beneficial owners of such shares. Such statement must be given within 10 days after the written request therefor has been received by the Surviving Corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation shall be required to, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Company Class A Common Stock and with whom the Surviving Corporation has not reached agreements as to the value of such shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to all such persons set forth on the Chancery List.

If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court may require the persons who have demanded an appraisal of their shares of Company Class A Common Stock and who hold shares of Company Class A Common Stock represented by certificates to submit their certificates of shares to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person. The Delaware Court will dismiss appraisal proceedings as to all holders of shares of a class or series that, immediately prior to the closing of the merger, were listed on a national securities exchange and who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (iii) the merger was approved pursuant to Sections 253 or 267 of the DGCL. We refer to these conditions as the “ownership thresholds”. Given that Company Class A Common Stock is listed on the NYSE (and assuming such shares remain so listed up until the closing of the Merger), the Delaware Court will dismiss any appraisal proceedings as to all holders of Company Class A Common Stock who are otherwise entitled to appraisal rights unless one of the ownership thresholds is satisfied.

Upon application by the Surviving Corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court will determine the fair value of the shares of Company Class A Common Stock held by the persons entitled to an appraisal, taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court, in its discretion, determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares of Company Class A Common Stock as determined by the Delaware Court, and (ii) interest theretofore accrued, unless paid by the Surviving Corporation at that time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

When the fair value of the shares of Company Class A Common Stock is determined, the Delaware Court will direct the payment of such value, with interest thereon, if any, by the Surviving Corporation to the persons entitled thereto. Payment will be so made to each such person upon such terms and conditions as the Delaware Court may order. The Delaware Court’s decree may be enforced as other decrees in such Delaware Court may be enforced.

Although the Company believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value of the shares of Company Class A Common Stock as determined by the Delaware Court and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Moreover, the Surviving Corporation does not anticipate offering more than the Merger Consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Company Class A Common Stock is less than the Merger Consideration.

In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

The costs of the appraisal proceeding may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of Company Class A Common Stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

Any person who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares of Company Class A Common Stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Company holders of record at a date prior to the Effective Time.

No appraisal proceeding in the Delaware Court shall be dismissed as to any person without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.

To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

Interests of the Company’s Directors and Executive Officers in the Merger

The Company’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. The members of the Special Committee and the Board were aware of and considered these interests in reaching the determination to, in the case of the Special Committee, recommend the Merger to the Board and, in the case of the Board, recommend that the Company stockholders approve the Merger Agreement Proposal.

Our non-employee directors are Mukesh Aghi, Jacques Aigrain, Cary Davis, Christopher Hooper, Lisa Jones, Eric Lee, D. Scott Mackesy, Bas NieuweWeme and Andrew Young. In accordance with SEC rules, this discussion is required to cover former executive officers and directors of the Company who served as executive officers or directors of the Company at any time since January 1, 2025, which includes Kathleen A. Corbet (former director) and Jaswinder Pal Singh (former director). Ms. Corbet continues to hold Company Options, and Ms. Corbet and Dr. Singh each continue to hold Company RSUs granted in connection with their respective service as senior advisors to the Company, which have been included in the disclosure below.

The Company’s executive officers, for purposes of the discussion below, are Sandeep Sahai (Chief Executive Officer and Director), Jim Cox (Chief Financial Officer), Scott Erickson (Chief Revenue Officer), Souvik Das (Chief Technology Officer) and Subi Sethi (Chief Operating Officer).

Treatment of Company Equity-Based Awards

For information regarding beneficial ownership of shares of Company Common Stock, which generally excludes the Company equity awards described below, but includes OpCo Units and shares of Company Class B Common Stock, by each of the Company’s directors and executive officers and all of such directors and executives officers as a group, please see the section entitled “Other Important Information Regarding the

Company — Beneficial Ownership of Company Common Stock by Management, Directors and Holders of 5% or More of Company Common Stock”, beginning on page 164. Each of the Company’s directors and executive officers will be entitled to receive, for each share of Company Class A Common Stock he or she holds, the Merger Consideration in the same manner as other holders of Company Class A Common Stock. Certain directors also hold OpCo Units and shares of Company Class B Common Stock, which will be exchanged for shares of Company Class A Common Stock in the OpCo Units Exchange, with the resulting shares of Company Class A Common Stock receiving the Merger Consideration in the same manner as other holders of Company Class A Common Stock. In addition, if any executive officer participates in the ESPP, they will be eligible to purchase Company Class A Common Stock pursuant to the terms of the ESPP, as modified by the Merger Agreement, as described in “The Merger Agreement — Treatment of the Company’s 2021 Employee Stock Purchase Plan”, on the same basis as other employees, which Company Class A Common Stock will be treated the same as all other shares of Company Class A Common Stock in the Merger.

Pursuant to the Merger Agreement, each Company equity award that was outstanding on December 20, 2025 and remains outstanding immediately prior to the Effective Time, including those held by the Company’s directors and executive officers, will convert into the right to receive a cash award equal to the Merger Consideration for each share of Company Class A Common Stock subject to the award (less the exercise price in the case of any Company Option and assuming achievement of any performance conditions at the maximum level). The resulting cash award will be vested and payable as of the Effective Time in the case of any Company Options (whether vested or unvested), any awards held by non-employee directors (whether vested or unvested) and any other equity awards that are vested as of immediately prior to the Effective Time, and the resulting cash award will remain subject to the same time-vesting conditions in the case of all other Company equity awards.

The Merger Agreement provides for the ability of the Company to grant additional Company RSUs after December 20, 2025, with the condition that such awards may not provide for “single-trigger” or “double-trigger” vesting in connection with the Merger, but may still provide for the Company’s standard vesting conditions unrelated to a change in control transaction (other than any “good reason” rights that may be triggered as a result of the Merger). With respect to Company RSUs granted after December 20, 2025, the Company and Parent have agreed that such awards will in general not be subject to the treatment described in the immediately preceding paragraph and will instead be treated in a manner determined by the Company and Parent, with the exception of Company RSUs granted to non-employee directors and certain awards that were promised but not yet granted as of December 20, 2025, which will still be treated as described above. As of the date of this proxy statement, the Company and Parent have not yet determined what such alternate treatment will be.

For additional information regarding the treatment of Company equity awards, see the section of this proxy statement entitled “The Merger Agreement — Treatment of Company Equity-Based Awards” beginning on page 118.

As of February 18, 2026 (the latest practicable date to determine such amounts before the filing of this proxy statement), and assuming that (i) all Company RSUs, Company PSUs (assuming achievement of performance goals at maximum level) and Company Options are valued based on the Merger Consideration of $24.55 per share (less exercise prices for Company Options), (ii) the Merger closes on May 1, 2026, which is the assumed closing date only for purposes of this compensation-related disclosure and (iii) the directors and executive officers do not receive any Company equity awards after February 18, 2026 or forfeit any Company equity awards prior to May 1, 2026, the estimated values of the Company equity awards held by each director and executive officer are as follows:

Name	Company RSUs ($)	Company PSUs ($)	Company Options ($)
Executive Officers
Sandeep Sahai	26,085,553	8,140,387	44,971,734
Jim Cox	9,180,865	2,700,500	11,930,104
Scott Erickson	8,103,415	1,935,375	13,087,282
Souvik Das	7,101,333	2,160,400	3,355,000
Subi Sethi	9,319,376	3,375,600	2,735,526
Directors
Eric Lee	—	—	—
Mukesh Aghi	376,572	—	—
Jacques Aigrain	376,572	—	713,596
Kathleen Corbet	215,181	—	742,076
Cary Davis	—	—	—
Christopher Hooper	—	—	—
Lisa Jones	376,572	—	—
D. Scott Mackesy	—	—	—
Bas NieuweWeme	410,304	—	—
Jaswinder Pal Singh	215,181	—	—
Andrew Young	—	—	—

Special Committee Compensation

In consideration of the time and effort required by the members of the Special Committee to, among other things, review, consider, evaluate and negotiate the Merger Agreement and the Transactions, including the Merger and any other Potential Transactions, the Board determined that the Chair of the Special Committee would receive a one-time cash retainer of $250,000 and each other member of the Special Committee would receive a one-time cash retainer of $150,000. In addition, each member of the Special Committee will receive a cash fee of $1,000 per hour for certain time actually spent by such member on certain matters arising from or related to such member’s service on the Special Committee.

The Special Committee compensation was not, and is not, contingent upon the approval or completion of the Transactions or any other transaction involving the Company.

Severance Entitlements

An affiliate of the Company is party to employment agreements (each an “Executive Agreement”), with each of the Company’s executive officers. The Executive Agreements provide, among other things, that if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (each as defined in the applicable Executive Agreement), then, subject to the executive executing and not revoking a release of claims and complying with any applicable restrictive covenants, the executive will be entitled to the following severance pay: (i) continued base salary payments for a period of 12 months for Mr. Sahai, six months for Messrs. Cox and Erickson and three months for Mr. Das and Ms. Sethi; and (ii) solely for Mr. Sahai, his annual target bonus amount to the extent the Company’s target bonus performance measurements are achieved for the year of termination, payable at the time bonuses are generally paid.

The Merger Agreement provides that the Company is permitted to take action, including amending the Executive Agreements, to provide that any employee who is eligible to receive severance payments will also be eligible to receive continued coverage under the Company’s health, dental and vision insurance arrangements, at active employee rates, for the duration of the period in respect of which severance pay is provided. As of the date of this proxy statement, the Company has not yet implemented any such amendment to the Executive Agreements, but expects to do so prior to the Effective Time.

In addition, the Executive Agreements generally permit an executive officer to resign for “good reason” and receive severance and accelerated vesting of his or her converted equity awards if he or she incurs a substantial diminution of his or her authorities or duties, including as a result of the occurrence of the Merger. Because, as is customary, an executive will lose the ability to claim “good reason” if he or she does not actually terminate employment within a short period of time following the Effective Time, the Merger Agreement permits the Company to modify the Executive Agreements to extend this period to the final regularly scheduled vesting date of the executive’s converted equity awards (but no longer than the period permitted under tax law). This will reduce the pressure on an executive to quickly claim any valid “good reason” rights following the Effective Time to avoid losing them entirely, allowing the Company to more effectively retain key talent.

Each of the Executive Agreements also provides that, in the event that any payment or benefit payable to the applicable executive would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the executive will either receive all such payments and benefits in full or such payments and benefits will be reduced to the greatest amount that does not trigger an excise tax, whichever results in the greater after-tax amount.

Treatment of Annual Bonuses

The Merger Agreement provides that, if the Effective Time occurs prior to the date the Company pays annual bonuses for fiscal year 2025, then (i) each employee of the Company, including each executive officer, who remains employed through the Effective Time and is eligible to receive an annual bonus will receive his or her 2025 annual bonus based on actual performance, and (ii) the Surviving Corporation will generally continue the Company’s annual bonus plans for fiscal year 2026 for all employees, including the executive officers, including maintaining the terms, metrics and targets of such bonus plans. For a more detailed description of the provisions of the Merger Agreement relating to annual bonuses, please see the section of this proxy statement entitled “The Merger Agreement — Employee Benefits Matters” beginning on page 137.

Retention and Transaction Bonuses

Under the terms of the Merger Agreement, the Company was permitted to establish a cash retention bonus program for the benefit of employees of the Company (including the Company’s executive officers). Retention bonuses will be payable 50% on the Effective Time and 50% on the first anniversary of the Effective Time, subject to the recipient’s continued employment through the applicable vesting date. In the event a recipient is terminated without “cause” or, if applicable, resigns for “good reason” (other than solely based on a claim of a diminution of authority or duties), then such recipient will receive any unpaid portion of his or her retention bonus, subject to his or her execution and non-revocation of a release of claims. Following the go-shop period (as described in the section of this proxy statement entitled “The Merger Agreement — Go-Shop; No Solicitation; Change in Board Recommendation”), the Special Committee approved the following retention bonuses under the retention program to the Company’s executive officers: (i) Mr. Sahai, $4,950,000; (ii) each of Messrs. Cox and Erickson and Ms. Sethi, $2,200,000; and (iii) Mr. Das, $1,075,000.

Mr. Sahai’s Executive Agreement also provides that he is eligible to receive a transaction bonus in connection with the Merger in an amount, if any, determined by the Board. As of the date of this proxy statement, the Board has not determined to award any such transaction bonus.

Director and Officer Indemnification

Pursuant to the terms of the Merger Agreement, present and former members of the Board and officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the Merger. For a more detailed description of the provisions of the Merger Agreement relating to director and officer indemnification, please see the section of this proxy statement entitled “The Merger Agreement — Indemnification and Insurance” beginning on page 135.

Continuing Employee Benefits

In addition to the matters above, the Merger Agreement contains certain customary covenants regarding compensation and benefits that will apply to all Company employees, including the Company’s executive officers. For a description of these provisions, please see “The Merger Agreement — Employee Benefits Matters”.

Quantification of Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of the Company’s named executive officers estimates of the amounts of compensation that are payable in connection with or that otherwise relate to the Merger. The holders of Company Common Stock are being asked to approve, on a non-binding, advisory basis, such compensation. Because the vote to approve such compensation is advisory only, it will not be binding on the Company, the Board or Parent. Accordingly, if the Merger Agreement Proposal is approved by the holders of Company Common Stock and the Merger is consummated, then the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and in the sections above entitled “— Treatment of Company Equity-Based Awards”, “— Severance Entitlements”, and “— Retention and Transaction Bonuses”.

The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on the following assumptions: (i) the Merger is consummated on May 1, 2026; (ii) the named executive officers’ base salary and Mr. Sahai’s target annual bonus amount remain unchanged from the date of this proxy statement; (iii) each Executive Agreement is amended to provide for continued benefits for a period following a qualifying termination of employment, as described in the section above entitled “— Severance Entitlements”; (iv) the unvested Company equity awards held by the named executive officers are those as of February 18, 2026, the latest practicable date to determine such amounts before the filing of this proxy statement, less any awards expected to vest in the ordinary course prior to May 1, 2026, and assuming there will be no additional grants of Company equity awards after February 18, 2026 or forfeitures of Company equity awards prior to May 1, 2026; and (v) each named executive officer experiences a qualifying termination of employment immediately following the consummation of the Merger under circumstances that entitle such named executive officer to receive severance benefits and vesting of any cash awards received from the converted Company equity awards as described above. As such, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before the consummation of the Merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

	Potential Payments to Named Executive Officers
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Sandeep Sahai	6,387,480	34,225,940	18,628	40,632,048
Jim Cox	2,440,000	11,881,365	16,190	14,337,555
Scott Erickson	2,462,500	10,038,790	13,936	12,515,226
Souvik Das	1,188,750	9,261,733	7,252	10,457,735
Subi Sethi	2,306,250	12,694,976	3,253	15,004,479

(1)

The amounts shown in this column represent the sum of (a) the named executive officer’s retention bonus amount and (b) the estimated value of the cash severance each named executive officer is eligible to receive upon a termination without cause or a resignation for good reason following a change in control, pursuant to the terms of the Executive Agreements. Half of the retention amounts are “single-trigger” as such payments will be payable solely as a result of the occurrence of the Effective Time, while the remaining half will be “double-trigger” as it also requires continued employment for a year following the Effective Time or an earlier qualifying termination. The severance amounts consist of (i) continued base salary payments of 12 months for Mr. Sahai, six months for Messrs. Cox and Erickson, and three months for Mr. Das and Ms. Sethi and (ii) for Mr. Sahai, his target annual bonus amount, in each case, as described in the section above entitled “— Severance Entitlements” and each of which are “double-trigger” as such payments will not be payable solely as a result of the occurrence of the Effective Time, but would also require a qualifying termination.

Name	Cash ($)
	Retention Bonus	Severance	Total
Sandeep Sahai	4,950,000	1,437,480	6,387,480
Jim Cox	2,200,000	240,000	2,440,000
Scott Erickson	2,200,000	262,500	2,462,500
Souvik Das	1,075,000	113,750	1,188,750
Subi Sethi	2,200,000	106,250	2,306,250

(2) The amounts shown in this column represent the estimated aggregate value of each named executive officer’s unvested Company equity awards. Treatment of outstanding equity awards held by the named executive officers are described in the section above entitled “— Treatment of Company Equity-Based Awards”. The table below shows for each named executive officer the breakdown of the amounts in this column by each type of unvested Company equity award. Amounts in respect of each named executive officer’s (a) Company RSUs and Company PSUs are “double-trigger”, as such payments will not be payable solely as a result of the occurrence of the Effective Time, but would also require a qualifying termination and (b) Company Options are “single-trigger”, as such payments will be payable solely as a result of the occurrence of the Effective Time. As of the date of this proxy statement, none of the named executive officers held any unvested Company Options.

Name	Equity ($)
	Unvested Company RSUs	Unvested Company PSUs	Unvested Company Options	Total
Sandeep Sahai	26,085,553	8,140,387	—	34,225,940
Jim Cox	9,180,865	2,700,500	—	11,881,365
Scott Erickson	8,103,415	1,935,375	—	10,038,790
Souvik Das	7,101,333	2,160,400	—	9,261,733
Subi Sethi	9,319,376	3,375,600	—	12,694,976

(3) The amounts shown in this column represent an estimate aggregate value of continued coverage under COBRA that will be payable under each Executive Agreement (assuming that each agreement is amended to provide for continued benefits for a period following a qualifying termination of employment, as described in the section above entitled “— Severance Entitlements”), based on the Company’s portion of each named executive officer’s active employee rate as of February 18, 2026. The amounts consist of continued benefits coverage for 12 months for Mr. Sahai, six months for Messrs. Cox and Erickson and three months for Mr. Das and Ms. Sethi. The continued coverage would be “double-trigger”, as such benefit would not be provided solely as a result of the occurrence of the Effective Time, but would also require a qualifying termination.

Other Interests

The following directors of the Company currently have employment relationships or other compensation arrangements with the Purchaser Filing Parties:

•	Cary Davis is a partner and managing director at Warburg Pincus & Co; and

•	Andrew Young is a partner at Permira.

In addition, each of Messrs. Davis, Hooper, Mackesy, Lee and Young were named as a defendant in the Derivative Litigation, and the consummation of the Merger may result in the extinguishment of the Derivative Litigation. For additional information regarding the pending litigation, please read “Special Factors — Background of the Merger” beginning on page 28.

Jacques Aigrain has investments in one or more investment funds affiliated with Warburg Pincus, to which Mr. Aigrain has contributed approximately $3.25 million and additionally committed to contribute up to approximately $250,000. None of Mr. Aigrain’s investments are, and he does not, directly or indirectly hold equity interests in, the investment funds or entities that are Purchaser Filing Parties. Mr. Sahai owns 50% of the outstanding equity in an entity that has investments in one or more investment funds affiliated with Warburg Pincus, which, directly or indirectly, hold equity interests in certain Warburg Pincus Filing Parties, and such entity has committed to contribute up to approximately $3 million in connection with such investment. Such entity has also (i) contributed approximately $3.2 million and additionally committed to contribute up to approximately $0.8 million in an investment fund affiliated with Warburg Pincus that is not, and does not, directly or indirectly, hold equity interests, in the investment funds or entities that are Purchaser Filing Parties and (ii) contributed approximately $1.4 million and additionally committed to contribute up to approximately $0.6 million in an investment fund affiliated with Permira that is not, and does not, directly or indirectly, hold equity interests, in the investment funds or entities that are Purchaser Filing Parties. Jim Cox has investments in one or more investment funds affiliated with Permira, which, directly or indirectly, hold equity interests in certain Permira Filing Parties, and has contributed approximately €1 million in connection with such investment. Mr. Cox has also committed to contribute up to approximately $1 million in other investment funds affiliated with Permira that are not, and do not, directly or indirectly, hold equity interests, in the investment funds or entities that are Purchaser Filing Parties.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) with respect to the disposition of Company Class A Common Stock pursuant to the Merger. This discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger, does not address consequences to holders of Company equity awards, and is not a substitute for tax advice. This discussion is based upon the provisions of the Code, the U.S. Treasury regulations issued under the Code (the “Treasury Regulations”) and administrative rulings and court decisions in effect as of the date of this proxy statement, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein. This discussion is not binding on the Internal Revenue Service or a court and there can be no assurance that the tax consequences described in this discussion will not be challenged by the Internal Revenue Service or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the Internal Revenue Service, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the Merger.

This discussion is limited to holders of Company Class A Common Stock who hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company Class A Common Stock in light of such holder’s particular circumstances, nor does it discuss any special considerations applicable to holders of Company Class A Common Stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships, S corporations or other pass-through entities and their partners or members, tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds, retirement or other tax-deferred accounts, insurance companies, dealers in securities or non-U.S. currencies, traders in securities who elect mark-to-market method of accounting, small business investment companies, regulated investment companies and real estate investment trusts, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their shares of Company Class A Common Stock as a result of the exercise of options, vesting of units or otherwise as compensation, holders subject to any alternative minimum tax, holders who hold their shares of Company Class A Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, holders exercising appraisal rights under the DGCL, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders of any class of stock other than Company Class A Common Stock, holders who prepare an “applicable financial statement” (as defined in Section 451 of the Code) and holders who own or have owned (directly, indirectly or constructively) 5% or more of Company Class A Common Stock (by vote or value) at any time. In addition, this discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax consequences (e.g., the federal estate or gift tax or the application of the Medicare tax on net investment income under Section 1411 of the Code) or any treaty. This discussion does not address the impact of Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”). This discussion does not address the tax consequences of any transaction other than the Merger.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company Class A Common Stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and activities of the partnership and certain determinations made at the partner level. If you are a partner of a partnership for U.S. federal income tax purposes holding Company Class A Common Stock, you should consult your own tax advisor as to the particular U.S. federal income tax consequences of the Merger to you.

All holders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local and/or non-U.S. income and other tax laws or any tax treaty, or any changes in such laws or treaties) of the receipt of cash in exchange for shares of Company Class A Common Stock pursuant to the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock, that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (including any entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or an entity or arrangement classified as a partnership) of Company Class A Common Stock that is not a U.S. holder.

U.S. Holders

The receipt of cash in exchange for Company Class A Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes of Company Class A Common Stock equal to the difference, if any, between the amount of cash received pursuant to the Merger and such U.S. holder’s adjusted tax basis in the shares of Company Class A Common Stock converted into cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the Merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, generally are eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company Class A Common Stock at different times or at different prices, such U.S. holder must determine its tax basis, holding period and gain or loss separately with respect to each block of Company Class A Common Stock.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) with respect to the cash received pursuant to the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain recognized on the receipt of cash in exchange for Company Class A Common Stock pursuant to the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, the gain also is attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a non-U.S. corporation, such corporation may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty);

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to tax at a 30% rate (or a lower applicable income tax treaty rate) on any gain derived from the disposition of Company Class A Common Stock pursuant to the Merger (other than gain effectively connected with a U.S. trade or business), which such gain may be offset by U.S. source capital losses of the non-U.S. holder, if any, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

the Company is a “United States real property holding corporation” within the meaning of Section 897(c)(2) (“USRPHC”) at any time during the lesser of (i) the five-year period ending on the date the Merger occurs and (ii) the period during which a non-U.S. holder held shares of the Company ending on the date the Merger occurs.

Generally, if the Company is or was a USRPHC during the lesser of the two time periods described above, the non-U.S. holder’s gain (or loss) realized on the sale of Company Class A Common Stock for cash will be subject to tax in the United States in the same manner as if such non-U.S. holder was engaged in a trade or business within the United States and such gain (or loss) was effectively connected with the conduct of such trade or business, unless certain exceptions apply. The Company does not believe that it has been or will become a USRPHC. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, including the consequences that could result if the Company is or were to become a USRPHC and the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to any portion of the cash consideration payable to them pursuant to the Merger.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding will apply with respect to the cash received by such holder pursuant to the Merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals in Connection with the Merger

The parties to the Merger Agreement intend to, and are obligated to, cooperate with each other and use reasonable best efforts to, as promptly as reasonably practicable, among other things, (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective in the Transactions, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the Transactions and (iii) execute and deliver any additional instruments necessary to consummate the Transactions. The management of each of the Company and Parent currently believe that the necessary regulatory approvals can be obtained by the end of the second quarter of 2026; however, there can be no assurances that such approvals will be obtained in accordance with this timing or at all.

HSR Act Clearance

Consummation of the Merger is subject to the requirements of the HSR Act and the rules promulgated by the FTC, which prevent transactions such as the Merger from being consummated until (i) certain information and materials are furnished to the DOJ and the FTC and (ii) the applicable waiting period under the HSR Act and any timing agreement entered into with the relevant governmental authority in accordance with the terms described in the section of this proxy statement entitled “The Merger Agreement — Reasonable Best Efforts” has, in each case, expired or been terminated. Early termination of the waiting period under the HSR Act in connection with the Merger was granted effective February 13, 2026.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

In addition to clearance under the HSR Act, the consummation of the Merger is also subject to the receipt of regulatory approvals (i) under merger control laws in Australia, China, the European Union, Switzerland and Turkey and (ii) under foreign direct investment laws in Australia, in each case, as described in more detail in “The Merger Agreement — Conditions to the Closing of the Merger”.

Australian Competition and Consumer Commission Approval

Consummation of the Merger is subject to Section 50 of the Competition and Consumer Act 2010 (Cth) (the “CCA”), which prohibits the acquisition of shares or assets that would have the effect, or be likely to have the effect, of substantially lessening competition in any Australian market. The Australian Competition and Consumer Commission (the “ACCC”) is responsible for enforcing Section 50 of the CCA. Parent and the Company intend to file an application for confidential pre-assessment with the ACCC in the first quarter of 2026.

China State Administration for Market Regulation Approval

Consummation of the Merger is subject to receipt of approval from State Administration for Market Regulation (“SAMR”) pursuant to the Anti-Monopoly Law of the People’s Republic of China enacted on August 1, 2008. Parent and the Company intend to file an application with SAMR in the first quarter of 2026.

European Commission Approval

Consummation of the Merger is subject to the European Union issuing a decision under Council Regulation (EC) 139/2004 declaring the Transactions compatible with the internal market. Parent and the Company intend to file a notification pursuant to Council Regulation (EC) No. 139/2004 to the European Commission in the first quarter of 2026.

Turkish Competition Authority Approval

Consummation of the Merger is subject to the Law on Protection of Competition No. 4054 dated December 13, 1994 (the “Turkish Competition Law”), pursuant to which the Merger cannot be completed until the filing of a notification with the Turkish Competition Authority and upon the approval of the Merger by the Turkish Competition Authority under the Turkish Competition Law. Parent and the Company intend to file a notification with the Turkish Competition Authority in the first quarter of 2026.

Australian Foreign Investment Approval

Consummation of the Merger is subject to the Foreign Acquisitions and Takeovers Act 1975 of Australia, as amended, pursuant to which certain acquisitions by foreign persons of Australian companies, businesses and real property assets, including the Transactions, must be notified to the Foreign Investment Review Board (“FIRB”) for approval by the Australian Treasurer. Parent and the Company intend to submit a FIRB application in the first quarter of 2026.

Delisting and Deregistration of Company Class A Common Stock

If the Merger is consummated, there will be no further market for the shares of Company Class A Common Stock, and the Surviving Corporation will, and Parent will cause the Surviving Corporation to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable, including under applicable Law and the rules and policies of the NYSE, to cause the shares of Company Class A Common Stock to be delisted from the NYSE and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time, and, prior to the Effective Time, the Company will reasonably cooperate with Parent with respect thereto.

Litigation Relating to the Merger and the Transactions

Lawsuits may be filed against the Company, the Board or the Company’s officers in connection with the Merger or the Transactions, which could prevent or delay consummation of the Merger and result in substantial costs to the Company, including any costs associated with indemnification obligations of the Company. The Company has received a demand letter from a purported stockholder pursuant to Section 220 of the DGCL to inspect and copy the Company’s books and records to investigate potential breaches of fiduciary duties by the Board and the officers of the Company in connection with the Transactions. As of the date of the preliminary version of this proxy statement, no lawsuits related to the Transactions have been filed.

Fees and Expenses

The estimated fees and expenses incurred or expected to be incurred by the Company in connection with the Merger are as follows:

Description	Amount
Financial advisory fees and expenses	$	[ ]
Legal, accounting and other professional fees and expenses	$	[ ]
SEC filing fees	$	[ ]
Printing and mailing costs	$	[ ]
Solicitation fees	$	[ ]
Miscellaneous	$	[ ]
Total	$	[ ]

It is also expected that Merger Sub and Parent will incur approximately $175 million of legal, paying agent, other advisory and financing fees in connection with the Merger.

The estimate for legal fees set forth in this proxy statement does not include any amounts attributable to any existing or future litigation challenging the Merger. All expenses incurred in connection with the Merger Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the Transactions will be paid by the party incurring such expense, except all filing fees under the HSR Act, any other antitrust or foreign direct investment laws, which will be borne by Parent, and as otherwise expressly set forth in the Merger Agreement.

Provisions for Unaffiliated Security Holders

No provision has been made to (i) grant the Unaffiliated Security Holders access to the corporate files of the Company, any other party to the Merger Agreement or any of their respective affiliates or (ii) obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summarizes the material provisions of the Merger Agreement. This summary does not purport to be complete, may not contain all of the information about the Merger Agreement that is or may be important to you and is qualified in its entirety by reference to the full Merger Agreement, a copy of which is attached to this proxy statement as Annex A. We strongly recommend that you read the Merger Agreement and documents related thereto carefully and in their entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and such documents and not by this summary or any other information contained in this proxy statement.

The Merger Agreement is included with this proxy statement only to provide you with information regarding the terms of the Merger Agreement and not to provide you with any other factual information regarding the Company, Parent, Merger Sub or their respective subsidiaries, affiliates or businesses. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•	have been made only for purposes of the Merger Agreement;

•	have been qualified by certain documents filed with, or furnished to, the SEC by the Company, from and after January 1, 2024 and prior to December 20, 2025;

•	have been qualified by confidential disclosures made by the Company in connection with the Merger Agreement;

•	are subject to materiality qualifications contained in the Merger Agreement that may differ from what may be viewed as material by investors;

•	are subject to knowledge qualifiers contained in the Merger Agreement, which qualifiers are tied to the actual knowledge after reasonable inquiry of certain persons;

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement; and

•

have been included in the Merger Agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed (and may continue to change) after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 206 of this proxy statement.

The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the full Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement.

Effects of the Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub, a wholly owned subsidiary of Parent, will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will be the Surviving Corporation in the Merger.

Closing and Effective Time of the Merger

Unless Parent and the Company agree in writing otherwise, the Closing of the Merger will take place at 10:00 a.m. (New York City time) on the fifth business day following the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing).

The Merger will become effective at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable law, at such later time as is agreed to in writing by the parties prior to the filing of such certificate of merger and specified therein.

At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, will be amended and restated to read in its entirety as set forth on Exhibit A to the Merger Agreement, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to compliance with the requirements of the Merger Agreement described under the section entitled “— Indemnification and Insurance” below). The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name will be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with applicable law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to compliance with the requirements of the Merger Agreement described under the section entitled “— Indemnification and Insurance” below).

The Company and Parent currently expect to consummate the Merger during the second quarter of 2026, subject to receipt of the Company Stockholder Approval and the required regulatory approvals and the satisfaction or waiver (to the extent permitted by applicable law) of the other conditions to the Merger described under the section entitled “— Conditions of the Merger” below. For additional information, please see the section of this proxy statement entitled “Special Factors — Regulatory Approvals in Connection with the Merger” beginning on page 113.

Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Consideration To Be Received in the Merger

The Merger Agreement provides that, at the Effective Time, each share of Company Class A Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares and Appraisal Shares) will be converted automatically into, and will thereafter represent only, the right to receive an amount in cash equal to $24.55 per share, without interest and subject to any applicable withholding taxes. As of the Effective Time, each holder of Company Class A Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor.

If, between December 20, 2025 and the Effective Time, the number of shares of outstanding Company Class A Common Stock will have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse share split, dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (other than the OpCo Units Exchange (as defined below)), then the Merger Consideration and any other amounts payable pursuant to the Merger Agreement will be equitably adjusted to reflect such event.

Exchange of OpCo Units and Company Class B Common Stock

Concurrent with the mailing of this proxy statement, the Company will exercise its right to require each holder of OpCo Units to exchange all of such holder’s OpCo Units and Company Class B Common Stock for shares of Company Class A Common Stock immediately prior to the Effective Time and in accordance with the OpCo LLC Agreement and the Company’s certificate of incorporation by delivering a mandatory exchange notice to all of the holders of OpCo Units. Such mandatory exchange notice will provide that the OpCo Units Exchange will be effected immediately prior to, and conditioned on the occurrence of, the Effective Time. Each share of Company Class B Common Stock will automatically be canceled immediately upon the consummation of the OpCo Units Exchange, such that no shares of Company Class B Common Stock will remain outstanding as of immediately prior to the Effective Time.

Excluded Shares

All shares of Company Common Stock that are held by the Company as treasury shares immediately prior to the Effective Time or held by Parent or Merger Sub immediately prior to the Effective Time will be canceled and will cease to exist and no consideration will be delivered in exchange therefor.

Treatment of Company Equity-Based Awards

Company RSUs and Company PSUs

At the Effective Time, each Company RSU and each Company PSU outstanding as of December 20, 2025 and that remains outstanding as of immediately prior to the Effective Time will convert into the right to receive a cash award equal to the Merger Consideration for each share of Company Class A Common Stock subject to such award (with Company PSU performance conditions deemed achieved at the maximum level). The resulting cash awards (i) will be vested and payable as of the Effective Time in the case of any awards held by non-employee directors and any awards that are vested as of immediately prior to the Effective Time and (ii) will remain subject to the same time-vesting conditions in the case of all other awards.

The Merger Agreement provides for the ability of the Company to grant additional Company RSUs after December 20, 2025, with the condition that such awards may not provide for “single-trigger” or “double-trigger” vesting in connection with the Merger, but may still provide for the Company’s standard vesting conditions unrelated to a change in control transaction (other than any “good reason” rights that may be triggered as a result of the Merger). With respect to Company RSUs granted after December 20, 2025, the Company and Parent have agreed that such awards will in general not be subject to the treatment described in the immediately preceding paragraph and will instead be treated in a manner determined by the Company and Parent, with the exception of awards granted to non-employee directors and certain awards that were promised but not yet granted as of December 20, 2025, which will still be treated as described above. As of the date of this proxy statement, the Company and Parent have not yet determined what such alternative treatment will be.

Company Options

At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time (whether vested or unvested) will convert into the right to receive a cash award equal to the Merger Consideration less the exercise price for each share of Company Class A Common Stock subject to such award, which will be vested and payable as of the Effective Time, except that any Company Option with an exercise price that is equal to or greater than the Merger Consideration will be canceled for no consideration at the Effective Time.

Treatment of the Company’s 2021 Employee Stock Purchase Plan

Following December 20, 2025: (i) no existing participant can increase his or her payroll deduction election under the ESPP and no individual can commence participation in the ESPP; and (ii) no new offering period will commence under the ESPP. The offering period that was in effect on December 20, 2025 will otherwise continue in effect, but may be terminated prior to its scheduled end date if necessary to accurately determine and pay the amounts due under the Merger Agreement. Each participant’s accumulated payroll deductions under the ESPP will be used to purchase shares of Company Class A Common Stock prior to the Effective Time or will be returned to the participant. Shares purchased under the ESPP, including pursuant to the foregoing, will be treated the same as all other shares of Company Class A Common Stock in the Merger, and the ESPP will be terminated effective immediately prior to the Effective Time.

Payment for Stock

Parent will designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with the Merger Agreement. At or prior to the Effective Time, Parent will cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (other than payments with respect to equity-based awards described above under the section entitled “— Treatment of Company Equity-Based Awards”) or with respect to Appraisal Shares.

As promptly as practicable after the Effective Time (but in no event more than four business days thereafter), Parent and the Surviving Corporation, to the extent required by the Paying Agent, will direct the Paying Agent to mail to each person who was, at the Effective Time, a holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Class A Common Stock (each, a “Share Certificate”) or non-certificated shares of Company Class A Common Stock held in book-entry form (each, a “Book-Entry Share”) not held, directly or indirectly, through The Depository Trust Company (the “DTC”) (other than Excluded Shares and Appraisal Shares) (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Share Certificates or Book-Entry Shares to the Paying Agent, as applicable, in exchange for payment of the Merger Consideration as provided in the Merger Agreement.

Upon delivery of a letter of transmittal (if required by the Paying Agent), duly completed and validly executed in accordance with such letter’s instructions and procedures (and such other customary documents as may be required pursuant to such instructions or as may reasonably be required by the Paying Agent) and either (i) the surrender to the Paying Agent of Share Certificates (or affidavits of loss in lieu thereof in accordance with the Merger Agreement) or (ii) the transfer of Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), in each case as contemplated in the Merger Agreement, the holder of such Share Certificates or Book-Entry Shares will be entitled to receive, in exchange therefor, the Merger Consideration for each share of Company Class A Common Stock formerly represented by such Share Certificates or Book-Entry Shares, and the Share Certificates and Book-Entry Shares so surrendered will forthwith be canceled.

With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company will cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as are agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the aggregate Merger Consideration which the beneficial owners thereof are entitled to receive as a result of the Merger.

HOLDERS OF SHARE CERTIFICATES OR BOOK-ENTRY SHARES NOT HELD, DIRECTLY OR INDIRECTLY, THROUGH DTC, SHOULD NOT FORWARD THEIR SHARE CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR SHARE CERTIFICATES WITH THE ENCLOSED PROXY CARD.

Transfer Books; No Further Ownership Rights

At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Class A Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of the shares of Company Class A Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares, except as otherwise provided for in the Merger Agreement or by applicable law. If, at any time after the Effective Time, Share Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent, for any reason, they will be canceled and exchanged as provided in the Merger Agreement.

Lost, Stolen or Destroyed Certificates

A holder of a Share Certificate that has been lost, stolen or destroyed will have to make an affidavit of that fact and, if required by the Surviving Corporation, post a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, upon which the Paying Agent will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable aggregate Merger Consideration.

Termination of Exchange Fund

At any time following the first anniversary of the Closing Date, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any portion of the exchange fund (including any interest received with respect thereto) which has not been disbursed to holders of Company Class A Common Stock, and thereafter such holders will be entitled to look only to Parent and the Surviving Corporation, as applicable, for, and Parent and the Surviving Corporation will remain liable for, payment of their claims for the Merger Consideration (subject to applicable law). Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of Parent or its designee, free and clear of all claims or interest of any person previously entitled thereto.

No Liability

Notwithstanding any provision of the Merger Agreement to the contrary, none of the Company, Parent or Merger Sub, the Surviving Corporation or the Paying Agent will be liable to any person in respect of any Merger Consideration or any portion of the exchange fund properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of Company Class A Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any governmental authority will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any person previously entitled thereto.

Appraisal Rights

Appraisal Shares will not be converted into the right to receive the Merger Consideration as provided in the Merger Agreement, but instead will be canceled and will represent the right to receive only those rights provided under Section 262 of the DGCL. If (i) any such person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or (ii) a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration (without interest). For additional information, please see “The Merger Agreement — Appraisal Rights”. Prior to the Effective Time, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any demands for appraisal of any shares of Company Class A Common Stock or notices of dissent, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or otherwise agree to do any of the foregoing. Prior to the Effective Time, Parent will not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), require the Company to make any payment with respect to any demands for appraisal or notices of dissent or offer to settle or settle any such demands or notices.

Representations and Warranties

The Merger Agreement contains representations and warranties that the Company, on the one hand, and Parent and Merger Sub, on the other hand, have made to one another, which are qualified in many cases by (i) certain exceptions and qualifications (including knowledge, materiality or Material Adverse Effect (as defined below) standards) set forth in the Merger Agreement, (ii) confidential disclosures made by the Company to Parent and Merger Sub and (iii) in the case of the Company, certain sections of documents filed with, or furnished to, the SEC by the Company, from and after January 1, 2024 and prior to December 20, 2025.

The representations and warranties in the Merger Agreement do not survive the Closing or termination of the Merger Agreement.

For purposes of the Merger Agreement, a “Material Adverse Effect” with respect to the Company and its subsidiaries means any effect, change, fact, circumstance, development, event or occurrence that individually or in the aggregate (i) would, or would reasonably be expected to, prevent or materially delay, interfere with, hinder or impair the consummation by the Company of the transactions contemplated by the Merger Agreement, including the Merger, but excluding, in any event, the Equity Financing and the Debt Financing (collectively, the “Merger Transactions”), in accordance with the terms of the Merger Agreement or (ii) has had, or would be reasonably expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole; provided, however, that, in the case of clause (ii) only, none of the following, and no effect, change, fact, circumstance, development, event or occurrence arising out of, or resulting from, the following, will constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, fact, circumstance, development, event or occurrence (A) generally affecting the industry in which the Company and its subsidiaries operate or the economy, credit, financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) to the extent arising out of, resulting from or attributable to (1) changes in law or in GAAP, or any changes in the interpretation or enforcement of any of the foregoing, in each case, after December 20, 2025, or any changes in general legal, regulatory, political or social conditions after December 20, 2025, (2) (x) the identity of Parent, Merger Sub or their affiliates or (y) the negotiation, execution, announcement, pendency or performance of the

Merger Agreement or the consummation of the Transactions (other than for purposes of certain representations, warranties and conditions as set forth in the Merger Agreement), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the Merger Agreement or the Merger Transactions, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism or cyberterrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism or cyberterrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, pandemic events or other force majeure events, (5) (x) any action taken by the Company or its subsidiaries that is required by the Merger Agreement, (y) any action taken (or omitted to be taken) with Parent’s written consent or at Parent’s written request or (z) the failure to take any action by the Company or its subsidiaries if that action is prohibited by the Merger Agreement (provided that clause (z) will not apply to any action omitted to be taken pursuant to the Company’s obligations described under the section entitled “— Covenants Regarding Conduct of Business by the Company Pending the Effective Time” unless the Company has requested to take an action that is prohibited thereby and Parent has unreasonably withheld, delayed or conditioned its written consent to such action), (6) any change or prospective change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of the Company or (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) will not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8)) is a Material Adverse Effect); provided further, however, that any effect, change, fact, circumstance, development, event or occurrence referred to in clause (A) or clauses (B)(1), (3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, fact, circumstance, development, event or occurrence has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

A Material Adverse Effect with respect to Parent and Merger Sub means any effect, change, fact, circumstance, development, event or occurrence that, individually or in the aggregate, would, or would reasonably be expected to, prevent or materially delay, interfere with, hinder or impair the consummation by Parent or Merger Sub of any of the Transactions in accordance with the terms of the Merger Agreement.

The representations and warranties made by the Company relate to, among other topics, the following:

•	the organization, valid existence, good standing, authority and qualification to conduct business with respect to the Company and each subsidiary;

•	capitalization;

•	authority to enter into the Merger Agreement, to consummate the transactions contemplated by the Merger Agreement and the binding nature of the Merger Agreement;

•	non-contravention;

•	governmental approvals;

•	compliance with SEC filing requirements;

•	conformity with GAAP and SEC requirements of financial statements filed with the SEC;

•	no undisclosed liabilities;

•	existence of internal controls and disclosure controls and procedures;

•	the absence of certain actions or circumstances, and absence of any Material Adverse Effect, in each case, since September 30, 2025;

•	the absence of certain legal proceedings;

•	compliance with applicable laws, including international trade laws, sanction laws and anti-corruption laws, and holding of required permits;

•	certain tax matters;

•	certain employee benefits matters;

•	certain labor matters;

•	certain environmental matters;

•	intellectual property;

•	certain data privacy laws and technology and information security matters;

•	matters relating to leased real property and the absence of owned real property;

•	material contracts;

•	insurance coverage;

•	absence of “poison pill” or anti-takeover agreements and inapplicability of anti-takeover laws;

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receipt of an opinion from the Special Committee’s financial advisor regarding the fairness, from a financial point of view, of the Merger Consideration to be received by holders of shares of Company Class A Common Stock (other than Excluded Shares or Appraisal Shares);

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receipt of an opinion from the Company’s financial advisor regarding the fairness, from a financial point of view, of the Merger Consideration to be received by holders of shares of Company Class A Common Stock (other than Excluded Shares or Appraisal Shares);

•	brokers and other advisors;

•	customers and vendors; and

•	the absence of any other representations or warranties.

The representations and warranties made by Parent and Merger Sub relate to, among other topics, the following:

•	the organization, valid existence, good standing, authority and qualification to conduct their respective businesses;

•	authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	non-contravention;

•	governmental approvals;

•	ownership and operations of Merger Sub;

•	the Equity Commitment Letters and Debt Commitment Letter made available by Parent to the Company (including the enforceability thereof) and the related fee letters;

•	the Fee Funding Agreements delivered by Parent to the Company (including the enforceability thereof);

•	the solvency of the Surviving Corporation as of the Effective Time and immediately after the consummation of the applicable Transactions, including the Merger and the Financing;

•	the absence of certain arrangements with Company management, the Board or any beneficial owner of shares of Company Class A Common Stock, except as set forth in the Schedule 13E-3;

•	brokers and other advisors;

•	the accuracy of information supplied for inclusion in this proxy statement or Schedule 13E-3;

•	the absence of certain legal proceedings;

•	non-ownership of Company Common Stock;

•	the absence of any other representations or warranties; and

•	non-reliance on Company estimates, projections, forecasts, forward-looking statements and business plans.

Covenants Regarding Conduct of Business by the Company Pending the Effective Time

Under the Merger Agreement, in general, subject to certain exceptions and unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company has agreed to, and to cause each of its subsidiaries to, use commercially reasonable efforts to (i) carry on its and their respective businesses in all material respects in the ordinary course, (ii) preserve its and each of its subsidiaries’ current business organizations and goodwill substantially intact and (iii) preserve existing business relationships, including by retaining the services of its and their respective officers and key employees.

The Company has also agreed under the Merger Agreement, subject to certain exceptions (including as required by applicable law, judgment or a government authority, as expressly permitted or required by the Merger Agreement and as set forth in the confidential disclosure schedules to the Merger Agreement) and unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned) to certain restrictions on its activities during the period from December 20, 2025 to the Effective Time or earlier termination of the Merger Agreement. These restrictions on the Company’s activities are summarized below. Subject to certain exceptions, the Company will not, and will not permit any of its subsidiaries to, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) to:

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other than transactions solely between and among the Company and its subsidiaries, issue, grant, sell, pledge, dispose of or encumber (or authorize any of the foregoing) any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity, equity-based or voting interests (including any rights, warrants, puts, calls or options to purchase any shares of its capital stock or other equity, equity-based or voting interests), with certain specified exceptions;

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other than transactions solely between and among the Company and its subsidiaries, redeem, purchase or otherwise acquire any shares of the Company’s capital stock or other equity, equity-based or voting securities or interests, or any securities convertible into, or exchangeable or exercisable for, any shares of the Company’s capital stock or other equity, equity-based or voting securities or interests (including any rights, warrants, puts, calls or options to purchase any shares of the Company’s capital stock or other equity, equity-based or voting securities or interests) (other than pursuant to the forfeiture of, withholding of taxes with respect to or the net settlement or cashless exercise of equity-based awards outstanding as of December 20, 2025 in accordance with the terms of such equity-based awards and the applicable equity plans and award agreements as in effect on December 20, 2025 or equity-based awards that are granted pursuant to an equity plan after December 20, 2025, to the extent expressly permitted by the Merger Agreement, in accordance with the terms of such equity-based awards and applicable equity plans or to implement the OpCo Units Exchange);

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other than transactions between and among the Company and its subsidiaries, establish a record date for, approve, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity, equity-based or voting securities or interests (whether in cash, securities or otherwise);

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split, combine, subdivide or reclassify any shares of its capital stock or other equity, equity-based or voting interests, except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned subsidiary following such transaction;

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incur or assume any indebtedness for borrowed money, any obligation under any capital lease, any obligation secured by an encumbrance on the property of the Company or any of its subsidiaries, any obligation with respect to reimbursement obligations for letters of credit or similar instruments (whether or not drawn) or in respect of any other amount properly characterized as indebtedness in accordance with GAAP, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, except for (i) intercompany indebtedness among the Company and its subsidiaries, (ii) indebtedness incurred under existing credit facilities, lines of credit or other existing arrangements (including in respect of letters of credit) in an aggregate principal amount not to exceed $50,000,000, and (iii) additional indebtedness incurred after the date of the Merger Agreement in an aggregate principal amount not to exceed $2,000,000;

•	enter into any swap or hedging transaction or other derivative agreements;

•	make any loans, capital contributions or advances to any person, group or entity outside of the ordinary course of business, other than to the Company or any subsidiary of the Company;

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sell, transfer, assign, dispose of, license or lease to any person, or subject to an encumbrance (other than encumbrances permitted under the Merger Agreement), in a single transaction or series of related transactions, any of its material properties or assets (excluding intellectual property owned or purported to be owned by the Company), except (i) transfers, sales or leases between and among the Company and its subsidiaries, (ii) dispositions of assets in the ordinary course of business that are obsolete, worn out, surplus or no longer used or useful in the conduct of the business of the Company or any of its subsidiaries or (iii) sales or leases of properties or assets in the ordinary course of business;

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(i) transfer, sell, lease, license, subject to an encumbrance (other than encumbrances permitted under the Merger Agreement) any material intellectual property owned or purported to be owned by the Company, except for nonexclusive licenses granted to customers, partners, vendors and service providers in the ordinary course of business, or (ii) cancel, abandon or allow to lapse or expire any material intellectual property owned by the Company or any of its subsidiaries, except for lapses or expirations of any registered intellectual property of the Company at the end of its statutory term;

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grant any encumbrance (other than encumbrances permitted under the Merger Agreement) on any of its assets (excluding intellectual property of the Company) having a value in excess of $500,000, other than (i) to secure indebtedness and other obligations permitted under the applicable terms of the Merger Agreement or (ii) to the Company or to a wholly owned subsidiary of the Company;

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(i) make any acquisition (including by merger) of the capital stock or the assets of any other person, business or division thereof, if the aggregate amount of consideration paid by the Company and its subsidiaries in connection with all such transactions would exceed $500,000, (ii) merge or consolidate the Company or any of its subsidiaries with any other person or (iii) acquire any real property;

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except as required pursuant to the terms of any Company benefit plan or compensation arrangement as in effect on December 20, 2025 or adopted, established, entered into or amended after December 20, 2025 in a manner expressly permitted by the Merger Agreement, (i) increase the compensation or benefits (including, for the avoidance of doubt, severance, retention or termination pay) payable or provided (or to become payable or provided) to any current or former officer, employee, director or other individual or independent contractor of the Company or any of its subsidiaries (other than increases to base salaries or wage rates (and corresponding changes to non-equity compensation and benefits determined based on salaries or wages), as applicable, of employees with annualized base compensation not exceeding $350,000, adopted in the ordinary course of business consistent with past practice, which increases shall not exceed 4.5% of such base compensation in the aggregate as of December 20, 2025), (ii) promise or grant any equity or equity-based incentive award to any incoming, current or former officer, employee, director or other individual independent contractor of the Company or any of its subsidiaries, (iii) establish, adopt, enter into, amend, modify or terminate any material Company benefit plan or compensation arrangement (or any arrangement that would be a material Company benefit plan or compensation arrangement if in existence on December 20, 2025) or any equity plan or any arrangement providing for severance, change in control or similar benefits, other than changes to group health or welfare benefits taken in the ordinary course of business consistent with past practice that would not materially increase the cost to Parent or any of its subsidiaries or (iv) take any action to accelerate any rights or the payment, vesting or funding of any compensation or benefit;

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make any changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its subsidiaries except insofar as may be required by GAAP (or any binding interpretation thereof), by any applicable law, including Regulation S-X under the Securities Act, or by any governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

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make, change or revoke any material tax election, adopt or change any tax accounting method or change any tax accounting period, settle, contest or compromise any material tax claim or assessment, consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment, file an amended tax return that could materially increase the taxes payable by the Company or its subsidiaries, request any ruling from or enter into a closing agreement with any governmental authority regarding any material tax, or surrender a right to a material tax refund;

•	amend the Company’s certificate of incorporation and bylaws or the comparable organizational documents of any subsidiary of the Company (including the OpCo LLC Agreement);

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settle any pending or threatened legal or administrative action against the Company or any of its subsidiaries (or any of their respective officers, directors or employees, in their capacity as officers, directors or employees of the Company), other than settlements of any pending or threatened action which do not involve (i) payments in excess of $500,000, (ii) any ongoing restrictions on the business activities of the Company or any of its subsidiaries or on any of their respective assets, properties or rights that are material to the business of the Company and its subsidiaries, taken as a whole, or (iii) an admission of guilt, fault or liability;

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hire, engage or terminate (other than for cause or due to death or disability) the employment or service of or furlough or temporarily layoff any employees or individual independent contractors whose total annual compensation exceeds $350,000;

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modify, extend, amend, terminate, negotiate or enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or its subsidiaries, in each case, except as required by law;

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implement or announce any employee layoffs, plant closings, reductions in force, collective redundancies, furloughs, temporary layoffs or other such actions that could trigger any liability or notice requirement under the WARN Act (or equivalent law in jurisdictions outside of the U.S.);

•	make or authorize any capital expenditures, other than capital expenditures of less than $500,000 individually or $2,000,000 in the aggregate;

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(i) enter into certain specified types of material contracts or (ii) amend or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) certain material contracts; or

•	commit, resolve or agree, in writing or otherwise, to take any of the foregoing actions.

Except as expressly contemplated, permitted or required by the Merger Agreement or as required by applicable law, judgment or a governmental authority, during the period from December 20, 2025 to the Effective Time (or such earlier date on which Merger Agreement is terminated), neither Parent nor Merger Sub will, without the prior written consent of the Company, (i) take any action, or fail to take any action, in either case, that would reasonably be expected to result in any of the conditions to the Merger set forth in the Merger Agreement to not be satisfied, (ii) take any action, or fail to take any action, in either case the result of which would reasonably be expected to materially impair or materially delay the consummation of the Transactions or (iii) authorize any of, or commit or agree, in writing or otherwise, to take any of the foregoing actions.

Nothing contained in the Merger Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the other terms and conditions of the Merger Agreement, complete control and supervision over its and its subsidiaries’ businesses.

Go-Shop; No Solicitation; Change in Board Recommendation

The Merger Agreement provides that, from December 20, 2025 until midnight, New York City time, on January 23, 2026 (i.e., one minute after 11:59 p.m., New York City time, on January 22, 2026) (the “Go-Shop Period”), which may be extended, solely with respect to Excluded Parties (as defined below), by written notice to Parent (which written notice will specify the identity of each such Excluded Party) until and including February 2, 2026 (the “Go-Shop Extension Period”), the Company and its subsidiaries and their respective representatives may, directly or indirectly take the following actions (other than in respect of a Disallowed Party (as defined below)):

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initiate, solicit, facilitate and encourage, whether publicly or otherwise, Takeover Proposals (as defined below) (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal);

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provide access to non-public information concerning the Company or any of its subsidiaries (provided that the Company will promptly provide to Parent any material non-public information concerning the Company or its subsidiaries that is provided to any person given such access which was not previously provided to Parent or its representatives);

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enter into, engage in and maintain discussions or negotiations with any persons or groups of persons with respect to Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal); and

•	cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

Non-public information relating to the Company and its subsidiaries provided to any such person during the Go-Shop Period (or the Go-Shop Extension Period) must be provided pursuant to an Acceptable Confidentiality Agreement (as defined below). In addition, the Company may, in its sole discretion, waive or release any preexisting standstill provisions or similar agreements to the extent reasonably necessary to allow a third party to make, negotiate, enter into a definitive agreement with respect to or consummate a negotiated non-public Takeover Proposal that was not solicited in material violation of the Merger Agreement if (i) the Board (or any duly authorized committee thereof), after consultation with its financial advisors and outside legal counsel, determines that the failure to waive or release such standstill would be inconsistent with the directors’ fiduciary duties under applicable law and (ii) the Company notifies Parent prior to granting such waiver and provides the identity of the counterparty to whom it intends to grant such waiver.

In addition, from midnight, New York City time, on January 23, 2026 (i.e., one minute after 11:59 p.m., New York City time, on January 22, 2026) (or, with respect to any Excluded Party (solely for as long as such person or group is an Excluded Party), from the expiration of the Go-Shop Extension Period (if any)) (the

“No-Shop Period Start Date”), the Company agreed that it will, and will cause each of its subsidiaries and its and their respective employees, officers and directors to, and will instruct and use reasonable best efforts to cause its representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations with any persons that may be ongoing with respect to or which could reasonably be expected to lead to a Takeover Proposal and, from the No-Shop Period Start Date (and, in respect of any Disallowed Parties, from one minute after the execution of the Merger Agreement), until the Effective Time, not, directly or indirectly:

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initiate, solicit, assist or knowingly encourage or facilitate (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal;

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enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any person, group or entity of the non-solicitation provisions of the Merger Agreement) or furnish or continue to provide to any other person, group or entity any non-public information relating to (including through access to a data room or failure to deliver a return or destroy notice), or afford any other person, group or entity access to the business, operations, assets, books, records or personnel of the Company or any of its subsidiaries in connection with, or for the purpose of, facilitating or encouraging a Takeover Proposal or any proposal that would reasonably be expected to lead to, a Takeover Proposal;

•	approve, endorse or recommend any Takeover Proposal or submit a Takeover Proposal or any matter related thereto for the approval of the Company stockholders;

•	waive any standstill or other similar obligation (other than as permitted under the Merger Agreement);

•	enter into any contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal; or

•	authorize or commit to do any of the foregoing.

Immediately following the No-Shop Period Start Date, the Company was required to notify Parent in writing of the identity of each Excluded Party and provide to Parent the material terms and conditions of any such Takeover Proposal, inquiry, request, proposal or offer (as applicable) and a copy of any such Takeover Proposal or inquiry, request, proposal or offer, as applicable, made in writing (or, with respect to oral proposals, a written summary thereof) and to provide a copy of any written proposals, correspondence (to the extent necessary to disclose additional material terms or conditions not otherwise disclosed), documents or agreements delivered to the Company or its representatives by any Excluded Party that identifies or sets forth any additional material terms or conditions thereof. The parties to the Merger Agreement have agreed that the Company and its subsidiaries and their respective representatives may continue to engage in the activities described in the first paragraph of this section with respect to each Excluded Party (solely for as long as any such person or group is an Excluded Party) on and after the No-Shop Period Start Date until the expiration of the Go-Shop Extension Period (if any), including with respect to any amended or revised proposal submitted by such Excluded Party on or after the No-Shop Period Start Date until the expiration of the Go-Shop Extension Period (if any).

On and after the No-Shop Period Start Date (and, in respect of any Disallowed Parties, from one minute after the execution of the Merger Agreement) and prior to receipt of the Company Stockholder Approval, if the Company or any of its representatives receives a bona fide Takeover Proposal that does not result from any material breach of the non-solicitation provisions of the Merger Agreement, (i) the Company and its representatives may contact and engage in discussions with such person or group of persons making such Takeover Proposal or its or their representatives and financing sources solely to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing or to notify such persons or group of persons or its or their representatives and financing sources of the Company’s obligations described above, and (ii) if the Board or any duly authorized committee thereof, including the Special Committee, determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal (as defined below) and the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, then the Company and any of its representatives may:

•

enter into an Acceptable Confidentiality Agreement with such person or group of persons making such Takeover Proposal and furnish, pursuant to such Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its subsidiaries to the person or group of persons that has made such Takeover Proposal and its or their representatives and financing sources (provided that the Company will promptly provide Parent access to any non-public information concerning the Company or any of its subsidiaries that is provided to any such person or persons which was not previously provided to Parent or its representatives); and

•

subject to the execution of an Acceptable Confidentiality Agreement and compliance with the non-solicitation provisions of the Merger Agreement, engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Takeover Proposal and its or their representatives and financing sources.

From and after the No-Shop Period Start Date (or, in the case of any Disallowed Party, from one minute after the execution of the Merger Agreement and in the case of any Excluded Party (for so long as such person or group is an Excluded Party), following the expiration of the Go-Shop Extension Period (if any)) and prior to receipt of the Company Stockholder Approval, the Company must promptly (and in any event within 24 hours) notify Parent, in writing, in the event that the Company or any of its subsidiaries or its or their representatives receive (i) a Takeover Proposal or any inquiry, request, proposal or offer that would reasonably be expected to lead to a Takeover Proposal, and must disclose to Parent the material terms and conditions of any such Takeover Proposal, inquiry, request, proposal or offer (as applicable), including the identity of the person or group of persons making such Takeover Proposal, inquiry, request, proposal or offer (as applicable) and a copy of any such Takeover Proposal or inquiry, request, proposal or offer, as applicable, made in writing (or, with respect to oral proposals, a written summary thereof), or (ii) a request to furnish non-public information regarding the Company or any of its subsidiaries by any third party that informs the Company that it is considering making, or has made, a Takeover Proposal, or any other inquiry, proposal or offer from a person seeking to have discussions or negotiations with the Company regarding a Takeover Proposal or any inquiry, request, proposal or offer that would reasonably be expected to lead to a Takeover Proposal. Furthermore, the Company must keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal, inquiry, proposal or offer on a prompt basis (and in any event within 24 hours), including by providing copies of all written proposals, documents or agreements (or, with respect to oral proposals, a written summary thereof) or correspondence (to the extent necessary to disclose additional material terms or conditions not otherwise disclosed hereunder) that identifies or sets forth any additional material terms or conditions thereof that is delivered to the Company or its representatives.

The Board has agreed that neither it, nor any duly authorized committee thereof, including the Special Committee, will:

•

(i) fail to include the Board Recommendation or the Special Committee Recommendation in this proxy statement, (ii) withdraw, withhold (or modify or qualify in a manner adverse to Parent), or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Parent) or make other public statements that directly conflict with, the Board Recommendation or the Special Committee Recommendation, (iii) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, or publicly declare advisable or submit to a vote any Takeover Proposal, (iv) fail to publicly reaffirm the Board Recommendation or the Special Committee Recommendation within 10 business days following a written request therefor from Parent after the launch of a tender or exchange offer or public disclosure of a Takeover Proposal (provided Parent may only make one request in connection with any such tender or exchange offer or public disclosure of a Takeover Proposal (and one additional request on each occasion that the material terms thereof change)) or (v) commit or agree to take any action set forth in the foregoing clauses, subject to certain specified qualifications (any such action, an “Adverse Recommendation Change”); or

•

execute or enter into (or cause or permit the Company or any of its subsidiaries to execute or enter into) any contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to or providing for a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”).

Prior to obtaining the Company Stockholder Approval, but not after, the Board or any duly authorized committee thereof, including the Special Committee, may (i) in response to an Intervening Event (as defined below), other than relating to a Takeover Proposal, make an Adverse Recommendation Change or (ii) solely in response to a Takeover Proposal that did not result in a breach of the non-solicitation provisions of the Merger Agreement, either or both (x) make an Adverse Recommendation Change or (y) cause the Company to enter into a Company Acquisition Agreement providing for a Takeover Proposal and terminate the Merger Agreement in accordance with the terms thereof only if, in either case, the Board or any duly authorized committee thereof, including the Special Committee, has determined in good faith, after consultation with its financial advisors and outside legal counsel that:

•

in respect of any Adverse Recommendation Change not in response to a Takeover Proposal, such Adverse Recommendation Change is in response to an Intervening Event and that the failure to make such Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable law; and

•

in respect of any such action in response to a Takeover Proposal, such Takeover Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law;

provided that the Board or any duly authorized committee thereof, including the Special Committee, will not, and will cause the Company not to, take any such action unless (i) the Company has given Parent at least three business days’ prior written notice of its intention to take such action, (ii) the Company has negotiated, and caused its representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to commit in writing to effect revisions to the terms of the Merger Agreement, the Commitment Letters or the Fee Funding Agreements, in the case of the second bullet above in this paragraph, such that it would cause a Superior Proposal to no longer constitute a Superior Proposal or, in either case, as would permit the Board or any duly authorized committee thereof, including the Special Committee, not to effect an Adverse Recommendation Change and (iii) following the end of such notice period, the Board or any duly authorized committee thereof, including the Special Committee, shall have considered in good faith such written commitment to effect revisions, and shall have, after consultation with its financial advisors and outside legal counsel, determined, in the case of the second bullet above in this paragraph, that such Superior Proposal would continue to constitute a Superior Proposal if the revisions to which Parent has committed in writing were to be given effect and, in the case of the first and second bullets above in this paragraph, that the failure to make an Adverse Recommendation Change or terminate the Merger Agreement, as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; provided further that, in the event of, in the case of the second bullet above in this paragraph, any change to pricing or any other material revision to the terms of any such Takeover Proposal or, in the case of the first bullet above in this paragraph, any material change regarding any Intervening Event, the Company will be required to deliver a new notice as described above and provide a new two business day notice period.

Any termination of the Merger Agreement in connection with the Company’s entry into a Company Acquisition Agreement with respect to a Takeover Proposal will be void and of no force and effect unless the termination is in accordance with the termination provisions described in the section below entitled “— Termination of the Merger Agreement” and, to the extent required under the terms of the Merger Agreement, the Company pays to Parent (or Parent’s designee) the applicable Company Termination Fee (as defined below in the section entitled “— Termination Fees”).

For purposes of the Merger Agreement, “Acceptable Confidentiality Agreement” means (i) any confidentiality agreement entered into by the Company from and after December 20, 2025 that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the confidentiality agreements between the Company and certain affiliates of Parent, except that such confidentiality agreement need not include standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals, or (ii) any confidentiality agreement entered into prior to December 20, 2025; provided, however, that (x) in the case of clause (i), any such confidentiality agreements may not contain any provision requiring the Company or any of its subsidiaries to pay or reimburse the counterparty’s expenses and (y) in each case, any such confidentiality agreement may not contain any provision that would prevent the Company from complying with its obligations pursuant to the non-solicitation provisions of the Merger Agreement to provide any required notice (including any information required therein) to Parent with respect to a Takeover Proposal from the applicable counterparty.

For purposes of the Merger Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any person, entity or group (other than Parent and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (including through any derivative, hedging or option transactions):

•

acquisition of 20% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board or any duly authorized committee thereof, including the Special Committee), including through the acquisition of one or more subsidiaries of the Company owning such assets;

•	acquisition of securities representing 20% or more of the voting power of the then outstanding Company Common Stock;

•

tender offer or exchange offer that if consummated would result in any person, entity or group beneficially owning securities representing 20% or more of the voting power of the then outstanding Company Common Stock;

•

merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint-venture or similar transaction involving the Company pursuant to which such person, entity or group (or the stockholders thereof) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board or any duly authorized committee thereof, including the Special Committee) or securities representing 20% or more of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity; or

•

any public announcement of a proposal or plan or intention to do any of the foregoing or any agreement or Contract to engage in any of the foregoing, in each case, other than the Merger Transactions (each of the transactions described in the bullets in this paragraph, an “Acquisition”).

For purposes of the Merger Agreement, “Superior Proposal” means any bona fide written Takeover Proposal made after December 20, 2025 that did not result from a material breach of, and was not solicited in material violation of the Merger Agreement, and that is on terms that the Board or any duly authorized committee thereof, including the Special Committee, has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) would be more favorable to the Company’s stockholders than the Transactions from a financial point of view (after taking into account any written commitment from Parent to effect any revisions to the terms of the Transactions delivered in accordance with the Merger Agreement) and (ii) is reasonably capable of being completed in accordance with the terms of such Takeover Proposal, taking into account all legal, regulatory, financial, financing and other aspects of such proposal (including the terms and sources of financing, market conditions, the form of consideration and the timing of and conditions to consummating such transaction) and of the Merger Agreement (provided that, for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal will be deemed to be references to “50%” and will assume the prior exchange of all OpCo Units for Company Class A Common Stock).

For purposes of the Merger Agreement, an “Intervening Event” means any effect, change, fact, circumstance, development, event or occurrence with respect to the Company and its subsidiaries, taken as a whole, that, irrespective of when such effect, change, fact, circumstance, development, event or occurrence occurred, was not known or reasonably foreseeable by the Special Committee (or if known, the consequences of which were not known or reasonably foreseeable (with respect to magnitude or material consequences) to the Special Committee as of December 20, 2025) as of or prior to December 20, 2025, which event, development, change, effect or occurrence becomes known to the Special Committee prior to the Special Meeting of the Company stockholders; provided that, for the avoidance of doubt, the fact in and of itself that the Company meets or exceeds projections, forecasts or estimates for any period, any changes in and of themselves in the price of Company Class A Common Stock or the trading volume thereof after December 20, 2025, or the receipt, existence or terms of an actual or possible Takeover Proposal will not be taken into account in determining the existence of an Intervening Event (provided, however, that such fact will not prevent the underlying causes thereof or contributors thereto from being taken into account in determining the existence of an Intervening Event).

For purposes of the Merger Agreement, an “Excluded Party” means any person, group of persons or group that includes any person (so long as such person, together with all other members of such group, if any, who were members of such group or another group that included such person immediately prior to the No-Shop Period Start Date, represent at least 50% of the Equity Financing of such group at all times following the No-Shop Period Start Date and prior to the termination of the Merger Agreement) from whom the Company or any of its representatives has received, after the execution of the Merger Agreement and prior to the expiration of the Go-Shop Period (for the avoidance of doubt, not including during any Go-Shop Extension Period), a Takeover Proposal that the Board (or any duly authorized committee thereof) determines, in good faith and after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal; provided, however, that any person will immediately and irrevocably cease to be an Excluded Party if, at any time after the No-Shop Period Start Date, the Takeover Proposal submitted by such person is withdrawn or terminated or the Board (or any duly authorized committee thereof) determines that such Takeover Proposal no longer is, or no longer would reasonably be expected to lead to, a Superior Proposal. A person or group shall cease to be an Excluded Party when the condition set forth in the parenthetical in the immediately preceding sentence is no longer satisfied with respect to such person or group. A Disallowed Party is not permitted to be, or to be part of a group of persons that is, an Excluded Party. The Company did not designate any party as an Excluded Party during the pendency of the Go-Shop Period, which Go-Shop Period expired at midnight on January 23, 2026.

For purposes of the Merger Agreement, a “Disallowed Party” means any person, group or entity that (i) received access to a data room hosted by the Company in connection with a proposed Acquisition in which such person would act in a principal capacity, (ii) executed a confidentiality agreement with the Company or any of its subsidiaries in respect of a proposed Acquisition in which such person would act in a principal capacity, in each case of clauses (i) and (ii), in the six months prior to December 20, 2025 or (iii) receives equity or debt financing to fund their proposed Acquisition from any person that is a Disallowed Party under the foregoing clauses (i) or (ii).

Reasonable Best Efforts

Each of the parties to the Merger Agreement has agreed to cooperate with the other parties and use (and cause their respective controlled affiliates to use) their reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in the Merger Agreement) to as promptly as reasonably practicable:

•

take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents;

•

obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the Transactions; and

•	execute and deliver any additional instruments necessary to consummate the Transactions.

The Company and Parent also agreed to use (and to cause their respective controlled affiliates to use) reasonable best efforts (i) to take all action reasonably necessary to ensure that no anti-takeover law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such laws, and (ii) if the restrictions of any anti-takeover law become applicable to any of the Transactions, take all action reasonably necessary to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise lawfully minimize the effect of such anti-takeover laws on such Transactions.

Parent will, after considering in good faith the views and comments of the Company and its outside counsel, (i) control the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority in connection with the Transactions and (ii) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any governmental authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any governmental authority relating to the Transactions and all other regulatory matters incidental thereto.

Each of the parties also will file a notification and report form under the HSR Act with respect to the Transactions as promptly as reasonably practicable following December 20, 2025, and in any event within 20 business days following December 20, 2025, supply (and cause their respective controlled affiliates to supply) as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use their respective reasonable best efforts to promptly take all steps reasonably necessary, proper or advisable to obtain all consents under any antitrust or foreign direct investment laws that may be required by any foreign or U.S. federal, state or local governmental authority, in each case with competent jurisdiction, or advisable under such laws, so as to enable the parties to the Merger Agreement to consummate the Transactions as promptly as practicable, including by contesting, defending and appealing any lawsuit or other legal proceeding relating to any Restraint. Further, Parent will use reasonable best efforts to promptly take (and shall cause its controlled affiliates to take) all actions reasonably necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust or foreign direct investment laws and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable law raised by any governmental authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions.

Parent will use its reasonable best efforts to respond to and seek to resolve, in each case, as promptly as reasonably practicable, any objections asserted by any governmental authority related to the Transactions, including (i) agreeing to sell or otherwise disposing of, holding or divesting all or any portion of the business, assets or operations of Parent, Merger Sub or the Company or the business, assets or operations of the Surviving Corporation and its subsidiaries after the Effective Time, (ii) creating, terminating or divesting relationships, ventures, contractual rights or obligations of Parent, Merger Sub or the Company or the Surviving Corporation and its subsidiaries after the Effective Time, (iii) agreeing to or otherwise becoming subject to any limitations on (x) the right of Parent to control or operate its business or assets (including the business or assets of the Surviving Corporation and its subsidiaries after the Effective Time), or (y) the right of Parent to exercise full rights of ownership of its business or assets (including the business or assets of the Surviving Corporation and its subsidiaries after the Effective Time) and (iv) proposing, negotiating, committing to or agreeing to do or permitting to be done any of the foregoing, in each case as may be required in order to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable. From December 20, 2025 until the first to occur of the Closing or the termination of the Merger Agreement in accordance with its terms, each of the Company, Parent and Merger Sub will not take (and will cause their respective controlled affiliates not to take) any action with the intention to, or that would reasonably be expected to, materially delay or prohibit the expiration or termination of any waiting period under the HSR Act or materially increase the risk of any governmental authority entering a judgment prohibiting the consummation of the transactions contemplated by the Merger Agreement which would prevent the satisfaction of the closing condition set forth in the first bullet described below in the section entitled “— Conditions of the Merger”. Neither Parent nor the Company will commit (and will cause their respective controlled affiliates not to commit) to or agree with any governmental authority to stay, toll or extend any applicable waiting period under the HSR Act or any other antitrust laws or any foreign direct investment laws or enter into a timing agreement with any government authority without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned).

The parties have also agreed to use (and to cause their respective controlled affiliates to use) reasonable best efforts to: (i) promptly cooperate in all respects with the other in connection with any reasonably necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, waivers, exemptions, clearances, orders, confirmations and other documents with the FTC, the DOJ or any other governmental authority in connection with the Transactions and in connection with any investigation or other inquiry by or before the FTC, the DOJ or any other governmental authority relating to the Transactions or any proceeding initiated by a private person, entity or group; (ii) keep the other parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other governmental authority and of any material communication received or given in connection with any proceeding by a private person, entity or group, in each case relating to the Transactions; (iii) subject to applicable law, the confidentiality agreements between the Company and certain affiliates of Parent and to the extent reasonably practicable, promptly consult with the other parties with respect to information relating to the other parties to the Merger Agreement and their respective subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third person or entity or the FTC, the DOJ or any other governmental authority in connection with the Transactions, other than “transaction-related documents” as that term is used in the rules and regulations under the HSR Act; (iv) to the extent permitted by the FTC, the DOJ or such other applicable governmental authority or other person, promptly give the other parties to the Merger Agreement the opportunity to attend and participate in such meetings and conferences; and (v) promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, the DOJ and any other governmental authority.

Financing

Efforts

The Merger Agreement provides that each of Parent and Merger Sub will use, and will cause their affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the Equity Financing and Debt Financing on a timely basis on the terms and subject to the conditions set forth in the Commitment Letters, including using reasonable best efforts to:

•	until the funding of the applicable Financing, maintain in effect the Commitment Letters (subject to amendment, replacement, modification or waiver in accordance with the Merger Agreement);

•

negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions set forth in the Debt Commitment Letter and the fee letters delivered in connection therewith or on other terms and subject to other conditions acceptable to Parent (provided that such other terms and conditions would not implement any Prohibited Financing Modifications (as defined below));

•	satisfy on a timely basis all conditions precedent to the initial funding of the Debt Financing in the Debt Commitment Letter to be satisfied by, and within the control of, Parent or Merger Sub;

•

consummate the Financing at or prior to the Closing of the Merger, including by using reasonable best efforts to cause the lenders and the other persons committing to fund the Financing at the Closing following satisfaction of the conditions precedent to the initial funding thereof; and

•

comply in all material respects with its covenants and other obligations that are within its control under the Commitment Letters and the definitive agreements relating to the Equity Financing and the Debt Financing.

Parent and Merger Sub may not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), agree to or permit any termination of or amendment or modification to be made to, or grant any waiver of any provision under, the Commitment Letters or the definitive agreements relating to the Financing if such termination, amendment, modification or waiver would (A) reduce the amount of the Debt Financing below the amount required to satisfy the financing uses (after taking into consideration the amount of the then available Financing and available cash of the Company and its subsidiaries), (B) impose any new condition precedent to the initial funding of the Financing or otherwise adversely amend, modify or expand any existing conditions precedent to the initial funding of the Financing in a manner that would reasonably be expected to materially delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (C) materially adversely impact the ability of Parent, Merger Sub or the Company to enforce its rights against the other parties to the Commitment Letters or the definitive agreements with respect to the Financing (the effect described in clauses (A) through (C), collectively, the “Prohibited Financing Modifications”).

The Company has agreed that, prior to the Closing Date, it will use reasonable best efforts to provide, and to cause its subsidiaries and their respective representatives to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent, as more fully set forth in the Merger Agreement, as is customary or reasonably necessary in connection with the consummation of the Debt Financing.

Parent or its affiliates obtaining financing, including any alternative financing, is not a condition to the consummation of the Merger.

Indemnification and Insurance

The Merger Agreement provides that for a period of six years from and after the Effective Time, each of Parent and the Surviving Corporation will, and Parent will cause the Surviving Corporation to, in each case to the fullest extent permissible by applicable law, (i) jointly and severally indemnify and hold harmless each current or former director or officer of the Company or its subsidiaries and each other person, group or entity who at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified by the Company or its subsidiaries pursuant to the Company’s certificate of incorporation and bylaws and the organizational documents of the Company’s subsidiaries in effect on December 20, 2025 or in any agreement in existence on December 20, 2025 providing for indemnification or advancement of expenses between the Company or any of its subsidiaries and any such person, group or entity (each, an “Indemnitee” and, collectively, “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any legal or administrative proceeding, suit, investigation, arbitration or action, whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a member, director, manager, officer, employee or agent of the Company or such subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a member, director, manager, officer, employee or agent of the Company or such subsidiary or taken at the request of the Company or such subsidiary (including in connection with serving at the request of the Company or such subsidiary as a representative of another person (including any employee benefit plan)), in each case of (A) or (B), at, or at any time prior to, the Effective Time (including any legal or administrative proceeding, suit, investigation, arbitration or action relating in whole or in part to the Transactions or relating to the enforcement of the indemnification provisions of the Merger Agreement or any other indemnification or expense advancement right of any Indemnitee), subject in each case to certain limitations as set forth in the Merger Agreement, and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s certificate of incorporation and bylaws and the organizational documents of such subsidiaries as in effect on December 20, 2025 or in any agreement in existence as of December 20, 2025 providing for indemnification or advancement of expenses between the Company or any of its subsidiaries and any Indemnitee.

From and after the Effective Time, to the fullest extent permissible by applicable law, Parent will cause the certificate of incorporation and bylaws of the Surviving Corporation, and the Surviving Corporation will cause the organizational documents of its subsidiaries, to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification and exculpation, in each case, of members, managers, directors and officers than are set forth as of December 20, 2025 in the Company’s certificate of incorporation and bylaws and the organizational documents of such subsidiaries as in effect on December 20, 2025, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Indemnitees, and Parent will cause the Surviving Corporation to advance any expenses of any Indemnitee described under the first paragraph of this section, as incurred to the fullest extent permissible by applicable law.

None of Parent, the Surviving Corporation or any of its subsidiaries may settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions (each, a “Claim”) for which indemnification could be sought by an Indemnitee under the Merger Agreement, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. From and after the Effective Time, each of Parent, the Surviving Corporation, its subsidiaries and the Indemnitees is required to reasonably cooperate in the defense of any Claim and agree to provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, subject in each case to certain limitations as set forth in the Merger Agreement.

The Merger Agreement requires the Company to purchase and bind a six-year prepaid “tail policy” on terms and conditions reasonably acceptable to Parent and providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering, without limitation, the Transactions, or, if substantially equivalent insurance coverage is unavailable, the best available coverage (subject to the limit on the premium to be paid described below). Such tail policy will survive the Merger for not less than six years covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies in effect as of December 20, 2025. The Surviving Corporation will use reasonable best efforts to cause such tail policy to be maintained in full force and effect, for its full term. In no event will the Company or the Surviving Corporation be required to pay aggregate premiums for such policy for its entire period in excess of 300% of the current annual premiums paid by the Company for such insurance.

From and after the Effective Time, the obligations of Parent and the Surviving Corporation with respect to indemnification under the Merger Agreement will not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom such provisions apply unless (x) such termination or modification is required by applicable law or (y) the affected Indemnitee will have consented in writing to such termination or modification. In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other person, entity or group and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any person, entity or group, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, in each case, proper provisions will be made so that the successors and assigns of Parent or the Surviving Corporation assume all of the obligations thereof with respect to the indemnification obligations described in this section.

Employee Benefits Matters

The Merger Agreement provides that for a period beginning at the Effective Time and ending on the first anniversary of the Effective Time, Parent will, or will cause the Surviving Corporation and its subsidiaries to provide each employee of the Company or any of its subsidiaries as of immediately prior to the Effective Time who remains so employed immediately following the Effective Time (each, a “Continuing Employee”) with (i) a base salary or wage rate, as applicable, and a target annual cash bonus opportunity (excluding any specific performance goals) that are no less favorable, in each case, than that in effect immediately prior to the Effective Time, and (ii) other employee compensation and benefit plans and arrangements (excluding equity or equity-based, long-term incentive, retention, change in control, one-time or other special incentive, defined benefit pension, post-employment or retiree health and welfare and nonqualified deferred compensation benefits (collectively, the “Excluded Benefits”)) to each Continuing Employee that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time (other than the Excluded Benefits).

With respect to benefit plans maintained by Parent or any of its subsidiaries, including the Surviving Corporation, (excluding the Excluded Benefits), for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company (and predecessor employers as recognized by the Company or its subsidiaries) will be treated as service with Parent or any of its subsidiaries, including the Surviving Corporation, but solely to the extent that service was credited to such Continuing Employee for such purposes under the corresponding Company benefit plan immediately prior to the Effective Time or as otherwise required by Law; except to the extent that such recognition would result in any duplication of benefits or compensation.

Parent will use commercially reasonable efforts to, or will cause its subsidiaries (including the Surviving Corporation) to use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its subsidiaries in which Continuing Employees (and their eligible dependents)

will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company benefit plans immediately prior to the Effective Time. Parent will, or will cause its subsidiaries, including the Surviving Corporation, to use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar eligible expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employees (and dependents) will be eligible to participate from and after the Effective Time.

If the Effective Time occurs prior to the date on which the Company pays annual bonuses for fiscal year 2025, then (i) Parent will cause the Surviving Corporation or its applicable subsidiary to pay a bonus to each Continuing Employee who is otherwise eligible to receive an annual bonus for such fiscal year, determined based on actual performance for fiscal year 2025, and (ii) Parent will, or will cause the Surviving Corporation and its subsidiaries to continue the annual cash-based incentive plans and programs of the Company and its subsidiaries for fiscal year 2026 based on the terms, metrics and targets in effect as of immediately prior to the Effective Time, with achievement of metrics determined reasonably and in good faith by Parent or the Surviving Corporation in the ordinary course of business and pay awards under such plans and programs at the same time that such annual bonuses are typically paid in the ordinary course of business.

Parent has also agreed that it will establish a customary long-term equity-based incentive program for key employees of the Surviving Corporation following the Effective Time. As of the date of this proxy statement, the key terms of such long-term incentive program, including which employees will be participants in the program, have not been determined.

Alternative Structures

Parent, in its sole discretion, may elect to modify the Merger Agreement so as to provide that the consummation of the transactions contemplated by the Merger Agreement will be accomplished through a tender offer and merger structure in accordance with DGCL Section 251(h) in lieu of the Merger (the “Alternative Structure”); provided that (i) the Company Stockholder Approval has not been obtained, (ii) the consideration to be paid to the stockholders of the Company is not reduced in amount as a result of such modification, (iii) in no event shall Parent make any filings with the SEC or other public announcement of such election prior to the No-Shop Period Start Date (or the expiration of the Go-Shop Extension Period (if any)) and shall not make any filing of a Schedule TO for five Business Days thereafter, (iv) such Alternative Structure will not, and will not reasonably be expected to, impair the Financing and (v) such Alternative Structure will not, and will not reasonably be expected to, impede or delay the consummation of the Transactions from occurring on or prior to the Outside Date.

In the event that Parent elects to implement the Alternative Structure, the parties agree, in good faith, to prepare and execute an amendment to the Merger Agreement to reflect the Alternative Structure and any necessary modifications to the terms of the Merger Agreement to give effect to the Alternative Structure.

Certain Additional Covenants and Agreements

The Merger Agreement also contains additional covenants between the Company, Parent and Merger Sub relating to, among other things, (i) public announcements with respect to the Transactions; (ii) access to information and confidentiality; (iii) coordination with respect to litigation relating to the Merger; (iv) covenants relating to the de-listing of the shares of Company Class A Common Stock from NYSE and deregistering such Company Class A Common Stock under the Exchange Act; and (v) the filing of this proxy statement and the Schedule 13E-3.

Conditions of the Merger

Each party’s obligations to effect the Merger are subject to the satisfaction (or written waiver, if permissible under applicable law), at or prior to the Closing, of certain conditions, including:

•

no judgment enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction or any applicable law will be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger;

•

the expiration or termination of the waiting period (and any extension thereof), applicable to the consummation of the Merger under the HSR Act, as well as any timing agreement entered into with the relevant governmental authority, and obtaining certain agreed regulatory consents, approvals or other clearances described in the section of this proxy statement entitled “Special Factors — Regulatory Approvals in Connection with the Merger” beginning on page 113; and

•	the receipt of the Company Stockholder Approval.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by Parent, if permissible under applicable law) at or prior to the Closing of the following additional conditions:

•	the truthfulness and correctness of representations and warranties of the Company to the extent specified in the Merger Agreement, subject to certain materiality qualifications;

•

the Company having complied with or performed, in all material respects, the obligations required to be complied with or performed by the Company and its subsidiaries at or prior to the Effective Time under the Merger Agreement;

•	the absence of a Material Adverse Effect with respect to the Company and its subsidiaries since December 20, 2025; and

•

the Company’s delivery to Parent of a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying the satisfaction of the conditions set forth in the immediately preceding three bullets.

The obligations of the Company to consummate the Merger are subject to the satisfaction (or written waiver by the Company, if permissible under applicable law) at or prior to the Closing of the following additional conditions:

•	the truthfulness and correctness of representations and warranties of Parent and Merger Sub to the extent specified in the Merger Agreement, subject to certain materiality qualifications;

•

Parent and Merger Sub having complied with or performed, in all material respects, the obligations required to be complied with or performed by them at or prior to the Effective Time under the Merger Agreement; and

•

Parent’s delivery to the Company of a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying the satisfaction of the conditions set forth in the immediately preceding two bullets.

The consummation of the Merger and the Transactions is not conditioned upon Parent’s receipt of financing. Each party may waive any of the conditions to its obligations to consummate the Merger except where waiver is not permitted by law.

Termination of the Merger Agreement

The Merger Agreement may be terminated, and the Transactions abandoned, at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, by the mutual written consent of the Company and Parent.

Termination by Either the Company or Parent

In addition, the Company, on the one hand, or Parent, on the other hand, may terminate the Merger Agreement and abandon the Transactions at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, if:

•

the Effective Time has not occurred on or before the Outside Date; provided that this right to terminate the Merger Agreement (i) will not be available to any party if the breach by such party of its representations and warranties set forth in the Merger Agreement or the failure of such party to perform any of its obligations under the Merger Agreement has been the principal cause of the failure of the Effective Time to occur on or before such date or (ii) is subject to the proviso described in the third bullet in the section entitled “— Termination by the Company”; provided further that, if, as of September 20, 2026, any of the conditions set forth in the first and second bullets described above in the section entitled “— Conditions of the Merger” (to the extent relating to an antitrust or foreign direct investment law) shall have not been satisfied but all of the other closing conditions have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, will be capable of being satisfied if the Closing were to take place on such date), the Outside Date will automatically be extended to December 20, 2026, and if all of the conditions to Closing described above in the section entitled “— Conditions of the Merger” are satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, will be capable of being satisfied if the Closing were to take place on such date) on a date prior to the Outside Date, but the Closing would occur within five business days thereafter as described in the first paragraph above in the section entitled “— Closing and Effective Time of the Merger” and such date is after the Outside Date, then such date will become the Outside Date;

•	any Restraint having the effect set forth in the first bullet described above in the section entitled “— Conditions of the Merger” is in effect and has become final and nonappealable; or

•	the Special Meeting of the Company stockholders (including any adjournments or postponements thereof) has concluded and Company Stockholder Approval is not obtained.

Termination by Parent

Parent may also terminate the Merger Agreement and abandon the Transactions by written notice to the Company at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, if:

•

the Company has breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements in the Merger Agreement, which breach or failure to perform or comply (i) would give rise to the failure of any of the conditions set forth under the fourth and fifth bullets described above in the section entitled “— Conditions of the Merger” and (ii) is incapable of being cured, or, if capable of being cured by the Outside Date has not been cured by the earlier of (x) the Outside Date and (y) the date that is 45 days following receipt by the Company of written notice from Parent identifying such breach or failure to perform or comply and stating Parent’s intention to terminate the Merger Agreement pursuant to this right to terminate; provided that Parent will not have the right to terminate the Merger Agreement pursuant to this right to terminate if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement and such breach would give rise to the failure of any condition set forth in the first, second, third, fourth, fifth, sixth and seventh bullets described above in the section entitled “— Conditions of the Merger”; or

•	the Board or a duly authorized committee thereof, including the Special Committee, will have made an Adverse Recommendation Change.

Termination by the Company

The Company may also terminate the Merger Agreement and abandon the Transactions by written notice to Parent at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, if:

•

either of Parent or Merger Sub has breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements in the Merger Agreement, which breach or failure to perform or comply (i) (A) would give rise to any effect, change, fact, circumstance, development, event or occurrence that, individually or in the aggregate, would, or would reasonably expected to, prevent or materially delay, interfere with, hinder or impair the consummation by Parent or Merger Sub of any of the Transactions in accordance with the terms of the Merger Agreement, or (B) would give rise to the failure of any of the conditions set forth under the eighth and ninth bullets described above in the section entitled “— Conditions of the Merger” and (ii) is incapable of being cured, or, if capable of being cured by the Outside Date, had not been cured by the earlier of (x) the Outside Date and (y) the date that is 45 days following receipt by Parent of written notice from the Company identifying such breach or failure to perform or comply and stating the Company’s intention to terminate the Merger Agreement pursuant to this right to terminate; provided that the Company will not have the right to terminate the Merger Agreement pursuant to this right to terminate if the Company is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement and such breach would give rise to the failure of any condition set forth in the first, second, third, eighth, ninth or tenth bullets described above in the section entitled “— Conditions of the Merger”; provided further that the Company will not have the right to terminate the Merger Agreement pursuant to this right to terminate if the Company is in material breach of the obligations set forth above in the section entitled “— Go-Shop; No Solicitation; Change in Board Recommendation”;

•

prior to receipt of the Company Stockholder Approval, if the Company has received a Superior Proposal and the Board has authorized the Company to enter into a definitive agreement to consummate a Superior Proposal (after complying with the procedures described above in the seventh, eighth and ninth paragraphs and the bullets thereto of the section entitled “— Go-Shop; No Solicitation; Change in Board Recommendation”), in order to accept a Superior Proposal and enter into a Company Acquisition Agreement substantially concurrently with such termination in accordance with the applicable terms of the Merger Agreement; provided that prior to or concurrently with (and as a condition to) such termination the Company pays or causes to be paid the applicable termination fee in the manner provided for in the Merger Agreement; or

•

all of the conditions under the first, second, third, fourth, fifth, sixth and seventh bullets described above in the section entitled “— Conditions of the Merger” have been satisfied or waived in writing (to the extent such waiver is permitted by applicable law) (or in the case of conditions that by their nature are to be satisfied at the Closing, would be capable of being satisfied if the Closing Date were the date Parent receives the notice in this bullet), the Company has irrevocably confirmed in writing to Parent that all conditions under the eighth, ninth and tenth bullets described above in the section entitled “— Conditions of the Merger” have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied on the date of such notice) or that, to the extent permitted by law, it is willing to irrevocably waive such conditions to the extent unsatisfied, the Merger is required to be consummated pursuant to the terms of the Merger Agreement, and the Company is ready, willing and able to consummate the Merger on the date such notice is delivered and through the end of the next succeeding three business days, and the Merger is not consummated within three business days after the later of delivery of such notice to Parent and the date the Merger was required to be consummated as described above in the section entitled “— Closing and Effective Time of the Merger” (provided that no party will be permitted to terminate the Merger Agreement pursuant to the first bullet described above in the section entitled “— Termination of the Merger Agreement — Termination by Either the Company or Parent” during such three business day period).

Termination Fees

The Company will be required to pay (or cause to be paid) to Parent the Company Termination Fee if:

•

the Company or Parent terminates the Merger Agreement pursuant to the provisions described above in the first or third bullets in the section entitled “— Termination of the Merger Agreement — Termination by Either the Company or Parent” or the first bullet of “— Termination of the Merger Agreement — Termination by Parent”; provided that (i) at the time of termination the Company will not have been entitled to terminate the Merger Agreement pursuant to the provision described in the third bullet described above in the section entitled “— Termination of the Merger Agreement — Termination by the Company”, (ii) a bona fide Takeover Proposal will have been received by the Company or publicly made, proposed or communicated by a third party, in each case, after the date of the Merger Agreement and not publicly withdrawn (and, in the case of a termination pursuant to the third bullet in the section entitled “— Termination of the Merger Agreement — Termination by Either the Company or Parent”, not publicly withdrawn at least three business days prior to the Special Meeting of the Company stockholders) and (iii) within nine months of the date the Merger Agreement is terminated, the Company enters into a definitive agreement with respect to a Takeover Proposal and such Takeover Proposal is subsequently consummated (regardless of whether such consummation occurs within the nine-month period) or consummates a Takeover Proposal; provided that, for purposes of clauses (ii) and (iii), the references to “20%” in the definition of “Takeover Proposal” are deemed to be references to “50%”;

•

Parent terminates the Merger Agreement pursuant to the provision described above in the second bullet in the section entitled “— Termination of the Merger Agreement — Termination by Parent” or the Company terminates the Merger Agreement pursuant to the provision described above in the second bullet in the section entitled “— Termination of the Merger Agreement — Termination by the Company”.

For purposes of the Merger Agreement, “Company Termination Fee” means a cash amount equal to $241,950,000, except that it means a cash amount equal to $111,670,000 if the Merger Agreement is terminated by the Company pursuant to the provision described above in the second bullet in the section entitled “— Termination of the Merger Agreement — Termination by the Company” in connection with entering into a Company Acquisition Agreement with (i) any person (other than a Disallowed Party) at any time before expiration of the Go-Shop Period or (ii) any Excluded Party following the expiration of the Go-Shop Period but before the expiration of the Go-Shop Extension Period (if any). The Company did not make such a termination during the Go-Shop Period and did not designate any Excluded Parties. Accordingly, the fee, if payable, will be $241,950,000.

Parent will be required to pay to the Company the Parent Termination Fee of $521,130,000 if (i) the Company terminates the Merger Agreement pursuant to the provisions described above in the first or third bullets in the section entitled “— Termination of the Merger Agreement — Termination by the Company” or (ii) if Parent terminates the Merger Agreement pursuant to the provision described above in the first bullet in the section entitled “— Termination of the Merger Agreement — Termination by Either the Company or Parent” and at such time the Company could have terminated the Merger Agreement pursuant to the provisions described above in the first or third bullets in the section entitled “— Termination of the Merger Agreement — Termination by the Company”.

If the Company or Parent fails to timely pay a termination fee owed pursuant to the provisions of the Merger Agreement described in this section and, in order to obtain the payment, Parent or the Company, as the case may be, commences an action which results in a final and non-appealable judgment against the other party, such paying party shall pay to the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received (collectively, the “Recovery Costs”). Any Recovery Costs payable by a party shall not exceed $7,500,000 in the aggregate (the “Recovery Costs Cap”).

Limitation of Liability

Notwithstanding anything in the Merger Agreement to the contrary, the Parent Termination Fee plus the Recovery Costs Cap plus $5,000,000 will be the maximum aggregate liability of Parent, Merger Sub and certain Parent-related parties in the event that Parent or Merger Sub fails to consummate the transactions contemplated by the Merger Agreement, including the Merger, or otherwise fails to comply with or breaches any covenant or other obligation or representation and warranty in the Merger Agreement, and the Company on behalf of itself and certain Company-related parties has agreed to irrevocably waive and relinquish any right to seek or recover any monetary damages in excess of such amount.

Except in the case of fraud, the Company Termination Fee will be the maximum aggregate monetary liability of the Company and certain Company-related parties in connection with any loss suffered by any Parent-related party as a result of the failure to consummate the Transactions contemplated by the Merger Agreement or other breach or failure to perform under the Merger Agreement. Parent, on behalf of itself and certain Parent-related parties, agreed to irrevocably waive and relinquish any right to seek or recover any monetary damages in excess of such amount.

Fees and Expenses

Whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring or required to incur such fees or expenses, except all filing fees under the HSR Act, any other antitrust or foreign direct investment laws, which will be borne by Parent, and as otherwise expressly set forth in the Merger Agreement.

Withholding Taxes

Each of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent and their respective affiliates will be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to the Merger Agreement such amounts as are required to be deducted or withheld under applicable tax law. To the extent that amounts are so deducted or withheld and paid over to the relevant governmental authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.

Amendment or Supplement

Subject to compliance with applicable law, at any time prior to the Effective Time, the Merger Agreement may be amended, modified or supplemented in any and all respects only by written agreement of the parties thereto; provided that (i) following receipt of the Company Stockholder Approval, there will be no amendment or change to the provisions of the Merger Agreement which by law would require further approval by the Company stockholders without such approval, and (ii) any modification or amendment of specified sections of the Merger Agreement that is materially adverse to the interests of the Debt Financing Sources or their affiliates will not be effective against such parties without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter that have consent rights over amendments to the Merger Agreement pursuant to the Debt Commitment Letter.

Extension of Time, Waiver, etc.

At any time prior to the Effective Time, Parent and the Company may, subject to applicable law, (i) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, (ii) extend the time for the performance of any of the obligations or acts of the other party or (iii) waive compliance by the other party with any of the agreements contained in the Merger Agreement applicable to such party or, except as otherwise provided in the Merger Agreement, waive any of such party’s conditions (it being understood that Parent and Merger Sub will be deemed a single party for purposes of the foregoing clauses (i) through (iii)); provided that, following receipt of Company Stockholder Approval, there may be no waiver or extension of the Merger Agreement that would require further approval of the Company stockholders without such approval having first been obtained.

Governing Law; Jurisdiction

The Merger Agreement and all disputes, controversies or other actions arising out of or relating to the Merger Agreement or the Transactions, including matters of validity, construction, effect, performance and remedies, is governed by, and will be construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of law principles. Any action arising out of or relating to the Merger Agreement or the Transactions will be heard and determined in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept jurisdiction over any such action, any state or federal court of competent jurisdiction within the State of Delaware).

Notwithstanding anything to the contrary in the Merger Agreement, the parties to the Merger Agreement have agreed that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources or their affiliates or other related parties arising out of or relating to the Merger Agreement or to the Debt Commitment Letter or the performance thereunder, will be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and that, except to the extent relating to the interpretation of any provisions in the Merger Agreement (other than those applicable to the Debt Financing Sources) or the Equity Commitment Letters, any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources or their affiliates will be governed by, and construed in accordance with, the laws of the State of New York.

Specific Enforcement

The parties agreed that irreparable damage for which monetary relief (including the termination fees described above in the section entitled “— Termination Fees”), even if available, would not be an adequate remedy, would occur in the event that any provision of the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them to consummate the Merger Agreement and the Transactions, subject to the terms and conditions of the Merger Agreement.

Subject to certain limitations, the parties acknowledged and agreed that the parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement; that the termination fees described above in the section entitled “— Termination Fees” will not be construed to diminish or otherwise impair a party’s right to specific enforcement; and that the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into the Merger Agreement. The parties agreed not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to law for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

Notwithstanding the foregoing, the parties agreed that no Debt Financing Source will have any liability for any claims or damages to the Company, Parent or any of their related parties (other than Parent, Merger Sub and their respective affiliates in respect of any rights, claims or causes pursuant to the Debt Commitment Letter or the definitive agreements related to the Debt Financing) in its capacity as a Debt Financing Source in connection with the Merger Agreement, the Debt Commitment Letter or the Debt Financing or the transactions contemplated thereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Debt Financing Source or otherwise. The parties also agreed that each of the Company, Parent or any of their related parties (other than Parent, Merger Sub and their respective affiliates in respect of any rights, claims or causes pursuant to the Debt Commitment Letter or the definitive agreements relating to the Debt Financing) waives any rights or claims against any Debt Financing Source in its capacity as a Debt Financing Source in connection with the Merger Agreement, the Debt Commitment Letter and the Debt Financing or any of the transactions contemplated thereby, agrees not to commence any action against any Debt Financing Source in its capacity as the same in connection with the Merger Agreement, the Debt Commitment Letter or the Debt Financing or any of the transactions contemplated thereby and agrees to cause any such action asserted against a Debt Financing Source to the extent asserted by the Company or its related parties against a Debt Financing Source acting in its capacity as the same in connection with the Merger Agreement, the Debt Commitment Letter or the Debt Financing or any of the transactions contemplated thereby to be dismissed or otherwise terminated.

INTERIM INVESTOR AGREEMENT

Concurrently with the execution and delivery of the Merger Agreement, Martel Lux Topco SCSp, a Luxembourg special limited partnership, WP Silver Aggregator, L.P., a Delaware limited partnership, (together with Martel Lux Topco SCSp, the “Lead Investors”), the Francisco Partners Investors and the Temasek Investor (together with the Francisco Partners Investors and the Lead Investors, the “Consortium IIA Investors”) entered into the Interim Investors Agreement setting forth certain terms and conditions governing the relationship among the parties thereto until the termination of the Merger Agreement or the consummation of the Merger. The Interim Investors Agreement provides for, among other things, subject to certain limitations or exceptions therein, (i) control by the Lead Investors over the actions or omissions of Parent and Merger Sub, (ii) the right of Lead Investors (subject to certain consultation rights) to cause Parent to enter into third-party debt financing arrangements on the terms outlined in the Debt Commitment Letter, (iii) the allocation of certain fees and expenses incurred by the Investors (as defined in the Interim Investor Agreement) in connection with the Merger Agreement and the transactions contemplated thereby, (iv) certain obligations of the Consortium IIA Investors to cooperate in obtaining all applicable governmental or regulatory approvals and regarding securities filings, in each case, as required in connection with the Merger Agreement and the transactions contemplated thereby and (v) the right of the Lead Investors (subject to certain consultation rights) at or following the consummation of the Merger, to cause Parent to negotiate or enter into agreements with members of management of the Company and its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” that are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning the Company’s expectations with respect to the Merger, including the timing thereof, and the Company’s possible or assumed future results of operations, business strategies, technology developments, financing and investment plans, dividend policy, competitive position, industry, economic and regulatory environment, potential growth opportunities and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “aim,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms, but are not the exclusive means of identifying such statements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties may cause actual results to differ materially from the Company’s current expectations and include, but are not limited to: (i) the risk that the Merger may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approvals of the Merger by the Company’s stockholders; (iii) the possibility that any or all of the various conditions to the consummation of the Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances which would require the Company to pay a termination fee; (v) the effect of the announcement or pendency of the Merger on the Company’s ability to attract, motivate or retain key executives and associates, its ability to maintain relationships with its customers, vendors, service providers and others with whom it does business, or its operating results and business generally; (vi) risks related to the Merger diverting management’s attention from the Company’s ongoing business operations; (vii) the risk of shareholder litigation in connection with the Merger, including resulting expense or delay; (viii) certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (ix) risks that the anticipated benefits of the Merger are not realized when and as expected; (x) the availability of capital and financing and rating agency actions in connection with the Merger; and (xi) other risks and uncertainties detailed in the Company’s periodic public filings with the SEC, including but not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed on February 18, 2026, and in other periodic reports filed by the Company with the SEC. These filings are available at www.sec.gov and on the Company’s website.

Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent management’s beliefs and assumptions only as of the date of this proxy statement and should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the time they are made. The Company does not undertake to and specifically disclaims any obligation to update any forward-looking statements that may be made from time to time by or on behalf of the Company.

All information contained in this proxy statement exclusively concerning Parent, Merger Sub and the Consortium and their affiliates has been supplied by Parent, Merger Sub and the Consortium and has not been independently verified by us.

THE PARTIES TO THE MERGER

Clearwater Analytics Holdings, Inc.

The Company is a Delaware corporation and provides a comprehensive solution for institutional investors across global public and private markets. The Company’s offerings integrate portfolio management, order execution management, investment accounting, reconciliation, regulatory reporting, performance, compliance and risk analytics, and serve leading insurers, asset managers, hedge funds, banks, corporations and government entities. The Company headquarters are located in Boise, Idaho, and it operates in six offices throughout the U.S. and 13 offices internationally.

The Company was incorporated under the laws of Delaware on May 18, 2021, as a holding company for the purpose of facilitating the IPO and other related transactions in order to carry on the business of the Company. Prior to the IPO, all business operations were conducted through OpCo. Following the IPO, the Company’s principal asset consists of ownership of its OpCo Units. As the sole managing member of OpCo, the Company operates and controls all the business operations of the Company. The Company’s principal executive offices are located at 777 W. Main Street, Suite 900, Boise, Idaho 83702 and its phone number is (208) 433-1200. Shares of Company Class A Common Stock are listed on the NYSE under the trading symbol “CWAN”.

GT Silver BidCo, Inc.

GT Silver BidCo, Inc., an affiliate of the Permira Filing Parties, was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and arranging of the Equity Financing and the Debt Financing in connection with the Merger.

Parent’s address is c/o Permira Advisers LLC, 320 Park Avenue, 23rd Floor, New York, NY 10022, and its telephone number is (212) 386-7480.

GT Silver Merger Sub, Inc.

GT Silver Merger Sub, Inc., an affiliate of the Permira Filing Parties, is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement.

Merger Sub’s address is c/o Permira Advisers LLC, 320 Park Avenue, 23rd Floor, New York, NY 10022, and its telephone number is (212) 386-7480.

Parent and Merger Sub are each affiliated with the Permira Investors. In connection with the transactions contemplated by the Merger Agreement, (i) the Equity Commitment Parties have committed to provide Parent, at or prior to the closing of the Merger, with an aggregate cash amount of up to $5,904,969,802 in cash, in each case on the terms and subject to the conditions set forth in the Equity Commitment Letters and (ii) the Debt Financing Sources have committed to provide Parent with the Debt Financing, which consists of the Term Facility (with an aggregate principal amount of $2,700,000,000), the DDTL Facility (with an aggregate principal amount of $500,000,000) and the Revolving Facility (with an aggregate principal amount of $325,000,000), in each case on the terms and subject to the conditions set forth in the Debt Commitment Letter (each as defined below). Such amounts, together with the Equity Financing, will be used to fund the aggregate Merger Consideration (including payments in respect of certain of the Company’s outstanding equity-based awards payable in connection with the Closing pursuant to the Merger Agreement) and to pay the fees, expenses and other amounts required to be paid in connection with the Closing by the Company, Parent and Merger Sub, as described in more detail in the section of this proxy statement entitled “Special Factors — Financing of the Merger”.

In addition, the Equity Commitment Parties, Parent and the Company have entered into the Fee Funding Agreements pursuant to which the Equity Commitment Parties have, subject to the terms and conditions contained therein, agreed to pay certain obligations of Parent or Merger Sub under the Merger Agreement, in accordance with the respective funding percentages of the Equity Commitment Parties set forth therein, subject to an aggregate cap equal to $533,630,000, including the Parent Termination Fee and certain fees and expenses payable by Parent or Merger Sub as specified in the Merger Agreement, if applicable.

THE SPECIAL MEETING

We are furnishing this proxy statement to the holders of Company Common Stock as part of the solicitation of proxies by the Board for exercise at the Special Meeting or at any postponements or adjournments thereof.

Date, Time and Place

The Special Meeting of the Company stockholders will be held in a virtual meeting format on [ ], 2026 at [ ] Eastern Time (unless the Special Meeting is adjourned or postponed). To access the Special Meeting, you should visit [ ]. Only stockholders of record on the Record Date or their duly authorized proxies have the right to attend the Special Meeting. In order to attend or vote at the Special Meeting, you must register in advance by [ ], 2026 at [ ] Eastern Time at [ ]. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the Special Meeting and will also permit you to vote and submit questions during the Special Meeting. If you are a beneficial owner of shares of Company Common Stock on the Record Date, you will need to obtain a “legal proxy” from your bank, broker or other nominee in order to attend and vote at the Special Meeting via the Special Meeting website. Please note that you are not permitted to record the Special Meeting.

Purpose of the Special Meeting

The Special Meeting is being held for the following purposes:

•	to consider and vote on the Merger Agreement Proposal;

•	to consider and vote on the Advisory Compensation Proposal; and

•	to consider and vote on the Adjournment Proposal.

A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Recommendation of the Board

The Board has reviewed and considered the terms and conditions of the Merger Agreement and the Transactions, including the Merger. The Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira, none of whom voted on the approval of the Merger Agreement and the Transactions), at a meeting duly called and held, acting upon the unanimous recommendation of the Special Committee: (i) determined that it is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company, that the Company enter into the Merger Agreement and consummate the Transactions; (ii) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Unaffiliated Security Holders; (iii) adopted resolutions approving and declaring the advisability of the Merger Agreement and the consummation of the Transactions, including the Merger; (iv) adopted resolutions recommending the adoption of the Merger Agreement by the stockholders of the Company entitled to vote thereon; and (v) directed that the Merger Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote thereon for adoption. Accordingly, the Board recommends a vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. For a discussion of the factors that the Board considered in determining to recommend the approval of the Merger Agreement Proposal, please see the section of this proxy statement entitled “Special Factors — Reasons for the Merger” beginning on page  54.

Attending the Special Meeting

Stockholders of Record

If you are a record holder of Company Common Stock (in other words, you held Company Common Stock in your own name in the stock register maintained by our transfer agent, Equiniti), then you or your duly authorized proxies have the right to attend the Special Meeting virtually. In order to attend or vote at the Special Meeting, you must register in advance by [ ], 2026 at [ ], Eastern Time at [ ]. As part of the registration process, you must enter the 12-digit control number provided in your proxy card, voting instruction form or other communication you received. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the Special Meeting and will also permit you to vote and submit questions during the Special Meeting. Please note that you are not permitted to record the Special Meeting. We encourage you to access the Special Meeting before the start time of [ ], Eastern Time. Please allow ample time to log onto the virtual meeting and test your computer systems.

Beneficial (“Street Name”) Stockholders

If you hold your shares in “street name” (in other words, your Company Common Stock is held in the name of your bank, broker or other nominee), you will need to obtain a “legal proxy” from your bank, broker or other nominee in order to attend and vote at the Special Meeting via the Special Meeting website.

Record Date and Stockholders Entitled to Vote

Only holders of outstanding Company Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting and any postponement or adjournment thereof. Each share of Company Class A Common Stock and Company Class B Common Stock held on the Record Date entitles the holder thereof to one vote on each of the proposals presented in this proxy statement. As of the close of business on the Record Date, there were [ ] shares of Company Common Stock outstanding and entitled to vote, of which [ ] and [ ] were shares of Company Class A Common Stock and shares of Company Class B Common Stock, respectively.

In addition, as of the close of business on the Record Date, directors and executive officers of the Company beneficially owned, in the aggregate, [ ] shares of Company Class A Common Stock and [ ] of the outstanding shares of Company Class B Common Stock, which as of the close of business on the Record Date represented approximately [ ]% and [ ]% of the aggregate voting power of Company Class A Common Stock and Company Class B Common Stock, respectively, or approximately [ ]% of the aggregate voting power of Company Common Stock.

A complete list of the Company stockholders entitled to vote at the Special Meeting will be available for examination by any Company stockholder, for any purpose germane to the Special Meeting, at our corporate headquarters, 777 W. Main Street, Suite 900, Boise, Idaho 83702, during ordinary business hours for a period of 10 days before the Special Meeting and at the Special Meeting.

Quorum

The presence at the Special Meeting, virtually or by proxy, of the holders of a majority of the combined voting power of the Company Common Stock issued and outstanding on the Record Date and entitled to vote at the Special Meeting will constitute a quorum. Virtual attendance at the Special Meeting constitutes presence for quorum purposes at the Special Meeting. Proxies received but marked as withheld, abstentions or broker non-votes, if any, will be included in the calculation of the number of shares considered present at the Special Meeting for purposes of establishing a quorum.

If a quorum is not present or represented by proxy at the Special Meeting of the Company stockholders, the Company stockholders holding a majority in voting power of the shares of Company Common Stock, present virtually or represented by proxy and entitled to vote thereon, may adjourn the Special Meeting, without notice other than announcement at the Special Meeting, until a quorum is present or represented (provided that the Special Meeting may not be adjourned, without Parent’s prior written consent, more than 30 days after the date for which the Special Meeting was originally scheduled or less than five business days before the Outside Date).

If, after the adjournment, a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the Special Meeting. In the event that a quorum is not present at the Special Meeting, or if there are insufficient votes to adopt the Merger Agreement Proposal at the time of the Special Meeting, we expect that the Special Meeting will be postponed or adjourned to solicit additional proxies.

Vote Required

Approval of the Merger Agreement Proposal

The approval of the Merger Agreement Proposal requires the affirmative vote of (i) the holders of a majority of the outstanding voting power of the Company Common Stock entitled to vote on the Merger Agreement Proposal and (ii) a majority of the votes cast by the Disinterested Stockholders. Under the Merger Agreement, the receipt of the Company Stockholder Approval is a condition to the consummation of the Merger. Note that you may vote to approve the Merger Agreement Proposal and vote not to approve the Advisory Compensation Proposal or Adjournment Proposal and vice versa.

Approval of the Advisory Compensation Proposal

The approval of the Advisory Compensation Proposal requires the affirmative vote of at least a majority of the voting power of the Company Common Stock present virtually or represented by proxy and entitled to vote on the Advisory Compensation Proposal.

The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote to approve the Merger Agreement Proposal. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on the Company, the Board, Parent or the Surviving Corporation. Accordingly, because the Company is contractually obligated to pay the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the Merger, if the Merger is approved by our stockholders, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Advisory Compensation Proposal.

Approval of the Adjournment Proposal

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the Company Common Stock present virtually or represented by proxy and entitled to vote on the Adjournment Proposal. The Company does not intend to call a vote on this proposal if the Merger Agreement Proposal is approved at the Special Meeting.

The vote on the Adjournment Proposal is a vote separate and apart from the vote to approve the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve the Adjournment Proposal and vice versa.

Approval of the Adjournment Proposal is not a condition to the consummation of the Merger.

A broker “non-vote” occurs on a proposal when shares held of record by a broker are present or represented by proxy at the Special Meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction has been given. A broker has discretionary authority to vote on a routine matter, even if the broker does not receive voting instructions from the beneficial owners. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide banks, brokers and other nominees with discretionary authority to vote on proposals that are considered “routine,” whereas the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal to be presented at the Special Meeting are considered “non-routine”. As a result, no bank, broker or other nominee will be permitted to vote your shares of Company Common Stock at the Special Meeting without receiving instructions.

Voting Procedures

Stockholders of Record: Shares Registered in Your Name

If, on the Record Date, your shares of Company Common Stock are registered directly in your name with the Company’s transfer agent, Equiniti, then you are a stockholder of record. As a stockholder of record, provided you register for the Special Meeting in advance as described herein, you may vote online during the Special Meeting or vote by proxy card using any of the methods set forth below under “— How to Vote”. Whether or not you plan to register for and attend the Special Meeting, the Company urges you to fill out and return your proxy card or vote by proxy over the telephone or internet to ensure your vote is counted.

If you fail to vote, either virtually or by proxy, your shares of Company Common Stock will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.

Additionally, your failure to vote will have the effect of counting as a vote “AGAINST” the Merger Agreement Proposal for purposes of the Statutory Merger Approval, but will have no effect on the Disinterested Stockholder Approval, the Advisory Compensation Proposal or the Adjournment Proposal.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If, on the Record Date, your shares of Company Common Stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name”. Your bank, broker or other nominee will send you, as the beneficial owner, voting instructions describing the procedures for voting your shares of Company Common Stock at the Special Meeting. You should follow the instructions provided by your bank, broker or other nominee to vote your shares of Company Common Stock at the Special Meeting. In order to attend and vote at the Special Meeting via the online Special Meeting website, in addition to registering in advance for the Special Meeting, you will need to obtain a “legal proxy” from your bank, broker or other nominee.

Your bank, broker or other nominee will only be permitted to vote your shares of Company Common Stock if you instruct your bank, broker or other nominee as to how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of Company Common Stock. Under the rules of the NYSE, a bank, broker or other nominee does not have discretionary authority to vote on “non-routine” matters without specific instructions from its customers and all of the matters to be considered at the Special Meeting are “non-routine” for this purpose. When a bank, broker or other nominee refrains from voting your shares on a particular proposal because the bank, broker or other nominee has not received your instructions and has discretionary authority to vote on the “routine” matters to be considered, it is called a “broker non-vote”. Because there are no routine matters to be considered at the Special Meeting, no broker non-votes are expected.

A failure to provide instructions to your bank, broker or other nominee with respect to any of the proposals will have the effect of counting as a vote “AGAINST” the Merger Agreement Proposal for purposes of the Statutory Merger Approval, but will have no effect on the Disinterested Stockholder Approval, the Advisory Compensation Proposal or the Adjournment Proposal. In such instance, your shares of Company Common Stock will not be counted towards determining whether a quorum is present.

If you instruct your bank, broker or other nominee how to vote on at least one, but not all of the proposals to be considered at the Special Meeting, your shares of Company Common Stock will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the Special Meeting.

How to Vote

If you are a record holder of Company Common Stock (in other words, you hold Company Common Stock in your own name in the stock register maintained by our transfer agent, Equiniti), you may vote your shares of Company Common Stock on matters presented at the Special Meeting in any of the following ways:

•	on the internet, by following the internet proxy instructions printed on the enclosed proxy card;

•	by telephone, using the telephone number printed on the enclosed proxy card;

•	by mail, by completing, dating and signing the enclosed proxy card, and returning it in the accompanying prepaid reply envelope; or

•	by attending the Special Meeting virtually and casting your vote electronically.

The 12-digit control number located on your proxy card is designed to verify your identity and allows you to submit a proxy for your shares of Company Common Stock and to confirm that your voting instructions have been properly recorded when submitting a proxy through the internet or by telephone. In order to attend and vote at the Special Meeting, you must register in advance by [ ], 2026 at [ ] Eastern Time at [ ]. For more information on how to attend and vote at the Special Meeting, please see the section of this proxy statement above entitled “— Attending the Special Meeting”.

If, as of the Record Date, you are the beneficial owner of Company Common Stock held in “street name” by your broker, bank or other nominee, you will receive instructions from your bank, broker or other nominee that describe the procedures for voting your shares of Company Common Stock. You should follow the instructions provided by your bank, broker or other nominee. Those instructions will identify which of the above choices are available to you to vote your shares of Company Common Stock. In order to attend and vote at the Special Meeting via the Special Meeting website, you will need to obtain a “legal proxy” from your bank, broker or other nominee.

All shares of Company Common Stock represented by properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) will, if received before the Special Meeting, be voted at the Special Meeting in accordance with the instructions of the stockholder. You may also attend the Special Meeting. If you are a beneficial owner of Company Common Stock, please review the voting instructions provided by your bank, broker or other nominee for information on the deadline for voting your shares.

If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card, and each or either of them, with full power of substitution and revocation, will vote your shares of Company Common Stock in the way that you indicate. When completing the internet or telephone proxy processes or the proxy card, you may specify whether your shares of Company Common Stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes indicating how your shares of Company Common Stock should be voted on any particular matter, the shares of Company Common Stock represented by your properly signed proxy will be voted as recommended by the Board, which means your shares of Company Common Stock will be voted “FOR” the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

Whether or not you plan to attend the Special Meeting and regardless of the number of shares of Company Common Stock you own, your careful consideration of, and vote on, the proposals to be presented at the Special Meeting is important and we encourage you to vote promptly. If you attend the Special Meeting and vote online during the Special Meeting, your vote by ballot will revoke any proxy previously submitted. If you hold your shares of Company Common Stock through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee in order to vote.

Without following the voting and/or registration instructions, your Company Common Stock held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the Merger Agreement Proposal for purposes of the Statutory Merger Approval, but will have no effect on the Disinterested Stockholder Approval, the Advisory Compensation Proposal or the Adjournment Proposal.

For additional questions about the Merger, assistance in submitting proxies or voting or to request additional copies of this proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the Merger, toll-free at (877) 750-0926.

How Proxies Are Voted

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a holder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies therein will vote in favor of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

Revocation of Proxies

For Company stockholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:

•

submitting a new proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting — How to Vote”;

•

submitting a written notice of revocation to the Company’s Chief Legal Officer and Corporate Secretary at 777 W. Main Street, Suite 900, Boise, Idaho 83702, which must be filed with the Company’s Corporate Secretary before the Special Meeting begins; or

•	attending the Special Meeting and voting during the live webcast (attendance at the Special Meeting will not, in itself, constitute revocation of a previously granted proxy).

Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the Special Meeting.

If you hold your shares in “street name,” you will need to revoke or resubmit your voting instructions through your broker, bank or other nominee and in accordance with its procedures. If your broker, bank or other nominee allows you to submit voting instructions via the internet or by telephone, you may be able to change your vote by submitting new voting instructions via the internet or by telephone (or by mail). If you wish to revoke or change your voting instructions by attending and voting at the Special Meeting, in addition to registering in advance for the Special Meeting, you will need to obtain a “legal proxy” from your bank, broker or other nominee. While you may revoke or change your prior voting instructions by attending the Special Meeting and voting during the live webcast, attendance at the Special Meeting will not, in itself, constitute revocation of your voting instructions.

Solicitation of Proxies

The Board is soliciting your proxy on the Company’s behalf. The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request brokers to solicit their customers and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice and SEC and NYSE regulations. We may also use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, to solicit proxies at a total cost to the Company of up to $75,000, plus reimbursement of customary out-of-pocket expenses.

Adjournments

Although it is not currently expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. If a quorum is not present or represented by proxy at the Special Meeting of the Company stockholders, the Company stockholders holding a majority in voting power of the shares of Company Common Stock, present virtually or represented by proxy, may adjourn the Special Meeting, without notice other than announcement at the Special Meeting, until a quorum is present or represented (provided that the Special Meeting may not be adjourned, without Parent’s prior written consent, more than 30 days after the date for which the Special Meeting was originally scheduled or less than five business days before the Outside Date). If, after the adjournment, a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the Special Meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Special Meeting as originally noticed.

Voting by Company Directors and Executive Officers

As of [ ], 2026, the directors and executive officers of the Company beneficially owned in the aggregate [ ] shares of Company Common Stock, or approximately [ ]% of the outstanding shares of Company Common Stock as of [ ], 2026. Although none of the directors or executive officers is obligated to vote to approve the Merger Agreement Proposal or any other proposals to be presented at the Special Meeting, we currently expect that each of these individuals will vote all of his or her shares of Company Common Stock “FOR” each of the proposals to be presented at the Special Meeting. For a discussion of reasons why the directors and executive officers are expected to vote “FOR” each of the proposals to be presented at the Special Meeting, please see the section of this proxy statement entitled “Special Factors — Reasons for the Merger” beginning on page 54.

For purposes of clarity, the shares of Company Common Stock that the directors who are employees of Permira, Warburg Pincus, Welsh Carson or any of their respective affiliates and executive officers are entitled to vote shall be included in determining whether the Statutory Merger Approval, the Advisory Compensation Proposal and Adjournment Proposal have been approved, but the shares held by the Company’s directors who are employees of Permira, Warburg Pincus, Welsh Carson or any of their respective affiliates and executive officers will be excluded from determining whether the Disinterested Stockholder Approval has been obtained. The Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. For more information, please see the section of this proxy statement entitled “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 104.

Householding

The SEC adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more of the Company stockholders sharing the same address by delivering a single proxy statement addressed to those Company stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for Company stockholders and cost savings for companies.

A number of banks, brokers or other nominees with account holders who are Company stockholders may be “householding” proxy materials. A single copy of the proxy statement will be delivered to multiple Company stockholders sharing an address unless contrary instructions have been received from the affected Company stockholders. Once you have received notice from your bank, broker or other nominee that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of the proxy statement, please notify your bank, broker or other nominee and contact us by phone at (208) 433-1200, or in writing, c/o our Chief Legal Officer and Corporate Secretary, Clearwater Analytics Holdings, Inc., 777 W. Main Street, Suite 900, Boise, Idaho 83702. Company stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their banks, brokers or other nominees. We will promptly deliver an additional copy of the proxy statement to any stockholder who so requests in the same manner.

If you are currently a Company stockholder sharing an address with another Company stockholder and wish to receive only one copy of future proxy materials for your household, please contact the Company at the above address or phone number. For more information, see “Questions and Answers About the Special Meeting and the Merger” above or “Where You Can Find More Information” beginning on page 206.

Other Matters

Pursuant to the DGCL and the Company’s Amended and Restated Bylaws (the “Company Bylaws”), only the matters set forth in the notice of Special Meeting may be brought before the Special Meeting.

Assistance

If you have any questions or need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the Merger, toll-free at (877) 750-0926.

PROPOSAL 1: MERGER AGREEMENT PROPOSAL

The Proposal

The Company is asking you to approve the Merger Agreement Proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

General

We are asking our stockholders to consider and vote on the adoption of the Merger Agreement and the Transactions contemplated thereby, including the Merger. Pursuant to the Merger Agreement, subject to the terms and conditions thereof, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Surviving Corporation will be collectively owned, directly or indirectly, by certain funds managed by Permira, Warburg Pincus, Francisco Partners and Temasek. If the Merger is consummated, holders of Company Class A Common Stock will be entitled to receive an amount in cash equal to $24.55 per share, without interest and subject to any withholding of taxes required by applicable law, in exchange for each share of Company Class A Common Stock (other than Excluded Shares and Appraisal Shares) such holder owns at the Effective Time of the Merger. Concurrent with the mailing of this proxy statement, the Company will exercise its right to require each holder of OpCo Units to exchange all of such holder’s OpCo Units and shares of Company Class B Common Stock for shares of Company Class A Common Stock immediately prior to the Effective Time and in accordance with the OpCo LLC Agreement and the Company’s certificate of incorporation by delivering a mandatory exchange notice to all of the holders of OpCo Units. The OpCo Units Exchange will be effected immediately prior to, and conditioned on the occurrence of, the Effective Time, and each share of Company Class B Common Stock will automatically be canceled immediately upon the consummation of the OpCo Units Exchange, such that no shares of Company Class B Common Stock will remain outstanding as of immediately prior to the Effective Time. For a detailed description of the Merger Agreement and the Transactions contemplated thereby, including the Merger, see the section of this proxy statement entitled “The Merger Agreement” beginning on page 116.

As discussed in the sections of this proxy statement entitled “Special Factors — Recommendation of the Special Committee”, “Special Factors — Reasons for the Merger” and “Special Factors — Recommendation of the Board”, the Board (excluding directors affiliated with Welsh Carson, Warburg Pincus and Permira, none of whom voted on the approval of the Merger Agreement and the Transactions), at a meeting duly called and held, acting upon the unanimous recommendation of the Special Committee: (i) determined that it is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company, that the Company enter into the Merger Agreement and consummate the Transactions; (ii) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Unaffiliated Security Holders; (iii) adopted resolutions approving and declaring the advisability of the Merger Agreement and the consummation of the Transactions, including the Merger; (iv) adopted resolutions recommending the adoption of the Merger Agreement by the stockholders of the Company entitled to vote thereon; and (v) directed that the Merger Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote thereon for adoption.

Our stockholders must approve the Merger Agreement Proposal in order for the Merger to occur. If our stockholders fail to approve the Merger Agreement Proposal, the Merger will not occur.

Vote Required

Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of (i) a majority of the outstanding voting power of the Company Common Stock present virtually or represented by proxy at the Special Meeting and entitled to vote on the Merger Agreement Proposal and (ii) a majority of the votes cast by the Disinterested Stockholders.

Each share of Company Class A Common Stock and Company Class B Common Stock held on the Record Date entitles the holder thereof to one vote on the Merger Agreement Proposal.

Vote Recommendation

The Board recommends a vote “FOR” the approval of the Merger Agreement Proposal.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL

The Proposal

The Company is asking you to approve the Advisory Compensation Proposal.

General

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking holders of Company Common Stock to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the Merger. As required by those rules, we ask the holders of Company Common Stock to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table entitled “Potential Payments to Named Executive Officers” in the section of the Company’s proxy statement for the Special Meeting entitled “Special Factors — Quantification of Payments and Benefits”, including the associated narrative discussion, and the agreements, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED”.

The vote on executive compensation payable in connection with the consummation of the Merger is a vote separate and apart from the vote to approve the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve such compensation and vice versa.

Vote Required

Approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the Company Common Stock present virtually or represented by proxy at the Special Meeting and entitled to vote on the Advisory Compensation Proposal.

Because the vote is advisory in nature only, it will not be binding on the Company, Parent or the Board; as the Company or Parent (as applicable) is contractually obligated to pay such compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the Merger is consummated and regardless of the outcome of the advisory vote.

Each share of Company Class A Common Stock and Company Class B Common Stock held on the Record Date entitles the holder thereof to one vote on the Advisory Compensation Proposal.

Vote Recommendation

The Board recommends a vote “FOR” the approval of the Advisory Compensation Proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL

The Proposal

The Company is asking you to approve the Adjournment Proposal.

General

The Company is asking you to approve one or more proposals to adjourn the Special Meeting, if a quorum is present and if necessary or appropriate, and subject to the terms and conditions set forth in the Merger Agreement, to solicit additional proxies if there are insufficient votes in favor at the time of the Special Meeting to approve the Merger Agreement Proposal.

If the Company stockholders approve the Adjournment Proposal, the Company could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Company stockholders that have previously returned properly executed proxies voting against the approval of the Merger Agreement Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if the Company had received proxies representing a sufficient number of votes against the Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, the Company could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of Company Common Stock to change their votes to votes in favor of any such proposal. Additionally, the Company may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.

Vote Required

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the Company Common Stock present virtually or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal.

Each share of Company Class A Common Stock and Company Class B Common Stock held on the Record Date entitles the holder thereof to one vote on the Adjournment Proposal.

Vote Recommendation

The Board recommends a vote “FOR” the approval of the Adjournment Proposal.

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY

Selected Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial data relating to the Company. The historical audited financial data as of and for the fiscal years ended December 31, 2024 and December 31, 2025 has been derived from the Company’s consolidated financial information and statements.

This information is only a summary. The selected historical consolidated financial data as of December 31, 2024 and 2025 should be read in conjunction with the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference into this proxy statement in its entirety. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 206. Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods.

Consolidated Statements of Operations and Balance Sheet Data

	Year Ended December 31,
	2025	2024
	(in thousands, except per share information)
Consolidated Statements of Operations Data
Revenue	$731,368	$451,803
Gross Profit	492,148	328,816
Total operating expenses	499,834	316,582
Income (loss) from operations	(7,686)	12,234
Net income (loss)	(40,254)	427,585
Less: Net income (loss) attributable to non-controlling interests	(1,447)	3,207
Net income (loss) attributable to Clearwater Analytics Holdings, Inc.	(38,807)	424,378
Net income (loss) per share attributable to Class A and Class D common stock(1)
Basic	(0.14)	$1.93
Diluted	(0.14)	$1.68

	December 31,
	2025	2024
	(in thousands)
Consolidated Balance Sheet Data
Current assets	$295,570	$384,646
Non-current assets	2,736,359	784,926
Current liabilities	161,343	77,052
Non-current liabilities	839,494	62,289
Total stockholders’ equity attributable to Clearwater Analytics Holdings, Inc	2,021,732	1,008,255
Non-controlling interests	9,360	21,976
Total stockholders’ equity	2,031,092	1,030,231

(1) As of June 12, 2025, no shares of Company Class D Common Stock were outstanding.

Book Value per Share

As of December 31, 2025, the book value per share of Company Common Stock was $6.92. Book value per share of Company Common Stock is computed by dividing total equity at December 31, 2025 by the total shares of outstanding Company Common Stock on that date.

Market Price of Shares and Dividends

Shares of Company Class A Common Stock are listed on the NYSE under the trading symbol “CWAN”. The table below provides the high and low intra-day trading prices for shares of Company Class A Common Stock for the periods indicated.

	High			Low
2026
January 1, 2026 through [ ], 2026	$	[	]	$	[	]
2025
Fourth quarter		$24.28			$15.74
Third quarter		$22.92			$17.74
Second quarter		$27.09			$21.10
First quarter		$32.00			$25.39
2024
Fourth quarter		$35.71			$24.72
Third quarter		$26.03			$17.63
Second quarter		$20.55			$15.62
First quarter		$20.33			$16.10

On December 19, 2025, the last full trading day prior to the Company’s issuance of a press release on December 21, 2025 announcing the Company’s entry into the Merger Agreement, the closing price for shares of Company Class A Common Stock was $22.25 per share. The $24.55 per share to be paid for each share of Company Class A Common Stock pursuant to the Merger Agreement represents a premium of approximately 47% over the closing price of the Company’s undisturbed share price as of November 10, 2025, the last full trading day prior to media coverage reporting that the Company was considering a potential strategic transaction. On [ ], 2026, the last practicable trading day before the filing of this proxy statement, the reported closing price for shares of Company Class A Common Stock on the NYSE was $[ ]. You are encouraged to obtain current market quotations for shares of Company Class A Common Stock in connection with voting your Company Common Stock.

As of the close of business on the Record Date, there were [ ] shares of Company Class A Common Stock outstanding and entitled to vote, held by [ ] Company stockholders of record and [ ] shares of Company Class B Common Stock outstanding and entitled to vote, held by [ ] Company stockholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

In the past two years, the Company has not declared or paid any cash dividends on the Company Common Stock. Any future determination relating to the declaration or payment of dividends will be made at the discretion of the Board and will depend on a number of factors, including restrictions in the Company’s and its subsidiaries’ current and future debt instruments, future earnings, capital requirements, financial condition and prospects, and applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits.

Beneficial Ownership of Company Common Stock by Management, Directors and Holders of 5% or More of Company Common Stock

The following table sets forth certain information that has been provided to the Company with respect to the beneficial ownership of shares of Company Common Stock for (i) each stockholder who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Company Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s named executive officers and (iv) all of the Company’s current directors and executive officers as a group.

The number of shares beneficially owned by each entity or individual is determined under the SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of April 19, 2026 (60 days after February 18, 2026) through the exercise of any stock options, through the vesting of Company RSUs into shares, or upon the exercise of other rights. Unless otherwise indicated, each person has sole voting and investment power (or shares such power with his or her spouse, as applicable) with respect to the shares set forth in the following table.

The number of shares of Company Class A Common Stock and percentage of beneficial ownership set forth below are computed on the basis of 294,367,779 shares of Company Class A Common Stock and 1,113,136 shares of Company Class B Common Stock in each case issued and outstanding as of February 18, 2026. The shares of Company Class B Common Stock have no economic rights, but each share entitles the holder to one vote on all matters on which stockholders of the Company are entitled to vote generally. As of the date of this proxy statement, no shares of Company Class C Common Stock or Company Class D Common Stock are outstanding. Unless otherwise noted, the mailing address of each listed beneficial owner is c/o Clearwater Analytics Holdings, Inc., 777 W. Main Street, Suite 900, Boise, Idaho 83702.

Beneficial Ownership of Holders of 5% or More of Company Common Stock, Directors and Executive Officers:

Name of Beneficial Owner	Company Class A Common Stock(1)	Combined Voting Power(2)
Directors and Named Executive Officers:
Sandeep Sahai(3)	4,235,414	1.4%
Jim Cox(4)	1,243,311	*
Souvik Das(5)	734,795	*
Scott Erickson(6)	992,432	*
Subi Sethi(7)	601,276	*
Eric Lee(8)	531,457	*
Jacques Aigrain(9)	90,281	*
Cary Davis	—	*
Christopher Hooper(10)	271,833	*
Lisa Jones	26,584	*
D. Scott Mackesy(11)	633,879	*
Mukesh Aghi	—	*
Bas NieuweWeme	—	*
Andrew Young	—	*
Directors and executive officers as a group (14 persons)	8,117,951	2.7%

*	Represents less than 1.0% of outstanding shares or voting power, as applicable.

(1)

Each holder of Company Class A Common Stock and Company Class B Common Stock is entitled to one vote per share on all matters submitted to the Company’s stockholders for a vote. Company Class B Common Stock does not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with Company Class A Common Stock. The numbers of shares of Company Class A Common Stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all OpCo Units (together with the corresponding shares of Company Class B Common Stock) have been exchanged for shares of Company Class A Common Stock.

(2)	Percentage of voting power represents voting power with respect to all shares of Company Class A Common Stock and Company Class B Common Stock and as calculated on a fully diluted basis.
(3)

Includes options to purchase 2,767,828 shares of Company Class A Common Stock that are exercisable within 60 days of February 18, 2026, and 110,448 Company RSUs that will vest within 60 days of February 18, 2026, in each case gross of shares to be withheld for taxes.

(4)

Includes options to purchase 731,261 shares of Company Class A Common Stock that are exercisable within 60 days of February 18, 2026, and 37,936 Company RSUs that will vest within 60 days of February 18, 2026, in each case gross of shares to be withheld for taxes.

(5)

Includes options to purchase 500,000 shares of Company Class A Common Stock that are exercisable within 60 days of February 18, 2026, and 27,663 Company RSUs that will vest within 60 days of February 18, 2026, in each case gross of shares to be withheld for taxes.

(6)

Includes options to purchase 818,523 shares of Company Class A Common Stock that are exercisable within 60 days of February 18, 2026, and 35,279 Company RSUs that will vest within 60 days of February 18, 2026, in each case gross of shares to be withheld for taxes.

(7)

Includes options to purchase 193,162 shares of Company Class A Common Stock that are exercisable within 60 days of February 18, 2026, and 42,624 Company RSUs that will vest within 60 days of February 18, 2026, in each case gross of shares to be withheld for taxes.

(8)

Consists of (i) 235,849 shares of Company Class A Common Stock and 166,771 shares of Company Class B Common Stock held directly by Eric Lee; and (ii) 75,471 shares of Company Class A Common Stock and 53,366 shares of Company Class B Common Stock held by Eric J Lee 2014 Irrevocable Trust.

(9)	Includes options to purchase 69,800 shares of Company Class A Common Stock that are exercisable within 60 days of February 18, 2026, gross of shares to be withheld for taxes.
(10)	Consists of 135,260 shares of Company Class A Common Stock and 136,573 shares of Company Class B Common Stock held by The Hooper Family Trust.
(11)

Consists of (i) 226,651 shares of Company Class A Common Stock and 201,125 shares of Company Class B Common Stock held directly by D Scott Mackesy; and (ii) 115,048 shares of Company Class A Common Stock and 91,055 shares of Company Class B Common Stock held by The D Scott Mackesy 2014 Irrevocable Descendants Trust.

Prior Public Offerings

During the past three (3) years, none of the Company, Purchaser Filing Parties or their respective affiliates has made an underwritten public offering of shares of Company Class A Common Stock for cash that was registered under the Securities Act, or exempt from registration under Regulation A promulgated thereunder, except as described below.

Follow-On Offerings

As required by the Registration Rights Agreement (as defined in the section of this proxy statement entitled “— Past Contacts, Transactions, Negotiations and Agreements”) dated September 28, 2021, the Company participated in multiple underwritten secondary offerings of Company Class A Common Stock held by affiliates of Welsh Carson, Permira and Warburg Pincus (collectively, the “Selling Stockholders”) during the past three years as described below. The Company did not receive any of the proceeds from the sale of Company Class A Common Stock in such secondary offerings, with all proceeds going to the Selling Stockholders.

Pursuant to underwriting agreements executed on March 8, June 15, November 6 and November 30, 2023, by and among the Company, OpCo, the Selling Stockholders party thereto and the underwriters party thereto, certain of the Selling Stockholders sold 14,950,000, 10,000,000, 20,000,000 and 17,000,000 shares, respectively, of Company Class A Common Stock in underwritten secondary public offerings. As part of these secondary offerings, the Selling Stockholders exchanged a total of 14,693,431 shares of Company Class C Common Stock, together with corresponding OpCo Units, and 47,122,278 shares of Company Class D Common Stock for an equivalent number of shares of Company Class A Common Stock that were purchased by the underwriters. The Company did not sell any securities in these secondary offerings and did not receive any proceeds from the sale of the shares sold by the Selling Stockholders, with all proceeds going to the Selling Stockholders.

Pursuant to underwriting agreements executed on March 6, June 10 and November 11, 2024, the Selling Stockholders sold 16,250,000, 12,000,000 and 25,000,000 shares, respectively, of Company Class A Common Stock in underwritten secondary public offerings. As part of these secondary public offerings, the Selling Stockholders exchanged a total of 14,093,593 shares of Company Class C Common Stock and 29,613,617 shares of Company Class D Common Stock, and corresponding OpCo Units, for an equivalent number of shares of Company Class A Common Stock that were purchased by the underwriters. The Company did not sell any securities in the secondary offerings and did not receive any proceeds from the sale of the shares sold by the Selling Stockholders, with all proceeds going to the Selling Stockholders.

The table below sets forth the date of each such secondary offering, the number of shares of Company Class A Common Stock sold in each such secondary offering, and the net proceeds received by each Selling Stockholder in each such secondary offering.

Date of Secondary Offering	Selling Stockholder	Shares of Company Class A Common Stock Sold	Price per Share	Total Proceeds
March 13, 2023	Entities affiliated with or related to Welsh Carson	14,950,000	$15.00	$216,775,000.00
June 20, 2023	Entities affiliated with or related to Welsh Carson	10,000,000	$16.05	$159,500,000.00
November 9, 2023	Entities affiliated with or related to Welsh Carson	11,245,500	$17.31	$194,659,605.00
November 9, 2023	Entities affiliated with or related to Permira	4,413,545	$17.31	$76,398,463.95
November 9, 2023	Entities affiliated with or related to Warburg Pincus	4,340,955	$17.31	$75,141,931.05
December 5, 2023	Entities affiliated with or related to Welsh Carson	9,558,675	$19.75	$188,783,831.30
December 5, 2023	Entities affiliated with or related to Permira	3,751,513	$19.75	$74,092,381.75
December 5, 2023	Entities affiliated with or related to Warburg Pincus	3,689,812	$19.75	$72,873,787.00
March 11, 2024	Entities affiliated with or related to Welsh Carson	16,250,000	$16.90	$242,625,000.00
June 12, 2024	Entities affiliated with or related to Permira	5,000,000	$19.71	$98,550,000.00
June 12, 2024	Entities affiliated with or related to Warburg Pincus	7,000,000	$19.71	$137,970,000.00
August 8, 2024	Entities affiliated with or related to Warburg Pincus	9,000,000	$22.41	$201,690,000.00
November 13, 2024	Entities affiliated with or related to Welsh Carson	15,539,445	$29.11	$452,353,244.00

Date of Secondary Offering	Selling Stockholder	Shares of Company Class A Common Stock Sold	Price per Share	Total Proceeds
November 13, 2024	Entities affiliated with or related to Permira	6,357,105	$29.11	$185,055,326.55
November 13, 2024	Entities affiliated with or related to Warburg Pincus	3,103,450	$29.11	$90,341,429.50

Certain Transactions in the Shares of Company Common Stock

Except as set forth below, and other than the Merger Agreement and agreements entered into in connection therewith, and certain activity related to our equity awards discussed elsewhere in this proxy statement, (i) each of the Company, its directors and executive officers, the Purchaser Filing Parties and their respective affiliates have not conducted any transactions with respect to shares of Company Class A Common Stock during the past sixty (60) days or (ii) none of the Company, the Purchaser Filing Parties or their respective affiliates have purchased shares of Company Class A Common Stock during the past two years.

Transactions in Company Class A Common Stock by the Company

Company Stock Repurchase Plan

On September 3, 2025, the Board authorized a program to repurchase up to $100.0 million of Company Class A Common Stock (the “Company Share Repurchase Program”). The following table sets forth information regarding purchases of Company Class A Common Stock by the Company, including pursuant to the Company Share Repurchase Program. All shares of Company Class A Common Stock purchased during the three months ended December 31, 2025 were purchased under a Rule 10b5-1 plan, which by its terms ended as of November 7, 2025. The Company then suspended repurchase activity under the Stock Repurchase Program in contemplation of a potential strategic transaction.

Fiscal Quarter	Total Number of Shares Purchased	Range of Prices Paid per Share	Average Price Paid per Share
2024
First Quarter	*	*	*
Second Quarter	*	*	*
Third Quarter	*	*	*
Fourth Quarter	*	*	*
2025
First Quarter	*	*	*
Second Quarter	*	*	*
Third Quarter	456,568	$17.76-$20.66	$19.36
Fourth Quarter	510,035	$15.89-$19.39	$17.97
2026
First Quarter (through February 20, 2026)	*	*	*

Transactions in Company Class A Common Stock by the Company’s Directors and Executive Officers During the Past 60 Days

The following transactions by the Company’s directors and executive officers within the last 60 days were reported on Statements of Changes of Beneficial Ownership on Form 4 filed with the SEC:

Sandeep Sahai

Date	Acquisition		Disposition		Price per Share
December 31, 2025	21,991	(1)	*		$0.00
December 31, 2025	12,538	(1)	*		$0.00
December 31, 2025	*		5,953	(2)	$24.0836
December 31, 2025	*		10,441	(2)	$24.0836
January 1, 2026	93,861	(1)	*		$0.00
January 1, 2026	201,457	(1)	*		$0.00
January 1, 2026	*		89,551	(2)	$24.0925
January 1, 2026	*		44,579	(2)	$24.0925
February 11, 2026	607,341	(3)	*		$0.00
February 18, 2026	73,558	(4)	*		$0.00
February 18, 2026	129,012	(4)	*		$0.00
February 18, 2026	295,471	(4)	*		$0.00
February 18, 2026	*		34,533	(5)	$23.4417
February 18, 2026	*		60,567	(5)	$23.4417
February 18, 2026	*		138,713	(5)	$23.4417

(1) These transactions represent shares acquired upon the vesting and settlement of Company RSUs.

(2) These transactions represent shares sold to cover tax withholding obligations in connection with the vesting and settlement of Company RSUs. The sales are mandated by the Company’s election to require the satisfaction of tax withholding obligations to be funded by a “sell to cover” transaction and do not represent discretionary transactions by the executive.

(3) This transaction represents Company RSUs granted to the reporting person. 12.5% of the Company RSUs will vest at the end of each 3-month period for the next 2 years following January 1, 2026, and will settle within thirty days of the applicable vesting date. Each Company RSU represents a right to receive one share of Company Class A Common Stock.

(4) These transactions represent shares acquired by the reporting person from the vesting and settlement of Company PSUs. The eligible Company PSUs vested based on the Company’s achievement of certain performance criteria based on revenue growth in 2025.

(5) These transactions represent shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of Company PSUs. The sales are mandated by the Company’s election to require the satisfaction of tax withholding obligations to be funded by a “sell to cover” transaction and do not represent discretionary transactions by the reporting person.

Jim Cox

Date	Acquisition		Disposition		Price per Share
December 31, 2025	3,125	(1)	*		$0.00
December 31, 2025	7,812	(1)	*		$0.00
December 31, 2025	*		4,185	(2)	$24.0836
December 31, 2025	*		1,674	(2)	$24.0836
January 1, 2026	77,169	(1)	*		$0.00
January 1, 2026	53,170	(1)	*		$0.00

Date	Acquisition		Disposition		Price per Share
January 1, 2026	*		35,220	(2)	$24.0925
January 1, 2026	*		28,489	(2)	$24.0925
January 15, 2026	3,499	(3)	*		$4.4
January 15, 2026	18,486	(3)	*		$4.4
January 15, 2026	12,125	(3)	*		$4.4
January 15, 2026	*		2,094	(4)	$24.14
January 15, 2026	*		7,255	(4)	$24.1411
January 15, 2026	*		11,061	(4)	$24.1417
January 15, 2026	*		1,405	(5)	$24.14
January 15, 2026	*		4,870		$24.1411	(6)
January 15, 2026	*		7,425		$24.1417	(6)
January 15, 2026	*		5,000		$24.1409	(7)
February 11, 2026	215,982	(8)	*		$0.00
February 17, 2026	12,267	(3)	*		$4.4
February 17, 2026	18,703	(3)	*		$4.4
February 17, 2026	3,531	(3)	*		$4.4
February 17, 2026	*		7,425		$22.9451	(9)
February 17, 2026	*		1,405	(5)	$23.17
February 17, 2026	*		4,870		$22.9475	(10)
February 17, 2026	*		11,278	(4)	$22.9451
February 17, 2026	*		2,126	(4)	$23.17
February 17, 2026	*		7,397	(4)	$22.9475
February 17, 2026	*		5,000		$22.9458	(10)
February 18, 2026	18,332	(11)	*		$0.00
February 18, 2026	45,833	(11)	*		$0.00
February 18, 2026	113,182	(11)	*		$0.00
February 18, 2026	*		9,710	(12)	$23.4417
February 18, 2026	*		24,275	(12)	$23.4417
February 18, 2026	*		59,945	(12)	$23.4417

(1) These transactions represent shares acquired upon the vesting and settlement of Company RSUs.

(2) These transactions represent shares sold to cover tax withholding obligations in connection with the vesting and settlement of Company RSUs. The sales are mandated by the Company’s election to require the satisfaction of tax withholding obligations to be funded by a “sell to cover” transaction and do not represent discretionary transactions by the executive.

(3) These transactions represent shares acquired as a result of the exercise and settlement of Company Options.

(4) These transactions represent shares withheld to cover tax withholding obligations in connection with the exercise and settlement of Company Options. The sales are mandated by the Company and do not represent discretionary transactions by the executive.

(5) This transaction was effected pursuant to a Rule 10b5-1 trading plan.

(6) These transactions were executed, pursuant to a Rule 10b5-1 trading plan adopted on March 11, 2024, in multiple trades at prices ranging from $24.11 to $24.18; the price reported reflects the weighted average sale price.

(7) This transaction was executed, pursuant to a Rule 10b5-1 trading plan adopted on March 11, 2024, in multiple trades at prices ranging from $24.11 to $24.17; the price reported reflects the weighted average sale price.

(8) This transaction represents Company RSUs granted to the reporting person. 12.5% of the Company RSUs will vest at the end of each 3-month period for the next 2 years following January 1, 2026, and will settle within thirty days of the applicable vesting date. Each Company RSU represents a right to receive one share of Company Class A Common Stock.

(9) This transaction was executed, pursuant to a Rule 10b5-1 trading plan adopted on March 11, 2024, in multiple trades at prices ranging from $22.64 to $23.19; the price reported reflects the weighted average sale price.

(10) This transaction was executed in multiple trades pursuant to a Rule 10b5-1 trading plan adopted on March 11, 2024, in multiple trades pursuant to a Rule 10b5-1 trading plan adopted on March 11, 2024, in multiple trades at prices ranging from $22.65 to $23.21; the price reported above reflects the weighted average sale price.

(11) These transactions represent shares acquired by the reporting person from the vesting and settlement of Company PSUs. The eligible Company PSUs vested based on the Company’s achievement of certain performance criteria based on revenue growth in 2025.

(12) These transactions represent shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of Company PSUs. The sales are mandated by the Company’s election to require the satisfaction of tax withholding obligations to be funded by a “sell to cover” transaction and do not represent discretionary transactions by the executive.

Scott Erickson

Date	Acquisition		Disposition		Price per Share
December 31, 2025	3,125	(1)	*		$0.00
December 31, 2025	5,156	(1)	*		$0.00
December 31, 2025	*		2,774	(2)	$24.0836
December 31, 2025	*		1,680	(2)	$24.0836
January 1, 2026	62,500	(1)	*		$0.00
January 1, 2026	31,424	(1)	*		$0.00
January 1, 2026	*		16,894	(2)	$24.0925
January 1, 2026	*		27,492	(2)	$24.0925
February 11, 2026	215,982	(3)	*		$0.00
February 18, 2026	18,332	(4)	*		$0.00
February 18, 2026	30,250	(4)	*		$0.00
February 18, 2026	91,666	(4)	*		$0.00
February 18, 2026	*		9,742	(5)	$23.4417
February 18, 2026	*		16,076	(5)	$23.4417
February 18, 2026	*		48,712	(5)	$23.4417

(1) These transactions represent shares acquired upon the vesting and settlement of Company RSUs.

(2) These transactions represent shares sold to cover tax withholding obligations in connection with the vesting and settlement of Company RSUs. The sales are mandated by the Company’s election to require the satisfaction of tax withholding obligations to be funded by a “sell to cover” transaction and do not represent discretionary transactions by the executive.

(3) This transaction represents Company RSUs granted to the reporting person. 12.5% of the Company RSUs will vest at the end of each 3-month period for the next 2 years following January 1, 2026, and will settle within thirty days of the applicable vesting date. Each Company RSU represents a right to receive one share of Company Class A Common Stock.

(4) These transactions represent shares acquired by the reporting person from the vesting and settlement of Company PSUs. The eligible Company PSUs vested based on the Company’s achievement of certain performance criteria based on revenue growth in 2025.

(5) These transactions represent shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of Company PSUs. The sales are mandated by the Company’s election to require the satisfaction of tax withholding obligations to be funded by a “sell to cover” transaction and do not represent discretionary transactions by the executive.

Souvik Das

Date	Acquisition		Disposition	Price per Share
December 31, 2025	4,687	(1)	*	$0.00
December 31, 2025	5,156	(1)	*	$0.00

Date	Acquisition		Disposition		Price per Share
December 31, 2025	*		2,762	(2)	$24.0836
December 31, 2025	*		2,511	(2)	$24.0836
January 1, 2026	75,000	(1)	*		$0.00
January 1, 2026	9,375	(1)	*		$0.00
January 1, 2026	4,687	(1)	*		$0.00
January 1, 2026	*		34,058	(2)	$24.0925
January 1, 2026	*		5,024	(2)	$24.0925
January 1, 2026	*		2,512	(2)	$24.0925
January 8, 2026	*		10,000		$24.0825	(3)
February 9, 2026	*		10,000		$23.8875	(4)
February 11, 2026	142,548	(5)	*		$0.00
February 18, 2026	27,500	(6)	*		$0.00
February 18, 2026	30,250	(6)	*		$0.00
February 18, 2026	110,000	(6)	*		$0.00
February 18, 2026	*		14,566	(7)	$23.4417
February 18, 2026	*		58,260	(7)	$23.4417
February 18, 2026	*		16,022	(7)	$23.4417

(1)	These transactions represent shares acquired upon the vesting and settlement of Company RSUs.
(2)

These transactions represent shares sold to cover tax withholding obligations in connection with the vesting and settlement of Company RSUs. The sales are mandated by the Company’s election to require the satisfaction of tax withholding obligations to be funded by a “sell to cover” transaction and do not represent discretionary transactions by the executive.

(3)

This transaction was executed, pursuant to a 10b5-1 trading plan adopted on May 5, 2025, in multiple trades at prices ranging from $24.075 to $24.10; the price reported reflects the weighted average sale price.

(4)

This transaction was executed, pursuant to a 10b5-1 trading plan adopted on May 5, 2025, in multiple trades at prices ranging from $23.81 to $23.93; the price reported reflects the weighted average sale price.

(5)

This transaction represents Company RSUs granted to the reporting person. 12.5% of the Company RSUs will vest at the end of each 3-month period for the next 2 years following January 1, 2026, and will settle within thirty days of the applicable vesting date. Each Company RSU represents a right to receive one share of Company Class A Common Stock.

(6)

These transactions represent shares acquired by the reporting person from the vesting and settlement of Company PSUs. The eligible Company PSUs vested based on the Company’s achievement of certain performance criteria based on revenue growth in 2025.

(7)

These transactions represent shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of Company PSUs. The sales are mandated by the Company’s election to require the satisfaction of tax withholding obligations to be funded by a “sell to cover” transaction and do not represent discretionary transactions by the executive.

Subi Sethi

Date	Acquisition		Disposition		Price per Share
December 31, 2025	7,812	(1)	*		$0.00
December 31, 2025	7,812	(1)	*		$0.00
December 31, 2025	*		3,672	(2)	$24.0836
December 31, 2025	*		3,672	(2)	$24.0836
January 1, 2026	50,000	(1)	*		$0.00
January 1, 2026	17,575	(1)	*		$0.00
January 1, 2026	*		17,382	(2)	$24.0925
January 1, 2026	*		8,264	(2)	$24.0925
February 11, 2026	215,982	(3)	*		$0.00

Date	Acquisition		Disposition		Price per Share
February 18, 2026	45,832	(4)	*		$0.00
February 18, 2026	45,833	(4)	*		$0.00
February 18, 2026	73,333	(4)	*		$0.00
February 18, 2026	*		21,302	(5)	$23.4417
February 18, 2026	*		21,303	(5)	$23.4417
February 18, 2026	*		34,084	(5)	$23.4417

(1) These transactions represent shares acquired upon the vesting and settlement of Company RSUs.

(2)

These transactions represent shares sold to cover tax withholding obligations in connection with the vesting and settlement of Company RSUs. The sales are mandated by the Company’s election to require the satisfaction of tax withholding obligations to be funded by a “sell to cover” transaction and do not represent discretionary transactions by the executive.

(3)

This transaction represents Company RSUs granted to the reporting person. 12.5% of the Company RSUs will vest at the end of each 3-month period for the next 2 years following January 1, 2026, and will settle within thirty days of the applicable vesting date. Each Company RSU represents a right to receive one share of Company Class A Common Stock.

(4)

These transactions represent shares acquired by the reporting person from the vesting and settlement of Company PSUs. The eligible Company PSUs vested based on the Company’s achievement of certain performance criteria based on revenue growth in 2025.

(5)

These transactions represent shares sold by the reporting person to cover tax withholding obligations in connection with the vesting and settlement of Company PSUs. The sales are mandated by the Company’s election to require the satisfaction of tax withholding obligations to be funded by a “sell to cover” transaction and do not represent discretionary transactions by the executive.

Transactions in Company Class A Common Stock by the Purchaser Filing Parties

On March 14, 2025, entities affiliated with Warburg Pincus sold 6,088,609 shares of Company Class D Common Stock, for proceeds of approximately $158 million under Rule 144.

For a description of certain additional sales of Company Common Stock by entities affiliated with certain of the Purchaser Filing Parties, please see the section of this proxy statement entitled “— Prior Public Offerings — Follow-On Offerings” beginning on page 165.

On April 28, 2025, Permira gave notice to exchange all of its 7,983,533 shares of Company Class D Common Stock into an equal number of shares of Company Class A Common Stock. No consideration was exchanged as a result of this transaction. Entities affiliated with Permira held a total of 133,502 additional shares of Company Class A Common Stock, which were sold in May 2025 in a Rule 144 block trade transaction. Entities affiliated with Permira also sold 1,784,316 shares of Company Class A Common Stock on August 26, 2024 for total proceeds of approximately $43 million and 4,354,867 shares of Company Class A Common Stock on December 2, 2024 for total proceeds of approximately $127 million.

In accordance with the Company’s certificate of incorporation, on June 12, 2025, as a result of certain affiliates of Welsh Carson owning less than 5% of the outstanding Company Common Stock, all outstanding 4,506,422 shares of Company Class C Common Stock and 2,069,714 shares of Company Class D Common Stock, including shares of Company Class D Common Stock held by affiliates of Permira, automatically converted to an equal number of shares of Company Class A Common Stock. No consideration was exchanged as a result of these transactions.

Past Contacts, Transactions, Negotiations and Agreements

Except as described in this section and the sections of this proxy statement entitled “Special Factors — Background of the Merger”, “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger — Other Interests”, “Other Important Information Regarding the Company — Prior Public Offerings” and “Other Important Information Regarding the Company — Certain Transactions in the Shares of Company Common Stock” and other than the Merger Agreement and agreements entered in connection therewith, and certain activity related to our equity awards discussed elsewhere in this proxy statement, during the past two years: (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any of the Purchaser Filing Parties, on the other hand, concerning any Merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities, election of the Company’s directors or sale or other transfer of a material amount of assets of the Company, (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of the Company’s consolidated revenues with any of the Purchaser Filing Parties and (iii) none of the Company’s executive officers, directors or affiliates that are a natural person entered into any transaction with an aggregate value (in respect of such transaction or series of transactions with that person) exceeding $60,000 with any of the Purchaser Filing Parties.

Stockholders Agreement

In connection with the Company’s IPO, on September 28, 2021, the Company entered into the Stockholders Agreement with investment funds affiliated with each of the Principal Equity Owners (the “Stockholders Agreement”), granting them certain board designation and other rights. The Stockholders Agreement provided that while the Company was a controlled company, the Principal Equity Owners had the right to designate all of the nominees to the Board subject to the maintenance of certain ownership requirements in respect of the Company Common Stock. In accordance with the Stockholders Agreement and while the Principal Equity Owners still had such board designation rights, Mr. Young was nominated as a director by Permira, Mr. Davis was nominated as a director by Warburg Pincus and Mr. Hooper, Mr. Lee and Mr. Mackesy were nominated as directors by Welsh Carson.

As a result of decreases in the ownership of outstanding Company Common Stock beneficially owned by each of the Principal Equity Owners following their sales or transfers of Company Common Stock, the Company is no longer a controlled company and the Principal Equity Owners no longer have any rights to designate director nominees to the Board. In addition, the Stockholders Agreement terminated on December 2, 2024 with respect to Permira, on August 8, 2024 with respect to Warburg Pincus and on June 12, 2025 with respect to Welsh Carson.

Pursuant to the Stockholders Agreement, the Company has agreed, subject to certain exceptions, to indemnify certain affiliates of each of the Principal Equity Owners, and various affiliated persons and indirect equity holders of such entities, from certain losses arising out of any threatened or actual litigation by reason of the fact that the indemnified person is or was a holder of Company Common Stock or, prior to the completion of the IPO, of equity interests in OpCo. The Company’s indemnification obligations described above survive the termination of the Stockholders Agreement.

Registration Rights Agreement

In connection with the Company’s IPO, the Company entered into a Second Amended and Restated Registration Rights Agreement, dated as of September 28, 2021 (the “Registration Rights Agreement”) with Permira and Warburg Pincus, certain of the other IPO Continuing Equity Owners and certain members of the Company’s management. Subject to certain conditions, the Registration Rights Agreement provides certain of the IPO Continuing Equity Owners, including certain affiliates of Permira and Warburg Pincus, with “long-form” demand registrations and “short-form” demand registration rights, as well as shelf registration rights. The Registration Rights Agreement also provides certain of the IPO Continuing Equity Owners, including certain affiliates of Permira and Warburg Pincus, with customary “piggyback” registration rights. The Registration

Rights Agreement contains provisions that require the parties thereto to coordinate with one another with respect to sales of Company Class A Common Stock and contains certain limitations on the ability of certain of the IPO Continuing Equity Owners and certain members of the Company’s management party to the Registration Rights Agreement to offer, sell or otherwise dispose of shares of Company Class A Common Stock. The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act. Permira and Warburg Pincus no longer hold any shares of Company Common Stock to which the Registration Rights Agreement applies and therefore are no longer entitled to any registration rights under the Registration Rights Agreement.

OpCo LLC Agreement

In connection with the IPO and other related transactions, the Company and the IPO Continuing Equity Owners entered into the OpCo LLC Agreement. As a result of the IPO and other related transactions, including the entry into the OpCo LLC Agreement, the Company holds OpCo Units and is the sole managing member of OpCo. Accordingly, the Company operates and controls all of the business and affairs of OpCo and, through OpCo and its direct and indirect subsidiaries, conducts its business. Permira and Warburg Pincus no longer hold any OpCo Units, and as of December 31, 2025, the Company owns 99.3% of the outstanding OpCo Units.

As the sole managing member of OpCo, the Company has the right to determine when distributions will be made to the holders of OpCo Units and the amount of any such distributions (subject to the requirements with respect to the tax distributions described below). If the Company authorizes a distribution, such distribution will be made to the holders of OpCo Units, including the Company, pro rata in accordance with their respective ownership of OpCo. OpCo is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to U.S. federal income tax. Instead, taxable income is allocated to holders of OpCo Units, including the Company. Accordingly, the Company incurs income taxes on its allocable share of any net taxable income of OpCo and also may incur expenses related to its operations. The OpCo LLC Agreement requires “tax distributions”, as that term is defined in the OpCo LLC Agreement, to be made by OpCo to its “members”, as that term is defined in the OpCo LLC Agreement, unless certain exceptions apply. Tax distributions generally are made quarterly to each member of OpCo including the Company, on a pro rata basis among the holders of OpCo Units based on OpCo’s net taxable income and without regard to any applicable basis adjustment under Section 743(b) of the Code, which means that the amount of tax distributions are determined based on the holder of OpCo Units who is allocated the largest amount of taxable income on a per OpCo Unit basis and at a tax rate that is determined by the Company, but is made pro rata based on ownership of OpCo Units. Thus, OpCo will be required to make tax distributions that, in the aggregate, will likely exceed the amount of taxes that it would have paid if it were taxed on its net income at the tax rate applicable to a similarly situated corporate taxpayer. The tax rate used to determine tax distributions applies regardless of the actual final tax liability of any such member. Tax distributions are also made only to the extent all distributions from OpCo for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The Company causes OpCo to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow the Company to pay its taxes and operating expenses.

The OpCo LLC Agreement generally does not permit transfers of OpCo Units by IPO Continuing Equity Owners, except for transfers to permitted transferees, transfers pursuant to the redemption right described below and transfers approved in writing by the Company, as sole managing manager, and other limited exceptions. Permitted transferees include (a) with respect to Welsh Carson, any affiliates and (b) with respect to any other IPO Continuing Equity Owners, any such other IPO Continuing Equity Owner’s affiliates or, in the case of individuals, members of their immediate family. In the event of a permitted transfer, such IPO Continuing Equity Owner will be required to simultaneously transfer shares of Company Class B Common Stock to such transferee equal to the number of OpCo Units that were transferred.

The OpCo LLC Agreement allows holders of OpCo Units to exchange their OpCo Units for shares of Company Class A Common Stock on a one-for-one basis or, at the Company’s election, for an amount of cash equal to the fair market value of such shares, as calculated in accordance with the OpCo LLC Agreement; provided the Company may settle any such exchange in cash only to the extent that the Company has cash available at least equal to the cash price that was received pursuant to a contemporaneous public offering or private sale.

The IPO Continuing Equity Owners may from time to time (subject to the terms of the OpCo LLC Agreement) exercise a right to require redemption of OpCo Units in exchange for cash or, at the Company’s election, shares of Company Class A Common Stock on a one-for-one basis. The Company may alternatively acquire such OpCo Units for cash in connection with any exercise of such right. The Company intends to treat such acquisitions of OpCo Units as direct purchases of OpCo Units from the IPO Continuing Equity Owners for U.S. federal income and other applicable tax purposes. OpCo (and each of its subsidiaries classified as a partnership for U.S. federal income tax purposes) intends to have in place an election under Section 754 of the Code effective for each taxable year in which an exchange of OpCo Units for Company Class A Common Stock or cash occurs. As a result, an exchange of OpCo Units is expected to result in (i) an increase in the Company’s proportionate share of the existing tax basis of the assets of OpCo and its flow-through subsidiaries and (ii) an adjustment in the tax basis of the assets of OpCo and its flow-through subsidiaries reflected in that proportionate share.

Each IPO Continuing Equity Owner’s exchange and redemption rights are subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of Company Class A Common Stock that may be applicable to such IPO Continuing Equity Owner (including a lock-up period of not more than 180 days in connection with any registration of the Company’s equity securities) and the absence of any liens or encumbrances on such OpCo Units redeemed. As a holder exchanges OpCo Units and Company Class B Common Stock for shares of Company Class A Common Stock, or a redemption transaction is effected, the number of OpCo Units held by the Company is correspondingly increased as it acquires the exchanged OpCo Units or funds the redemption transaction, and a corresponding number of shares of Company Class B Common Stock are canceled.

The OpCo LLC Agreement also requires that OpCo take actions with respect to its OpCo Units, including issuances, reclassifications, distributions, divisions or recapitalizations, such that (i) the Company at all times maintains a ratio of one OpCo Unit owned by the Company, directly or indirectly, for each share of Company Class A Common Stock issued by the Company and (ii) OpCo at all times maintains (a) a one-to-one ratio between the number of shares of Company Class A Common Stock issued by the Company and the number of OpCo Units owned by the Company and (b) a one-to-one ratio between the number of shares of Company Class B Common Stock owned by the IPO Continuing Equity Owners and the number of OpCo Units owned by the IPO Continuing Equity Owners. As such, in certain circumstances the Company, as OpCo’s sole managing member, has the authority to take all actions such that, after giving effect to all issuances, transfers, deliveries or repurchases, the number of outstanding OpCo Units the Company owns equals, on a one-to-one basis, the number of outstanding shares of Company Class A Common Stock.

Tax Receivable Agreement and TRA Amendment

In connection with the IPO, the Company entered into a Tax Receivable Agreement, dated as of September 28, 2021 (the “TRA”), with certain affiliates of the Principal Equity Owners and the Blocker Shareholders that, prior to the TRA Amendment (as defined below), provided for the payment by the Company of 85% of certain tax benefits that the Company realized, or in some cases were deemed to realize, as a result of Tax Attributes.

On November 4, 2024, the Company entered into the Tax Receivable Amendment (the “TRA Amendment”), by and among (i) the Company, (ii) OpCo and (iii) certain affiliates of each of the Principal

Equity Owners (the “TRA Amendment Parties”), which amended the TRA to provide for one-time settlement payments in a gross amount of approximately $72.5 million, inclusive of approximately $69.2 million to be paid to the TRA Amendment Parties (net of the TRA Bonus Payments (as defined below)) and approximately $3.3 million in cash bonus payments (the “TRA Bonus Payments”) to be paid to certain executive officers of the Company (collectively, the “TRA Settlement Payments”), plus approximately $6.5 million in third-party expenses. The TRA Amendment Parties have no further rights to receive payments (past, current or future) under the TRA, and the Company has no further payment obligations (past, current or future) to the TRA Amendment Parties under the TRA. Most of the TRA Settlement Payments were made in December 2024. The remaining TRA Settlement Payments were made in the first quarter of 2025.

Services Agreements

The Company has received professional, consulting and advisory services from WCAS XIII Carbon Analytics Acquisition, L.P. and WCAS Management Corporation, each of which is an affiliate of Welsh Carson, and from Warburg Pincus, and from Permira. In the years ended December 31, 2024 and 2023, OpCo recognized management fees to such affiliates of Welsh Carson, Warburg Pincus, and Permira of approximately $2.0 million and $2.6 million, respectively. During January 2021, OpCo made payments in relation to management fees of $6 million to Welsh Carson and $1.8 million to each of Warburg Pincus and Permira. These prepaid management fees relate to the four-year period subsequent to the completion of the recapitalization of OpCo that occurred in connection with the IPO in November 2020 and were amortized and recognized as expenses over four years. The services agreements pursuant to which such fees have been paid terminated in accordance with their terms upon consummation of the IPO, and no such services were provided afterward.

Indemnification Agreements

The Company’s certificate of incorporation and bylaws provide that the Company shall indemnify each of its directors and officers to the fullest extent permitted by the DGCL. The Company is also party to indemnification agreements with Andrew Young, Cary Davis and each of the Company’s other directors and executive officers that provide them with customary indemnification in connection with their service to the Company or on the Company’s behalf. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Directors and Executive Officers of the Company

The Board consists of 10 members, including the chair. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement.

The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Directors

Name	Age	Position	Country of Citizenship
Mukesh Aghi	69	Director	United States
Jacques Aigrain	71	Director	France, Switzerland
Cary Davis	59	Director	United States

Name	Age	Position	Country of Citizenship
Christopher Hooper	44	Director	United States, Canada
Lisa Jones	64	Director	United States
Eric Lee	54	Chairman of the Board	United States
D. Scott Mackesy	57	Director	United States
Bas NieuweWeme	53	Director	Netherlands
Sandeep Sahai	62	Chief Executive Officer and Director	United States
Andrew Young	47	Director	Australia, United Kingdom

The name, position, business address and office, present principal occupation or employment and material occupations for the past five years of each of the Company’s directors are set forth below.

Neither the Company nor any of the Company’s directors listed below has, to the knowledge of the Company, been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). In addition, neither the Company nor any of the Company’s directors listed below has, to the knowledge of the Company, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

All directors of the Company can be reached c/o Clearwater Analytics Holdings, Inc., 777 W. Main Street, Suite 900, Boise, Idaho 83702 or by telephone at (208) 433-1200.

Dr. Mukesh Aghi has been a Director since June 2025. Dr. Aghi has served as the President and Chief Executive Officer of the U.S.-India Strategic Partnership Forum since 2017. He has also served as the Executive Chairman of Kore.ai since September 2023. Previously, over the course of 10 years Dr. Aghi served as the President of the U.S.-India Business Council, the Chief Executive and director at L&T Infotech and the Chairman and CEO of the Asia-Pacific region of Steria, Inc. (India). Dr. Aghi is the founding CEO of Universitas 21 Global. Earlier in his career, Dr. Aghi served as President of IBM India for IBM Corporation, and spent time working with Ariba, Inc. and JD Edwards & Co. Dr. Aghi holds several degrees, including an advanced management diploma from Harvard Business School, a PhD in international relations from Claremont Graduate University, an MBA in international marketing from Andrews University and a BA in business administration from the Middle East College, Beirut, Lebanon. He also currently serves as a trustee at Claremont Graduate University.

Jacques Aigrain has been a Director since February 2021 (including service as a director of OpCo prior to the IPO). Mr. Aigrain has served as Chairman of the board of directors at LyondellBasell NV since 2011. He has served as Chairman of the board of directors at Tradeweb Markets Inc. since July 2023 and has served as a director there since August 2022. Mr. Aigrain was a director of the London Stock Exchange Group (LSEG Ltd) until April 2022 and WPP Plc until May 2022, both since 2013. Mr. Aigrain was also the Chairman of Singular Bank SAU from February 2019 to July 2024. Mr. Aigrain worked for nine years at SwissRe AG, including as Chief Executive Officer, and spent 20 years in global leadership roles at JPMorgan Chase & Co. in New York, London and Paris. Mr. Aigrain holds a master’s degree in economics from Paris Dauphine University and a PhD in economics from Sorbonne University.

Cary Davis has been a Director since November 2020 (including service as a director of OpCo prior to the IPO). Mr. Davis joined Warburg Pincus in 1994 and is responsible for technology investments in the Software and Financial Technology sectors. He currently serves as a Director of CrowdStrike and several private companies. Mr. Davis is Chairman Emeritus of the American Academy in Rome, a Trustee of the Andy Warhol Foundation and a Trustee of The Trinity School in New York City. Prior to joining Warburg Pincus, Mr. Davis was an Executive Assistant to Michael Dell at Dell Computer and a consultant at McKinsey & Company. He has also been an adjunct professor at the Columbia University Graduate School of Business, Chairman of the Jewish Community House of Bensonhurst and Chairman of the Boys Prep Charter School. Mr. Davis holds a bachelor’s degree in economics from Yale University and an MBA from Harvard Business School.

Christopher Hooper has been a Director since July 2017 (including service as a director of OpCo prior to the IPO). Mr. Hooper has served since 2017 as a General Partner in the Technology Group at WCAS, is a member of the Management Committee and leads the firm’s San Francisco office, having originally joined WCAS in 2005. He currently serves as a Director at Green Street and LINQ. Earlier in his career, Mr. Hooper worked as a Principal at Golden Gate Capital in San Francisco and as an Analyst at Lazard in New York. Mr. Hooper holds a bachelor’s degree from Colgate University.

Lisa Jones has been a Director since September 2022. Ms. Jones has been the Head of the Americas, President and Chief Executive Officer of Amundi US, Inc. since August 2014. She is also President of Amundi Distributor, Inc., head of the US Executive Committee and US Management Committee and member of the Global Executive Committee at Amundi US, Inc. Ms. Jones’s past roles include President and Chief Executive Officer at Pioneer Investments, Managing Director and Global Head of Distribution at Morgan Stanley Investment Management, Head of Institutional Business at Eaton Vance Corporation and President of the Institutional Division at MFS Investment Management. Ms. Jones holds a degree in economics from Trinity College.

Eric Lee has been the Chair of our Board since September 2016 (including service as the chair of OpCo prior to the IPO). Mr. Lee joined Welsh Carson in 1999 and is a General Partner at the firm. He has served on the firm’s Management Committee, Investment Committee and Finance Committee and helped lead the firm’s Technology investment team. Before joining Welsh Carson, he worked at Goldman Sachs & Co. in the Mergers & Acquisitions and High Technology investment banking groups from 1995 to 1999. Mr. Lee holds a bachelor’s degree from Harvard College.

D. Scott Mackesy has been a Director since December 2022. Mr. Mackesy is the managing partner of Welsh Carson and is a member of its management committee, having joined Welsh Carson in 1998. Mr. Mackesy focuses on overall firm strategy at Welsh Carson. Mr. Mackesy currently serves on the board of directors for several of Welsh Carson’s portfolio companies, including LINQ, CenterWell Primary Care, Emerus and Valtruis. Prior to joining Welsh Carson, Mr. Mackesy worked for Morgan Stanley Dean Witter for six years. Mr. Mackesy holds a Bachelor of Arts degree from the College of William & Mary.

Bas NieuweWeme has been a Director since August 2025. Mr. NieuweWeme most recently served as Global CEO of Aegon Asset Management, where he oversaw more than $400 billion in assets and led global expansion of the firm’s third-party institutional business. His extensive M&A and integration expertise includes managing the complex integration of ASR’s alternative fixed income assets, funds and teams into Aegon AM following Aegon’s major insurance transaction with ASR in 2023, leading the successful acquisition and integration of NIBC’s Northwesterly CLO platform, and supervising the strategic integration of acquired company La Financière de l’Echiquier with La Banque Postale Asset Management (LBPAM). Bas brings more than 25 years of experience in asset management across the U.S., Europe and Asia, and has held board roles in the Netherlands, France, the UK, China and the U.S.—including serving as non-executive director at AIFMC (a top-10 fund manager in China) and vice chairman of the supervisory board of LBPAM in France.

Sandeep Sahai has been our Chief Executive Officer since July 2018 and a Director since September 2016 (including service as the Chief Executive Officer and a director of OpCo prior to the IPO). During his tenure, the Company has grown across both its core markets and new regions. From a largely single-office business, the Company now has offices and operating centers around the world and serves large and complex global customers. Before Clearwater, he held the title of Chief Executive Officer of Solmark from 2014 to June 2018, an investment partnership where he was the lead partner. Previously, Mr. Sahai worked for Headstrong from 2004 to 2011, including as President and Chief Operating Officer from 2007 to 2009, and President and Chief Executive

Officer from 2009 to 2011. After Headstrong’s acquisition by Genpact in 2011, Mr. Sahai served as Senior Vice President of IT Solutions and Capital Markets at Genpact from 2011 to 2014. Mr. Sahai also held directorships at AIM Software (Austria) from 2015 to 2019, Simeio Solutions from 2015 to 2020 and Magic Software from 2014 to 2018. In addition, he served as an Operating Partner at Welsh Carson beginning in 2014. Mr. Sahai holds an engineering degree from the Indian Institute of Technology, Varanasi and an MBA from the Indian Institute of Management, Kolkata.

Andrew Young has been a Director since November 2020 (including service as a director of OpCo prior to the IPO). Mr. Young joined the London office of Permira in 2011 and relocated to Menlo Park in 2018, where he currently works as a Partner. He also serves on the boards of Zwift, Seismic, Carta and Reorg Research. Prior to joining Permira, Mr. Young worked for Pacific Equity Partners as an investment executive in their Sydney and New York offices. Before that, he worked as an associate at Citi. Mr. Young holds a bachelor’s degree in Finance from University of Technology, Sydney and an MBA from London Business School.

Executive Officers

Name	Age	Position	Country of Citizenship
Sandeep Sahai	62	Chief Executive Officer and Director	United States
Jim Cox	54	Chief Financial Officer	United States
Scott Erickson	46	Chief Revenue Officer	United States
Souvik Das	54	Chief Technology Officer	United States
Subi Sethi	50	Chief Operating Officer	India

The name, position, business address and office, present principal occupation or employment and material occupations for the past five years of each of the Company’s executive officers are set forth below.

Neither the Company nor any of the Company’s executive officers listed below has, to the knowledge of the Company, been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). In addition, neither the Company nor any of the Company’s executive officers listed below has, to the knowledge of the Company, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

All executive officers of the Company can be reached c/o Clearwater Analytics Holdings, Inc., 777 W. Main Street, Suite 900, Boise, Idaho 83702 or by telephone at (208) 433-1200.

Sandeep Sahai’s biography is included above under the heading “— Directors”.

Jim Cox has been our Chief Financial Officer since April 2019. Prior to Clearwater, Mr. Cox served as the Chief Financial Officer at Advent Software from 2009 until Advent’s sale to SSNC in 2015 and remained with the company until 2016. He also served as Chief Financial Officer at Lithium Technologies, Glassdoor and Doximity. Mr. Cox began his career in public accounting at PricewaterhouseCoopers. Mr. Cox holds a bachelor’s degree in economics from Ohio University.

Scott Erickson has been our Chief Revenue Officer since April 2023. Prior to that, Mr. Erickson was our President, Americas and Asia since December 2022, and our President, Americas and New Markets from June 2021 to December 2022. Before that, he served as our Chief Operating Officer from June 2017 to June 2021. Mr. Erickson joined Clearwater in 2005 and has served in a number of roles leading multiple Clearwater departments, such as Director of Operations and Client Services, Director of Product Management, Director of both Client Services and Product Management and Director of Sales. Mr. Erickson holds a bachelor’s degree from Whitman College and an MBA from Northwest Nazarene University.

Souvik Das has been our Chief Technology Officer since August 2021. Mr. Das served as Chief Technology Officer at Zenefits from October 2017 to July 2021, where he was responsible for leading engineering, information security, IT and business technology teams. Prior to Zenefits, he served as SVP Engineering at Grand Rounds from May 2016 to September 2017. Mr. Das holds a bachelor’s degree in computer science and engineering from the Indian Institute of Technology, Kharagpur, and a master’s degree in computer science from the University of Georgia, Athens.

Subi Sethi has been our Chief Operating Officer since April 23, 2025. Prior to being named Chief Operating Officer, Ms. Sethi was our Chief Client Officer since January 2020. Before joining Clearwater, Ms. Sethi led the end-to-end operations at UnitedHealth Group’s Optum Global Solutions from March 2014 to January 2020. Prior to joining Optum Global Solutions, she worked with Genpact from 2005 to 2014 across various leadership positions in functions like Operations, Quality, Transitions and Technology. Ms. Sethi holds a degree in mathematics from Delhi University and a degree in Advanced Management from the Institute of Management Technology, Ghaziabad.

OTHER IMPORTANT INFORMATION REGARDING THE PURCHASER FILING PARTIES

Parent Parties

Parent is a Delaware corporation owned indirectly by Permira, formed solely for the purpose of entering into the Merger Agreement and related agreements and consummating the Transactions. Parent has not conducted any business operations other than in connection with its formation and the Transactions and related agreements, including arranging of the Equity Financing and the Debt Financing in connection with the Merger. Parent’s address is c/o Permira Advisers LLC, 320 Park Avenue, 23rd Floor, New York, NY 10022 and its telephone number is (212) 386-7480.

Merger Sub is a Delaware corporation wholly owned by Parent to be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and related agreements and consummating the Transactions. Merger Sub has not conducted any business operations other than in connection with its formation and the Transactions and related agreements. Upon the consummation of the Transactions, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. Merger Sub’s address is c/o Permira Advisers LLC, 320 Park Avenue, 23rd Floor, New York, NY 10022, and its telephone number is (212) 386-7480.

The directors of each of the Parent Parties are Peter Flynn and Thomas Lafrance. The executive officers of each of the Parent Parties are Peter Flynn, who serves as Chief Executive Officer and President of each of the Parent Parties, and Thomas Lafrance, who serves as Vice President and Secretary of each of the Parent Parties. The name, position, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Parent Parties are set forth below.

None of the natural persons listed below has, to the knowledge of the Parent Parties, been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). None of the natural persons listed below was, to the knowledge of the Parent Parties, a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Peter Flynn	80 Pall Mall, London, SW1Y 5ES United Kingdom +44 20 7632 1000	Director, Permira Advisers (London) Limited (principal business: investment) 80 Pall Mall London SW1Y 5ES United Kingdom	Mr. Flynn has held the same principal occupation during the past five years.	United Kingdom and Ireland

Thomas Lafrance	488 route de Longwy, L-1940 Luxembourg +352 26 441 651	Director, Permira Management S.à r.l. (principal business: investment) 488 route de Longwy L-1940 Luxembourg	Mr. Lafrance has held the same principal occupation since January 2022. From September 2017 to December	France

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
2021, Mr. Lafrance was Head of Finance & Tax, Aviva Investors Luxembourg S.à r.l., principal business: investment, 2 rue du Fort Bourbon L-1249 Luxembourg.

Permira Filing Parties

Parent is owned directly by GT Silver HoldCo, LLC, a Delaware limited liability company (“HoldCo”). HoldCo was formed solely for the purpose of holding the interests in Parent. HoldCo has not engaged in any business except for the activities incident to its formation and in connection with its ownership of Parent. HoldCo will be converted into GT Silver HoldCo, Inc., a Delaware corporation, prior to the Closing. HoldCo’s address is c/o Permira Advisers LLC, 320 Park Avenue, 23rd Floor, New York, NY 10022 and its telephone number is (212) 386-7480.

HoldCo is owned directly by GT Silver Parent, LP, a Delaware limited partnership (the “Partnership”). The Partnership was formed solely for the purpose of holding the interests in HoldCo. The Partnership has not engaged in any business except for the activities incident to its formation and in connection with its ownership of HoldCo. The Partnership’s address is c/o Permira Advisers LLC, 320 Park Avenue, 23rd Floor, New York, NY 10022 and its telephone number is (212) 386-7480.

The economic interests in the Partnership are owned directly by Martel Lux Topco SCSp, a société en commandite spéciale organized and existing under the laws of the Grand Duchy of Luxembourg (“Topco”), and GT Silver MLP, LLC, a Delaware limited liability company (“MLP”). Topco and MLP were formed solely for the purpose of holding the economic interests in the Partnership. Neither Topco nor MLP has engaged in any business except for (i) the activities incident to its formation and in connection with its ownership of an interest in the Partnership and (ii) in the case of Topco, its ownership of GT Silver GP, LLC, a Delaware Limited Liability Company (“GP”). Topco’s address is c/o Permira Management S.à r.l., 488 route de Longwy, L-1940 Luxembourg and its telephone number is +352 26 441 651. MLP’s address is c/o Permira Advisers LLC, 320 Park Avenue, 23rd Floor, New York, NY 10022, +1 (212) 386-7480.

The Partnership is controlled by its general partner, GP. GP was formed solely for the purpose of serving as the general partner of the Partnership. GP has not engaged in any business except for the activities incident to its formation and in connection with its control of the Partnership. GP is owned directly by Topco. GP’s address is c/o Permira Advisers LLC, 320 Park Avenue, 23rd Floor, New York, NY 10022 and its telephone number is (212) 386-7480.

The directors of each of HoldCo, GP and MLP are Peter Flynn, Thomas Lafrance, Angel Shum and Alex Stratoudakis. The executive officers of each of HoldCo, GP and MLP are Peter Flynn, who serves as Chief Executive Officer and President of each of HoldCo, GP and MLP; Thomas Lafrance, who serves as Vice President and Secretary of each of HoldCo, GP and MLP; and Angel Shum and Alex Stratoudakis, who each serve as Vice President of each of HoldCo, GP and MLP. The name, business address and telephone number, principal occupation, material occupations within the past five years and country of citizenship of each director and executive officer of each of HoldCo, GP and MLP are set forth below.

None of the natural persons listed below has, to the knowledge of HoldCo, GP or MLP, been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). In addition, none of the natural persons listed below was, to the knowledge of HoldCo, GP or MLP, a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Peter Flynn	80 Pall Mall, London, SW1Y 5ES United Kingdom +44 20 7632 1000	Director, Permira Advisers LLP (principal business: investment) 80 Pall Mall London SW1Y 5ES United Kingdom	Mr. Flynn has held the same principal occupation during the past five years.	United Kingdom and Ireland

Thomas Lafrance	488 route de Longwy, L-1940 Luxembourg +352 26 441 651	Director, Permira Management S.à r.l. (principal business: investment) 488 route de Longwy L-1940 Luxembourg	Mr. Lafrance has held the same principal occupation since January 2022.
			From September 2017 to December 2021, Mr. Lafrance was Head of Finance & Tax, Aviva Investors Luxembourg S.à r.l., principal business: investment, 2 rue du Fort Bourbon L-1249 Luxembourg.	France

Angel Shum	One Market Plaza Spear Tower, Suite 1700, San Francisco, CA 94105, United States (212) 878-0600	Principal, Warburg Pincus LLC (principal business: investment) 450 Lexington Ave New York, NY 10017 United States	Ms. Shum has held the same principal occupation since January 2022. From July 2017 to December 2021, Ms. Shum was a Vice President at Warburg Pincus LLC.	United States

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship

Alex Stratoudakis	450 Lexington Ave New York, NY 10017, United States (212) 878-0600	Managing Director & Partner, Warburg Pincus LLC (principal business: investment) 450 Lexington Ave New York, NY 10017 United States	Mr. Stratoudakis has held the same principal occupation during the past five years.	United States

Topco is controlled by its general partner, Permira VIII Holdco GP S.à r.l., a société à responsabilité limitée organized and existing under the laws of the Grand Duchy of Luxembourg (“Permira VIII Holdco GP”).

The economic interests in Topco are directly or indirectly owned by the Permira Investors. The ultimate controlling entity of each of the Permira Investors is Permira VIII GP S.à r.l., a société à responsabilité limitée organized and existing under the laws of the Grand Duchy of Luxembourg (“Permira VIII GP”).

Permira VIII GP is controlled by its board of managers. The name, business address and telephone number, principal occupation, material occupations within the past five years and country of citizenship of each member of the Permira VIII GP board of managers are set forth below.

None of the natural persons listed below has, to the knowledge of Permira VIII GP, been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). In addition, none of the natural persons listed below was, to the knowledge of Permira VIII GP, a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Cédric Pedoni	488 route de Longwy, L-1940 Luxembourg +352 26 441 651	Senior Director, Permira Management S.à r.l. (principal business: investment) 488 route de Longwy L-1940 Luxembourg	Mr. Pedoni has held the same principal occupation since October 2021.
			Prior to October 2021, Mr. Pedoni served as a Senior Director of Permira Luxembourg S.à r.l., principal business: investment, 488 route de Longwy L-1940 Luxembourg.	France
Sara Speed	15 Boulevard F.W. Raiffeisen, L-2411 Luxembourg +352 48 18 28 1	Director, Alter Domus Luxembourg S.à r.l. (principal business: financial services) 15 Boulevard F.W. Raiffeisen, L-2411 Luxembourg	Ms. Speed has held the same principal occupation during the past five years.	United Kingdom; Luxembourg

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Oliver Willis	80 Pall Mall London, SW1Y 5ES United Kingdom +44 20 7632 1000	Managing Director, Permira Advisers LLP (principal business: investment) 80 Pall Mall London SW1Y 5ES United Kingdom	Mr. Willis has held the same principal occupation since January 2024.
			Prior to January 2024, Mr. Willis served as a Senior Director of Permira Advisers (London) Limited, principal business: investment, 80 Pall Mall, London, SW1Y 5ES, United Kingdom.	United Kingdom

The authority to make investment decisions for the Permira Investors is held by Permira Management S.à r.l., a société à responsabilité limitée organized and existing under the laws of the Grand Duchy of Luxembourg (“Permira Management”). Permira Management has delegated the authority to make investment decisions for the Permira Investors to Permira Portfolio Management Limited, a private limited company organized and existing under the laws of Guernsey (“Permira Guernsey”).

Permira Guernsey is controlled by its board of managers. The name, business address and telephone number, principal occupation, material occupations within the past five years and country of citizenship of each member of the Permira Guernsey board of managers are set forth below.

None of the natural persons listed below has, to the knowledge of Permira Guernsey, been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). In addition, none of the natural persons listed below was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Vic Holmes	PO Box 503 Trafalgar Court Les Banques St Peter Port Guernsey GY1 6DJ +44 1481 743 200	Independent Non-Executive Director of multiple organizations	Mr. Holmes has held the same principal occupation during the past five years.	United Kingdom

Nigel Carey	PO Box 98 Carey House Les Banques St Peter Port Guernsey GY1 4BZ +44 0 1481 727272	Consultant, Carey Olsen (Guernsey) LLP (principal business: legal services) PO Box 98 Carey House Les Banques St Peter Port Guernsey GY1 4BZ	Mr. Carey has held the same principal occupation during the past five years.	United Kingdom

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship

Alistair Boyle	PO Box 503 Trafalgar Court Les Banques St Peter Port Guernsey GY1 6DJ +44 1481 743 200	Senior Director, Permira (Guernsey) Limited (principal business: investment) PO Box 503 Trafalgar Court Les Banques St Peter Port Guernsey GY1 6DJ	Mr. Boyle has held the same principal occupation during the past five years.	United Kingdom

Tom Amy	North Suite, First Floor Regency Court Glategny Esplanade St Peter Port Guernsey GY1 2NH +44 14 81 74 22 50	Country Executive Guernsey, Alter Domus (Guernsey) Limited (principal business: financial services) North Suite, First Floor Regency Court Glategny Esplanade St Peter Port, Guernsey GY1 2NH	Mr. Amy has held the same principal occupation during the past five years.	United Kingdom

The Permira Filing Parties and the Parent Parties set forth above were represented by employees of Permira and/or Permira Advisers LLP, a limited liability partnership incorporated in England & Wales (together, “Permira Advisers”), in the negotiation of the terms of the Merger Agreement with the Special Committee. Permira Advisers does not directly or indirectly own or control any of the other Permira Filing Parties or the Parent Parties. The name, business address and telephone number, principal occupation, material occupations within the past five years and country of citizenship of each the employees of Permira Advisers with responsibility for negotiating the terms of the Merger Agreement on behalf of the other Permira Filing Parties and the Parent Parties are set forth below.

None of the natural persons listed below has, to the knowledge of Permira Advisers, been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). In addition, none of the natural persons listed below was, to the knowledge of Permira Advisers, a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Andrew Young	3000 Sand Hill Road Building 1, Suite 170, Menlo Park, CA 94025 +1 650 681 4701	Partner, Permira Advisers LLC (principal business: investment) 320 Park Avenue, 23rd Floor, New York, NY 10022	Prior to May 2021, Mr. Young served on the board of directors of Klarna Bank AB, principal	Australia and United Kingdom

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
business: financial services, Sveavägen 46, SE-111 34 Stockholm, Sweden. Mr. Young serves as a member of the board of directors of each of the following companies: Seismic Software, Inc., principal business: enterprise software, 12390 El Camino Real, San Diego, CA 92130 Clearwater Analytics Holdings, Inc., principal business: enterprise software, 777 W. Main Street, Suite 900, Boise, ID 83702
Reorg Research, Inc., principal business: financial data and analytics; 11 East 26th Street, 12th Floor New York, NY 10010

Alberto Riva	80 Pall Mall, London SW1Y 5ES United Kingdom +44 20 7632 1000	Managing Director, Permira Advisers LLP (principal business: investment) 80 Pall Mall, London SW1Y 5ES, United Kingdom	Mr. Riva has held the same principal occupation during the past five years. Mr. Riva serves as a member of the board of GoCardless Ltd,	Italy and United Kingdom

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
principal business: payment services, Sutton Yard, 65 Goswell Road, London, EC1V 7EN

Justin Herridge	320 Park Avenue 23rd Floor, New York, NY 10022 +1 212 386 7480	Managing Director, Permira Advisers LLC (principal business: investment) 320 Park Avenue, 23rd Floor, New York, NY 10022	Mr. Herridge has held the same principal occupation during the past five years.	United States

The principal business of each of the Permira Filing Parties is investment. The address and telephone of each of the Permira Filing Parties (other than Topco, the Permira Investors and Permira Guernsey) is c/o Permira Advisers LLC, 320 Park Avenue, 23rd Floor, New York, NY 10022, +1 (212) 386-7480.

The address and telephone number of each of Topco, Permira VIII – 1 SCSp, Permira VIII – 2 SCSp, Permira VIII CIS SCSp, Permira VIII CIS 2 SCSp, PILI 1 Portfolio SCSp, PILI 2 Portfolio SCSp and PILI 4 Portfolio SCSp is c/o Permira Management S.à r.l., 488 route de Longwy, L-1940 Luxembourg, +352 26 441 651.

The address and telephone number of each of Permira Investment Capital LP, Permira Investment Capital II LP and Permira Investment Capital III LP and Permira Guernsey is c/o Permira Advisers Limited, PO Box 503, Trafalgar Court, Les Banques, St Peter Port, GY1 6DJ, Guernsey, +44 1481 743 200.

Redwood Opportunities SCSp is a société en commandite spéciale organized and existing under the laws of the Grand Duchy of Luxembourg (“Redwood”). The principal business of Redwood is investment. Redwood’s address is 8 rue Lou Hemmer L-1748 Senningerberg, Grand Duchy of Luxembourg and its telephone number is +352 246 160 6000.

Redwood is controlled by its general partner, Permira T GP S.à r.l., a société à responsabilité limitée organized and existing under the laws of the Grand Duchy of Luxembourg (“Permira T GP”). Permira T GP’s address is 8 rue Lou Hemmer L-1748 Senningerberg, Grand Duchy of Luxembourg and its telephone number is +352 246 160 6000. Permira T GP is controlled by its board of managers. The name, business address and telephone number, principal occupation, material occupations within the past five years and country of citizenship of each member of the Permira T GP board of managers are set forth below.

None of the natural persons listed below has, to the knowledge of Permira T GP, been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). In addition, none of the natural persons listed below was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Cédric Pedoni	488 route de Longwy, L-1940 Luxembourg +352 26 441 651	Senior Director – Permira Management S.à r.l. (principal business: investment) 488 route de Longwy L-1940 Luxembourg	Mr. Pedoni has held the same principal occupation since October 2021.
			Prior to October 2021, Mr. Pedoni served as a Senior Director of Permira Luxembourg S.à r.l., principal business: investment, 488 route de Longwy L-1940 Luxembourg.	France

Oliver Willis	80 Pall Mall London, SW1Y 5ES United Kingdom +44 20 7632 1000	Managing Director – Permira Advisers LLP (principal business: investment) 80 Pall Mall London SW1Y 5ES United Kingdom	Mr. Willis has held the same principal occupation since January 2024.
			Prior to January 2024, Mr. Willis served as a Senior Director of Permira Advisers (London) Limited, principal business: investment, 80 Pall Mall, London, SW1Y 5ES, United Kingdom.	United Kingdom

Neil Dexter Tuyan	8 rue Lou Hemmer L-1748 Senningerberg Grand Duchy of	(i) Manager – Permira T GP S.à r.l (principal business:	Mr. Tuyan has held the same principal occupation since	Philippines

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Luxembourg +352 246 160 6487	investment) 8 rue Lou Hemmer L-1748 Senningerberg
Grand Duchy of Luxembourg
(ii) Associate Director – Aztec Financial Services (Luxembourg) S.A. 8 rue Lou Hemmer L-1748 Senningerberg
		Grand Duchy of Luxembourg	2024. From 2020 to 2024 Mr. Tuyan was Senior Manager at Aztec Financial Services (Luxembourg) S.A. 8 rue Lou Hemmer L-1748 Senningerberg Grand Duchy of Luxembourg

Warburg Pincus Filing Parties

Warburg Pincus Global Growth 15, L.P., a Delaware limited partnership, Warburg Pincus Global Growth 15-B, L.P., a Delaware limited partnership, Warburg Pincus Global Growth 15 International, SCSp, a société en commandite spéciale organized and existing under the laws of the Grand Duchy of Luxembourg (“Growth 15 International”), WP Global Growth 15 Partners, L.P., a Delaware limited partnership, and Warburg Pincus Global Growth 15 Partners, L.P., a Delaware limited partnership, are parallel investment vehicles that invest alongside each other into the same underlying investments.

Warburg Pincus & Co., a general partnership formed under the laws of the State of New York (“WP & Co.”), is the sole and managing member of Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP”). WPP GP is the general partner of Warburg Pincus Partners II, L.P., a Delaware limited partnership (“WPP II”). WPP II is the sole and managing member of WP Global LLC, a Delaware limited liability company (“WP Global”). WP Global is the general partner of Warburg Pincus Global Growth 15 GP, S.à r.l., a société à responsabilité limitée organized and existing under the laws of the Grand Duchy of Luxembourg (“Growth 15”). Growth 15 is the general partner of Growth 15 International.

Similarly, WP & Co. is the sole and managing member of WPP GP, which is the general partner of WPP II, which is the sole and managing member of WP Global, which is the general partner of Warburg Pincus Global Growth 15 GP, L.P., which is the general partner of each of Warburg Pincus Global Growth 15, L.P., Warburg Pincus Global Growth 15-B, L.P., WP Global Growth 15 Partners, L.P. and Warburg Pincus Global Growth 15 Partners, L.P.

WP & Co. is also the sole and managing member of WPP GP, which is the general partner of WPP II, which is the sole and managing member of WP Global, which is the general partner of Warburg Pincus Financial Sector II GP, L.P., which is the general partner of each of Warburg Pincus Financial Sector III, L.P., Warburg Pincus Financial Sector III-E, L.P. and Warburg Pincus Financial Sector III Partners, L.P.

Investment and voting decisions of WP & Co. are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the Company’s shares of Company Class A Common Stock. Investment and voting decisions of Warburg Pincus are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the Company’s shares of Company Class A Common Stock.

The principal business of each of the Warburg Pincus Filing Parties is investment. The address and telephone number of each of the Warburg Pincus Filing Parties is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, NY 10017, (212) 878-0600.

The Warburg Pincus Filing Parties were represented by employees and/or partners of Warburg Pincus and WP & Co. in the negotiation of the terms of the Merger Agreement with the Special Committee. Except as described herein, Warburg Pincus and WP & Co. do not directly or indirectly own or control any of the other Warburg Pincus Filing Parties. The name, business address and telephone number, principal occupation, material occupations within the past five years and country of citizenship of each of the employees and/or partners of Warburg Pincus and WP & Co. with responsibility for negotiating the terms of the Merger Agreement on behalf of the other Warburg Pincus Filing Parties are set forth below.

During the last five years, Warburg Pincus, WP & Co. and the individuals listed below have not been, to the knowledge of Warburg Pincus or WP & Co., (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Brett Shawn	450 Lexington Ave New York, NY 10017, United States (212) 878-0600	Assistant General Counsel and Managing Director, Warburg Pincus LLC (principal business: investment) 450 Lexington Ave New York, NY 10017 United States	Mr. Shawn has held the same principal occupation since January 2024. From December 2018 to December 2023, Mr. Shawn was a Vice President at Warburg Pincus LLC.	United States

Angel Shum	One Market Plaza Spear Tower, Suite 1700, San Francisco, CA 94105, United States (212) 878-0600	Principal, Warburg Pincus LLC (principal business: investment) 450 Lexington Ave New York, NY 10017 United States	Ms. Shum has held the same principal occupation since January 2022. From July 2017 to December 2021, Ms. Shum was a Vice President at Warburg Pincus LLC.	United States

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Alex Stratoudakis	450 Lexington Ave New York, NY 10017, United States (212) 878-0600	Managing Director & Partner, Warburg Pincus LLC (principal business: investment) 450 Lexington Ave New York, NY 10017 United States	Mr. Stratoudakis has held the same principal occupation during the past five years.	United States

Cary Davis	450 Lexington Ave New York, NY 10017, United States (212) 878-0600	Managing Director & Partner, Warburg Pincus LLC (principal business: investment) 450 Lexington Ave New York, NY 10017 United States	Mr. Davis has held the same principal occupation during the past five years.
			Mr. Davis also serves as a member of the board of directors of Clearwater Analytics Holdings, Inc., principal business: Enterprise Software, 777 W. Main Street, Suite 900, Boise, ID 83702.	United States

Chandler Reedy	450 Lexington Ave New York, NY 10017, United States (212) 878-0600	Managing Director & Partner, Warburg Pincus LLC (principal business: investment) 450 Lexington Ave New York, NY 10017 United States	Mr. Reedy has held the same principal occupation during the past five years.	United States

Francisco Partners Filing Parties

The general partner of each of Francisco Partners VII, L.P., a Cayman Islands exempted limited partnership, Francisco Partners VII-A, L.P., a Cayman Islands exempted limited partnership, Francisco Partners VII-B, L.P., a Delaware limited partnership, and Francisco Partners VII-C, L.P., a Delaware limited partnership, is Francisco Partners GP VII, L.P., a Cayman Islands exempted limited partnership (“Francisco Partners GP VII”). Francisco Partners GP VII is controlled by its general partner, Francisco Partners GP VII Management, LLC, a Cayman Islands limited liability company (the “FP Ultimate General Partner”). The FP Ultimate General Partner has the ability to make decisions for the Francisco Partners Investors.

Francisco Partners GP VII was formed solely for the purpose of serving as the general partner of the Francisco Partners Investors. Francisco Partners GP VII has not engaged in any business except for the activities incident to its formation and in connection with its control of the Francisco Partners Investors.

The FP Ultimate General Partner was formed solely for the purpose of serving as the general partner of Francisco Partners GP VII. The FP Ultimate General Partner has not engaged in any business except for the activities incident to its formation and in connection with its control of Francisco Partners GP VII and the Francisco Partners Investors.

The name, position, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the FP Ultimate General Partner’s managers are set forth below.

During the last five years, none of the individuals listed below have been, to the knowledge of the FP Ultimate General Partner, (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Thomas Ludwig	One Letterman Drive, Building C – Suite 410, San Francisco, CA 94129 (415) 418-2900	Chief Operating Officer of Francisco Partners Management, L.P.	Mr. Ludwig has held the same principal occupation during the past five years.	United States

Steve Eisner	One Letterman Drive, Building C – Suite 410, San Francisco, CA 94129 (415) 418-2900	Partner and General Counsel of Francisco Partners Management, L.P.	Mr. Eisner has held the same principal occupation since January 2026. Prior to January 2026, Mr. Eisner served as the General Counsel and Chief Compliance Officer of Francisco Partners Management, L.P.	United States

Francisco Partners, a Delaware limited partnership, acts as the investment manager of the Francisco Partners Investors. Francisco Partners is controlled by its general partner, Francisco Partners Management GP, LLC, a Delaware limited liability company (“Francisco Partners Management GP”).

Francisco Partners Management GP was formed solely for the purpose of serving as the general partner of Francisco Partners. Francisco Partners Management GP has not engaged in any business except for the activities incident to its formation and in connection with its control of Francisco Partners.

The name, position, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the Francisco Partners Management GP’s managers are set forth below.

During the last five years, none of the individuals listed below have been, to the knowledge of Francisco Partners Management GP, (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Thomas Ludwig	One Letterman Drive, Building C – Suite 410, San Francisco, CA 94129 (415) 418-2900	Chief Operating Officer of Francisco Partners Management, L.P.	Mr. Ludwig has held the same principal occupation during the past five years.	United States

Steve Eisner	One Letterman Drive, Building C – Suite 410, San Francisco, CA 94129 (415) 418-2900	Partner and General Counsel of Francisco Partners Management, L.P.	Mr. Eisner has held the same principal occupation since January 2026. Prior to January 2026, Mr. Eisner served as the General Counsel and Chief Compliance Officer of Francisco Partners Management, L.P.	United States

The principal business of each of the Francisco Partners Investors is investment in technology companies. The address and telephone number of each of the Francisco Partners Filing Parties is One Letterman Drive, Building C – Suite 410, San Francisco, CA 94129, (415) 418-2900.

During the last five years, none of the Francisco Partners Filing Parties has been, to the knowledge of the Francisco Partners Filing Parties, (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Temasek Filing Parties

Robson Investments Pte. Ltd. (“Robson”) is a private investment holding company registered in Singapore owned indirectly by Temasek. The principal business of Robson is investment holding. The address and telephone number of Robson is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 and +65 6828 6828.

The name, position, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of Robson’s directors and executive officers are set forth below.

During the last five years, neither Robson nor any of the individuals listed below have been, to the knowledge of Robson, (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Alvin Oh	60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 +65 6828 6828	Director, Finance, Temasek International Pte. Ltd. (principal business: management consultancy services) 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891; Director, Robson	Mr. Oh has held the same principal occupation during the past five years.	Singapore

Lin Meijun	60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 +65 6828 6828	Director, Finance, Temasek International Pte. Ltd. (principal business: management consultancy services) 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891; Director, Robson	Ms. Lin has held the same principal occupation during the past five years.	Singapore

Robson is a wholly owned subsidiary of Alsek Investments Pte. Ltd. (“Alsek”), which is a private investment holding company registered in Singapore. The principal business of Alsek is investment holding. The address and telephone number of Alsek is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 and +65 6828 6828.

The name, position, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of Alsek’s directors and executive officers are set forth below.

During the last five years, neither Alsek nor any of the individuals listed below have been, to the knowledge of Alsek, (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Stella Oh Boon Hui	60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 +65 6828 6828	Director, Finance, Temasek International Pte. Ltd. (principal business: management consultancy services) 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891; Director, Alsek	Ms. Hui has held the same principal occupation during the past five years.	Singapore

Elizabeth Oh Li Chen	60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 +65 6828 6828	Director, Finance, Temasek International Pte. Ltd. (principal business: management consultancy services) 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891; Director, Alsek	Ms. Chen has held the same principal occupation during the past five years.	Singapore

Alsek is a wholly owned subsidiary of Temasek Capital (Americas) Holdings Pte. Ltd. (“TC Americas”), which is a private investment holding company registered in Singapore. The principal business of TC Americas is investment holding. The address and telephone number of TC Americas is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 and +65 6828 6828.

The name, position, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of TC Americas’ directors and executive officers are set forth below.

During the last five years, neither TC Americas nor any of the individuals listed below have been, to the knowledge of TC Americas, (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Belinda Chan Hian Wun	60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 +65 6828 6828	Head, Tax, Temasek International Pte. Ltd. (principal business: management consultancy services) 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891; Director, TC Americas	Ms. Wun has held the same principal occupation during the past five years.	Singapore

Belinda Tan Shuen Lin	60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 +65 6828 6828	Managing Director, Finance, Temasek International Pte. Ltd. (principal business: management consultancy services) 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891; Director, TC Americas	Ms. Lin has held the same principal occupation since June 2023.
			From December 2017 to June 2023, Ms. Lin served as Chief Financial Officer and Senior Vice President of International Operations at Schneider Electric, a global leader in energy management and automation solutions, with its business address at 50 Kallang Avenue, Singapore 339505.	Singapore

TC Americas is a wholly owned subsidiary of Temasek, which is a private investment holding company registered in Singapore. The principal business of Temasek is investment holding. The address and telephone number of Temasek is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891 and +65 6828 6828.

The name, position, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of Temasek’s directors and executive officers are set forth below.

During the last five years, neither Temasek nor any of the individuals listed below have been, to the knowledge of Temasek, (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Teo Chee Hean	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891 +65 6828 6828	Chairman & Director, Temasek	Mr. Teo has held the same principal occupation since October 2025. Mr. Teo was appointed Singapore’s Senior Minister from 2019 to 2025.	Singapore

Tan Chong Meng	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891 +65 6828 6828	Deputy Chairman & Director, Temasek	Mr. Tan has held the same principal occupation since October 2025. Mr. Tan was Group CEO, PSA International Pte. Ltd. from October 2011 to February 2024 and Chairman, JTC from April 2019 to June 2025	Singapore

Peter Robert Voser	Affolternstrasse 44 8050 Zurich Switzerland +65 6828 6828	Chairman, ABB Ltd (principal business: electrical and automation Technology) Affolternstrasse 44,	Mr. Voser has held the same principal occupation during the past five years.	Switzerland

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
8050 Zurich, Switzerland; Director, Temasek

Lee Theng Kiat	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891 +65 6828 6828	Chairman, Temasek International Pte. Ltd. (principal business: management consultancy services) 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891; Director, Temasek	Mr. Lee has held the same principal occupation during the past five years.	Singapore

Dilhan Pillay Sandrasegara	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891 +65 6828 6828	Executive Director & Chief Executive Officer, Temasek & Temasek International Pte. Ltd. (principal business: management consultancy services) 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891	Mr. Sandrasegara has held the same principal occupation during the past five years.	Singapore
Jaime Augusto Miranda Zobel de Ayala	39F, Ayala Triangle Gardens Tower 2 Paseo de Roxas cor. Makati Avenue Makati City, 1226 Philippines +65 6828 6828	Chairman, Ayala Corporation (principal business: conglomerate) 39F, Ayala Triangle Gardens Tower 2, Paseo de Roxas cor. Makati Avenue, Makati City, 1226 Philippines; Director, Temasek	Mr. Zobel de Ayala has held the same principal occupation during the past five years.	Philippines

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship

Jenny Lee Hong Wei	c/o 128 Beach Road #21-02 Guoco Midtown Singapore 189773 +65 6828 6828	Senior Managing Partner, Granite Asia (principal business: multi-asset investment manager) c/o 128 Beach Road, #21-02, Guoco Midtown, Singapore 189773; Director, Temasek	Ms. Lee has held the same principal occupation during the past five years.	Singapore

Tan Chee Meng	12 Marina Boulevard Level 28 Marina Bay Financial Centre Tower 3 Singapore 018982 +65 6828 6828	Senior Counsel and Deputy Chairman WongPartnership LLP (principal business: law firm), 12 Marina Boulevard, Level 28 Marina Bay Financial Centre, Tower 3, Singapore 018982; Director, Temasek	Mr. Tan has held the same principal occupation during the past five years.	Singapore

Geoffrey Wong Ee Kay	c/o 60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891 +65 6828 6828	Board Member, Temasek; Director, Temasek	Mr. Wong has held the same principal occupation since May 2024.
			Mr. Wong was Head of Emerging Markets and Asia-Pacific Equities for UBS Global Asset Management from 2000 until his retirement in May 2023.	Singapore

Jim Hagemann Snabe	142 Chesterton Road CB4 1DA Cambridge +65 6828 6828	Businessman; Director, Temasek	Mr. Snabe has held the same principal occupation during the past five years.	Denmark

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship

Ong Pang Thye	c/o 60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891 +65 6828 6828	Board Member, Temasek; Director, Temasek	Mr. Ong has held the same principal occupation during the past five years.	Singapore

Chia Song Hwee	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891 +65 6828 6828	Co-Chief Executive Officer, Temasek International Pte. Ltd. (principal business: management consultancy services) 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891	Mr. Chia has held the same principal occupation during the past five years.	Singapore

Rohit Sipahimalani	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891 +65 6828 6828	Chief Investment Officer, Temasek International Pte. Ltd. (principal business: management consultancy services) 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891	Mr. Sipahimalani has held the same principal occupation during the past five years.	Singapore

Chan Wai Ching	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891 +65 6828 6828	Chief Corporate Officer, Temasek International Pte. Ltd. (principal business: management consultancy services) 60B Orchard Road, #06-18 Tower 2, The	Ms. Chan has held the same principal occupation during the past five years.	Singapore

Name	Business Address and Telephone Number	Present Principal Occupation or Employment	Material Occupations in Past Five Years	Citizenship
Atrium@Orchard, Singapore 238891

Png Chin Yee	60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891 +65 6828 6828	Chief Financial Officer, Temasek International Pte. Ltd. (principal business: management consultancy services) 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891	Ms. Png has held the same principal occupation during the past five years.	Singapore

Certain Effects of the Merger for the Purchaser Filing Parties

If the Merger is completed, all of the equity interests in the Company will be beneficially owned, indirectly through Parent, by the Purchaser Filing Parties and their affiliates.

The benefits of the Merger to the Purchaser Filing Parties include the fact that, following the completion of the Merger, Parent will directly own 100% of the outstanding equity interests of the surviving company and will therefore have a corresponding 100% interest in the surviving company’s net book value and net earnings. The table below sets forth the beneficial ownership of Company Class A Common Stock and resulting interests in the Company’s net book value and net earnings of the Purchaser Filing Parties prior to and immediately after the Merger, based on the Company’s net book value at December 31, 2025 and net earnings for the fiscal year ended December 31, 2025, as if the Merger were completed on such date.

($ in thousands)	Beneficial Ownership of the Company Prior to the Merger(1)			Beneficial Ownership of the Company After the Merger(2)
	% Ownership	Net Book Value at December 31, 2025(3)	Net Income for the Fiscal Year Ended December 31, 2025(4)	% Ownership(5)	Net Book Value at December 31, 2025(3)	Net Income for the Fiscal Year Ended December 31, 2025(4)
Parent	—	$—	$—	100%	$2,031,092,000	$(40,254,000)
Permira Filing Parties	—	$—	$—	43.66%	$886,774,767.20	$(17,574,896.40)
Warburg Pincus Filing Parties	0.3354%	$6,812,282.57	$(135,011.92)	30.94%	$628,419,864.80	$(12,454,587.60)
Francisco Partners Filing Parties	—	$—	$—	12.7%	$257,948,684.00	$(5,112,258.00)
Temasek Filing Party	—	$—	$—	12.7%	$257,948,684.00	$(5,112,258.00)

(1)	Based on 291,426,648 shares of Company Class A Common Stock outstanding as of December 31, 2025 (assuming conversion of all OpCo Units to Company Class A Common Stock).
(2)

The post-closing interest of the Purchaser Filing Parties will be reduced to the extent any Purchaser Filing Party assigns a portion of their applicable Equity Financing Commitments to other parties in accordance with the applicable Equity Commitment Letters.

(3)	Based on total stockholders’ equity of $2,031,092,000 as of December 31, 2025.
(4)	Based on net income of $(40,254,000) for the fiscal year ended December 31, 2025.
(5)

The ownership percentages set forth above assume that there is no change in ownership of the Company by the Warburg Pincus Filing Parties after December 31, 2025 and before completion of the Merger and the consummation of the Equity Commitments in connection with the completion of the Merger. In addition, the Purchaser Filing Parties will benefit from the savings associated with the Company no longer being required to file reports under or otherwise having to comply with provisions of the Exchange Act. Detriments of the Merger to the Purchaser Filing Parties include the lack of liquidity for Company Class A Common Stock following the Merger and the risk that the Company will decrease in value following the Merger.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the Merger is consummated, there will be no further market for the shares of Company Class A Common Stock and, as soon as reasonably practicable following the Effective Time and in compliance with applicable law, the shares of Company Class A Common Stock will be delisted from the NYSE and deregistered under the Exchange Act and cease to be publicly traded. As a result, the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company Class A Common Stock.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. Until the Merger is consummated, you will continue to be entitled to attend and participate in stockholders meetings, including the Company’s annual meetings of the Company stockholders. If the Merger Agreement is terminated for any reason, the Company expects to hold an annual meeting of stockholders in 2026 for all stockholders of record, as a public company. A date has not been set for the Company’s 2026 annual meeting (the “2026 Annual Meeting”).

Company stockholders are entitled to present proposals for action and director nominations at the 2026 Annual Meeting, if held, only if they comply with the applicable requirements of the proxy rules established by the SEC and the applicable provisions of the Company Bylaws. Under the rules of the SEC, if a stockholder wants us to include a proposal in the proxy statement and form of proxy for presentation at the 2026 Annual Meeting, the proposal must have been received by the Company at our principal executive offices at 777 W. Main St., Suite 900, Boise, ID 83702 no later than December 30, 2025 (unless we change the date of the 2026 Annual Meeting by more than 30 days from June 23, 2026, the anniversary date of the 2025 annual meeting of stockholders). The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for the 2026 Annual Meeting in accordance with regulations governing the solicitation of proxies. For purposes of these proposals, the Company Bylaws provide that “close of business” means 5:00 p.m. local time at the Company’s principal executive offices, and if an applicable deadline falls on the “close of business” on a day that is not a business day, then the applicable deadline shall be deemed to be the close of business on the immediately preceding business day.

Company stockholders who wish to submit a proposal that is not intended to be included in our annual meeting proxy statement but to be presented for consideration at the 2026 Annual Meeting, or who propose to nominate a candidate for election as a director at the 2026 Annual Meeting must submit a timely written notice in accordance with the procedures described in the Company Bylaws. To be timely, a stockholder’s written notice must be delivered to the Secretary of the Company at the principal executive offices of the Company in writing, in accordance with the Company Bylaws, no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the date of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2026 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2025 Annual Meeting, to be timely, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2026 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2026 Annual Meeting or (ii) the tenth day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by us. Therefore, to be presented at our 2026 Annual Meeting, such notice must be received no earlier than the close of business on February 23, 2026, but not later than the close of business on March 25, 2026, unless we change the date of the 2026 Annual Meeting by more than 30 days from June 23, 2026, the anniversary date of the 2025 annual meeting of stockholders.

In addition to satisfying the foregoing requirements under the Company Bylaws, to comply with the universal proxy rules, Company stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days before the first anniversary of the date of the 2025 annual meeting of stockholders. If the date of our 2026 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2025 annual meeting of stockholders, then notice must be provided by the later of (i) 60 days prior to the date of the annual meeting or (ii) within 10 days of the Company’s first public announcement of the date of the 2026 Annual Meeting. This deadline under Rule 14a-19 does not supersede or replace any of the timing requirements for advance notice under the Company Bylaws. The supplemental notice and information required under Rule 14a-19 is in addition to the advance notice requirements of the Company Bylaws and does not extend the deadline specified in the Company Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act, and, accordingly, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the internet at the SEC’s website at http://www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information we file with the SEC into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement. This proxy statement incorporates by reference the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 18, 2026; and

•	our Current Reports on Form 8-K filed on December 22, 2025 and January 23, 2026.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement, unless expressly stated otherwise therein.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

You may obtain any of the documents we file, without charge, by requesting them in writing or by telephone from us:

Clearwater Analytics Holdings, Inc.

777 W. Main Street, Suite 900

Boise, Idaho 83702

Attention: Chief Legal Officer and Corporate Secretary

Telephone: (208) 433-1200

In order for you to receive timely delivery of documents in advance of the Special Meeting, you must make such request no later than [ ], [ ]. Please note that you will be able to obtain the documents (if and when available) free of charge on the SEC’s website at https://www.sec.gov. In addition, as soon as reasonably practicable after such materials are furnished to the SEC, we make copies of these documents available to the public, free of charge, through our investor relations page. Our investor relations website address is https:// investors.clearwateranalytics.com. The contents of our website and social media channels, and any other website included in this proxy statement, are not, however, a part of this proxy statement.

Because the Merger is a “going private” transaction, the Company, Parent, Merger Sub and the Purchaser Filing Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IN VOTING YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. THE COMPANY HAS NOT AUTHORIZED ANYONE TO

PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS WE HAVE PUBLICLY FILED WITH THE SEC. THIS PROXY STATEMENT IS DATED [ ], [ ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE SENDING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

GT SILVER BIDCO, INC.,

GT SILVER MERGER SUB, INC.

and

CLEARWATER ANALYTICS HOLDINGS, INC.

Dated as of December 20, 2025

ARTICLE I

THE MERGER

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2025 (this “Agreement”), is by and among GT Silver BidCo, Inc., a Delaware corporation (“Parent”), GT Silver Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Clearwater Analytics Holdings, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and pursuant to the Merger each share of the Class A common stock, par value $0.001 per share, of the Company (“Company Class A Common Stock”) (other than (i) shares of Company Class A Common Stock canceled pursuant to Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.07) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company established a special committee of the Board of Directors of the Company consisting only of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, (i) review, consider, evaluate and negotiate this Agreement and the transactions contemplated hereby, including the Merger, (ii) provide to the Board of Directors of the Company recommendations with respect to the transactions contemplated hereby and (iii) take such other actions relating to or arising in connection with this Agreement and the Transactions as the Special Committee deems necessary, appropriate or advisable;

WHEREAS, the Special Committee, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, on the terms and subject to the conditions set forth herein, are fair to, advisable and in the best interests of, the Company and its stockholders and (ii) recommended that the Board of Directors of the Company (A) approve and declare advisable this Agreement and the transactions contemplated hereby and (B) recommend adoption of this Agreement to the Company’s stockholders (this clause (ii), the “Special Committee Recommendation”);

WHEREAS, the Board of Directors of the Company, at a meeting duly called and held, acting upon the Special Committee Recommendation, has (i) determined that it is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company, and declared it advisable that the Company enter into this Agreement and consummate the transactions contemplated hereby, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) adopted resolutions recommending that the stockholders of the Company entitled to vote adopt this Agreement (this clause (iii), the “Company Board Recommendation”) and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of the Company entitled to vote thereon for adoption;

WHEREAS, the Board of Directors of Parent has unanimously (i) duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions and (ii) declared this Agreement advisable;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and the sole stockholder of Merger Sub, and declared it advisable, that Merger Sub enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Merger, (iii) adopted resolutions recommending that the sole stockholder of Merger Sub entitled to vote adopt this Agreement and (iv) directed that this Agreement and the Transactions be submitted to the sole stockholder of Merger Sub entitled to vote for adoption;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, has delivered its written consent, effective immediately following the execution and delivery of this Agreement, approving the Merger and adopting this Agreement (the “Merger Sub Stockholder Approval”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Affiliates of each of Permira Advisers LLC, Warburg Pincus LLC, Francisco Partners Management, L.P. and Temasek Holdings Private Limited (each individually, an “Equity Commitment Party”, and collectively, the “Equity Commitment Parties”), has entered into and delivered an Equity Commitment Letter;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each Equity Commitment Party (in such capacity, a “Funding Party”, and collectively, the “Funding Parties”) has entered into and delivered a Fee Funding Agreement with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

The Merger

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.

Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the fifth Business Day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Cravath, Swaine & Moore LLP, Two Manhattan West, 375 Ninth Avenue, New York, New York 10001 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is herein referred to as the “Closing Date”.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, concurrently with the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State of Delaware”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto in writing prior to the filing of the Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL.

Section 1.05 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any Company Common Stock or any shares of capital stock of Merger Sub, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to Section 5.06).

(b) Subject to Section 5.06, the parties shall take the actions necessary so that, at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to Section 5.06).

Section 1.06 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.07 Exchange of OpCo Units.

(a) Exchange of OpCo Units. Concurrent with the mailing of the Proxy Statement, the Company shall deliver a Mandatory Exchange Notice pursuant to Section 9.9(b) of the OpCo LLC Agreement to all of the Unitholders (as defined in the OpCo LLC Agreement). Such Mandatory Exchange Notice shall provide that a mandatory exchange pursuant to Section 9.9(b) of the OpCo LLC Agreement shall be effected immediately prior to, and conditioned on the occurrence of, the Effective Time. Immediately prior to the Effective Time, in accordance with Section 9.9(b) of the OpCo LLC Agreement and the certificate of incorporation of the Company:

(i) the Company shall require each Unitholder to effect an Exchange (as defined in the OpCo LLC Agreement) of all of such Unitholder’s Class A Common Units (as defined in the OpCo LLC Agreement) and Class B Common Stock in exchange for shares of Company Class A Common Stock in accordance with Section 9.9 of the OpCo LLC Agreement;

(ii) the Company shall take such other actions as are reasonably necessary or desirable to effect the mandatory exchange described in this Section 1.07 (collectively, the “Exchange”) in accordance with the OpCo LLC Agreement; and

(iii) each share of Class B Common Stock shall automatically be canceled immediately upon the consummation of the Exchange, such that no shares of Class B Common Stock remain outstanding as of immediately prior to the Effective Time.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates;

Equity-Based Incentive Awards

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Certain Shares. All shares of Company Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock (together, the “Company Common Stock”) that are held by the Company as treasury shares immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are held by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Class A Common Stock. Each share of Company Class A Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.07) shall be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $24.55 per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Class A Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Share Certificate”) or non-certificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor in accordance with Section 2.02(b).

Section 2.02 Exchange Matters.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company; provided that J.P. Morgan shall be a reasonably acceptable Paying Agent with respect to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (other than any payments contemplated by Section 2.03(a) and Section 2.07) (such cash being hereinafter referred to as the “Exchange Fund”). Pending its disbursement to the holders of shares of Company Class A Common Stock in accordance with this Section 2.02, the Exchange Fund shall be held in a non-interest bearing account maintained by the Paying Agent. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash deposited in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. The Paying Agent shall be required to hold the Exchange Fund for the benefit of holders of Company Class A Common Stock, and to promptly make the payments provided for in this Article II. The Exchange Fund shall not be used for any purpose not expressly provided for in this Agreement. Nothing contained in this Section 2.02(a) and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Class A Common Stock to receive the Merger Consideration as provided herein.

(b) Payment Procedures.

(i) As promptly as practicable after the Effective Time (but in no event more than four Business Days thereafter), to the extent required by the Paying Agent, Parent and the Surviving Corporation shall direct the Paying Agent to mail to each Person who was, at the Effective Time, a holder of a Share Certificate or Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) (other than a Share Certificate representing (A) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) or (B) Appraisal Shares, which shall be treated in accordance with Section 2.07) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates or such Book-Entry Shares, as applicable, shall pass, only upon delivery of the Share Certificates (or affidavits in lieu thereof in accordance with Section 2.02(d)) to the Paying Agent or, in the case of such Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date) and (y) instructions for use in effecting the surrender of the Share Certificates or Book-Entry Shares to the Paying Agent, as applicable, in exchange for payment of the Merger Consideration as provided in Section 2.01(c).

(ii) Upon delivery of a letter of transmittal (if required by the Paying Agent), duly completed and validly executed in accordance with such letter’s instructions and procedures (and such other customary documents as may be required pursuant to such instructions or as may reasonably be required by the Paying Agent), and either (A) the surrender to the Paying Agent of Share Certificates (or affidavits in lieu thereof in accordance with Section 2.02(d)) or (B) the transfer of Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares as the Paying Agent may reasonably request), in each case as contemplated in subsection (i) of this Section 2.02(b), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive, in exchange therefor and subject to the other provisions of this Article II, the Merger Consideration for each share of Company Class A Common Stock formerly represented by such Share Certificates or Book-Entry Shares, and the Share Certificates and Book-Entry Shares so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.02, each Share Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(iii) The Persons who were, at the Effective Time, holders of Book-Entry Shares (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) or (ii) Appraisal Shares, which shall be treated in accordance with Section 2.07) held, directly or indirectly, through DTC shall not be required to deliver a share certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Section 2.02. With respect to such Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the aggregate Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to, and subject to the provisions of, this Article II.

(iv) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Share Certificate is registered, Parent may direct the Paying Agent to pay the Merger Consideration to such Person only if such Share Certificate (if applicable) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Paying Agent that any applicable transfer or similar Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of such Share Certificate have been paid or are not applicable. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Persons in whose name such Book-Entry Shares are registered in the stock transfer records of the Company.

(v) The parties shall take all actions reasonably requested to facilitate an orderly and efficient surrender and exchange process with the Paying Agent, sufficient to allow the parties to calculate the Merger Consideration, the Exchange Fund and the amount payable pursuant to Equity-Based Awards, in each case, five Business Days prior to the Closing.

(c) Transfer Books; No Further Ownership Rights. The Merger Consideration paid in respect of shares of Company Class A Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all ownership rights in such shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Class A Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of the shares of Company Class A Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent, for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable aggregate Merger Consideration to be paid in respect of the shares of Company Class A Common Stock formerly represented by such Share Certificate as contemplated by, and subject to the provisions of, this Article II.

(e) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of shares of Company Class A Common Stock who have not complied with this Article II as of such time, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation, as applicable, for, and Parent and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II (subject to abandoned property, escheat and other similar Laws). Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become the property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Merger Consideration or any portion of the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Class A Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(g) Withholding. Each of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.03 Treatment of Equity-Based Awards. Except as otherwise agreed in writing by Parent and a holder of an Equity-Based Award, the Equity-Based Awards will be treated as follows:

(a) Each restricted stock unit with respect to Company Class A Common Stock granted under an Equity Plan or otherwise that is subject solely to time-based vesting conditions (each, a “Company RSU”) or whose vesting is conditioned in full or in part based on the achievement of performance-based goals or metrics (each, a “Company PSU”), in each case, outstanding immediately prior to the Effective Time that is (i) vested as of immediately prior to the Effective Time (but not yet settled) or that automatically vests as a result of the Transactions in accordance with its terms and without the exercise of any discretion (each, a “Vested Company RSU” or “Vested Company PSU”, as applicable) or (ii) held by a current or former non-employee director of the Company, whether vested or unvested as of immediately prior to the Effective Time (each, a “Director RSU”), shall, as of the Effective Time, without any action on the part of any Person, be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Class A Common Stock subject to such Vested Company RSU, Vested Company PSU or Director RSU, as applicable, immediately prior to the Effective Time and (ii) the Merger Consideration (in each case, the “Vested Company RSU/PSU Consideration”); provided that, with respect to any Vested Company RSU, Vested Company PSU or Director RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Equity Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(b) Each option to purchase shares of Company Class A Common Stock granted under an Equity Plan or otherwise (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, as of the Effective Time, without any action on the part of any Person, vest and be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (i) the number of shares of Company Class A Common Stock for which such Company Stock Option has not then been exercised and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (the “Company Stock Option Consideration”); provided that any such Company Stock Option with an exercise price per share of Company Class A Common Stock that is equal to or greater than the Merger Consideration shall be canceled for no consideration and without further action on the part of any Person.

(c) At the Effective Time, each award of Company RSUs that are not Vested Company RSUs or Director RSUs (“Unvested Company RSUs”) and each award of Company PSUs that are not Vested Company PSUs (“Unvested Company PSUs”), in each case, that is outstanding as of immediately prior to the Effective Time shall be cancelled and converted into a Parent Cash Award. Such Parent Cash Award shall remain subject to the same vesting terms and conditions (other than any performance-based goals or metrics) that applied immediately prior to the Effective Time, including the requirement of continued service with the Surviving Corporation or its Subsidiaries through the applicable vesting date, and the applicable cash amounts shall be paid out, without interest and subject to applicable withholding Taxes, on the next regular payroll date following the applicable vesting dates. Notwithstanding the foregoing, any Company PSU that is scheduled to automatically forfeit as of the Effective Time pursuant to its terms shall be forfeited as of the Effective Time for no consideration.

Section 2.04 Payments with Respect to Equity-Based Awards.

(a) As promptly as reasonably practicable following the Effective Time, but in no event later than the first regularly scheduled payroll date that is at least five Business Days after the Effective Time, the applicable former holders of Vested Company RSUs, Director RSUs, Vested Company PSUs and Company Stock Options will receive payment from the Surviving Corporation or any of its Subsidiaries through their respective payroll systems (or, in the case of amounts that are not considered wages subject to withholding for applicable Tax purposes, their standard accounts payable procedures) of the Vested Company RSU/PSU Consideration or Company Stock Option Consideration, as applicable, in respect of the applicable Equity-Based Awards in accordance with Section 2.03.

(b) The Company will take all action necessary to (i) give effect to Section 2.03 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act), and (ii) ensure that, as of the Effective Time, the Equity Plans terminate and no holder of an Equity-Based Award or any participant in any Equity Plan or any other Company Plan shall have any rights to acquire, or other rights in respect of, the shares or securities of the Company, the Surviving Corporation or any Subsidiary of the Company or Surviving Corporation, except as specifically provided under this Agreement.

Section 2.05 Company ESPP. Prior to the Effective Time, the Company will take all actions necessary to (a) cause the offering period under the Company’s 2021 Employee Stock Purchase Plan (the “Company ESPP”) that is in effect on the date of this Agreement (the “Current Offering Period”) to end and to be terminated on a date determined by the Company and Parent, cooperating in good faith and taking into account the advice of the Paying Agent and the Company’s transfer agent, to be sufficient to allow the Company and Parent to calculate the Merger Consideration and the Exchange Fund with sufficient time to timely make the payments required by this Agreement, (b) with respect to the Current Offering Period, provide that no existing participant will be permitted to increase his or her rate of deductions and purchases or make separate non-payroll contributions to the Company ESPP, and to provide that no new individuals will be permitted to enroll in the Company ESPP, in each case, following the date of this Agreement, (c) cause each participant’s accumulated payroll deductions to be used to purchase shares of Company Class A Common Stock in accordance with the terms of the Company ESPP no later than one Business Day prior to the date on which the Effective Time occurs (with any participant’s accumulated payroll deductions that are not applied to the purchase of shares of Company Class A Common Stock returned to the participant), (d) cease all additional offering periods under the Company ESPP and (e) terminate the Company ESPP effective immediately prior to the Effective Time. Shares of Company Class A Common Stock purchased in accordance with the immediately preceding sentence shall be treated the same as all other shares of Company Class A Common Stock in accordance with Section 2.01(c).

Section 2.06 Adjustments. Notwithstanding any provision of this Article II to the contrary, between the date hereof and the Effective Time, the outstanding shares of Company Class A Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (other than the Exchange), the Merger Consideration and any other amounts payable pursuant to this Article II shall be equitably adjusted to reflect such stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.

Section 2.07 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Class A Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares of Company Class A Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that if any such Person shall (i) fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or (ii) if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon.

(b) The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Class A Common Stock (and any withdrawals or attempted withdrawals of such demands) as well as copies of any instruments, notices or demands served pursuant Section 262 of the DGCL. Parent shall have the right to participate in and, after the Effective Time, direct all negotiations and Actions with respect to such demands and notices. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands or notices of dissent, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or otherwise agree to do any of the foregoing. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), require the Company to make any payment with respect to any demands for appraisal or notices of dissent or offer to settle or settle any such demands or notices.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent based upon the face of such disclosure that such information, item or matter is relevant to such other section or subsection); provided, however, that only items disclosed in Sections 3.02, 3.04 and 3.06(b) of the Company Disclosure Letter shall be deemed disclosed with respect to Sections 3.02, 3.04 and 3.06(b), respectively; or (B) disclosed in any report, schedule, form, statement or other document (including exhibits and other information incorporated therein) filed with, or furnished to, the SEC from and after January 1, 2024 by the Company and publicly available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system prior to the execution of this Agreement (the “Filed SEC Documents”), other than in any disclosures in any such Filed SEC Document contained in the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and “Quantitative and Qualitative Disclosures about Market Risk” sections thereof or under similarly titled captions or sections thereof (in each case other than any statements of fact) or other similarly cautionary, forward-looking or predictive statements in such Filed SEC Documents; provided, that nothing in the Filed SEC Documents shall be deemed to be disclosures against Section 3.01(a), Section 3.02 and Section 3.03 (exclusive of Section 3.03(e)):

Section 3.01 Organization; Standing.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing with the Secretary of State of Delaware and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the Company’s due organization and valid existence)

as would not, individually or in the aggregate, have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite organizational power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and to own, lease and operate its assets and properties, and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing and in good standing, have such power or authority or be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the organizational documents of each of the Company’s Subsidiaries have been made available to Parent prior to the date hereof. No Subsidiary of the Company is in violation in any material respect of its organizational documents.

Section 3.02 Capitalization.

(a) The authorized shares of the Company consist of (1) 1,500,000,000 shares of Company Class A Common Stock, (2) 500,000,000 shares of Class B Common Stock, (3) 452,622,413 shares of Class C common stock of the Company, par value $0.001 per share (“Class C Common Stock”), (4) 369,916,245 shares of Class D common stock of the Company, par value $0.001 per share (“Class D Common Stock”), and (5) 100,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). At the close of business on December 15, 2025 (the “Capitalization Date”), (I) 288,632,333 shares of Company Class A Common Stock were issued and outstanding, (II) 4,506,422 shares of Class B Common Stock were issued and outstanding, (III) no shares of Class C Common Stock were issued and outstanding, (IV) no shares of Class D Common Stock were issued and outstanding, (V) no shares of Preferred Stock were issued and outstanding, (VI) 4,506,422 OpCo Units (excluding, for the avoidance of doubt, OpCo Units held by the Company or its Subsidiaries) exchangeable for 4,506,422 shares of Company Class A Common Stock pursuant to the OpCo LLC Agreement were issued and outstanding and (VII) no shares of Company Common Stock were held by the Company in its treasury. As of the Capitalization Date, (1) 69,200,278 shares of Company Class A Common Stock were reserved and available for issuance pursuant to the Equity Plans, of which amount (A) 8,547,355 shares of Company Class A Common Stock were subject to outstanding Company RSUs, (B) 3,984,521 shares of Company Class A Common Stock were subject to outstanding Company PSUs (assuming attainment of the maximum level of performance), (C) 7,590,682 shares of Company Class A Common Stock were subject to outstanding Company Stock Options (with a weighted average exercise price of $9.09 per share), of which (x) 7,590,682 shares of Company Class A Common Stock were subject to outstanding Company Stock Options with an exercise price per share less than the amount of the Merger Consideration and (y) 32,000 shares of Company Class A Common Stock were subject to outstanding Company Stock Options that remain unvested, (2) 6,747,000 shares of Company Class A Common Stock were reserved and available for purchase under the Company ESPP and (3) 13,178 shares of Company Class A Common Stock represents the Company’s good faith estimate of the number of shares expected to be purchased under the Current Offering Period based solely on estimated payroll contributions as of the Capitalization Date and calculated based on the Merger Consideration. From the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has issued any Company Securities (as defined below) other than, in each case, except as a result of the Exchange, the vesting or settlement of Company RSUs or Company PSUs, the exercise of Company Stock Options, the operation of the Company ESPP or the forfeiture of, or withholding of Taxes with respect to, Company RSUs, Company PSUs, Company Stock Options or the operation of the Company ESPP, in each case, in accordance with their terms and, if applicable, the terms of the applicable Equity Plan and corresponding award agreement thereunder (in each case, as in effect on, and in the forms provided to Parent prior to, the date hereof). All outstanding shares of Company Class A Common Stock have been duly authorized and validly issued (or, in the case of the Exchange, will be duly authorized and validly issued after the time of the Exchange) and are, or will be when issued, fully paid, nonassessable and free of preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any shares of Company Class A Common Stock.

(b) Except as described in Section 3.02(a) and as set forth in the organizational documents of the Company and OpCo LLC, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, stock appreciation rights, “phantom” stock rights, profit participation or similar equity-based rights or other commitments, Contracts or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Other than as set forth in the organizational documents of the Company and OpCo LLC, the Equity Plans and the Company ESPP (in each case, including award or offering agreements or arrangements thereunder), there are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the forfeiture of, or withholding of Taxes with respect to, Company RSUs, Company PSUs and Company Stock Options), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any shares of Company Class A Common Stock. Except as set forth in Section 3.02(b) of the Company Disclosure Letter, none of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. The Company Class A Common Stock is the only class of Company Securities registered under the Exchange Act.

(c) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are owned directly or indirectly, beneficially and of record, by the Company or its Subsidiaries free and clear of all Encumbrances and transfer restrictions, except for Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights, and there are no subscriptions, options, warrants, rights, calls, Contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary.

(d) Section 3.02(d) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a complete and accurate list of each outstanding Equity-Based Award granted under an Equity Plan and: (i) the name of the Equity Plan pursuant to which such Equity-Based Award was granted, (ii) the name and/or employee identification number of the holder of such Equity-Based Award, (iii) the type of Equity-Based Award and the number of shares of Company Class A Common Stock subject to such outstanding Equity-Based Award (with the number of shares of Company Class A Common Stock subject to Company PSUs disclosed assuming attainment of the maximum level of performance), (iv) the date on which such Equity-Based Award was granted or issued, (v) the vesting schedule, and the extent to which such Equity-Based Award is vested and/or exercisable (as applicable) as of the Capitalization Date, and (vi) with respect to any Company Stock Option, the expiration date, the exercise or purchase price per share, whether an “early exercise” feature is available (and, if so, whether and the extent to which such Company Stock Option (or any portion thereof) was “early exercised”) and whether the same is an “incentive stock option” (as defined in the Code) or a non-qualified stock option.

(e) Each outstanding Company Stock Option has an exercise price per share of Company Class A Common Stock that is equal to or greater than the fair market value of a share of Company Class A Common Stock on the grant date of such Company Stock Option, determined in accordance with Section 409A of the Code, as applicable. Each outstanding Company Stock Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code. No outstanding Company Stock Option has had its exercise date or grant date “back-dated” or materially delayed. Each outstanding Company Stock Option, Company RSU (including each Director RSU) and Company PSU was granted in accordance in all material respects with applicable Law and the applicable Equity Plan and corresponding award agreement thereunder. The Company has made available to Parent true and complete copies of all of the Equity Plans and the forms of award agreements for all outstanding Equity-Based Awards, and all Equity-Based Awards are evidenced by award agreements in substantially the forms made available to Parent, and no such Equity-Based Award is subject to terms that are different in any material respect from those set forth in such forms of award agreements.

(f) Section 3.02(f) of the Company Disclosure Letter contains a true, correct and complete list as of the date hereof of all indebtedness for borrowed money of the Company and its Subsidiaries in excess of $2,000,000 in principal amount and identifies for each item of indebtedness, the outstanding principal and the accrued but unpaid interest thereunder as of the date of this Agreement. No bonds, debentures, notes or other indebtedness has the right to vote on any matters on which stockholders may vote of the Company or any of its Subsidiaries are outstanding.

Section 3.03 Authority; Noncontravention.

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.12 (Ownership of Equity of the Company) are true and correct and, subject to the receipt of the Company Stockholder Approval, to consummate the Merger Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 4.12 (Ownership of Equity of the Company) are true and correct, the consummation by it of the Merger Transactions, have been duly authorized by the Board of Directors of the Company and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

(b) The Special Committee, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are fair to, advisable and in the best interests of, the Company and its stockholders and (ii) made the Special Committee Recommendation.

(c) The Board of Directors of the Company, at a meeting duly called and held, upon the Special Committee Recommendation, has (i) determined that it is advisable and fair to, and in the best interests of, the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Merger, (iii) adopted resolutions making the Company Board Recommendation and (iv) directed that this Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote thereon for adoption.

(d) Assuming the representations and warranties set forth in Section 4.12 (Ownership of Equity of the Company) are true and correct, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (together with the affirmative vote of a majority of the votes cast by the disinterested stockholders (as such term is defined in Section 144 of the DGCL) (which, for the avoidance of doubt, shall exclude Parent, Merger Sub and their respective controlled Affiliates), the “Company Stockholder Approval”) at the Company Stockholders’ Meeting or any adjournment or postponement thereof is the only vote of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the Merger Transactions.

(e) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter Documents or (B) any similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 3.04 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (w) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, (x) violate or constitute a default under (with or without notice or lapse of time or both) any of the terms or provisions of any Material Contract, Company Lease or material Permit or give rise to any right to terminate, cancel, amend, modify or accelerate the Company’s or, if applicable, any of its Subsidiaries’ rights or obligations under any such Material Contract, Company Lease or material Permit, (y) give rise to any right of first refusal, preemptive right, tag-along right, transfer right or similar right of any third party to a Contract to which the Company or any of its Subsidiaries is bound, or (z) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets, including Intellectual Property, of the Company or any of its Subsidiaries, except, in the case of clauses (i)(B) or (ii), as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.04 Governmental Approvals. Except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and the Schedule 13e-3, (ii) compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”), (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iv) filings required or advisable under, and compliance with other applicable requirements of the HSR Act or any other Antitrust Laws or Foreign Direct Investment Laws, (v) the consents, approvals, authorizations, filings, registrations or notifications set forth in Section 6.01(b) of the Company Disclosure Letter and (vi) compliance with any applicable state securities or “blue sky” laws, no consent, approval, license, permit, waiver, clearance, order or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger Transactions, other than such other consents, waivers, clearances, orders, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.05 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has timely filed with or furnished to, as applicable, the SEC all material reports, certifications, prospectuses, amendments, schedules, forms, statements and other documents required to be filed by the Company with, or furnished by the Company to, the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2024 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing or furnishing dates or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent all comment letters and all material correspondence between the SEC, on the one hand, and the Company, on the other hand, from January 1, 2024 to the date of this Agreement, in each case, to the extent not set forth in the Company SEC Documents, publicly available on the SEC’s website. As of the date hereof, (i) there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents filed or furnished by the Company with the SEC and (ii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended or supplemented prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared (A) from the books and records of the Company and its consolidated Subsidiaries and (B) in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be specifically indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and consolidated statements of cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments permitted by GAAP, none of which has been or would be, individually or in the aggregate, reasonably expected to be material to the Company and its consolidated Subsidiaries, taken as a whole).

(c) Neither the Company nor any of its consolidated Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) except liabilities (i) reflected or reserved against on the face of the consolidated balance sheet (or specifically indicated in the notes thereto) of the Company as of September 30, 2025 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, have a Material Adverse Effect.

(d) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of

Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and that are designed to provide reasonable assurances regarding the reliability of financial reporting for the Company and its consolidated Subsidiaries. From January 1, 2024 to the date hereof, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of (i) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated in all respects, or (ii) any fraud, whether or not material, that involved management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

(e) The Proxy Statement and the Schedule 13e-3 (in each case, including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13e-3.

(f) There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K (or similar Contracts where the purpose is to avoid disclosure of any material transaction involving the Company) that have not been so described in the Company SEC Documents.

Section 3.06 Absence of Certain Changes.

(a) From the Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

(b) From the Balance Sheet Date through the date of this Agreement, there has not been any Material Adverse Effect.

(c) From the Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of Parent under, any of the covenants set forth in clauses (vii) [loans and advances], (viii) [sales/dispositions], (ix) [transfers of Company Intellectual Property], (xi) [acquisitions], (xiii) [accounting changes] or (xvi) [settlements] of Section 5.01(b) (or Section 5.01(b)(xxii) with respect to any of the foregoing).

Section 3.07 Legal Proceedings. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no, and since January 1, 2024, there have not been any, (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, claim, charge, complaint, audit, inquiry, litigation, suit, investigation, arbitration or action (each, an “Action”) by or against the Company or any of its Subsidiaries or any of their respective directors or officers (in their capacity as such), or (b) outstanding order, judgment, injunction, ruling, writ, award or decree of any Governmental Authority (each, a “Judgment”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. As of the date hereof, there is no Action to which the Company or any of its Subsidiaries is a party pending or, to the Knowledge of the Company, threatened in writing, seeking to prevent or materially delay, interfere with or hinder the Merger Transactions.

Section 3.08 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries are, and have been since January 1, 2024, (i) in compliance with all local, foreign, state or federal laws (including common law), statutes, ordinances, codes, rules, acts, orders and regulations (“Laws”) or Judgments applicable to the Company or any of its Subsidiaries, and (ii) have not received from any Governmental Authority any written or, to the Knowledge of the Company, oral notice or communication of any non-compliance with any such Laws or Judgments, and to the Knowledge of the Company, no investigation or review with respect to such by any Governmental Authority is on-going, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, consents, registrations, approvals and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses as currently conducted, each of which is, and to the extent necessary for the lawful conduct of their respective businesses as conducted from time to time since January 1, 2024 has been, in full force and effect, except where the failure to hold the same or to so be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and each of its Subsidiaries is in material compliance with its Permits, (ii) neither the Company nor any of its Subsidiaries is, nor since January 1, 2024 has been, in material default or violation of any Permit necessary for the lawful conduct of their respective businesses and (iii) no Governmental Authority has notified the Company or any of its Subsidiaries that it is in the process of or considering limiting, suspending or revoking any such Permit and, to the Knowledge of the Company, there are no circumstances as of the date hereof that would reasonably give rise to such limiting, suspending or revoking of any such Permit.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company, each of its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity are and, to the Knowledge of the Company, each of its and their other agents acting on its or their behalf is, and have been since January 1, 2024, in compliance with the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder or any other applicable Laws relating to bribery, corruption or money laundering.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of the Company, any of its Subsidiaries, nor any their respective directors or officers (in their capacity as such) or, to the Knowledge of the Company, any of their respective employees, agents or Representatives (acting for or on behalf of the Company or any Subsidiary), has in the past five years offered, paid, promised to pay, or authorized the payment of any money or any other thing of value to any Person (i) with the intention of inducing improper conduct on the part of the recipient, (ii) acceptance of which would violate the policies of the recipient’s employer or cause the recipient to breach a duty owed to his or her employer, or (iii) to otherwise secure an undue or improper advantage for the Company or any of its Subsidiaries, in each case, in violation of any applicable Anti-Corruption Laws.

(e) Since April 24, 2019, the Company and its Subsidiaries, and their respective directors, officers, and employees, and to the Knowledge of the Company, any agents acting on their behalf, are and have been in compliance with U.S. and any applicable foreign economic sanctions Laws, including economic sanctions administered by the U.S. government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or the United Kingdom (collectively, “Sanctions”), U.S. and applicable foreign Laws pertaining to export and import controls, including those administered by the U.S. Departments of Commerce and State, except to the extent inconsistent with U.S. Law, and applicable anti-money laundering Laws (collectively, “Trade Controls”).

(f) None of the Company or its Subsidiaries, or their respective directors, officers, or employees, nor to the Knowledge of the Company, any agents acting on their behalf, is or has been (i) identified on any Sanctions-

related list of restricted or blocked persons; (ii) organized, operating, resident, or located in any country or territory that is itself the subject of comprehensive Sanctions (as of the date hereof, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic (collectively, “Sanctioned Countries”)); (iii) the government of a Sanctioned Country or the Government of Venezuela; or (iv) owned or controlled by any Person or Persons described in clause (i) through (iii) (collectively, “Sanctioned Persons”).

(g) Except as set forth in Section 3.08(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has, since April 24, 2019, engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person.

(h) Since April 24, 2019, neither the Company nor any of its Subsidiaries has received any notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Authority regarding an actual or possible violation of Sanctions or Trade Controls.

(i) Neither the Company nor any of its Subsidiaries (i) produces, designs, tests, manufactures, fabricates or develops one or more “critical technologies,” (ii) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to “covered investment critical infrastructure”, or (iii) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, as those terms are defined within Section 721 of the Defense Production Act of 1950, as amended, including any of its implementing regulations.

(j) As of the date hereof, to the Knowledge of the Company: (i) neither the Company nor any of its Subsidiaries is a “covered foreign person,” as that term is defined in 31 C.F.R. § 850.209; and (ii) neither the Company nor any of its subsidiaries currently engage, or have plans to engage, in a “covered activity,” as that term is defined in 31 C.F.R. § 850.208.

Section 3.09 Tax Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) with the appropriate Governmental Authority all Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate and have been prepared in compliance with applicable Law.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Taxes owed by the Company or any of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Company and its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all Taxes required to be paid or withheld.

(d) As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any income or other material Taxes, and no such audit, examination, investigation, proposed adjustment, claim or other proceeding has been asserted or proposed in writing.

(e) No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to income or other material taxation in that jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this

Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(g) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any liability for material Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law) or as a transferee or successor.

(h) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing, allocation or indemnification Contract other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in any Contract the primary purpose of which does not relate to Taxes.

(i) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to an assessment or deficiency for any income or other material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision under state, local or non-U.S. Law).

(k) Neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) The most recent consolidated financial statements contained in the Filed SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements.

(m) Neither the Company nor any of its Subsidiaries (or the Surviving Corporation as a result of this transaction) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Law) or other written agreement with a Governmental Authority regarding Taxes or Tax matters; (iii) installment sale or open transaction disposition made prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (vi) election under Code Section 965(h) (or any corresponding provision of applicable Law) made in a period or portion thereof ending on or prior to the Closing Date; (vii) gain recognition agreement under Code Section 367 (or any corresponding provisions of applicable Law); or (viii) intercompany transaction entered into prior to the Closing Date or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding provisions of applicable Law).

(n) Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to material taxation in any country other than the country of its formation.

(o) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to transfer pricing.

(p) There are no Encumbrances (other than Permitted Encumbrances) for Taxes on any asset of the Company or any of its Subsidiaries.

(q) Section 3.09(q) of the Company Disclosure Letter sets forth the U.S. federal income tax classification and jurisdiction of formation of each of the Company and its Subsidiaries.

Section 3.10 Employee Benefits.

(a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the current plan document (or a written description of the material terms if no plan document exists), including any amendments thereto, (ii) the most recent annual report on Form 5500 filed with the IRS (and all schedules and attachments thereto) (or, for Company Plans outside of the U.S, the equivalent report filed with the equivalent Governmental Authority in the relevant jurisdiction outside of the U.S.) and the most recent actuarial valuation or similar report, (iii) the most recent determination, advisory or opinion letter received from the IRS (or, for Company Plans outside of the U.S, the equivalent documentation received from the relevant Governmental Authority in the relevant jurisdiction outside of the U.S.), (iv) all material, non-routine correspondence with any Governmental Authority since January 1, 2024 and (v) each insurance or group annuity contract or other funding vehicle.

(b) Each Company Plan is and has been administered, established, maintained, and funded, in form and operation, in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, other than instances of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no event has occurred and, no condition exists with respect to any Company Plan, that has subjected, or would reasonably be expected to subject, the Company or any of its Subsidiaries to any Tax, fine, lien, penalty or other liability or obligation imposed by ERISA, the Code or any other applicable Law (including under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code). Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status. There are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits), actions, suits, proceedings, investigations, litigations, inquiries, or other disputes by, on behalf of, against, or relating to any Company Plan or any trust related thereto, except as would not, individually or in the aggregate, have a Material Adverse Effect, and no material audit, examination, investigation or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan.

(c) No Company Plan is, and neither the Company, nor any Commonly Controlled Entity maintains, sponsors or contributes to, or has in the past six years maintained, sponsored or contributed to, or otherwise has any current or contingent liability or obligation (including on account of any Commonly Controlled Entity) under or with respect to, any (i) pension plan that is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d) No Company Plan provides, and neither the Company nor any of its Subsidiaries is obligated to provide, benefits or coverage in the nature of health, life or disability insurance following retirement, employment, ownership, or service other than benefits or coverage required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or any other applicable Law or the full cost of which is borne by the recipient.

(e) Neither the execution nor delivery of this Agreement, nor the consummation of the Merger Transactions, either alone or in combination with another event could, directly or indirectly, (i) entitle any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof) to any payment (whether in cash, property or the vesting of property) or benefit from the Company or any of its Subsidiaries or pursuant to any Company Plan, (ii) accelerate the time of payment, funding or vesting, or increase the amount, of any compensation or benefit due to any such Person under any Company Plan, (iii) cause the Company to transfer or set aside any assets to fund any compensation or benefit under any Company Plan or otherwise, (iv) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan or (v) result in any payment or benefit that, individually or in combination with any other payment or benefit, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) subject to Section 409A of the Code has been established, operated and administered in all material respects with Section 409A of the Code, and no amount under any such Company Plan is or has been, or is reasonably expected to be, subject to Tax under Section 409A of the Code.

(g) Neither the Company nor any of its Subsidiaries has any obligation (whether fixed or contingent) to gross-up, make-whole, indemnify or otherwise reimburse any Person with respect to any Tax, including under Section 409A or 4999 of the Code.

(h) Except as would not, individually or in the aggregate, have a Material Adverse Effect, there have been no nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code or breaches of fiduciary duty (as determined under ERISA) with respect to any Company Plan.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan, if any, which is maintained outside of the U.S. (a “Foreign Employee Plan”) (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Foreign Employee Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment and (iii) that is intended to be funded or book-reserved is fully funded or book reserved, as appropriate, in all material respects based upon reasonable actuarial assumptions. Except as set forth on Section 3.10(i) of the Company Disclosure Letter or as required by Law (including any statutory plan or obligation with which the Company or any of its Subsidiaries is required to comply), no Foreign Employee Plan is a defined benefit pension, jubilee, gratuity or similar plan or arrangement that would result in material liability to the Company or any of its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries is or has at any time been an “employer” (within the meaning of the U.K. Pensions Act 2004) or is or within the last six years has been “connected with” or an “associate of” an “employer” (as those terms are used in the U.K. Pensions Act 2004), in each case, of a U.K. pension scheme which is not a “money purchase scheme” (as defined in the U.K. Pension Schemes Act 1993). No current or former employee, worker, director or officer of the Company or any of its Subsidiaries has previously transferred to the Company or any of its Subsidiaries pursuant to TUPE who at any time prior to such transfer was a member of a U.K. pension plan providing any benefits that are calculated on a defined benefit basis, in circumstances where the Company or any of its Subsidiaries has (or could reasonably be expected to have) inherited any obligation (whether contingent or otherwise) to fund, or otherwise meet the cost of, any benefits (including any enhanced or unreduced early retirement or redundancy benefits) which are derived from such former employer’s pension plan.

Section 3.11 Labor Matters.

(a) Except as set forth in Section 3.11(a) of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries are or since January 1, 2024 have been neither party to, bound by, nor negotiating any Collective Bargaining Agreements, and no employees of the Company or its Subsidiaries are represented by any labor union, trade union, labor organization, works council, or other labor organization. Neither the Company nor any of its Subsidiaries are required or under any obligation to obtain consent from, consult with, or provide information to any labor union, trade union, labor organization, works council or other labor organization in relation to the Transactions.

(b) There are no, and since January 1, 2024, there have been no, union organizing activities against or affecting the Company or any of its Subsidiaries. Since January 1, 2024, no labor union, works council, other labor organization, or group of employees of the Company or its Subsidiaries has made a written demand for recognition or certification to the Company or any of its Subsidiaries and, there are no representation or certification proceedings presently pending, or to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no, and since January 1, 2024, have been no, actual or, to the Knowledge of the Company, threatened, unfair labor practice charges, material labor grievances, labor arbitrations, strikes, lockouts, slowdowns, work stoppages, picketing, handbilling, or other material labor disputes against or affecting the Company or any of its Subsidiaries.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect: the (i) Company and each of its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or Company policy; and (ii) each individual who is providing or since January 1, 2024, has provided services to the Company or any of its Subsidiaries and who is or was classified and treated as an (y) exempt employee, or (z) independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2024, have been, in compliance with all applicable Laws relating to labor, employment, and employment practices, including all Laws respecting occupational safety and health standards, terms and conditions of employment, wages and hours (including the classification of exempt and non-exempt employees and independent contractors), equal employment opportunity, immigration (including the completion of Forms I-9s for all employees and the proper confirmation of employee visas), human rights, pay equity, workers’ compensation, harassment, discrimination, retaliation, disability rights or benefits, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Laws (collectively, the “WARN Act”)), labor relations, collective redundancy, employee leave issues, affirmative action, COVID-19, restrictive covenants, pay transparency, and unemployment insurance.

(e) The Company and each of its Subsidiaries have reasonably investigated all sexual harassment, discrimination, and retaliation claims or other similar allegations of which any of them is aware. With respect to each such material allegation with potential merit, the Company or its applicable Subsidiary has taken reasonable corrective action that is reasonably calculated to prevent further improper conduct. Neither the Company nor any of its Subsidiaries reasonably expect any material liability with respect to any such allegations and are not aware of any allegations relating to its officers, directors or employees with a title of Vice President (or equivalent title) and above.

(f) To the Knowledge of the Company, no current or former officer of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment or service agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation owed to the Company or any of its Subsidiaries.

Section 3.12 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and each of its Subsidiaries is, and has been since January 1, 2024, in compliance with all applicable Laws and Judgments relating to pollution, public or worker health or safety (as relates to exposure to hazardous or toxic substances), climate change, or the protection of the environment or natural resources (“Environmental Laws”), and the Company has not received any written notice since January 1, 2024 (or earlier to the extent unresolved) alleging that the Company or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, (b) the Company and its Subsidiaries possess and are, and have been since January 1, 2024, in compliance with all Permits required under Environmental Laws for the operation of their respective businesses and occupancy of their respective facilities, (c) there is no Action under or pursuant to any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries is subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws and (e) neither the Company nor any of its Subsidiaries has (i) treated, stored, disposed or arranged for the disposal of, transported, handled, released, exposed any Person to, or owned or operated any property or facility that is (or with respect to former properties or facilities, during their period of ownership or operation became) contaminated by, any hazardous or toxic substance or (ii) has contractually assumed or provided indemnity for any liability of any other Person relating to Environmental Laws, in each of cases (i) and (ii), that has resulted or would reasonably be expected to result in any Action against, or any cleanup or other remedial activities on the part of, the Company or any of its Subsidiaries under Environmental Law, including as a result of any release, spill or disposal of any hazardous or toxic substances at, in or under any real property owned or leased by the Company or any of its Subsidiaries. The Company and its Subsidiaries have made available to Parent all Phase I and Phase II environmental site assessment reports and, to the extent completed since January 1, 2024, all other written reports or documents identifying material violations or liabilities under Environmental Law, in each case, relating to their current or former properties, facilities or operations that are in their possession or under their reasonable control.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all Registered Company Intellectual Property, and specifies, where applicable, the jurisdictions in which any Registered Company Intellectual Property has been registered or in which an application for such registration has been filed, the respective registration or application numbers, and the names of all owners of record title. The Company or one of its Subsidiaries exclusively own all of the material Owned Company Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). All Registered Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) The Company or one of its Subsidiaries owns, is licensed or otherwise has the right to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof.

(c) Section 3.13(c) of the Company Disclosure Letter lists, as of the date of this Agreement, each Contract: (i) pursuant to which any Intellectual Property that is material to the business of the Company and its Subsidiaries is licensed to the Company or any of its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries has granted to any Person a license in any material Owned Company Intellectual Property, in each case of (i) and (ii), excluding (A) licenses to off-the-shelf Software, or other Software widely available on generally standard terms and conditions having annual aggregate fees of less than $2,000,000; (B) non-exclusive licenses granted to (y) customers and resellers, and (z) vendors and service providers (solely for the purpose of performing services for or on behalf of the Company and its Subsidiaries), in each case of (y) and (z) in the ordinary course of business; (C) confidentiality and non-disclosure agreements entered into in the ordinary course of business; (D) proprietary agreements with employees or contractors; and (E) Contracts where any license of any Intellectual Property is not material to the business of the Company or its Subsidiaries and is ancillary or incidental to such Contract or the transactions contemplated thereby (collectively, “IP Contracts”).

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable measures to protect and maintain the confidentiality of Trade Secrets included in the Owned Company Intellectual Property and there has been no misappropriation, misuse, or breach of confidentiality of any Trade Secrets included in the Owned Company Intellectual Property, by any Person.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all employees and consultants of the Company and its Subsidiaries who have developed within the scope of their employment or engagement any Intellectual Property for or on behalf of the Company or its Subsidiaries have (i) assigned, or have entered into valid and, to the Knowledge of the Company, enforceable written agreements assigning, all of their right, title and interest in any such Intellectual Property to the Company or any of its Subsidiaries, or ownership of such Intellectual Property has automatically vested in the Company or its Subsidiaries as a matter or by operation of law and (ii) executed Contracts that require such employee or consultant to keep confidential all Trade Secrets constituting Owned Company Intellectual Property which are disclosed to them. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, no Person has violated any Contract referenced in this Section 3.13(e), and no present or former employee, officer, manager, agent, outside contractor or consultant of the Company or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Owned Company Intellectual Property.

(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Actions are pending or, to the Knowledge of the Company, have been threatened in writing by (as it relates to (iii)) or against the Company or any of its Subsidiaries (i) challenging the ownership, validity or use by the Company or any of its Subsidiaries of any Owned Company Intellectual Property, (ii) alleging that the Company or any of its Subsidiaries are infringing, misappropriating or otherwise violating the Intellectual Property of any Person, or (iii) alleging the infringement, misappropriation or violation by any Person of any Owned Company Intellectual Property.

(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2024 (i) no Person is or has been infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Owned Company Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries (including any Software included in the Owned Company Intellectual Property) has not violated, misappropriated or infringed the Intellectual Property of any other Person.

(h) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and its Subsidiaries have complied with the requirements of the licenses for any Open Source Software incorporated into any Software included in the Owned Company Intellectual Property and (ii) neither the Company nor any of its Subsidiaries is required to provide any source code of Software included in the Owned Company Intellectual Property to any party pursuant to any of the licenses for Open Source Software (other than the Open Source Software itself).

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company possesses all source code and other electronic documentation or materials necessary to compile and operate the Company Products, and neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed, or otherwise made available, and the Company and its Subsidiaries have no duty or obligation (whether present, contingent or otherwise including the consummation of the Transactions) to disclose, deliver, license, or otherwise make available, any source code for any Company Products to any escrow agent or other Person who is not an employee or contractor of the Company subject to confidentiality obligations in favor of the Company.

(j) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company (i) uses all AI Technologies in material compliance with the applicable license terms, consents, agreements and laws and (ii) has not included and does not include any Trade Secrets of the Company, or of any third Person under an obligation of confidentiality by the Company, in any prompts or inputs into any AI Technologies provided or made available by a third Person, except where such third Person has agreed in writing not to use such prompts or inputs for any purpose other than providing, customizing, or improving such AI Technology for the Company and its Subsidiaries.

(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Company Products are free from Malicious Code.

Section 3.14 Data Privacy and Technology; Information Security.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries, and, to the Knowledge of the Company, all third parties engaged by either of them with respect to the processing of Personal Information on behalf of the Company and its Subsidiaries (collectively, “Data Partners”), are in compliance with (i) applicable Laws regarding the privacy, protection, collection, storage, processing, disclosure, retention and use of Personal Information, including the EU/UK Privacy Laws (collectively, “Privacy Laws”), (ii) all privacy and information security obligations to which the Company and its Subsidiaries are bound under Contract and (iii) the Company’s and its Subsidiaries’ publicly posted external privacy policies and procedures regarding the Company’s and its Subsidiaries’ collection, storage, processing, disclosure and use of Personal Information ((i)-(iii), collectively, the “Data Security Requirements”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2024, the Company and its Subsidiaries have not been involved in any Action or been under any investigation or subject to any enforcement action by any Governmental Authority in each case, regarding the Company’s or each Subsidiary’s collection, use, storage, processing or disclosure (whether electronically or in any other form or medium) of Personal Information in violation of Data Security Requirements.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2024, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its Data Partners, has experienced any unlawful or unauthorized uses of or accesses to the Company IT Assets or any unauthorized or unlawful uses of, disclosures of, or accesses to the Trade Secrets included in the Owned Company Intellectual Property or Personal Information within the possession or control of the Company or any of its Subsidiaries.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company IT Assets operate and perform in all respects as required to permit the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to protect the (i) Company IT Assets and Personal Information stored therein from unauthorized or unlawful access and (ii) Company IT Assets from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement or destruction of, Software or proprietary data (“Malicious Code”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company IT Assets and all Software included in the Owned Company Intellectual Property are free from Malicious Code.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2024, the Company and each of its Subsidiaries and, to the Knowledge of the Company, all Data Partners, have, established and implemented technical, physical, and organizational measures designed to protect Personal Information, including programs, procedures, contracts and systems reasonably designed to comply in all material respects with Data Security Requirements.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries has: (i) developed, used and deployed the Company AI Products in compliance with all Data Security Requirements; and (ii) obtained all consents, provided all notices, and taken all other steps required by the Data Security Requirements to collect, use, or otherwise process any AI Input in connection with the Company AI Products, including to train, validate, test, or improve such Company AI Products. To the Company’s Knowledge, none of the current or intended uses of the Company AI Products constitute ‘prohibited’ or ‘high-risk’ AI use cases under the AI Act.

(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company, nor any of its Subsidiaries, is, or has been, classified as an essential entity or an important entity as defined in the NIS 2 Directive or data processing service provider as defined in the Data Act, and has no reason to believe it would be so classified.

Section 3.15 Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property, nor is it a party to any Contract or otherwise has any obligation to acquire any owned real property.

(b) Section 3.15(b) of the Company Disclosure Letter lists, as of the date of this Agreement, the address of each Leased Real Property. The Company has made available to Parent a true and complete copy of each such Company Lease document. With respect to each Company Lease, except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, (i) the Company or one of its Subsidiaries has a good, valid and enforceable leasehold, sub-leasehold or license interest (as lessee, sublessee or licensee) in each Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances), subject to the terms of the applicable Company Lease, and each Company Lease is in full force and effect, (ii) neither the Company nor any of its Subsidiaries has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any portion of the Leased Real Property, (iii) no Leased Real Property is subject to any lease, license, sublease or use and occupancy agreement pursuant to which the Company has granted any third party the right to use or occupy all or any portion of any Leased Real Property, (iv) the Company’s or one of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under each such Company Lease has not been disturbed, and to the Knowledge of the Company, there are no material disputes with respect to such Company Lease, and (v) neither the Company, any Subsidiary nor, to the Knowledge of the Company, any other party to the Company Lease is in breach or default under such Company Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Company Lease.

(c) The Leased Real Property identified in Section 3.15(b) of the Company Disclosure Letter comprises all of the real property used in, or otherwise related to, the business of the Company and its Subsidiaries.

(d) To the Knowledge of the Company, except as would not, individually or in the aggregate, have a Material Adverse Effect, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property, are in good condition and repair and sufficient for the operation of the business and no structural deficiencies or latent defects affecting the same exist.

Section 3.16 Contracts.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Material Contract. For purposes of this Agreement, “Material Contract” means any Contract (but excluding any Company Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, whether executed on, prior to, or after the date hereof, that:

(i) is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) is a joint venture, strategic alliance, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, other than with respect to any partnership that is wholly owned by the Company or any of its Subsidiaries;

(iii) provides for indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $2,000,000, other than (A) indebtedness solely between or among any of the Company and its Subsidiaries or (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business (including ordinary-course hedging, swap and other derivative arrangements entered into for non-speculative risk management purposes), in each case, in amounts that do not exceed $1,000,000 individually or $2,000,000 in the aggregate;

(iv) relates to the acquisition or disposition of any business, equity interests, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $2,000,000 (A) that was entered into after January 1, 2024 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $1,000,000 individually or $2,000,000 in the aggregate, after the date hereof, in each case under clauses (A) and (B), excluding (w) acquisitions or dispositions of inventory in the ordinary course of business, (x) acquisitions or dispositions in the ordinary course of business involving payments by or to the Company of less than $1,000,000 individually or $2,000,000 in the aggregate, (y) dispositions of assets or inventory that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries or (z) repurchases by the Company of Company Class A Common Stock;

(v) obligates the Company to make any capital expenditure in an amount in excess of $2,000,000 in any calendar year;

(vi) is an IP Contract;

(vii) contains provisions that (A) prohibit in any material respect the Company or any of its Subsidiaries or, after the Closing, Parent or any of its Affiliates, from competing in or conducting any line of business or grants a right of exclusivity to any Person that prevents the Company or any of its Subsidiaries from entering into any business or any geographic territory, other than customary exclusivity, field of use, territory channel, or similar restrictions contained in licenses of Intellectual Property granted to the Company or any of its Subsidiaries in the ordinary course of business, (B) grant any rights of first refusal, rights of first negotiation, or “most favored nation” rights or similar requirements to any third party or (C) that has minimum order or purchase or similar commitments in excess of $2,000,000 per year, in each case, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any of its Subsidiaries of any penalty;

(viii) is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation (including payment obligations) after the date of this Agreement;

(ix) relates to the settlement (or proposed settlement) of any pending or threatened Action, other than any settlement that provides solely for the payment of less than $500,000 in cash;

(x) is with any current executive officer or director of the Company or any of the its Subsidiaries, any stockholder of the Company beneficially owning 5% or more of outstanding Company Class A Common Stock or, to the Knowledge of the Company, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) or any Affiliate of any of the foregoing;

(xi) constitutes an interest rate, currency or commodity derivative or other Contract relating to hedging;

(xii) is a Contract (other than a purchase order) with (A) any of the top 10 largest customers of the Company and its Subsidiaries, taken as a whole, based on the aggregate dollar value of sales made by the Company and its Subsidiaries to such customer for the twelve-month period ended December 31, 2024 (the “Top Customers”) or (B) the top 10 largest commercial vendors of the Company and its Subsidiaries, taken as a whole, based on the aggregate dollar value of purchases made by the Company and its Subsidiaries from such vendor for the 12 months ended December 31, 2024 (the “Top Vendors”);

(xiii) is a wholesaler agreement or similar Contract that involves payments by or to the Company and its Subsidiaries in excess of $2,000,000;

(xiv) except to the extent described in the preceding clauses of this Section 3.16(a), would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries following the date hereof in excess of $2,000,000 in the aggregate during any 12-month period, other than Contracts that can be terminated by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any of its Subsidiaries of any penalty;

(xv) any Contract with any Governmental Authority or as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority, in each case, involving consideration in excess of $1,000,000 in any 12-month period; or

(xvi) any outstanding binding commitment to enter into any agreement of the type described in subsections (i) through (xv) of this Section 3.16.

(b) True and complete copies of each Material Contract (including each amendment and work order related thereto) in existence as of the date hereof have been made available to Parent. Except with respect to any Contract that has expired in accordance with its terms, been terminated, restated or replaced in accordance with this Agreement, (i) subject to the Bankruptcy and Equity Exception, each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not, individually or in the aggregate, have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries have received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such breach or default would not, individually or in the aggregate, have a Material Adverse Effect, (iv) there are no events or conditions which constitute or, after notice or lapse of time or both, will constitute a breach or default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, each other party thereto under such Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect; and (v) from January 1, 2024 to the date hereof, neither the Company nor any of its Subsidiaries have received any written or, to the Knowledge of the Company, other communication from any other party to any Material Contract that such party intends to (A) terminate such Material Contract or (B) seek to materially amend the terms and conditions of such Material Contract in a manner adverse to the Company.

Section 3.17 Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries, (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, (c) no written notice of cancelation or modification has been received other than in connection with ordinary renewals, (d) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured under such insurance policies and (e) all premiums due and payable thereon have been paid in full.

Section 3.18 No Anti-Takeover Provisions.

(a) As of the date hereof, the Company is not party to a “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.12 (Ownership of Equity of the Company), as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law (each, a “Takeover Law”) applies or will apply to the Company pursuant to this Agreement or the Merger Transactions.

Section 3.19 Opinion of Financial Advisor.

(a) The Special Committee has received the opinion of PJT Partners LP, to the effect that, as of the date of such opinion and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners LP set forth therein, the Merger Consideration to be received by the holders (other than the holders of (i) shares of Company Class A Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares) of shares of Company Class A Common Stock in the Merger Transactions is fair to such holders from a financial point of view.

(b) The Board of Directors of the Company has received the opinion of J.P. Morgan Securities LLC (“J.P. Morgan”), to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than the holders of (i) shares of Company Class A Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares) of shares of Company Class A Common Stock is fair from a financial point of view to such holders of shares of Company Class A Common Stock.

(c) The Company shall, promptly following the execution and delivery of this Agreement by all parties, deliver a copy of each opinion to Parent solely for informational purposes, it being understood and agreed that each such opinion is solely for the benefit of the Special Committee or the Board of Directors of the Company, as the case may be, and may not be relied on by Parent or Merger Sub or any other party.

Section 3.20 Brokers and Other Advisors. Except for PJT Partners LP and J.P. Morgan, the fees and expenses of which are accurately set forth on Section 3.20 of the Company Disclosure Letter and will be paid by the Company at or prior to Closing, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Merger Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.21 Top Customers and Vendors.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth the names of the Top Customers. Since the Balance Sheet Date, no Top Customer has ceased, or has given written, or, to the Knowledge of the Company, oral notice to the Company that it intends to cease, to use, or change in any material respect the terms or conditions under which it uses, the services and products of the Company and its Subsidiaries, or has substantially reduced or has given written, or, to the Knowledge of the Company, oral notice to the Company that it intends to substantially reduce the use of such services or products. The Company and its Subsidiaries are not, and since the Balance Sheet Date have not been, involved in any material Action or other material disagreement with any Top Customer.

(b) Section 3.21(b) of the Company Disclosure Letter sets forth the names of the Top Vendors. Since the Balance Sheet Date, no Top Vendor has ceased, or has given written, or, to the Knowledge of the Company, oral notice to the Company that it intends to cease, to provide, or change in any material respect the terms or conditions under which it provides, services or products to the Company and its Subsidiaries, or has substantially reduced or has given written, or, to the Knowledge of the Company, oral notice to the Company that it intends to substantially reduce the provision of such services or products. The Company and its Subsidiaries are not, and since the Balance Sheet Date have not been, involved in any material Action or other material disagreement with any Top Vendor.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III or in any certificate delivered by the Company pursuant to this Agreement, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, have made or are making, and each of Parent, Merger Sub and their Affiliates and respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their Affiliates or respective Representatives. In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent or Merger Sub any of their Affiliates or respective Representatives with respect to (x) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (y) except for the representations and warranties made by the Company in this Article III and any certificate delivered by the Company pursuant to this Agreement, any oral, written, video, electronic or other information presented to Parent or Merger Sub or any of their Affiliates or respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the confidential disclosure letter delivered by Parent and Merger Sub to the Company concurrently with or prior to the execution of this Agreement (the “Parent Disclosure Letter”):

Section 4.01 Organization; Standing. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing under the Laws of the State of Delaware and is in good standing with the Secretary of State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, as applicable, each as amended to the date of this Agreement.

Section 4.02 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.

The Board of Directors of Parent has executed a unanimous written consent approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which such consent has not been subsequently rescinded, modified or withdrawn. The Board of Directors of Merger Sub has executed a unanimous written consent (i) authorizing and approving the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, (ii) declaring that this Agreement and the Transactions, on substantially the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of Merger Sub and its sole stockholder, (iii) directing that this Agreement be submitted for consideration at a meeting or by unanimous written consent of Merger Sub’s sole stockholder and (iv) recommending that Merger Sub’s sole stockholder approve this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn. No vote of equity securities of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions. Parent, as the sole stockholder of Merger Sub, is approving this Agreement and the Transactions (which approval shall be provided for by the written consent of Parent) simultaneously with the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.02(a), no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Takeover Laws apply or will apply to Parent or Merger Sub pursuant to this Agreement or the Transactions.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor the performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 4.03 are obtained prior to the Effective Time and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (y) violate or constitute a default under (with or without notice or lapse of time or both) any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries are a party or accelerate Parent’s, Merger Sub’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.03 Governmental Approvals. Except for (i) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement and Schedule 13e-3, (ii) compliance with the rules and regulations of the NYSE, (iii) the filing and acceptance for record of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (iv) filings required or advisable under, and compliance with other applicable requirements of the HSR Act or any other Antitrust Laws or any Foreign Direct Investment Laws, (v) the consents, approvals, authorizations, filings, registrations or notifications set forth in Section 6.01(b) of the Company Disclosure Letter and (vi) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of its obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding shares of Merger Sub, free and clear of all Encumbrances (other than Encumbrances of general applicability as may be provided under the Securities Act or other applicable securities Laws). Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

Section 4.05 Financing.

(a) As of the date hereof, Parent has delivered to the Company true, complete and correct copies of (i) the Debt Commitment Letter and (ii) the Equity Commitment Letters.

(b) As of the date hereof, Parent has also delivered to the Company true, complete and correct copies of each fee letter executed by Parent or any of its Affiliates in connection with the Debt Financing (collectively, the “Fee Letters”), subject, in the case of each such Fee Letter, to redaction solely of fee amounts and other commercially sensitive terms, none of which redactions covers terms that would reasonably be expected to (i) reduce the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into consideration the amount of the then available Equity Financing), (ii) impose any new condition precedent to the initial funding of the Debt Financing or otherwise adversely amend, modify or expand any existing conditions precedent to the initial funding of the Debt Financing set forth in the Debt Commitment Letter or (iii) adversely affect the enforceability, availability or termination of the Debt Financing.

(c) As of the date of this Agreement, (i) none of the Commitment Letters in the form delivered to the Company have been amended, supplemented or modified, (ii) no such amendment, supplement or modification is contemplated by Parent or, to the Knowledge of Parent, by the other parties thereto (other than to add Debt Financing Sources or other lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement), and (iii) the respective commitments contained in the Commitment Letters have not been withdrawn, reduced, terminated or rescinded in any respect and, to the Knowledge of Parent, no such withdrawal, reduction, termination or rescission is contemplated. As of the date hereof and except for the Commitment Letters and the Fee Letters, there are no side letters or other Contracts to which Parent or any of its Affiliates is party related to the funding or investing, as applicable, of the Financing or the transactions contemplated hereby that would reasonably be expected to (i) reduce the amount of the Financing below the amount required to satisfy the Financing Uses, (ii) impose any new condition precedent to the initial funding of the Financing or otherwise adversely amend, modify or expand any existing conditions precedent to the initial funding of the Financing set forth in the Commitment Letters or (iii) adversely affect the enforceability, availability or termination of the Financing.

(d) As of the date of this Agreement, Parent has fully paid any and all commitment fees or other fees in connection with the Commitment Letters that are payable on or prior to the date hereof pursuant to the terms of the Commitment Letters or the Fee Letters.

(e) As of the date hereof, the Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the Knowledge of Parent, each of the other parties party thereto, except, in each case, as such enforceability may be limited by the Bankruptcy and Equity Exception. As of the date hereof, assuming satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent, Merger Sub, the Equity Commitment Parties or, to the Knowledge of Parent, any other party thereto under any of the Commitment Letters, (ii) constitute a failure to satisfy a condition on the part of Parent, Merger Sub, the Equity Commitment Parties or any other party thereto under any of the Commitment Letters or (iii) result in any portion of the amounts to be funded or invested in accordance with the Commitment Letters being unavailable on the Closing Date.

(f) As of the date hereof, assuming satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, Parent has no reason to believe that it or any of the other parties to the

Commitment Letters will be unable to satisfy on a timely basis any conditions precedent to the initial funding of the Financing set forth in the Commitment Letters, or that the Financing will not be made available to Parent on the Closing Date in the amount required to satisfy the Financing Uses. As of the date hereof, assuming satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger and assuming the Financing is funded and/or invested in accordance with the Commitment Letters, as applicable, and along with the available cash of the Company and its Subsidiaries, Parent and Merger Sub will have on the Closing Date funds sufficient to (i) pay the aggregate Merger Consideration and the other payments contemplated by Article II, in each case, to the extent required to be paid by Parent or Merger Sub in cash at Closing, (ii) pay any and all fees and expenses required to be paid by Parent or Merger Sub in cash at Closing in connection with the Merger and the Financing, (iii) prepay or repay any outstanding indebtedness of the Company or its Subsidiaries required by this Agreement to be prepaid or repaid at the Closing, and pay all expenses of the Company and its Subsidiaries incurred in connection with this Agreement and unpaid as of the Closing and (iv) satisfy all of the other payment obligations of Parent and Merger Sub contemplated hereunder (the payments described in clauses (i) through (iv), the “Financing Uses”).

(g) Subject to Section 8.08, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 4.06 Fee Funding Agreements. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Fee Funding Agreement of each Funding Party, dated as of the date of this Agreement, in respect of Parent’s obligation to pay the Parent Termination Fee in accordance with the terms of this Agreement, subject to the terms thereof (the “Fee Funding Agreements”). The Fee Funding Agreements are (a) assuming due execution and delivery of this Agreement by the parties hereto, a legal, valid and binding obligation of each applicable Funding Party, (b) enforceable against each applicable Funding Party in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception and (c) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of any Funding Party under the applicable Fee Funding Agreement.

Section 4.07 Solvency. Neither Parent nor Merger Sub is entering into this Agreement (and each Funding Party is not entering into the Fee Funding Agreement) with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming the satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger, the accuracy of the representations and warranties of the Company set forth in Article III hereof (without giving effect to any “knowledge”, “materiality”, “Material Adverse Effect” or similar qualifications or exceptions), the performance in all material respects by the Company of its obligations hereunder, the consummation of the Financing on the terms set forth in the Commitment Letters as in effect on the date hereof, and after giving effect to the Transactions and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Commitment Letters, payment of all amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Equity-Based Awards under this Agreement), and payment of all related fees and expenses, each of (x) Parent and (y) the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, taken as a whole, will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date and (c) such Person and its Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

Section 4.08 Certain Arrangements. As of the date of this Agreement, except as set forth in the Schedule 13e-3, there are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) (a) between Parent, Merger Sub, the Equity Commitment Parties, the Funding Parties or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors or any beneficial owner of shares of Company Class A Common Stock, on the other hand, that relate in any way to the Company or any of its businesses or Subsidiaries (including those businesses and Subsidiaries following the Closing), the Company Common Stock or the Transactions (including as to continuing employment or equity roll-over) or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration payable to such person as contemplated herein or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger or agrees to vote against any Superior Proposal.

Section 4.09 Brokers and Other Advisors. Other than Goldman Sachs & Co. LLC and Goldman Sachs Asset Management L.P., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent or Affiliates of Parent.

Section 4.10 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13e-3 (including any amendments or supplements thereto) will, at the time the Proxy Statement or the Schedule 13e-3 (or any amendment or supplement thereto) is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13e-3.

Section 4.11 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened Action against Parent, Merger Sub or any of their respective Affiliates or (b) Judgment imposed upon or affecting Parent, Merger Sub or any of their respective Affiliates, in each case, by or before any Governmental Authority.

Section 4.12 Ownership of Equity of the Company. Neither Parent nor Merger Sub (a) are or have been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company during the three years prior to the date hereof or (b) beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), or is (or during the past three years has been) a party to any Contract (other than this Agreement, the Commitment Letters and the Fee Funding Agreements), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock.

Section 4.13 No Other Company Representations or Warranties. Parent and Merger Sub each acknowledge that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Except for the representations and warranties made by the Company in Article III or in any certificate delivered by the Company pursuant to this Agreement, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, have made or are making, and each of Parent, Merger Sub and their Affiliates and respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their Affiliates or respective Representatives. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that they have conducted their own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making their determination to proceed with the Transactions, each of Parent, Merger Sub and their Affiliates and respective Representatives have relied on the results of their own independent investigation. Notwithstanding the foregoing, nothing in this Section 4.13 shall affect, modify or otherwise limit any Action for Fraud.

Section 4.14 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub and their Affiliates and respective Representatives, the negotiations of this Agreement or the course of the Transactions, Parent, Merger Sub and their Affiliates and respective Representatives have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except in each case (x) for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company pursuant to this Agreement, (y) as expressly contemplated herein or (z) in the event of Fraud, Parent, Merger Sub, their Affiliates and respective Representatives will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company pursuant to this Agreement, any rights hereunder with respect thereto.

ARTICLE V

Additional Covenants and Agreements

Section 5.01 Conduct of Business.

(a) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly permitted or required by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) carry on its and their respective businesses in all material respects in the ordinary course, (ii) to preserve its and each of its Subsidiaries’ current business organizations and goodwill substantially intact, and (iii) preserve existing business relationships, including by retaining the services of its and their respective officers and key employees; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) if such action is expressly permitted by Section 5.01(b).

(b) Without limiting the generality of Section 5.01(a), except as required by applicable Law, Judgment or a Governmental Authority, as expressly permitted or required by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) other than transactions solely between and among the Company and its Subsidiaries, issue, grant, sell, pledge, dispose of or encumber, or authorize the issuance, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity, equity-based or voting interests (including any rights, warrants, puts, calls or options to purchase any shares of its capital stock or other equity, equity-based or voting interests); provided that the Company may issue shares of Company Class A Common Stock or other securities (A) as required pursuant to the Company ESPP in accordance with its terms as in effect on the date hereof and subject to the terms of this Agreement (including as limited by Section 2.05), (B) as required pursuant to the exercise or settlement of Equity-Based Awards in accordance with the terms of such Equity-Based Awards and the applicable Equity Plans and award agreements as in effect on the date of this Agreement or Equity-Based Awards that are granted pursuant to an Equity Plan after the date of this Agreement, to the extent expressly permitted by this Agreement or (C) to implement the Exchange or other steps expressly contemplated by this Agreement, it being understood that any such action shall be subject to Section 1.07;

(ii) other than transactions solely between and among the Company and its Subsidiaries, redeem, purchase or otherwise acquire any shares of the Company’s capital stock or other equity, equity-based or voting securities or interests, or any securities convertible into, or exchangeable or exercisable for, any shares of the Company’s capital stock or other equity, equity-based or voting securities or interests (including any rights, warrants, puts, calls or options to purchase any shares of the Company’s capital stock or other equity, equity-based or voting securities or interests) (other than (x) pursuant to the forfeiture of, withholding of Taxes with respect to or the net settlement or cashless exercise of Equity-Based Awards outstanding as of the date of this Agreement in accordance with the terms of such Equity-Based Awards and the applicable Equity Plans and award agreements as in effect on the date of this Agreement or Equity-Based Awards that are granted pursuant to an Equity Plan after the date of this Agreement, to the extent expressly permitted by this Agreement, in accordance with the terms of such Equity-Based Awards and applicable Equity Plans and (y) to implement the Exchange or other steps expressly contemplated by this Agreement, it being understood that any such action shall be subject to Section 1.07);

(iii) other than transactions between and among the Company and its Subsidiaries, establish a record date for, approve, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity, equity-based or voting securities or interests (whether in cash, securities or otherwise);

(iv) split, combine, subdivide or reclassify any shares of its capital stock or other equity, equity-based or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(v) incur or assume any indebtedness for borrowed money, any obligation under any capital lease, any obligation secured by an Encumbrance on the property of the Company or any of its Subsidiaries, any obligation with respect to reimbursement obligations for letters of credit or similar instruments (whether or not drawn) or in respect of any other amount properly characterized as indebtedness in accordance with GAAP, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), except for (A) intercompany Indebtedness among the Company and its Subsidiaries, (B) Indebtedness incurred under existing credit facilities, lines of credit or other existing arrangements (including in respect of letters of credit) in an aggregate principal amount not to exceed $50,000,000 and (C) additional Indebtedness incurred after the date of this Agreement in an aggregate principal amount not to exceed $2,000,000;

(vi) enter into any swap or hedging transaction or other derivative agreements;

(vii) make any loans, capital contributions or advances to any Person outside of the ordinary course of business, other than to the Company or any Subsidiary of the Company;

(viii) sell, transfer, assign, dispose of, license or lease to any Person or subject to an Encumbrance (other than a Permitted Encumbrance), in a single transaction or series of related transactions, any of its material properties or assets (excluding Owned Company Intellectual Property, which is subject to Section 5.01(b)(ix) below), except (A) transfers, sales or leases between and among the Company and its Subsidiaries, (B) dispositions of assets in the ordinary course of business that are obsolete, worn out, surplus or no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries or (C) sales or leases of properties or assets in the ordinary course of business;

(ix) (A) transfer, sell, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance) any material Owned Company Intellectual Property, except for nonexclusive licenses granted to customers, partners, vendors and service providers in the ordinary course of business, or (B) cancel, abandon or allow to lapse or expire any material Owned Company Intellectual Property, except for lapses or expirations of any Registered Company Intellectual Property at the end of its statutory term;

(x) grant any Encumbrance (other than a Permitted Encumbrance) on any of its assets (excluding Owned Company Intellectual Property) having a value in excess of $500,000 other than (A) to secure Indebtedness and other obligations permitted under Section 5.01(b)(v) or (B) to the Company or to a wholly owned Subsidiary of the Company;

(xi) (A) make any acquisition (including by merger) of the capital stock or assets of any other Person or business, or division thereof, if the aggregate amount of consideration paid by the Company and its Subsidiaries in connection with all such acquisitions would exceed $500,000, (B) merge or consolidate the Company or any of its Subsidiaries with any other Person or (C) acquire any real property;

(xii) except as required pursuant to the terms of any Company Plan as in effect on the date of this Agreement or adopted, established, entered into or amended after the date of this Agreement in a manner expressly permitted by this Agreement, (1) increase the compensation or benefits (including, for the avoidance of doubt, severance, retention or termination pay) payable or provided (or to become payable or provided) to any current or former officer, employee, director or other individual or independent contractor of the Company or any of its Subsidiaries (other than increases to base salaries or wage rates (and corresponding changes to non-equity compensation and benefits determined based on salaries or wages), as applicable, of employees with annualized base compensation not exceeding

$350,000, adopted in the ordinary course of business consistent with past practice, which increases shall not exceed 4.5% of such base compensation in the aggregate as of the date of this Agreement), (2) promise or grant any equity or equity-based incentive award to any incoming, current or former officer, employee, director or other individual independent contractor of the Company or any of its Subsidiaries, (3) establish, adopt, enter into, amend, modify or terminate any material Company Plan (or any arrangement that would be a material Company Plan if in existence on the date hereof) or any equity plan or any arrangement providing for severance, change in control or similar benefits, other than changes to group health or welfare benefits taken in the ordinary course of business consistent with past practice that would not materially increase the cost to Parent or any of its Subsidiaries, or (4) take any action to accelerate any rights or the payment, vesting or funding of any compensation or benefit;

(xiii) make any changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required (A) by GAAP (or any binding interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(xiv) make, change or revoke any material Tax election, adopt or change any Tax accounting method or change any Tax accounting period, settle, contest or compromise any material Tax claim or assessment, consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment, file an amended Tax Return that could materially increase the Taxes payable by the Company or its Subsidiaries, request any ruling from, or enter into a closing agreement with any, Governmental Authority regarding any material Tax, or surrender a right to a material Tax refund;

(xv) amend the Company Charter Documents or the comparable organizational documents of any Subsidiary of the Company (including, for the avoidance of doubt, the OpCo LLC Agreement);

(xvi) settle any pending or threatened Action against the Company or any of its Subsidiaries (or any of their respective officers, directors or employees, in their capacity as officers, directors or employees of the Company), other than settlements of any pending or threatened Action which do not involve (A) payments in excess of $500,000, (B) any ongoing restrictions on the business activities of the Company or any of its Subsidiaries or on any of their respective assets, properties or rights that are material to the business of the Company and its Subsidiaries, taken as a whole or (C) an admission of guilt, fault or liability;

(xvii) hire, engage or terminate (other than for cause or due to death or disability) the employment or service of or furlough or temporarily layoff any employees or individual independent contractors whose total annual compensation exceeds $350,000;

(xviii) (A) modify, extend, amend, terminate, negotiate or enter into any Collective Bargaining Agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries, in each case, except as required by Law;

(xix) implement or announce any employee layoffs, plant closings, reductions in force, collective redundancies, furloughs, temporary layoffs or other such actions that could trigger any liability or notice requirement under the WARN Act (or equivalent Law in jurisdictions outside of the U.S.);

(xx) make or authorize any capital expenditures, other than capital expenditures of less than $500,000 individually or $2,000,000 in the aggregate;

(xxi) (A) enter into any Contract that would be a Material Contract of the type set forth in clauses (ii), (iii), (iv), (vii), (x) or (xii) of Section 3.16(a) if in existence on the date hereof or (B) amend or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract; provided that nothing in this Section 5.01(b)(xxi) shall be construed to restrict any action that is specifically the subject of and explicitly permitted by any other clause of this Section 5.01(b); or

(xxii) commit, resolve or agree, in writing or otherwise, to take any of the foregoing actions.

(c) Except as expressly contemplated, permitted or required by this Agreement or as required by applicable Law, Judgment or a Governmental Authority, during the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), neither Parent nor Merger Sub shall, without the prior written consent of the Company, (i) take any action, or fail to take any action, in either case, that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI to not be satisfied, (ii) take any action, or fail to take any action, in either case the result of which would reasonably be expected to materially impair or materially delay the consummation of the Transactions or (iii) authorize any of, or commit or agree, in writing or otherwise, to take any of the foregoing actions.

(d) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ businesses.

Section 5.02 Solicitation; Change in Recommendation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until midnight, New York City time, on January 23, 2026 (i.e., one minute after 11:59 p.m., New York City time, on January 22, 2026) (the “Go-Shop Period”), which may be extended, solely with respect to Excluded Parties, until the expiration of the Go-Shop Extension, the Company and its Subsidiaries and their respective Representatives shall have the right to directly or indirectly: (i) initiate, solicit, facilitate and encourage, whether publicly or otherwise, Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal), including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (ii) enter into, engage in and maintain discussions or negotiations with any Persons or groups of Persons with respect to Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a Takeover Proposal) and otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations, other than, in each case of clauses (i) and (ii), any such actions in respect of a Disallowed Party. The Company may extend the Go-Shop Period with respect to one or more Excluded Parties by written notice to Parent, which written notice shall specify the identity of each such Excluded Party, for a period of time not to exceed ten calendar days (the “Go-Shop Extension”) in order to continue to engage in the activities described in this Section 5.02(a) with such Excluded Parties solely during the time period of such Go-Shop Extension.

(b) Except (x) as permitted by this Section 5.02, or (y) as expressly permitted with respect to any Excluded Party (solely for as long as such Person or group is an Excluded Party) until the expiration of the Go-Shop Extension, if any (it being understood, for the avoidance of doubt, that all of the prohibitions, restrictions and requirements set forth this Section 5.02 shall apply in respect of any Excluded Party from and after the earlier to occur of (A) such time as such Person is no longer an Excluded Party or (B) upon the expiration of the Go-Shop Extension), Company shall and shall cause each of its Subsidiaries and its and their respective employees, officers and directors to, and shall instruct and use reasonable best efforts to cause its Representatives retained by it and acting on its behalf to, (i) from one minute after the termination of the Go-Shop Period (the “No-Shop Period Start Date”), immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to or which could reasonably be expected to lead to a Takeover Proposal, and (ii) from the No-Shop Period Start Date (and, in respect of any and all Disallowed Parties, from one minute after the execution of this Agreement) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) initiate, solicit, assist or knowingly encourage or facilitate (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any Person of the provisions of this Section 5.02), or furnish or continue to provide to any other Person any non-public information relating to (including through access to a data room or failure to deliver a return or destroy notice), or afford any other Person access to the business, operations, assets, books, records or personnel of the Company or any of its Subsidiaries in connection with, or for the purpose of, facilitating or encouraging a Takeover Proposal or any proposal that would reasonably be expected to lead to, a Takeover Proposal, (C) approve, endorse or recommend any Takeover Proposal or submit a Takeover Proposal or any matter related thereto for the approval of the Company stockholders, (D) waive any standstill or other similar obligation (other than as permitted under Section 5.02(g) below), (E) enter into any Contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal, or (F) authorize or commit to do any of the foregoing. Immediately following the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Excluded Party and provide to Parent the material terms and conditions of any such Takeover Proposal, inquiry, request, proposal or offer (as applicable) and a copy of any such Takeover Proposal or inquiry, request, proposal or offer, as applicable, made in writing (or, with respect to oral proposals, a written summary thereof) and shall provide a copy of any written proposals, correspondence (to the extent necessary to disclose additional material terms or conditions not otherwise disclosed hereunder), documents or agreements delivered to the Company or its Representatives by any Excluded Party that identifies or sets forth any additional material terms or conditions thereof. Notwithstanding the commencement of the obligations of the Company under this Section 5.02(b) on the No-Shop Period Start Date, the parties hereto agree that the Company and its Subsidiaries and their respective Representatives may continue to engage in the activities described in clauses (i) and (ii) of Section 5.02(a) with respect to each Excluded Party (solely for as long as any such Person or group is an Excluded Party) on and after the No-Shop Period Start Date until the expiration of the Go-Shop Extension (if any), including with respect to any amended or revised proposal submitted by such Excluded Party on or after the No-Shop Period Start Date until the expiration of the Go-Shop Extension (if any).

(c) Notwithstanding anything contained in Section 5.02(a), (and without limiting the Company’s rights hereunder with respect to Excluded Parties until the expiration of the Go-Shop Extension (if any)), if at any time on or after the No-Shop Period Start Date (and, in respect of any and all Disallowed Parties, from one minute after the execution of this Agreement) and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a bona fide Takeover Proposal, which Takeover Proposal did not result from any material breach of this Section 5.02, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making such Takeover Proposal or its or their Representatives and financing sources solely to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.02 and (ii) if the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, determines in good faith, after consultation with its financial advisors and outside legal counsel, that (A) such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons making such Takeover Proposal and furnish, pursuant to such Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall promptly provide Parent access to any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives substantially simultaneously with such access being provided to such Person; and (y) subject to the execution of an Acceptable Confidentiality Agreement and compliance with this Section 5.02, engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources. The parties acknowledge and agree that any contacts, disclosures, discussions or negotiations permitted under this Section 5.02(c), including any public announcement that the Company, the Board of Directors of the Company or the Special Committee has made any determination contemplated under this Section 5.02(c) to take or engage in any such actions, shall not constitute an Adverse Recommendation Change or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.01; provided, that in any such public announcement, the Board of Directors of the Company expressly reaffirms the Company Board Recommendation and Special Committee Recommendation or states that the Company Board Recommendation and the Special Committee Recommendation have not been changed.

(d) Except as may relate to any Excluded Party (for as long as such Person or group is an Excluded Party), until the expiration of the Go-Shop Extension (if any) (it being understood that this limitation shall not affect Parent’s rights, or the Company’s obligations, pursuant to Section 5.02(e), including the notice, negotiation and determination requirements set forth therein), following the No-Shop Period Start Date (and, in respect of any and all Disallowed Parties, from one minute after the execution of this Agreement) and prior to obtaining the Company Stockholder Approval, the Company shall promptly (and in any event within 24 hours) notify Parent, in writing, in the event that the Company or any of its Subsidiaries or its or their Representatives receives (i) a Takeover Proposal or any inquiry, request, proposal or offer that would reasonably be expected to lead to a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such Takeover Proposal, inquiry, request, proposal or offer (as applicable), including the identity of the Person or group of Persons making such Takeover Proposal, inquiry, request, proposal or offer and a copy of any such Takeover Proposal or inquiry, request, proposal or offer, as applicable, made in writing (or, with respect to oral proposals, a written summary thereof) (and shall provide a copy of any written proposals, correspondence (to the extent necessary to disclose additional material terms or conditions not otherwise disclosed hereunder), documents or agreements delivered to the Company or its Representatives that identifies or sets forth any additional material terms or conditions thereof), or (ii) a request to furnish non-public information regarding the Company or any of its Subsidiaries by any third party that informs the Company that it is considering making, or has made, a Takeover Proposal, or any other inquiry, proposal or offer from a Person seeking to have discussions or negotiations with the Company regarding a Takeover Proposal or any inquiry, request, proposal or offer that would reasonably be expected to lead to a Takeover Proposal; provided, that, for the avoidance of doubt Parent shall be entitled to all of its rights, and the Company shall be subject to all of its obligations, pursuant to Section 5.02(e) (including the notice, negotiation and determination requirements set forth therein). With respect to any such Takeover Proposal or inquiry, proposal or offer, the Company shall keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal, inquiry, proposal or offer (including any material changes thereto) on a prompt basis (and in any event within 24 hours), including providing copies of all written proposals, documents or agreements (or, with respect to oral proposals, a written summary thereof), or correspondence (to the extent necessary to disclose additional material terms or conditions not otherwise disclosed hereunder) that identifies or sets forth any additional material terms or conditions thereof that is delivered to the Company or its Representatives. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(d) will be subject to the terms of the Confidentiality Agreements.

(e) None of the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, shall (i) (A) fail to include the Company Board Recommendation or the Special Committee Recommendation in the Proxy Statement, (B) withdraw, withhold (or modify or qualify in a manner adverse to Parent), or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Parent), or make other public statements that directly conflict with, the Company Board Recommendation or the Special Committee Recommendation, (C) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, or publicly declare advisable, or submit to a vote, any Takeover Proposal, (D) fail to publicly reaffirm the Special Committee Recommendation or the Company Board Recommendation within ten Business Days following a written request therefor from Parent after the launch of a tender or exchange offer or public disclosure of a Takeover Proposal; provided Parent may only make one request in connection with any such tender or exchange offer or public disclosure of a Takeover Proposal (and one additional request on each occasion that the material terms thereof change) or (E) commit or agree to take any action set forth in the foregoing clauses (A) through (D) (it being understood that the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, may, and may cause the Company to, (x) make a customary “stop, look and listen” communication, and (y) elect to take no position with respect to a Takeover Proposal until the close of business on the tenth Business Day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act (any action described in this clause (i), other than the actions in the foregoing clauses (x)-(y), being referred to as an “Adverse Recommendation Change”)), or (ii) execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any Contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to or providing for a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, may, in accordance with this Section 5.02(e), (I) make an Adverse Recommendation Change in response to an Intervening Event, other than relating to a Takeover Proposal, or (II) solely in response to a Takeover Proposal that did not result from a breach of this Section 5.02, either or both (A) make an Adverse Recommendation Change or (B) cause the Company to enter into a Company Acquisition Agreement providing for a Takeover Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case of clause (I) or (II), only if the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in respect of any Adverse Recommendation Change not in response to a Takeover Proposal, such Adverse Recommendation Change is in response to an Intervening Event, (y) in any such case, failure to take such action in response to such Intervening Event or Takeover Proposal (as applicable) would be inconsistent with the directors’ fiduciary duties under applicable Law (after taking into account all adjustments to the terms of this Agreement that may be offered by Parent) and (z) in the case of clause (II), such Takeover Proposal constitutes a Superior Proposal; provided, however, that the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, shall not, and shall cause the Company not to, take any action set forth in clauses (I) or (II), unless (1) the Company has given Parent at least three Business Days’ prior written notice of its intention to take such action (which notice shall, in the case of clause (I), specify in reasonable detail the Intervening Event and the reasons that the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, is proposing to effect an Adverse Recommendation Change, and, in the case of clause (II), (x) specify the identity of the party making such Superior Proposal and the material terms and conditions thereof and (y) provide a copy of the most current version of the proposed agreement under which such Superior Proposal is to be consummated), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to commit in writing to effect revisions to the terms of this Agreement, the Commitment Letters or the Fee Funding Agreements, in the case of clause (II), that would cause such Superior Proposal to no longer constitute a Superior Proposal or in the case of clause (I) as would permit the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, not to effect an Adverse Recommendation Change, and (3) following the end of such notice period, the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, shall have considered in good faith such written commitment to effect revisions, and shall, after consultation with its financial advisors and outside legal counsel, have determined, in the case of clause (II), that the Superior Proposal would continue to constitute a Superior Proposal if the revisions to which Parent has committed in writing were to be given effect and, in the case of clauses (I) and (II), that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood and agreed that (x) in the case of clause (II) any change to pricing or any other material amendment or revision to the terms of such Takeover Proposal that was previously the subject of a notice hereunder (after having been determined by the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, to no longer constitute a Superior Proposal) and (y) in the case of clause (I), any material change regarding any Intervening Event shall, in each case, require the Company to deliver a new notice as provided above and provide a new notice period, except that such new notice and matching period in connection with any such amendment or revision shall be for two Business Days rather than three Business Days); and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Section 7.01 and, to the extent required under the terms of this Agreement, the Company pays or causes to be paid to Parent (or Parent’s designee) the applicable Company Termination Fee in accordance with Section 7.03 (to the extent due and payable thereunder) prior to or concurrently with such termination so long as the Company has timely requested, and Parent has provided the Company with, wire instructions for such payment.

(f) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or (iii) any similar statement or disclosure in response to any publicly disclosed Takeover Proposal that is required by applicable Law; provided, however, that neither the Board of Directors of the Company nor any duly authorized committee thereof, including the Special Committee, shall, except as expressly permitted by, and pursuant to, Section 5.02(e), effect an Adverse Recommendation Change, including in any disclosure document or communication filed, publicly issued or made in connection with compliance with such requirements.

(g) As used in this Agreement, “Acceptable Confidentiality Agreement” means (x) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements, except that such confidentiality agreement need not include standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals, or (y) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting standstill provisions or similar agreements with any Person or group of Persons to the extent reasonably necessary to allow such third party to make, negotiate, enter into a definitive agreement with respect to or consummate a negotiated non-public Takeover Proposal that was not solicited in material violation of this Section 5.02, only if (i) the Board of Directors of the Company (or any duly authorized committee thereof), after consultation with its financial advisors and outside legal counsel, have determined that the failure to so waive or release such standstill would be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) the Company notifies Parent prior to granting such waiver and provides the identity of the counterparty to whom it intends to grant such waiver; provided, that, (i) in the case of clause (x), any such confidentiality agreements may not contain any provision requiring the Company or any of its Subsidiaries to pay or reimburse the counterparty’s expenses and (ii) in each case, any such confidentiality agreement may not contain any provision that would prevent the Company from complying with its obligations pursuant to this Section 5.02 to provide any required notice (including any information required therein) to Parent with respect to a Takeover Proposal from the applicable counterparty.

(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (including through any derivative, hedging or option transactions) (i) acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company (or any duly authorized committee thereof, including the Special Committee)), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of securities representing 20% or more of the voting power of the then outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning securities representing 20% or more of the voting power of the then outstanding Company Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint-venture or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee) or securities representing 20% or more of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (v) any public announcement of a proposal or plan or intention to do any of the foregoing or any agreement or Contract to engage in any of the foregoing, in each case, other than the Merger Transactions (the transactions described in clauses (i) through (v), an “Acquisition”); provided, however, that this Agreement and the Merger Transactions shall not be deemed a Takeover Proposal.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal made after the date hereof and that did not result from a material breach of, and was not solicited in material violation of, this Section 5.02, and that is on terms that the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) would be more favorable to the Company’s stockholders than the Transactions from a financial point of view (after taking into account any written commitment from Parent to effect any revisions to the terms of the Transactions delivered in accordance with Section 5.02(e)) and (ii) is reasonably capable of being completed in accordance with the terms of such Takeover Proposal, taking into account all legal, regulatory, financial, financing and other aspects of such proposal (including the terms and sources of financing, market conditions, the form of consideration and the timing of and conditions to consummating such transaction) and of this Agreement; provided that, for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%” and shall assume the prior exchange of all OpCo Units for Company Common Stock.

(j) The Company agrees that any violation of the restrictions set forth in this Section 5.02 by any Representative of the Company or any of its Subsidiaries acting on behalf of the Company or its Subsidiaries shall be deemed to be a breach of this Agreement by the Company.

Section 5.03 Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective controlled Affiliates to use) reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to as promptly as reasonably practicable (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use (and shall cause their respective controlled Affiliates to use) reasonable best efforts to (i) take all action reasonably necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action reasonably necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) Notwithstanding anything in this Agreement to the contrary, subject to Parent considering in good faith the views and comments of the Company and its outside counsel, Parent shall, on behalf of the parties hereto (i) control the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority in connection with the Transactions and (ii) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto.

(d) In furtherance and not in limitation of the foregoing, each of the parties hereto shall (i) make (and cause their respective controlled Affiliates to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement (and in any event within 20 Business Days following the date hereof), (ii) supply (and shall cause their respective controlled Affiliates to supply) as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) use their respective reasonable best efforts to promptly take all steps reasonably necessary, proper, or advisable to obtain all consents under any Antitrust Laws or any Foreign Direct Investment Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, or advisable under such laws, so as to enable the parties hereto to consummate the Transactions as promptly as practicable, including by contesting, defending and appealing any lawsuit or other legal proceeding relating to any Restraint. Without limiting the foregoing, Parent shall use reasonable best efforts to promptly take (and shall cause its controlled Affiliates to take) all actions reasonably necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law or any Foreign Direct Investment Laws and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions. Parent shall use its reasonable best efforts to respond to and seek to resolve, in each case, as promptly as reasonably practicable, any objections asserted by any Governmental Authority with respect to the Transactions, including (A) agreeing to sell or otherwise disposing of, holding (through the establishment of a trust or otherwise), or divesting all or any portion of the business, assets or operations of Parent, Merger Sub or the Company or the business, assets or operations of the Surviving Corporation and its Subsidiaries after the Effective Time, (B) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Parent, Merger Sub or the Company or the Surviving Corporation and its Subsidiaries after the Effective Time, (C) agreeing to or otherwise becoming subject to any limitations on (I) the right of Parent to control or operate its business (including the business of the Surviving Corporation and its Subsidiaries after the Effective Time) or assets (including the assets of the Surviving Corporation and its Subsidiaries after the Effective Time), or (II) the right of Parent to exercise full rights of ownership of its business (including the business of the Surviving Corporation and its Subsidiaries after the Effective Time) or assets (including the assets of the Surviving Corporation and its Subsidiaries after the Effective Time) and (D) proposing, negotiating, committing to or agreeing to do or permitting to be done any of the foregoing, in each case as may be required in order to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable. From the date hereof until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, each of the Company, Parent and Merger Sub shall not take (and each of the Company and Parent shall cause their respective controlled Affiliates not to take) any action with the intention to, or that would reasonably be expected to, (i) materially delay or prohibit the expiration or termination of any waiting period under the HSR Act or (ii) materially increase the risk of any Governmental Authority entering a Judgment prohibiting the consummation of the transactions contemplated hereby which would prevent the satisfaction of the condition set forth in Section 6.01(a). Neither Parent nor the Company shall commit (and shall cause their respective controlled Affiliates not to commit) to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Laws or any Foreign Direct Investment Laws or enter into a timing agreement with any Governmental Authority, without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned). All filing fees under the HSR Act, any other Antitrust Laws or Foreign Direct Investment Laws shall be borne by Parent.

(e) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto shall use (and shall cause their respective controlled Affiliates to use) reasonable best efforts to (i) promptly cooperate in all respects with each other in connection with any reasonably necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, waivers, exemptions, clearances, orders, confirmations and other documents with the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before the FTC, the DOJ or any other Governmental Authority relating to the Transactions or any proceeding initiated by a private Person, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority (including by promptly sending the other parties a copy of all documents, information, correspondence or other communications) and of any material written or verbal communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws and the Confidentiality Agreements relating to the exchange of information, and to the extent reasonably practicable, promptly consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or the FTC, the DOJ or any other Governmental Authority in connection with the Transactions, other than “transaction-related documents” as that term is used in the rules and regulations under the HSR Act, (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, promptly give the other parties hereto the opportunity to attend and participate in such meetings and conferences (whether in person, by telephone or otherwise), and (v) promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, the DOJ and any other Governmental Authority. Prior to submitting any document or any information relating to the Transactions or the parties (whether formally or informally, in draft form or final form) to the FTC, the DOJ or any other Governmental Authority, a party shall provide the other parties with a reasonable opportunity to review and comment on such document or information reasonably in advance of such submission. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be); provided that materials provided pursuant to this Section 5.03 may be redacted as necessary to address reasonable privilege concerns.

Section 5.04 Public Announcements. Except (a) in respect of any Adverse Recommendation Change (including in respect of any Superior Proposal in connection therewith) or (b) in the case of, and to the extent relating to, a dispute between the parties regarding this Agreement, Parent and the Company shall consult (and shall cause their respective Affiliates to consult) with each other before issuing, and shall give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party, except to the extent required by applicable Law, Judgment, court process or the rules and regulations of the NYSE. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.04 shall not apply to (i) any press release, public statement or other disclosure made by the Company or Parent (x) in connection with any Takeover Proposal (including any “stop, look and listen” communication), Superior Proposal or Adverse Recommendation Change or (y) which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company that has not been previously announced or made public in accordance with the terms of this Agreement, (ii) with respect to Parent, any communications that are disclosures or communications to existing or prospective general or limited partners, equity holders, members, managers and investors of Parent or any Affiliates of Parent that are made in the ordinary course of business and that are subject to customary confidentiality obligations or (iii) any internal announcements to employees that are not inconsistent with the Announcement.

Section 5.05 Access to Information; Confidentiality. Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives and sources of Debt Financing reasonable access during normal business hours to the Company’s and its Subsidiaries’ Representatives, officers, employees, agents, facilities, properties, books, Contracts and records (other than any of the foregoing that the Company determines in its reasonable judgment relates to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Merger Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, regarding any Takeover Proposal or Adverse Recommendation Change) and the Company shall, and shall cause its Subsidiaries and direct its Representatives to, furnish promptly to Parent and Parent’s Representatives such information concerning its and its Subsidiaries’ businesses, personnel, assets, liabilities and properties as Parent may reasonably request (other than any information that the Company determines in its reasonable judgment relates to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Merger Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, regarding any Takeover Proposal or Adverse Recommendation Change), in each case, solely for the purposes of transition and integration planning and consummation of the Transactions; provided that Parent and its Representatives and Debt Financing Sources shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that (a) the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (i) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party, (ii) violate or prejudice the rights of its or any of its Subsidiaries’ customers, (iii) result in the disclosure of trade secrets or competitively sensitive information to third parties, (iv) result in the loss of or waive the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (v) expose the Company or any of its Subsidiaries to risk of liability for disclosure of sensitive or personal information or (vi) be materially adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Action; provided that in each such case, to the extent permitted by Law, the Company shall inform Parent as to the general nature of the access or information being restricted as a result thereof and use commercially reasonable efforts to provide such access or information in a manner that does not result in any of the outcomes described in the foregoing clauses (i) through (vi), and (b) any physical access may be limited to the extent the Company determines in good faith that providing such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 5.05 shall be directed to an executive officer or other Person designated by the Company. Until the Effective Time, all information provided will be subject to the terms of the Non-Disclosure Agreements dated as of November 4, 2025, by and between the Company and affiliates of Parent (the “Confidentiality Agreements”).

Section 5.06 Indemnification and Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case to the fullest extent permissible by applicable Law, (i) jointly and severally indemnify and hold harmless each current or former director or officer of the Company or its Subsidiaries and each other Person who at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified by the Company or its Subsidiaries pursuant to the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and such Person (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a member, director, manager, officer, employee or agent of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a member, director, manager, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee) and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and any Indemnitee.

(b) Without limiting the foregoing, from and after the Effective Time, to the fullest extent permissible by applicable Law, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation, and the Surviving Corporation shall cause the organizational documents of its Subsidiaries, to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification and exculpation, in each case, of members, managers, directors and officers than are set forth as of the date of this Agreement in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Indemnitees. In addition, from and after the Effective Time, Parent shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.06) as incurred to the fullest extent permissible by applicable Law.

(c) None of Parent, the Surviving Corporation or any of its Subsidiaries shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”) for which indemnification could be sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. From and after the Effective Time, each of Parent, the Surviving Corporation, its Subsidiaries and the Indemnitees shall reasonably cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided, however, that neither Parent nor the

Surviving Corporation or any of their Subsidiaries shall be required to provide such access or information if Parent or the Surviving Corporation, determines, in its reasonable judgment, that doing so would reasonably be expected to risk the loss of or waive the protection of any attorney-client privilege of the Surviving Corporation or its Affiliates (provided that in each such case, to the extent reasonably practicable and permitted by Law, Parent or the Surviving Corporation shall inform the Indemnitees as to the general nature of the access or information being restricted as a result thereof and use commercially reasonable efforts to provide such access or information in a manner that does not result in any of the outcomes described in the foregoing proviso).

(d) The Company shall purchase and bind a six-year prepaid “tail policy” on terms and conditions reasonably acceptable to Parent and providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions (the “D&O Tail Policy”), or, if substantially equivalent insurance coverage is unavailable, the best available coverage, subject to the last sentence of this Section 5.06(d). The D&O Tail Policy shall provide by its terms that it will survive the Merger for not less than six years covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies in effect as of the date hereof. The Surviving Corporation shall use reasonable best efforts to cause the D&O Tail Policy to be maintained in full force and effect, for its full term, and to perform all of its obligations thereunder and, if such policy is terminated or canceled nevertheless, obtain (subject to the limitations set forth in the next sentence) an alternative D&O Tail Policy on substantially similar terms as set forth in this Section 5.06(d). In no event shall the Company or the Surviving Corporation be required to pay aggregate premiums for the D&O Tail Policy for its entire period in excess of 300% of the current annual premiums paid by the Company for such insurance (the “Maximum Amount”) (it being understood and agreed that in the event the aggregate premiums necessary to procure such D&O Tail Policy exceeds the Maximum Amount, the Company shall remain obligated to provide, and the Surviving Corporation shall be obligated to obtain, as much comparable insurance as possible for aggregate premiums equal to the Maximum Amount).

(e) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter Documents, under the organizational documents of such Subsidiaries as in effect on the date of this Agreement or by contract or otherwise. From and after the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies and each Indemnitee’s heirs and representatives shall be third-party beneficiaries of this Section 5.06).

(f) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

(h) Parent’s and the Surviving Corporation’s obligations under this Section 5.06 shall continue in full force and effect from the Effective Time until the date that is six years after the Effective Time; provided, however, that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.06 shall continue in effect until the full and final resolution of such Claim.

Section 5.07 Employee Matters.

(a) From the Effective Time until the date that is twelve months after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide, to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and who remains so employed immediately following the Effective Time (the “Continuing Employees”), (i) with a base salary or wage rate, as applicable, and a target annual cash bonus opportunity (excluding any specific performance goals) that are no less favorable, in each case, than that in effect immediately prior to the Effective Time and (ii) other employee compensation and benefit plans and arrangements (excluding equity or equity-based, long-term incentive, retention, change in control, one-time or other special incentive, defined benefit pension, post-employment or retiree health and welfare and nonqualified deferred compensation benefits (collectively, “Excluded Benefits”)) to each Continuing Employee that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time (other than the Excluded Benefits). In addition, Parent and the Company shall take the actions set forth on Section 5.07(a) of the Company Disclosure Letter.

(b) With respect to all applicable employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries in which Continuing Employees are eligible to participate from and after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), but excluding those providing Excluded Benefits, for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary for the same purpose) shall be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries; provided, however, that such service need only be recognized to the same extent and for the same purpose as was credited to such Continuing Employee immediately prior to the Effective Time under the corresponding Company Plan or as otherwise required by Law and need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service.

(c) Without limiting the generality of Section 5.07(a), Parent shall, or shall cause the Surviving Corporation and its applicable Subsidiaries to, use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any group health benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such preexisting condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation or its applicable Subsidiaries to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar eligible expenses incurred by and credited to each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s corresponding deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate for the remainder of such year after the Effective Time.

(d) If the Effective Time occurs prior to the date on which the Company pays annual bonuses for fiscal year 2025, then Parent shall cause the Surviving Corporation or its applicable Subsidiary to pay a bonus to each Continuing Employee who is otherwise eligible to receive an annual bonus for such fiscal year, determined based on actual performance for fiscal year 2025 (the “Fiscal Year 2025 Bonus”) and (ii) Parent shall, or shall cause the

Surviving Corporation and its Subsidiaries to continue the annual cash-based incentive plans and programs of the Company and its Subsidiaries for fiscal year 2026 (A) based on the terms, metrics and targets in effect as of immediately prior to the Effective Time, (B) with achievement of metrics determined reasonably and in good faith by Parent or the Surviving Corporation in the ordinary course of business and (C) pay awards under such plans and programs at the same time that such annual incentive awards are typically paid in the ordinary course of business.

(e) The provisions of this Section 5.07 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.07 is intended to, or shall constitute the establishment or adoption of, or an amendment to, any employee benefit plan for purposes of ERISA or otherwise and, except as otherwise explicitly provided for in this Agreement, no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof or have the right to continued employment.

Section 5.08 Notification of Certain Matters; Stockholder Litigation. Prior to the Effective Time, Parent shall give prompt written notice to the Company, and the Company shall give prompt written notice to Parent, of (a) to the extent permitted under applicable Law, any notice or other written communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and (b) any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions. The Company shall give Parent prompt written notice of, and the opportunity to participate in the defense and settlement of, any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions, and shall keep Parent reasonably informed with respect to the status thereof. The Company shall not settle any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.09 Merger Sub Expenditures and Distributions. From the date of this Agreement until the Effective Time, (a) except in satisfaction of obligations or liabilities existing as of the date hereof and incurred in connection with or incidental to its formation, Merger Sub shall not expend funds other than in connection with the Transactions and the payment of related expenses and (b) Merger Sub shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock.

Section 5.10 Parent Vote. Parent shall, and shall cause its Affiliates to, vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the approval of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof.

Section 5.11 Other Investors. Except as would not reasonably be expected to have a Parent Material Adverse Effect, prior to the Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent, Merger Sub or any Person of which Merger Sub is a direct Subsidiary.

Section 5.12 Stock Exchange De-listing. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable, including under applicable Law and the rules and policies of the NYSE, to cause the shares of Company Class A Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time, and, prior to the Effective Time, the Company will reasonably cooperate with Parent with respect thereto.

Section 5.13 Preparation of the Proxy Statement and the Schedule 13e-3; Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement and in no event later than five Business Days after the expiration of the Go-Shop Period (including, only in those circumstances provided for by Section 5.02, the Go-Shop Extension) and subject to applicable Law, (i) the Company shall prepare the Proxy Statement in preliminary form and after consultation with, and good faith consideration of any comments made by, Parent, file it with the SEC and (ii) the Company, Parent, and Merger Sub shall jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13e-3”) relating to the Transactions; provided that in no event shall the Company be required to file with the SEC the Proxy Statement or the Schedule 13e-3 prior to the No-Shop Period Start Date (or the expiration of the Go-Shop Extension (if any)). Subject to Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the stockholders of the Company and shall include such recommendation and the Special Committee Recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent, Merger Sub and their respective Affiliates as may be reasonably requested by the Company and customary in connection with the Proxy Statement and the Schedule 13e-3 and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the Schedule 13e-3 and the resolution of any comments thereto received from the SEC. The Company shall cause the Proxy Statement, and the Company, Parent and Merger Sub shall cause the Schedule 13e-3 at the time of the mailing of the Proxy Statement and the Schedule 13e-3 or any amendments or supplements thereto and at the time of the Company Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and to comply as to form in all material respects with the Exchange Act and any applicable requirements under applicable Law, except that (A) no representation, warranty, covenant or agreement is made by the Company with respect to (i) statements made or incorporated therein relating to Parent or its Affiliates, including Merger Sub, or based on information supplied by or on behalf of Parent, Merger Sub or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement or in the Schedule 13e-3 or (ii) any financial projections or forward-looking statements and that (B) no representation, warranty, covenant or agreement is made by Parent or Merger Sub with respect to (i) statements made or incorporated therein relating to the Company or its Affiliates, or based on information supplied by or on behalf of the Company or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement or in the Schedule 13e-3 or (ii) any financial projections or forward-looking statements. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement or the Schedule 13e-3 as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company, on the one hand, and Parent, on the other hand, (i) shall advise the other in writing promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13e-3 and (ii) shall supply the other with copies of all written correspondence between the Company or Parent, as applicable, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Schedule 13e-3, as the case may be (including all comments from the SEC with respect thereto). The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement, and each of the Company, Parent and Merger Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Schedule 13e-3, and, in each case, to resolve such comments with the SEC. The Company shall use reasonable best efforts to cause the definitive Proxy Statement to be filed with the SEC and to cause the Proxy Statement and the Schedule 13e-3 to be disseminated to its stockholders as promptly as reasonably practicable after the earliest of (i) the resolution of any such comments, (ii) receiving notification that the SEC is not reviewing the preliminary Proxy Statement or (iii) the first Business Day that is 10 days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement. As promptly as reasonably practicable after the date of this Agreement (and upon the reasonable request of Parent made not more than one time every week), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholders’ Meeting will be 20 Business Days after the date the broker search is conducted. Prior to the filing of the Proxy Statement or the Schedule 13e-3 (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, (i) in the case of the Proxy Statement, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith and (ii) in the case of the Schedule 13e-3, each of Parent, the Company and Merger Sub shall provide the other party with a reasonable opportunity to review and to propose comments on such document or response and shall consider the other party’s comments in good faith.

(b) Notwithstanding any Adverse Recommendation Change but subject to Section 5.13(a) and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of the NYSE to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable following the dissemination of the Proxy Statement after the SEC confirms that it has no further comments on the Proxy Statement. Subject to Section 5.02, the Company shall use reasonable best efforts to obtain the Company Stockholder Approval. The Company shall keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of the stockholders of the Company any Takeover Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company may, after consultation with Parent, but in its sole discretion, adjourn, recess or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement or the Schedule 13e-3 that the Company has determined is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval; provided that, in the case of clauses (i), (iii) or (iv), without the written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), in no event shall the Company Stockholders’ Meeting (as so postponed or adjourned) be held on a date that is (A) more than 30 days after the date for which the Company Stockholders’ Meeting was originally scheduled or (B) less than five Business Days before the Outside Date.

(c) If at any time prior to the Company Stockholders’ Meeting any information, event or circumstance relating to the Company, Parent, Merger Sub or any of their respective Subsidiaries, or their respective officers and directors, is discovered by the Company, Parent or Merger Sub which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13e-3 so that the Proxy Statement or the Schedule 13e-3, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information, event or circumstance shall be jointly prepared and promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(d) Nothing in this Section 5.13 shall be deemed to prevent the Company or the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, from taking any action they are permitted or required to take under applicable Law, subject to Section 5.02.

Section 5.14 Financing.

(a) Prior to the Closing Date, the Company shall use reasonable best efforts to provide, and to cause its Subsidiaries and their respective Representatives to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent as is customary or reasonably necessary in connection with the consummation of the Debt Financing, including using reasonable best efforts to:

(i) furnish to Parent and the Debt Financing Sources as promptly as reasonably practicable any historical financial information and such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent that such information is reasonably available to the Company and its Subsidiaries and Representatives;

(ii) reasonably cooperate with the due diligence of any Debt Financing Source to the extent customary or reasonably required in connection with the Debt Financing;

(iii) assist in preparation for and participate in marketing efforts for the Debt Financing (including a reasonable and limited number of meetings and calls (that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing), presentations, and sessions with rating agencies, in each case, upon reasonable advance written notice from, and as reasonably requested by, Parent and at reasonable times and locations (which may be virtual) to be mutually agreed), and assist Parent in obtaining ratings in connection with the Debt Financing;

(iv) assist Parent, Merger Sub and the Debt Financing Sources with the preparation of (A) materials for rating agency presentations and (B) bank information memoranda, lender presentations, investor presentations, rating agency presentations and similar documents reasonably required for use in connection with the Debt Financing;

(v) provide reasonable and customary cooperation with Parent’s preparation of definitive financing agreements, guarantees, pledges and security documents, supplemental indentures and other customary agreements and certificates, including schedules, annexes and exhibits thereto, and, if the applicable officer, director, manager or equivalent of the Company will continue in such position following the Closing or otherwise be appointed to such position at the Closing, execute and deliver such agreements and certificates on the Closing Date, including customary certificates of the chief financial officer (or other executive officer) of the Company with respect to solvency matters substantially in the form set forth as an exhibit to the Debt Commitment Letter, and reasonably facilitate the pledging of collateral and the granting of security interests in the assets of the Company and its Subsidiaries in connection with the Debt Financing (including the delivery of all stock certificates and related powers or other possessory collateral intended to constitute collateral) (it being understood that such documents will not take effect prior to the Effective Time);

(vi) provide customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors, subject to customary confidentiality provisions, and containing a customary representation to the Debt Financing Sources, including that the public side versions of such information do not include material non-public information about the Company or its Subsidiaries or their securities; and

(vii) provide Parent and Debt Financing Sources at least four Business Days prior to the Closing with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent or the Debt Financing Sources in connection with the Debt Financing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), in each case to the extent requested in writing at least nine days in advance of the Closing.

(b) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the Company’s Subsidiaries and such use is subject to the Company’s reasonable review in advance thereof.

(c) Notwithstanding anything to the contrary contained herein, nothing in Section 5.14(a) shall require any such cooperation or assistance to the extent that it would require the Company or any of its Subsidiaries to:

(i) pledge any assets as collateral prior to the Effective Time;

(ii) pay any fee, bear any cost or expense, incur any other liability or give any indemnities to any third party or otherwise commit to take any similar action in connection with the Debt Financing prior to the Closing;

(iii) take any actions to the extent such actions would, in the Company’s reasonable judgment, (A) unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries, (B) subject any director, manager, officer, employee or Representative of the Company or any of its Affiliates to any actual or potential personal liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the organizational documents of the Company or any of its Subsidiaries, any applicable Law or Judgment or any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound (in the case of any organizational document or Contract, not entered in contemplation of this limitation), (D) require any such entity to change any fiscal period or (E) cause (x) any closing condition set forth in Article VI of this Agreement to fail to be satisfied, (y) any representation and warranty of the Company or its Subsidiaries in this Agreement to be inaccurate or (z) any other breach of this Agreement;

(iv) waive or amend any terms of this Agreement;

(v) commit to take any action under any certificate, document or instrument or enter into any definitive agreement (in each case, other than the authorization letters referenced in Section 5.14(a) above), in each case, that is not contingent upon the Closing;

(vi) provide access to or disclose information that the Company reasonably determines would risk the loss of or waive any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Company or its Affiliates (in the case of confidentiality requirements, not entered in contemplation of this limitation);

(vii) Other than with respect to the execution and delivery of the authorization letters referenced in Section 5.14(a) above, cause any director, manager or equivalent, or any officer or employee of the Company or any of its Subsidiaries to (A) pass resolutions to approve the Debt Financing or authorize the creation of any agreements, documents or actions in connection therewith or to (B) execute or deliver any certificate in connection with the Debt Financing, in each case, that are not contingent on the Closing or would be effective prior to the Closing (and in any event, no director manager or equivalent, or any officer or employee of the Company or any of its Subsidiaries who will not continue in such a position following the Closing shall be required to pass any resolution related to the Debt Financing or execute or deliver any certificate in connection with the Debt Financing);

(viii) deliver any legal opinion or negative assurance letter; or

(ix) provide or prepare (A) any financial statements (other than the financial statements that the Company files with the SEC, as and when such financial statements are so filed), (B) any pro forma financial statements, pro forma adjustments (including regarding the Debt Financing, any synergies or cost savings), projections or an as-adjusted capitalization table, (C) any description of all or any component of the Debt Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (D) risk factors relating to all or any component of the Debt Financing, (E) “segment reporting”, subsidiary financial statements or any information of the type required by Rule 309, Rule 3-10 or Rule 3-16 of Regulation S-X or (F) any information required by Regulation S-K Item 402 or by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A.

Notwithstanding anything to the contrary set forth herein, the provisions of Sections 5.14(a) and 5.14(b) and this Section 5.14(c) represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with any financing (including the Financing) to be obtained by Parent or its Affiliates in connection with the Transactions, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

(d) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with any cooperation requested by Parent pursuant to Section 5.14(a), promptly after receipt of a written request therefor from the Company after termination of this Agreement pursuant to Section 7.01. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing, the performance of their respective obligations under Section 5.14(a) and any information used in connection therewith, except to the extent such liabilities arise from (x) the gross negligence, Fraud, bad faith or willful misconduct of the Company, any of its Subsidiaries or any of its or their respective Representatives or (y) any material misrepresentation in any financial statements or information provided by the Company, any of its Subsidiaries or any of its or their respective Representatives specifically for use in the arrangement of the Financing.

(e) Subject to Section 8.08, Parent acknowledges and agrees that the obligations of Parent to consummate the Transactions are not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangement, Parent or any of its Affiliates obtaining any financing (including the Financing or any Alternative Financing) or the availability, grant, provision or extension of any financing to Parent or any of its Affiliates (including the Financing or any Alternative Financing).

Notwithstanding anything to the contrary contained herein, it is understood and agreed that the condition precedent set forth in Section 6.02(b) as applied to the Company’s obligations under Section 5.14(a) shall be deemed satisfied unless (I) the Company has breached its obligations in any material respect under Section 5.14(a), (II) Parent has notified the Company of such breach in writing in good faith, including the details of such breach and the actions necessary to cure such breach, (III) the Company has not cured such breach with a reasonably sufficient time prior to the Outside Date to consummate the Debt Financing and (IV) such breach has contributed in a material respect to the failure of the Debt Financing to be obtained.

(f) Each of Parent and Merger Sub shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the Financing on a timely basis on the terms and subject only to the conditions set forth in the Commitment Letters, including using reasonable best efforts to: (i) until the funding of the applicable Financing, maintain in effect the Commitment Letters (subject to amendment, replacement, modification and waiver in accordance with the terms hereof); (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions set forth in the Debt Commitment Letter and the Fee Letters or on other terms and subject to other conditions acceptable to Parent (provided that such other terms and conditions would not implement any Prohibited Financing Modification); (iii) satisfy on a timely basis all conditions precedent to the initial funding of the Debt Financing set forth in the Debt Commitment Letter to be satisfied by, and within the control of, Parent or Merger Sub; (iv) consummate the Financing at or prior to the Closing Date, including by using reasonable best efforts to cause the lenders and the other persons committing to fund the Financing to fund the Financing at the Closing following satisfaction of the conditions precedent to the initial funding thereof; and (v) comply in all material respects with its covenants and other obligations that are within its control under the Commitment Letters and the definitive agreements relating to the Financing. Parent and Merger Sub shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), agree to or permit any termination of or amendment or modification to be made to, or grant any waiver of any provision under, the Commitment Letters or the definitive agreements relating to the Financing if such termination, amendment, modification or waiver would (A) reduce the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into consideration the amount of the then available Financing (including all increases thereto) and available cash of the Company and its Subsidiaries), (B) impose any new condition precedent to the initial funding of the Financing or otherwise adversely amend, modify or expand any existing conditions precedent to the initial funding of the Financing set forth in the Commitment Letters in a manner that would reasonably be expected to materially delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (C) materially adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Commitment Letters or the definitive agreements with respect to the Financing (the effect described in clauses (A) through (C), collectively, the “Prohibited Financing Modifications”). Parent shall promptly deliver to the Company copies of any amendment, modification or waiver to or under any Commitment Letter.

(g) At the written request of the Company from time to time, Parent shall promptly inform the Company in reasonable detail of the status of its efforts to arrange the Debt Financing. Parent shall give the Company prompt notice of (i) any material breach, default, termination or repudiation by any party to the Debt Commitment Letter of which Parent or Merger Sub becomes aware; (ii) the receipt by Parent or Merger Sub of any written notice or other written communication from any Debt Financing Source with respect to any (A) actual, potential or threatened material breach, default, termination or repudiation by any party to the Debt Commitment Letter or (B) material dispute or disagreement between or among Parent or Merger Sub, on the one hand, and the Debt Financing Sources, on the other hand, with respect to the obligation of the Debt Financing Sources to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing); and (iii) the occurrence of an event or development that would or would reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain the Debt Financing in the amount required to satisfy the Financing Uses (after taking into consideration the amount of the then available Financing (including all increases thereto) and available cash of the Company and its Subsidiaries). As soon as reasonably practicable, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence; provided that in no event shall Parent be under any obligation to disclose any information that Parent reasonably determines would risk the loss of or waive any attorney-client privilege. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, each of Parent and Merger Sub shall, as promptly as practicable following the occurrence of such event, notify the Company’s Representative in writing of such unavailability and the reason therefor and use reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources (such financing, the “Alternative Financing”) (1) in an amount sufficient to satisfy the Financing Uses (after taking into consideration the portion of the Debt Financing that is and remains available and the amount of the Equity Financing (including all increases thereto) and available cash of the Company and its Subsidiaries), and (2) with terms not less favorable, and on conditions not less favorable, to Parent and Merger Sub (or their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letter or other terms and conditions acceptable to Parent (provided that such other terms and conditions would not implement any Prohibited Financing Modification), as promptly as reasonably practicable following the occurrence of such event; provided, that reasonable best efforts shall not require Parent to agree to economic terms, including in respect of fees and interest rates, that are less favorable to Parent and Merger Sub (or their respective Affiliates) than the economic terms of the Debt Financing as set forth in the Debt Commitment Letter and the Fee Letters, in each case as in effect on the date hereof; provided, that the failure to obtain alternative financing shall not relieve Parent or Merger Sub of any obligation hereunder. Parent shall deliver to the Company true, complete and correct copies of all debt commitment letters and related fee letters related to any Alternative Financing entered into by Parent or any of its Affiliates (in the case of fee letters, subject to redaction in the manner set forth in Section 4.05(b)). For purposes of this Agreement, references to (x) the “Financing” and “Debt Financing” shall include any such Alternative Financing and (y) the “Debt Commitment Letter” and “Commitment Letters” shall include such documents with respect to any such Alternative Financing.

(h) At least one Business Day prior to the Closing Date, the Company shall have delivered to Parent a customary payoff letter (drafts of which, the Company shall use commercially reasonable efforts to deliver to Parent no later than five (5) Business Days prior to the Closing Date), in form and substance reasonably satisfactory to Parent, duly executed by the administrative agent under the Company Credit Agreement providing for the pay off, discharge and termination of all obligations outstanding pursuant to the Company Credit Agreement as of the Closing Date (other than contingent obligations as to which no claim has been asserted and other obligations that expressly survive termination of the Company Credit Agreement) (the “Payoff Amount”), the release and termination of all guarantees with respect thereto and, to the extent applicable, release of all security interests and liens with respect thereto, in each case, subject to receipt from Parent of cash proceeds from the Financing in an amount sufficient to pay in full the Payoff Amount. Notwithstanding anything herein to the contrary, in no event shall this Section 5.14(h) require the Company or any of its Subsidiaries to cause the payoff or any other prepayment to be effective unless and until the Effective Time has occurred; it being understood and agreed that any prepayment notice required under the Company Credit Agreement may be delivered prior to the Effective Time.

Section 5.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all actions reasonably necessary or advisable to cause the dispositions of equity securities of the Company (including any derivative securities) pursuant to the Merger and the other Transactions contemplated by this Agreement by each individual who is an officer or director of the Company subject to Section 16 of the Exchange Act to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, Parent, in its sole discretion, may elect to modify this Agreement so as to provide that the consummation of the transactions contemplated hereby shall be accomplished through a tender offer and merger structure in accordance with DGCL Section 251(h) in lieu of the Merger (the “Alternative Structure”); provided that (a) the Company Stockholder Approval has not been obtained, (b) the consideration to be paid to the stockholders of the Company is not reduced in amount as a result of such modification, (c) in no event shall Parent make any filings with the SEC or other public announcement of such election prior to the No-Shop Period Start Date (or the expiration of the Go-Shop Extension (if any)) and shall not make any filing of a Schedule TO for five Business Days thereafter, (d) such Alternative Structure will not, and will not reasonably be expected, to impair the Financing and (e) such Alternative Structure will not, and will not reasonably be expected to, impede or delay the consummation of the Transactions from occurring on or prior to the Outside Date. In the event that Parent elects to implement the Alternative Structure, the parties agree, in good faith, to prepare and execute an amendment to this Agreement to reflect the Alternative Structure and any necessary modifications to the terms of the Agreement to give effect to the Alternative Structure (including all necessary or appropriate changes to the definitions of the Merger, the Surviving Corporation, the Company Stockholder Approval and such terms impacted thereby).

ARTICLE VI

Conditions to the Merger

Section 6.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger;

(b) HSR; Required Regulatory Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act as well as any timing agreement entered into with the relevant Governmental Authority in accordance with Section 5.03(d) shall have expired or been terminated; and (ii) the consents, approvals or other clearances set forth in Section 6.01(b) of the Company Disclosure Letter shall have been obtained; and

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 6.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.02(a) (Capitalization) and Section 3.06(b) (No Material Adverse Effect) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 3.02 (Capitalization) (other than Section 3.02(a)), Section 3.03 (Authority; Noncontravention) (other than Section 3.03(e)), Section 3.18 (No Shareholder Rights Agreement; Anti-Takeover Provisions), Section 3.19 (Opinion of Financial Advisor) and Section 3.20 (Brokers and Other Advisors) shall be true and correct in all material respects as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clauses (i) and (ii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct does not have and would not, individually or in the aggregate, have a Material Adverse Effect;

(b) Compliance with Covenants. The Company shall have complied with or performed, in all material respects, the obligations required to be complied with or performed by it and its Subsidiaries at or prior to the Effective Time under this Agreement;

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect; and

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(c) have been satisfied.

Section 6.03 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b) Compliance with Covenants. Parent and Merger Sub shall have complied with or performed in all material respects the obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement; and

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied.

ARTICLE VII

Termination

Section 7.01 Termination. This Agreement may be terminated, and the Transactions abandoned, at any time prior to the Effective Time (except as otherwise expressly noted), whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent;

(b) by either of the Company or Parent:

(i) if the Effective Time shall not have occurred on or prior to September 20, 2026 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.01(b)(i) shall (x) not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been the principal cause of the failure of the Effective Time to occur on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso) and (y) be subject to the proviso set forth in Section 7.01(d)(iii); provided, further, that if on the Outside Date, all the conditions to Closing, other than the conditions set forth in Section 6.01(b) or Section 6.01(a) (to the extent relating to an Antitrust Law or Foreign Direct Investment Law) and those conditions that by their nature are to be satisfied at Closing (but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), shall have been satisfied or waived, then the Outside Date shall automatically be extended for all purposes hereunder for an additional three (3) months, which date shall thereafter be deemed to be the Outside Date. If all the conditions to Closing set forth in Article VI are satisfied (except for any conditions that by their nature are to be satisfied at Closing (but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date)) on a date that occurs on or prior to the Outside Date but the Closing would thereafter occur in accordance with Section 1.02 on a date (the “Specified Date”) after the Outside Date, then the Outside Date shall automatically be extended to the Specified Date and the Specified Date shall become the Outside Date for all purposes of this Agreement; provided, that in no event shall the Specified Date be more than five Business Days after the original Outside Date;

(ii) if any Restraint having the effect set forth in Section 6.01(a) (Legal Restraints) shall be in effect and shall have become final and nonappealable; or

(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c) by Parent:

(i) if the Company shall have breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements set forth in this Agreement, which breach or failure to perform or comply (A) would give rise to the failure of a condition set forth in Section 6.02(a) (Company Representations) or Section 6.02(b) (Company Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, has not been cured by the earlier of (x) the Outside Date and (y) the date that is 45 days following receipt by the Company of written notice from Parent identifying such breach or failure to perform or comply and stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would give rise to the failure of any condition set forth in Section 6.01 or Section 6.02; or

(ii) if the Board of Directors of the Company or any duly authorized committee thereof, including the Special Committee, shall have made an Adverse Recommendation Change.

(d) by the Company:

(i) if either of Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements set forth in this Agreement, which breach or failure to perform or comply (A) (x) would give rise to a Parent Material Adverse Effect or (y) would give rise to the failure of a condition set forth in Section 6.03(a) (Parent Representations) or Section 6.03(b) (Parent Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, has not been cured by the earlier of (x) the Outside Date and (y) the date that is 45 days following receipt by Parent of written notice from the Company identifying such breach or failure to perform or comply and stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would give rise to the failure of any condition set forth in Section 6.01 or Section 6.03; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is in material breach of Section 5.02;

(ii) prior to receipt of the Company Stockholder Approval, if (A) the Company has received a Superior Proposal and (B) the Board of Directors of the Company has authorized the Company to enter into a definitive agreement to consummate a Superior Proposal (after complying with the procedures set forth in Section 5.02(e)), in order to accept a Superior Proposal and enter into a Company Acquisition Agreement substantially concurrently with such termination in accordance with Section 5.02(e)(II) (Takeover Proposals not solicited in material violation of the nonsolicitation provisions); provided that prior to or concurrently with (and as a condition to) such termination the Company pays or causes to be paid the applicable Company Termination Fee to the extent due and payable under Section 7.03(a) and in the manner provided for in this Agreement; or

(iii) if (A) all of the conditions set forth in Section 6.01 (Mutual Closing Conditions) and Section 6.02 (Conditions of Parent and Merger Sub to Closing) have been satisfied or waived in writing (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing so long as such conditions would be satisfied if the Closing Date were the date the notice in clause (B) of this Section 7.01(d)(iii) is received by Parent), (B) the Company has irrevocably confirmed in writing to Parent that (1) all conditions set forth in Section 6.03 (Conditions of the Company to Closing) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing so long as such conditions would be satisfied if the

Closing Date were the date the notice in clause (B) of this Section 7.01(d)(iii) is received by Parent) or that, to the extent permitted by Law, it is willing to irrevocably waive any unsatisfied conditions in Section 6.03, (2) the Merger is required to be consummated pursuant to Section 1.02, and (3) the Company is ready, willing and able to consummate the Merger on the date such notice is delivered and through the end of the next succeeding three Business Days, and (C) the Merger shall not have been consummated within three Business Days after the later of (1) delivery of such notice referred to in clause (B) to Parent and (2) the date the Merger was required to be consummated pursuant to Section 1.02; provided that, notwithstanding anything in Section 7.01(b)(i) (Termination at Outside Date) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 7.01(b)(i) during such three Business Day period following the notice referred to in clause (C) above.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.05 (Access to Information; Confidentiality), Section 5.14(d) (Certain Financing expense reimbursement and indemnification), this Section 7.02, Section 7.03 (Termination Fees) and Article VIII (Miscellaneous Provisions), all of which shall survive termination of this Agreement and continue in full force and effect in accordance with their respective terms), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except, subject to Section 7.03(d) (including the limitations on liability set forth therein), no such termination shall relieve the Company or Parent from liability for damages resulting from a knowing and intentional breach of this Agreement or from Fraud.

Section 7.03 Termination Fee.

(a) In the event that:

(i) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) (termination after the Outside Date), Section 7.01(b)(iii) (failure to receive the Company Stockholder Approval) or Section 7.01(c)(i) (breach of Company Representations or Covenants); provided that (A) at the time of such termination the Company shall not have been entitled to terminate this Agreement pursuant to Section 7.01(d)(iii), (B) a bona fide Takeover Proposal shall have been (1) received by the Company or (2) publicly made, proposed or communicated by a third party, in the case of both clauses (1) and (2), after the date of this Agreement, and not withdrawn, or in the event of a termination pursuant to Section 7.01(b)(iii), not publicly withdrawn, at least three Business Days prior to the Company Stockholders’ Meeting and (C) within 9 months of the date this Agreement is terminated, the Company (1) enters into a definitive agreement with respect to a Takeover Proposal and such Takeover Proposal is subsequently consummated (regardless of whether such consummation occurs within the 9 month period) or (2) consummates a Takeover Proposal; provided, that, for purposes of clauses (B) and (C) of this Section 7.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) (Adverse Recommendation Change) or (B) by the Company pursuant to Section 7.01(d)(ii) (entry into a Company Acquisition Agreement);

then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Company shall pay or cause to be paid the applicable Company Termination Fee to Parent by wire transfer of same-day funds to an account designated by Parent in writing (x) in the case of Section 7.03(a)(ii)(A), within five Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 7.03(a)(i), within two Business Days after the consummation of the Takeover Proposal referred to therein; it being understood that in no event shall the Company be required to pay or cause to be paid the applicable Company Termination Fee on more than one occasion.

As used herein, “Company Termination Fee” shall mean a cash amount equal to $241,950,000, except that “Company Termination Fee” shall mean a cash amount equal to $111,670,000 in the event that this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii) (entry into a Company Acquisition Agreement) in connection with entering into a Company Acquisition Agreement with:

(A) any Person other than a Disallowed Party at any time prior to the expiration of the Go-Shop Period; or

(B) any Excluded Party, following the expiration of the Go-Shop Period but prior to the expiration of the Go-Shop Extension.

For the avoidance of doubt, any determination as to whether any Person or group is an Excluded Party for the purposes of clause (A) above will be made at the time of submission of the applicable Takeover Proposal (or any amendment or modification to a predecessor Takeover Proposal) and for the purposes of clause (B) will be made at the time of termination of this Agreement and entry into the applicable Company Acquisition Agreement.

(b) In the event that (i) the Company terminates this Agreement pursuant to Sections 7.01(d)(i) (breach of Parent Representations or Covenants) or Section 7.01(d)(iii) (termination due to financing failures), or (ii) Parent shall terminate this Agreement pursuant to Section 7.01(b)(i) (termination on or after the Outside Date) and at such time the Company could have terminated this Agreement pursuant to either Sections 7.01(d)(i) or Section 7.01(d)(iii), then Parent shall pay or cause to be paid to the Company a termination fee of $521,130,000 in cash (the “Parent Termination Fee”) within five Business Days of such termination by wire transfer of same-day funds to an account designated in writing by the Company, it being understood that in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion.

(c) Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay or cause to be paid any amount due pursuant to this Section 7.03, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a final and non-appealable judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company, for the payment set forth in this Section 7.03, such paying party shall pay or cause to be paid to the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received (collectively, the “Recovery Costs”). Notwithstanding the foregoing, any costs and expenses payable by a party pursuant to this Section 7.03(c) shall not exceed $7,500,000 in the aggregate (the “Recovery Costs Cap”).

(d) Subject in all respects to the Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 and the reimbursement and indemnification obligations of Parent under Section 5.14(d) and Section 7.03(c), in the event this Agreement is terminated pursuant to this Article VII, payment of the Parent Termination Fee (which, for the avoidance of doubt, shall be payable to the Company solely in the circumstances described in Section 7.03(b)), shall be the sole and exclusive remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of the Company and its Subsidiaries against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (including the Equity Commitment Parties and Funding Parties, collectively, the “Parent Related Parties”) for any and all losses, damages, costs and expenses suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding anything in this Agreement to the contrary, an amount in cash equal to the sum of (i) the Parent Termination Fee plus (ii) the amount of the Company’s Recovery Costs, if any, up to the Recovery Costs Cap plus (iii) $5,000,000 shall be the maximum aggregate liability of Parent, Merger Sub and the Parent Related Parties in the event that Parent or Merger Sub fails to consummate the Transactions or otherwise fails to comply with or breaches any covenant or other obligation or representation and warranty in this Agreement, and the Company on behalf of itself and the Company Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount, including pursuant to the last sentence of this Section 7.03(d). Subject in all respects to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 and the reimbursement obligations of the Company under Section 7.03(c), in the event the applicable Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 7.03(a), payment of the applicable Company Termination Fee shall be the sole and exclusive remedy (whether at Law or in equity, whether in contract or in tort of otherwise) of the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (other than claims for Fraud). While each of the Company and Parent may pursue both a grant of specific performance in accordance with, but subject to the limitations of, Section 8.08 or other equitable relief that results in a Closing and payment of the Parent Termination Fee or the applicable Company Termination Fee, as applicable, under Section 7.03, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Parent Termination Fee or the applicable Company Termination Fee, as applicable. Notwithstanding anything herein to the contrary, in accordance with Section 261(a) of the DGCL, the Company shall, in its sole and absolute discretion and as the sole and exclusive agent for and on behalf of the stockholders of the Company, have the sole and exclusive authority to take action on behalf of the stockholders of the Company to enforce the rights of such stockholders under this Agreement, including the rights granted pursuant to this Section 7.03(d) with respect to the recovery of damages to the extent provided for therein.

(e) In connection with any loss suffered by any Parent Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which Parent is entitled to receive the applicable Company Termination Fee in accordance with Section 7.03(a) (in which case Section 7.03(d) shall apply), Parent agrees, on behalf of itself and the Parent Related Parties, that, except in the case of Fraud, the maximum aggregate monetary liability of the Company and the Company Related Parties, if any, shall be limited to the amount of the applicable Company Termination Fee, and in no event shall Parent or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Parties, and Parent on behalf of itself and the Parent Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount.

ARTICLE VIII

Miscellaneous

Section 8.01 No Survival of Representations and Warranties. None of the representations and warranties, or covenants and agreements requiring performance at or before the Effective Time, in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive from and after the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

Section 8.02 Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in any and all respects only by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval; provided, further, that any modification or amendment of this proviso of Section 8.02, the second proviso in Section 8.04, clause (v) of Section 8.06, Section 8.07(c) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.07(d) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.09 (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.16 or the definitions of Debt Commitment Letter, Debt Financing, Debt Financing Sources or Debt Financing Sources Related Parties that is materially adverse to the interests of the Debt Financing Sources Related Parties, will not be effective against the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter that have consent rights over amendments to this Agreement pursuant to the Debt Commitment Letter.

Section 8.03 Extension of Time, Waiver, etc.. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing clauses (a) through (c)); provided, however, that, following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement that would require further approval of the stockholders of the Company without such approval having first been obtained. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time (except any such assignment which would, or would reasonably be expected to, have a Parent Material Adverse Effect); provided, further, that Parent or Merger Sub will have the right to transfer, pledge or assign this Agreement as security for any financing, including, without limitation, the Debt Financing (as defined herein). No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, electronic signature, PDF or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the Exhibits attached hereto, together with the Commitment Letters, Confidentiality Agreements, and the Fee Funding Agreements, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the stockholders of the Company to receive the Merger Consideration as provided in Section 2.01; (ii) if the Effective Time occurs, the right of the holders of Equity-Based Awards and participants in the Company ESPP to receive such amounts to the extent provided for in Article II; (iii) if the Effective Time occurs, the rights of the Indemnitees (and each Indemnitee’s heirs and representatives) set forth in Section 5.06 of this Agreement; (iv) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 7.03(d) and the Company Related Parties set forth in Section 7.03(e), which are intended for the benefit of, and shall be enforceable by, the Persons referred to in clauses (i) through (iv) above, (v) each Debt Financing Sources Related Party shall be a third-party beneficiary of the second proviso in Section 8.02, the second proviso in Section 8.04, this clause (v) of Section 8.06, Section 8.07(c) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.07(d) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.09 (solely to the extent that it relates to the Debt Financing Sources Related Parties) and Section 8.16 (solely to the extent that it relates to the Debt Financing Sources Related Parties) and (vi) following the valid termination of this Agreement pursuant to Article VII, subject to Section 7.02 and the last sentence of Section 7.03(d), the right of the Company, as the sole and exclusive agent for and on behalf of the stockholders of the Company (which stockholders shall not be entitled to pursue such damages on their own behalf) (who are third party beneficiaries hereunder solely to the extent necessary for this clause (vi) to be enforceable). For the avoidance of doubt, solely for purposes of the approval and adoption of this Agreement under the DGCL, none of the Exhibits attached hereto or the Company Disclosure Letter, or the Commitment Letters, Confidentiality Agreements, or the Fee Funding Agreements, shall be deemed part of this Agreement, but shall for all other purposes have the effects provided therein and in this Agreement.

Section 8.07 Governing Law; Jurisdiction.

(a) This Agreement and all disputes, controversies or other Actions arising out of or relating to this Agreement or the Transactions, including matters of validity, construction, effect, performance and remedies, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c) Notwithstanding anything to the contrary in this Agreement, each party to this Agreement acknowledges and irrevocably agrees (i) that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party arising out of or relating to this

Agreement or the Debt Commitment Letter or the performance thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) that, except to the extent relating to the interpretation of any provisions in this Agreement (other than those applicable to the Debt Financing Sources) or the Equity Commitment Letters, any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party shall be governed by, and construed in accordance with, the Laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring any such legal action in any other court and (iv) that the provisions of this Section 8.07(c) shall apply to any such legal action.

(d) Notwithstanding anything in this Agreement to the contrary, each party hereby irrevocably and unconditionally agrees that it will not bring or support any litigation against any Debt Financing Sources Related Party in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, that the provisions of Section 8.09 relating to the waiver of jury trial shall apply to such action, suit or proceeding and that, except to the extent relating to the interpretation of any provisions in this Agreement or the Equity Commitment Letters, any such action, suit or proceeding shall be governed by and construed in accordance with the Laws of the State of New York.

Section 8.08 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions, subject to the terms and conditions of this Agreement. Subject to the express terms of this Agreement, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without posting of bond or other security, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.03 shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s and Merger Sub’s obligations to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be available only if (i) all of the conditions set forth in Sections 6.01 and 6.02 were satisfied or waived (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing, each of which are, at the time the written notice referred to in clause (iii) below is delivered by the Company, capable of being satisfied if the Closing Date were the date of such written notice and subject to the actual satisfaction of such conditions at Closing) at the time when Closing would have been required to occur pursuant to Section 1.02, (ii) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, (iii) the Company has irrevocably confirmed in a written notice delivered to Parent that (A) all of the conditions set forth in Section 6.01 and Section 6.02 were satisfied or waived (to the extent such waiver is permitted by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing, each of which are, at the time such written notice is delivered by the Company, capable of being satisfied if the Closing Date were the date of such written notice and subject to the actual satisfaction of such conditions at Closing) and (B) if specific performance is granted and the Equity Financing and Debt Financing are funded in accordance with the Commitment Letters, then the Company stands ready, willing and able to then consummate the Transactions on such date and through the end of the date such specific performance is granted (and the Company is actually so ready, willing and able during such period), and (iv) Parent and Merger Sub have failed to consummate the Closing prior to the third Business Day following the delivery of such confirmation specified in clause (iii) above (it being understood that the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby set forth in Sections 6.01 and 6.02 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the actual satisfaction of such conditions at the Closing) shall remain satisfied at the close of business on such third Business Day). The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to Law for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE DEBT COMMITMENT LETTER OR THE DEBT FINANCING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or if sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

GT Silver BidCo, Inc.

GT Silver Merger Sub, Inc.

c/o Permira Advisers LLC

320 Park Avenue, 23rd Floor

New York, NY 10022

Attention: Justin Herridge

Email: [REDACTED]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Amber Banks; Brian Mangino; Max Schleusener

Email: amber.banks@lw.com; brian.mangino@lw.com;

max.schleusener@lw.com

If to the Company, to it at:

Clearwater Analytics Holdings, Inc.

777 W. Main Street

Suite 900

Boise, Idaho 83702

Attention: Chief Legal Officer

Email: [REDACTED]

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, New York 10001

Attention: Thomas E. Dunn

     Daniel J. Cerqueira

Email:   tdunn@cravath.com

       dcerqueira@cravath.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10001

Attention: Constantine N. Skarvelis, P.C.

     David Feirstein, P.C.

     Marshall P. Shaffer P.C.

     Andrew Norwich

Email:   constantine.skarvelis@kirkland.com

      david.feirstein@kirkland.com

      marshall.shaffer@kirkland.com

      andrew.norwich@kirkland.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.11 Severability. If any term, condition or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect; provided, that the parties intend that the remedies and limitations thereon contained in Section 7.02, Section 7.03 and Section 8.08 be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases any party’s liability or obligations hereunder or under the Financing. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.12 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding anything to the contrary in this Agreement, with respect to Parent and Merger Sub, except as otherwise noted herein, the term “Affiliate” shall not include, and no provisions of this Agreement shall be applicable to, any other direct or indirect portfolio companies of investment funds or entities advised or managed by Permira Advisers, LLC, Warburg Pincus LLC, Francisco Partners Management L.P. or Temasek Holdings Private Limited.

“AI Act” means the Regulation (EU) 2024/1689 of the European Parliament and of the Council of 13 June 2024 laying down harmonised rules on artificial intelligence.

“AI Input” means in addition to any definition for “input data”, “training data”, “testing data” or any similar term under applicable Laws governing AI Technologies, any electronic materials of any nature (including data, text, numbers, images, photos, graphics, video, audio, or computer codes) used to develop, train, pre-train, refine, fine tune, distill, validate, test, or improve any AI Technology or that are otherwise processed by any AI Technologies.

“AI Technologies” means, in addition to any definition for “artificial intelligence” or “artificial intelligence system” or any similar term under applicable Laws governing AI Technologies, engineered or machine based techniques and technologies (including Software) that can infer from any input received how to generate outputs such as predictions, content, recommendations or decisions, and that may influence physical or virtual environments, (excluding conventional statistical methods, rules-based systems, and non-adaptive analytical techniques provided these are not considered “artificial intelligence” or “artificial intelligence system” or any similar term under applicable Laws governing AI Technologies) and including (i) deep learning, neural networks, machine learning, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering) or reinforcement learning, natural language processing (or large language models) and other artificial intelligence technologies, and (ii) Software, services, tools or systems for which the use of any of the foregoing technologies is a material component of their functionality.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (as amended) and any other anti-bribery or anti-corruption Law of any jurisdiction applicable to the Company or its Subsidiaries.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.

“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a labor union, trade union, works council, labor organization or other employee representative body, excluding any national, industry or similar generally applicable Contract or arrangement.

“Commitment Letters” means the Equity Commitment Letters and the Debt Commitment Letter.

“Commonly Controlled Entity” means any Person or entity that, together with the Company or any of its Subsidiaries, is or would at any relevant time be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended and/or restated, as the case may be, and as in effect on the date hereof.

“Company Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 21, 2025, by and among, the Company, certain subsidiaries of the Company party thereto, the lenders and the issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent as may be amended from time to time.

“Company IT Assets” means the IT Assets owned by the Company or any of its Subsidiaries and used in the operation of the businesses of the Company or any of its Subsidiaries.

“Company Lease” means any lease, sublease, sub-sublease, license or other occupancy agreement (written or verbal) (including any amendments, extensions, renewals, guaranties or other agreements related thereto) pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies any Leased Real Property.

“Company Plan” means each plan, Contract, program, policy, agreement or other arrangement, including those covering current or former directors, employees or individual consultants of the Company or any of its Subsidiaries (and their eligible beneficiaries and/or dependents), that is (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), other than any plan which is a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a stock option, stock purchase or other equity or equity-based agreement, program or plan, (iii) an individual employment, consulting, change-in-control, severance, retention or other similar agreement or (iv) a bonus, incentive, deferred compensation, profit-sharing, retirement (including early retirement), post-retirement, death, illness, health, welfare, paid time off, vacation, severance, redundancy or termination pay, or any other compensation, benefit or fringe benefit plan, Contract, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation, in each case, other than any plan, program, policy, agreement or arrangement that is mandated by applicable Law or is sponsored and administered by a Governmental Authority.

“Company Products” means any and all products and services, in each case, including those that make use of, incorporate or employ any AI Technologies (“Company AI Products”), of the Company or any Company Subsidiary, including software as a service (SaaS), that are as of the date hereof, or have since January 1, 2024 been, marketed, offered, sold, licensed or commercially made available or distributed by the Company or any Company Subsidiary.

“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other legally binding agreement (whether written or oral).

“Copyright” is defined in the definition of Intellectual Property.

“Data Act” means Regulation (EU) 2023/2854 of the European Parliament and of the Council of 13 December 2023 on harmonised rules on fair access to and use of data.

“Debt Commitment Letter” shall mean the executed commitment letter, dated the date hereof, from the Debt Financing Sources party thereto, including all exhibits, schedules and annexes thereto (all as may be amended, replaced, supplemented, modified and waived in accordance with the terms hereof), pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to provide the aggregate amounts set forth therein for the purposes described therein (the “Debt Financing”).

“Debt Financing” is defined in the definition of Debt Commitment Letter.

“Debt Financing Sources” shall mean the Persons that have committed to provide or arrange any debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Commitment Letter or alternative debt financings in connection with the Transactions, and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto.

“Debt Financing Sources Related Party” means the Debt Financing Sources together with their respective Affiliates, and the respective directors, officers, employees, partners, members, managers, agents, advisors, controlling persons, and the other representatives, successors and assigns of each of the foregoing.

“Disallowed Party” means any Person that (i) received access to a data room hosted by the Company, including but not limited to the Project Cascade data room hosted on Datasite, in connection with a proposed Acquisition in which such Person would act in a principal capacity, (ii) executed a confidentiality agreement with the Company or any of its Subsidiaries in respect of a proposed Acquisition in which such Person would act in a principal capacity, in each case of clauses (i) and (ii), in the six months prior to the date hereof or (iii) receives equity or debt financing to fund their proposed Acquisition from any Person that is a Disallowed Party under the foregoing clauses (i) or (ii).

“Domain Name” is defined in the definition of Intellectual Property.

“Encumbrance” means any pledge, lien, charge, mortgage, deed of trust, security interest, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect, third-party right or encumbrance of any kind or nature.

“Equity Commitment Letters” shall mean the executed equity commitment letters, dated as of the date hereof, from the Equity Commitment Parties, including all annexes, exhibits, schedules and other attachments thereto (all as may be amended, replaced, supplemented, modified and waived in accordance with the terms hereof), pursuant to which the Equity Commitment Parties have, subject to the terms and conditions set forth therein, committed to provide equity financing to Parent in an amount set forth therein (the “Equity Financing”).

“Equity Financing” is defined in the definition of Equity Commitment Letters.

“Equity Plans” means the Clearwater Analytics Holdings, Inc. 2021 Omnibus Incentive Plan and the Enfusion, Inc. 2021 Stock Option and Incentive Plan, each as may be amended from time to time.

“Equity-Based Awards” means, collectively, Company RSUs (including Director RSUs), Company PSUs, and Company Stock Options.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EU/UK Privacy Laws” means, as applicable: (i) the General Data Protection Regulation 2016/679 (the “GDPR”); (ii) the Privacy and Electronic Communications Directive 2002/58/EC; (iii) the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019 (together with the DPA, the “UK GDPR”), and the Privacy and Electronic Communications Regulations 2003; and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements any of the above or which otherwise relates to data protection, privacy or the use of Personal Information.

“Excluded Party” means any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the No-Shop Period Start Date, represent at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the expiration of the Go-Shop Period (for the avoidance of doubt, not including during any Go-Shop Extension), a Takeover Proposal that the Board of Directors of the Company (or any duly authorized committee thereof) determines, in good faith and after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal; provided, however, that any Person shall immediately and irrevocably cease to be an Excluded Party if, at any time after the No-Shop Period Start Date, the Takeover Proposal submitted by such Person is withdrawn or terminated or the Board of Directors of the Company (or any duly authorized committee thereof) determines that such Takeover Proposal no longer is, or no longer would reasonably be expected to lead to, a Superior Proposal. A Person or group shall cease to be an Excluded Party when the condition set forth in the parenthetical in the immediately preceding sentence is no longer satisfied with respect to such Person or group. For the avoidance of doubt, in no event shall any Disallowed Party be an Excluded Party, and in no event shall any Excluded Party include as part of a group of Persons any Disallowed Party.

“Financing” means the Debt Financing and the Equity Financing.

“Foreign Direct Investment Laws” means any Law regulating foreign investment screening, national security or trade regulation.

“Fraud” means Delaware common law fraud of any Person in connection with the representations and warranties set forth in Article III and Article IV or the certificates delivered pursuant to Section 6.02(d) or Section 6.03(c) as applicable.

“GAAP” means generally accepted accounting principles in the U.S., consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, regulatory, taxing, executive or judicial governmental entity (in each case including any self-regulatory organization) or arbitral body (public or private), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means intellectual property rights, in each case in any jurisdiction throughout the world, including the following: (a) any patent or patent application, together with, all extensions, adjustments, renewals, divisionals, continuations, continuations-in-part, reissues and reexaminations thereof (collectively, “Patents”); (b) any trademark, service mark, trade dress, logo or other indicia of origin, together with the goodwill associated with any of the foregoing, and any application, registration or renewal thereof (collectively, “Trademarks”); (c) works of authorship whether or not copyrightable and copyrights (including rights in Software and databases) whether or not registered or sought to be registered (collectively, “Copyrights”); (d) any internet domain name and registrations thereof (“Domain Name”); (e) any trade secret, confidential know-how or other confidential and proprietary information, in each case, that is protected as a ‘trade secret’ or other similar concept under applicable Laws (collectively, “Trade Secrets”); (f) social media accounts, identifiers, and designations; and (g) any and all registrations and applications for registration relating to any of the foregoing.

“Intervening Event” means any effect, change, fact, circumstance, development, event or occurrence with respect to the Company and its Subsidiaries, taken as a whole, that, irrespective of when such effect, change, fact, circumstance, development, event or occurrence occurred, was not known or reasonably foreseeable by the Special Committee (or if known, the consequences of which were not known or reasonably foreseeable (with respect to magnitude or material consequences) to the Special Committee as of the date of this Agreement) as of or prior to the date of this Agreement, which event, development, change, effect or occurrence becomes known to the Special Committee prior to the Company Stockholders’ Meeting; provided that, for the avoidance of doubt, (i) the fact in and of itself that the Company meets or exceeds projections, forecasts or estimates for any period, (ii) any changes in and of themselves in the price of the Company Class A Common Stock or the trading volume thereof after the date of this Agreement or (iii) the receipt, existence or terms of an actual or possible Takeover Proposal, shall not be taken into account in determining the existence of an Intervening Event (provided, however, that such fact shall not prevent the underlying causes thereof or contributors thereto from being taken into account in determining the existence of an Intervening Event).

“IRS” means the Internal Revenue Service.

“IT Assets” means computer and other information technology systems, including hardware, Software, computer systems, databases and documentation, reference and resource materials relating thereto.

“Knowledge” means (i) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 8.12(b) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge after reasonable inquiry of any of the officers or directors of Parent or Merger Sub.

“Leased Real Property” means any real property that is leased, subleased, sub-subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries from any third party (in each case whether as tenant, sublandlord, subtenant or by other occupancy arrangement).

“Material Adverse Effect” means any effect, change, fact, circumstance, development, event or occurrence that, individually or in the aggregate (a) would, or would reasonably be expected to, prevent or materially delay, interfere with, hinder or impair the consummation by the Company of the Merger Transactions in accordance with the terms hereof or (b) has had, or would be reasonably expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that, in the case of clause (b) only, none of the following, and no effect, change, fact, circumstance, development, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, fact, circumstance, development, event or occurrence (A) generally affecting the industry in which the Company and its Subsidiaries operate or the economy, credit, financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) to the extent arising out of, resulting from or attributable to (1) changes in Law or in GAAP, or any changes in the interpretation or enforcement of any of the foregoing, in each case, after the date of this Agreement, or any changes in general legal, regulatory, political or social conditions after the date of this Agreement, (2) (x) the identity of Parent, Merger Sub or their Affiliates or (y) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Sections 3.03(d) and 3.04 or the condition to closing in Section 6.02(a) as it relates to any such representation or warranty), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this

Agreement or the Merger Transactions, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism or cyberterrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism or cyberterrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, pandemic events or other force majeure events, (5)(x) any action taken by the Company or its Subsidiaries that is required by this Agreement, (y) any action taken (or omitted to be taken) with Parent’s written consent or at Parent’s written request or (z) the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement (provided that clause (z) shall not apply to any action omitted to be taken pursuant to Section 5.01 unless the Company has requested to take an action that is prohibited by Section 5.01 and Parent has unreasonably withheld, delayed or conditioned its written consent to such action), (6) any change or prospective change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of the Company and (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8)) is a Material Adverse Effect); provided further, however, that any effect, change, fact, circumstance, development, event or occurrence referred to in clause (A) or clauses (B)(1), (3), or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, fact, circumstance, development, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Merger Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger, but excluding, in any event, the Financing.

“NIS 2 Directive” means Directive (EU) 2022/2555 on measures for a high common level of cybersecurity across the Union, amending Regulation (EU) No 910/2014 and Directive (EU) 2018/1972 and repealing Directive (EU) 2016/1148, and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements the foregoing directive.

“OpCo LLC” means CWAN Holdings, LLC, a Delaware limited liability company.

“OpCo LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of OpCo LLC dated as of September 28, 2021.

“OpCo Units” means Class A Common Units of OpCo LLC.

“Open Source Software” means any computer Software program whose source code is published and made available under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Owned Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Cash Award” means an award received in substitution for the cancellation of an award of Unvested Company RSUs or Unvested Company PSUs providing the holder thereof with the opportunity to be paid an amount in cash equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Class A Common Stock subject to such award of Unvested Company RSUs or Unvested Company PSUs (with the number of shares of Company Class A Common Stock subject to Unvested Company PSUs determined assuming achievement of the applicable performance goals or metrics at maximum levels).

“Parent Material Adverse Effect” means any effect, change, fact, circumstance, development, event or occurrence that, individually or in the aggregate, would, or would reasonably be expected to, prevent or materially delay, interfere with, hinder or impair the consummation by Parent or Merger Sub of any of the Transactions in accordance with the terms hereof.

“Patent” is defined in the definition of Intellectual Property.

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar non-monetary Encumbrances of record affecting title to such real property which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use, utility or value of the applicable real property or otherwise materially impair the present or reasonably contemplated business operations at such location, (ii) zoning, entitlement, building and other land use regulations regulating the use or occupancy of such real property or activities conducted thereon imposed by Governmental Authorities having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iii) statutory Encumbrances for Taxes not yet due and payable or the amount or validity of which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iv) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances granted or which arise in the ordinary course of business for amounts which are not yet due and payable, (v) Encumbrances arising under or with respect to any original purchase price conditional sales contract entered into in the ordinary course of business and not in violation of this Agreement, (vi) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vii) non-exclusive licenses granted in the ordinary course of business, (viii) Encumbrances discharged at or prior to the Effective Time and (ix) such other Encumbrances that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Encumbrance or imperfection.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means (i) all information or data that relates to, identifies, or could reasonably identify, directly or indirectly, a particular natural individual, or (ii) “personally identifiable information”, “personal information”, “personal data” or similar terms as defined under applicable Privacy Laws.

“Registered Company Intellectual Property” means all Patent registrations and applications therefor, Trademark registrations and applications therefor, Copyright registrations and applications therefor and Domain Name registrations included in the Owned Company Intellectual Property.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Software” means all (i) computer software programs and other software, including all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form including libraries, subroutines and other components thereof, (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections and (iii) developer, user and training documentation relating to any of the foregoing.

“Subsidiary”, when used with respect to any Person, means (i) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (ii) of which such Person or one of its Subsidiaries is a general partner or managing member.

“Tax Returns” mean any reports, returns, information returns, filings, claims for refund or other information filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Taxes” means all United States federal, state, local, and non-United States taxes, imposts, levies, withholdings or other like assessments or charges, in each case in the nature of a tax (including taxes based upon or measured by gross receipts, income, profits, sales, use or occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes) imposed by a Governmental Authority, whether disputed or not, together with all interest, penalties and additions imposed with respect to such amounts.

“Trade Secret” is defined in the definition of Intellectual Property.

“Trademark” is defined in the definition of Intellectual Property.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.

“TUPE” means the U.K. Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

The following terms are defined in the section of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Acceptable Confidentiality Agreement	5.02(g)
Acquisition	5.02(h)
Action	3.07
Adverse Recommendation Change	5.02(e)
Agreement	Preamble
Alternative Financing	5.14(g)
Alternative Structure	5.16
Announcement	5.04
Appraisal Shares	2.07(a)
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Book-Entry Share	2.01(c)
Capitalization Date	3.02(a)
Certificate of Merger	1.03
Claim	5.06(c)
Class C Common Stock	3.02(a)
Class D Common Stock	3.02(a)
Closing	1.02
Closing Date	1.02
Commitment Letters	5.14(g)
Company	Preamble
Company Acquisition Agreement	5.02(e)
Company Board Recommendation	Recitals
Company Class A Common Stock	Recitals
Company Common Stock	2.01(b)
Company Disclosure Letter	Article III

Terms Not Defined in this Section 8.12	Section
Company ESPP	2.05
Company PSU	2.03(a)
Company Related Parties	7.03(d)
Company RSU	2.03(a)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Company Stock Option	2.03(b)
Company Stock Option Consideration	2.03(b)
Company Stockholder Approval	3.03(d)
Company Stockholders’ Meeting	5.13(b)
Company Termination Fee	7.03(a)(ii)
Confidentiality Agreements	5.05
Continuing Employees	5.07(a)
Current Offering Period	2.05
D&O Tail Policy	5.06(d)
Data Partners	3.14(a)
Data Security Requirements	3.14(a)
DGCL	Recitals
Director RSU	2.03(a)
DOJ	5.03(e)
DTC	2.02(b)(i)
Effective Time	1.03
Environmental Laws	3.12
Equity Commitment Parties	Recitals
Equity Commitment Party	Recitals
Exchange	1.07(a)(ii)
Exchange Act	3.04
Exchange Fund	2.02(a)
Excluded Benefits	5.07(a)
Fee Funding Agreements	4.06
Fee Letters	4.05(b)
Filed SEC Documents	Article III
Financing	5.14(g)
Financing Uses	4.05(f)
Fiscal Year 2025 Bonus	5.07(d)
Foreign Employee Plan	3.10(i)
FTC	5.03(e)
Funding Parties	Recitals
Funding Party	Recitals
Go-Shop Extension	5.02(a)
Go-Shop Period	5.02(a)
Indebtedness	5.01(b)(v)
Indemnitee	5.06(a)
Indemnitees	5.06(a)
IP Contracts	3.13(c)
J.P. Morgan	3.19(b)
Judgment	3.07
Laws	3.08(a)
Malicious Code	3.14(c)
Material Adverse Effect	4.07
Material Contract	3.16(a)

Terms Not Defined in this Section 8.12	Section
Maximum Amount	5.06(d)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
Merger Sub Stockholder Approval	Recitals
No-Shop Period Start Date	5.02(b)
NYSE	3.04
Outside Date	7.01(b)(i)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	6.03(a)
Parent Related Parties	7.03(d)
Parent Termination Fee	7.03(b)
Paying Agent	2.02(a)
Payoff Amount	5.14(h)
Permits	3.08(b)
Preferred Stock	3.02(a)
Privacy Laws	3.14(a)
Prohibited Financing Modifications	5.14(f)
Proxy Statement	3.04
Recovery Costs	7.03(c)
Recovery Costs Cap	7.03(c)
Restraints	6.01(a)
Risk Factors	Article III
Sanctioned Countries	3.08(f)
Sanctioned Persons	3.08(f)
Sanctions	3.08(e)
Schedule 13e-3	5.13(a)
SEC	3.04
Secretary of State of Delaware	1.03
Securities Act	3.02(c)
Share Certificate	2.01(c)
Solvent	4.07
Special Committee	Recitals
Special Committee Recommendation	Recitals
Specified Date	7.01(b)(i)
Superior Proposal	5.02(i)
Surviving Corporation	1.01
Takeover Law	3.18(b)
Takeover Proposal	5.02(h)
Top Customers	3.16(a)(xii)
Top Vendors	3.16(a)(xii)
Trade Controls	3.08(e)
Unvested Company PSUs	2.03(c)
Unvested Company RSUs	2.03(c)
Vested Company PSU	2.03(a)
Vested Company RSU	2.03(a)
Vested Company RSU/PSU Consideration	2.03(a)
WARN Act	3.11(d)

Section 8.13 Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.

Section 8.14 Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 8.15 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (x) posted to the “Cascade” electronic datasite hosted by Datasite on behalf of the Company at least one Business Day prior to the execution of this Agreement or (y) included in the Filed SEC Documents. The words “ordinary course of business” (or phrases of similar import), when used in this Agreement, shall be deemed to include actions taken or omitted to be taken by the Company or a Subsidiary of the Company in the ordinary course of such Person’s business consistent with past practice (including, for the avoidance of doubt, with respect to quantity and frequency). All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References herein to any statute includes all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference to “days” means calendar days unless Business Days are expressly specified.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.16 Non-Recourse; Release. Notwithstanding anything to the contrary contained herein, each Company Related Party and Parent Related Party (other than Parent, Merger Sub and their respective Affiliates in respect of rights, claims, or causes pursuant to the Debt Commitment Letter or the definitive agreements relating to the Debt Financing) waives any rights or claims against any Debt Financing Source in its capacity as a Debt Financing Source in connection with this Agreement, the Debt Commitment Letter and the Debt Financing or any of the transactions contemplated hereby or thereby, agrees not to commence any Action against any Debt Financing Source in its capacity as the same in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or any of the transactions contemplated hereby or thereby, and agrees to cause any such Action asserted against a Debt Financing Source to the extent asserted by the Company Related Parties against a Debt Financing Source acting in its capacity as the same in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or any of the transactions contemplated hereby or thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have liability for any claims or damages to any Company Related Party or Parent Related Party (other than the Parent, Merger Sub and their respective Affiliates in respect of any rights, claims or causes pursuant to the Debt Commitment Letter or the definitive agreements relating to the Debt Financing) in its capacity as a Debt Financing Source in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Debt Financing Source or otherwise.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GT SILVER BIDCO, INC.

By:
Name:
Title:

GT SILVER MERGER SUB, INC.

By:
Name:
Title:

CLEARWATER ANALYTICS HOLDINGS, INC.

By:	/s/ Sandeep Sahai
Name: Sandeep Sahai
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GT SILVER BIDCO, INC.

By:	/s/ Peter Flynn
Name:	Peter Flynn
Title:	President and Chief Executive Officer

GT SILVER MERGER SUB, INC.

By:	/s/ Peter Flynn
Name:	Peter Flynn
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Surviving Company Certificate of Incorporation

[REDACTED]

Exhibit A – Form of Surviving Company Certificate of Incorporation

Annex B

December 20, 2025

Special Committee of the Board of Directors

Clearwater Analytics Holdings, Inc.

777 W. Main Street

Boise, Idaho 83702

Members of the Special Committee of the Board of Directors:

We understand that Clearwater Analytics Holdings, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) by and among the Company, GT Silver BidCo, Inc. (“Purchaser”) and GT Silver Merger Sub, Inc., a wholly-owned subsidiary of Purchaser (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Transaction”), with the Company surviving the Transaction as a wholly-owned subsidiary of Purchaser, and pursuant to the Transaction each outstanding share of Class A common stock of the Company, par value $0.001 per share (such shares, the “Shares”) (excluding certain shares specified in the Agreement) will be converted into the right to receive an amount in cash equal to $24.55 per share (the “Consideration”), without interest and subject to any withholding of taxes required by applicable law. The terms and conditions of the Transaction are fully set forth in the Agreement.

You have asked us for our opinion as to the fairness, from a financial point of view, to the holders of the Shares of the Consideration to be received by such holders in the Transaction. In arriving at the opinion set forth below, we have, among other things:

(i)	reviewed certain publicly available information concerning the business, financial condition and operations of the Company;

(ii)	reviewed certain internal information concerning the business, financial condition and operations of the Company prepared and furnished to us by the management of the Company;

(iii)

reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections that were prepared by or at the direction of and approved for our use by the management of the Company (collectively, the “Projections”);

(iv)

held discussions with members of senior management of the Company concerning, among other things, their evaluation of the Transaction and the Company’s business, operating and regulatory environment, financial condition, prospects and strategic objectives;

(v)	reviewed the historical market prices and trading activity for the Shares;

(vi)	compared certain publicly available financial and stock market data for the Company with similar information for certain other companies that we deemed to be relevant;

(vii)	compared the proposed financial terms of the Transaction with publicly available financial terms of certain other business combinations that we deemed to be relevant;

(viii)	reviewed a draft, dated December 19, 2025, of the Agreement; and

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(ix)	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof. We have assumed, with your consent, that the Projections and the assumptions underlying the Projections, and all other financial analyses, estimates and forecasts provided to us by the Company’s management, have been reasonably prepared in accordance with industry practice and represent the Company management’s best currently available estimates and judgments as to the business and operations and future financial performance of the Company. We assume no responsibility for and express no opinion as to the Projections, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to us by the Company’s management. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements made available to us. We have relied, with your consent, on the Company management’s representations and/or projections regarding taxable income, standalone net operating loss utilization and other tax attributes of the Company. We have further relied, with your consent, upon the assurances of the management of the Company that they are not aware of any facts that would make the information, representations and projections provided by them inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct, and we were not asked to conduct, a physical inspection of any of the properties or assets of the Company. At your direction, we did not conduct, nor did we assume any responsibility for conducting, any independent evaluation or appraisal of the assets or the liabilities (contingent, derivative, off-balance sheet, or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency or fair value of the Company under any applicable laws.

We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respects from the draft reviewed by us and that the consummation of the Transaction will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, no delay, limitation, restriction or condition will be imposed on the Company or Purchaser or the contemplated benefits of the Transaction that would adversely affect our analysis in any respect material thereto. We have also assumed that the representations and warranties made by the Company, Purchaser and Merger Sub in the Agreement are and will be true and correct in all respects material to our analysis. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.

We have not considered the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage and our opinion does not address the underlying decision by the Company to engage in the Transaction. Our opinion is limited to the fairness as of the date hereof, from a financial point of view, to the holders of the Shares of the Consideration to be received by such holders in the Transaction, and our opinion does not address any other aspect or implication of the Transaction, the Agreement, or any other agreement or understanding entered into in connection with the Transaction or otherwise. We further express no opinion or view as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. We also express no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of the Shares or otherwise.

Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We express no opinion as to the prices or trading ranges at which the Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Transaction or as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due.

This opinion has been approved by a fairness committee of PJT Partners LP in accordance with established procedures. This opinion is provided to the Special Committee of the Board of Directors of the Company (the “Special Committee”), in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction only and is not a recommendation as to any action the Special Committee should take with respect to the Transaction or any aspect thereof. This opinion does not constitute a recommendation to any holder of the Shares as to how any stockholder should vote or act with respect to the Transaction or any other matter. This opinion is not to be quoted, referenced, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors, including any committee thereof, or the Company, without our prior written approval. However, a copy of this opinion may be included, in its entirety, as an exhibit to any proxy, information statement or Schedule 14D-9 the Company is required to file with the Securities and Exchange Commission and distribute to its stockholders in connection with the Transaction. Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval.

We are acting as financial advisor to the Special Committee with respect to the Transaction and will receive fees from the Company for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).

In the ordinary course of our and our affiliates’ businesses, we and our affiliates may provide investment banking and other financial services to the Company, Purchaser or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of this opinion, we and certain of our affiliates are advising or have advised: (i) through our restructuring and special situations group, an entity in which Permira Advisers LLC (together with its affiliates and portfolio companies, “Permira”, and each, a “Permira Entity”) maintains a significant investment in connection with transactions unrelated to the Company or the Transaction for which we have received fees which were paid by a third party, and may receive additional fees in the future, (ii) through our restructuring and special situations group, a Permira Entity in connection with a transaction unrelated to the Company or the Transaction for which we have received fees which were paid by such Permira Entity, (iii) a Permira Entity in connection with a commercialization transaction for which we have received fees paid by such Permira Entity, (iv) a special committee of the board of directors of an entity in which a Permira Entity maintains a significant investment, which was independent of Permira, in connection with a proposed share repurchase and served as a co-manager to such entity in connection with a secondary offering for which we received fees paid by such entity, (v) Warburg Pincus LLC in connection with a potential strategic transaction that did not ultimately proceed for which we received no fees and (vi) through our restructuring and special situations group, portfolio companies of Francisco Partners Management, L.P. in connection with various transactions unrelated to the Company or the Transaction, for which we have received fees which were paid by such entities or their respective affiliates. We and our affiliates have not advised, or received fees from, the Company or Temasek Holdings Private Limited during this period.

*  *  *

Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Consideration to be received by the holders of the Shares in the Transaction is fair to such holders from a financial point of view.

Very truly yours,

PJT Partners IP

Annex C

December 20, 2025

The Board of Directors

Clearwater Analytics Holdings, Inc.

777 W. Main Street

Suite 900

Boise, Idaho 83702

USA

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $0.001 per share (the “Company Common Stock”) (other than the holders of the Excluded Shares (as defined below)), of Clearwater Analytics Holdings, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly owned subsidiary of GT Silver BidCo, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and its subsidiary, GT Silver Merger Sub, Inc. (“Merger Sub”), the Company will become a wholly owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than (a) shares of Company Common Stock held in treasury or owned by the Acquiror or Merger Sub and (b) Appraisal Shares (as defined in the Agreement) (the foregoing clauses (a) and (b), collectively, the “Excluded Shares”), will be converted into the right to receive $24.55 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated December 20, 2025 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror and Merger Sub in the Agreement will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock (other than the holders of the Excluded Shares) in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as sole bookrunner on equity offerings in November 2024 and March 2024 and as financial advisor on the Company’s acquisition of Enfusion in April 2025. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with portfolio companies of Permira Advisers LLC, a significant stockholder of the Company and a significant affiliate of the Acquiror (“Permira”), for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to Permira portfolio companies. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Warburg Pincus LLC, a significant affiliate of the Acquiror (“Warburg”), for which we and such affiliates have received customary compensation. Such services during such period have included acting as lead arranger and lead left bookrunner on a credit facility in April 2024. In addition, during the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Warburg portfolio companies for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting, debt underwriting and financial advisory services to Warburg portfolio companies. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with portfolio companies of Francisco Partners Management LP, a significant affiliate of the Acquiror (“Francisco”), for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication and financial advisory services to Francisco portfolio companies. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with portfolio companies of Temasek Holdings Private Limited, a significant affiliate of the Acquiror (“Temasek”), for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, equity underwriting and financial advisory services to Temasek portfolio companies. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, Permira portfolio companies, Warburg (and portfolio companies of Warburg), Francisco portfolio companies and Temasek portfolio companies, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company and Temasek for our own account or for the accounts of customers and, accordingly, we likely hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock (other than the holders of the Excluded Shares) in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC U037211

Preliminary Proxy Card [GRAPHIC APPEARS HERE] P.O. BOX 8016, CARY, NC 27512-9903 Clearwater Analytics Holdings, Inc. For Stockholders of record as of [ ], 2026 [ ], 2026 [], Eastern Time Special Meeting to be held live via Internet - please visit www.proxydocs.com/CWAN for more details.  YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: [ ], Eastern Time, [ ], 2026 This proxy is being solicited on behalf of the Board of Directors Internet: [GRAPHIC APPEARS HERE]www.proxypush.com/CWAN Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote [GRAPHIC APPEARS HERE]Phone: 1-866-523-4394 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions [GRAPHIC APPEARS HERE]Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided [GRAPHIC APPEARS HERE]Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/CWAN The undersigned hereby appoints Sandeep Sahai and Alphonse Valbrune (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Clearwater Analytics Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

[GRAPHIC APPEARS HERE] Please make your marks like this: [GRAPHIC APPEARS HERE] THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 Clearwater Analytics Holdings, Inc. Special Meeting of Stockholders 1. To adopt the Agreement and Plan of Merger, dated as of December 20, 2025, by and among GT Silver BidCo, Inc., a Delaware corporation (“Parent”), GT Silver Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Clearwater Analytics Holdings, Inc. (the “Company”), pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the “Merger”). 2. To approve by, advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the consummation of the Merger. 3. To approve any adjournment of the Special Meeting of Stockholders, if a quorum is present and if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor at the time of the Special Meeting of Stockholders to approve Proposal 1. FOR AGAINST ABSTAIN BOARD OF DIRECTORS RECOMMENDS FOR FOR FOR You must register to attend the meeting online and/or participate at www.proxydocs.com/CWAN Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date